As filed with the U.S. Securities and Exchange Commission on June 21, 2021
Registration No. 333-253976

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Rodgers Silicon Valley Acquisition Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6770 (Primary Standard Industrial Classification Code Number)	85-3174357 (I.R.S. Employer Identification No.)
535 Eastview Way
Woodside, CA 94062
Telephone: (650)722-1753
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Thurman J. Rodgers
Chief Executive Officer
535 Eastview Way Woodside, CA 94062
Telephone: (650)722-1753

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Mitchell Nussbaum Tahra Wright Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000 Fax: (212) 407-4990	Matthew B. Hemington John T. McKenna Miguel J. Vega Cooley LLP 3175 Hanover Street Palo Alto, California 94304 Tel: (650) 843-5000 Fax: (650) 849-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company and emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock(1)	105,000,000	N/A	$187,448.25	$20.50
Total	105,000,000	N/A	$187,448.25	$20.50(4)

(1)
Based on the maximum number of shares of common stock, $0.0001 par value per share (“Common Stock”), of the registrant issuable upon a business combination (the “Business Combination”) involving Rodgers Silicon Valley Acquisition Corp. (“RSVAC”) and Enovix Corporation. (“Enovix”). This number is based on the 105,000,000 shares of Common Stock issuable as consideration in connection with the Business Combination to holders of common stock of Enovix and the holders of rights to acquire common stock of Enovix under any Enovix equity incentive plan or Enovix warrants.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Enovix, a Delaware corporation, is a private company, no market exists for its securities, and Enovix has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Enovix securities expected to be exchanged in the Business Combination, including Enovix securities issuable upon the exercise of options.

(3)
Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.

(4)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED JUNE 21, 2021
PROXY STATEMENT FOR SPECIAL MEETING OF
RODGERS SILICON VALLEY ACQUISITION CORP.
AND
PROSPECTUS FOR SHARES OF COMMON STOCK OF
RODGERS SILICON VALLEY ACQUISITION CORP.
Rodgers Silicon Valley Acquisition Corp.
535 Eastview Way
Woodside, CA 94062
To the Stockholders of Rodgers Silicon Valley Acquisition Corp.:
You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of Rodgers Silicon Valley Acquisition Corp., which is referred to as “RSVAC.” The Special Meeting will be held on July 12, 2021, at 10:00 a.m. Eastern time, via a virtual meeting. In light of the novel coronavirus (referred to as “COVID-19”) pandemic and to support the well-being of RSVAC’s stockholders and partners, the Special Meeting will be completely virtual. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. RSVAC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.
As we previously announced, on February 22, 2021, RSVAC entered into a Merger Agreement, by and among RSVAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of RSVAC (“Merger Sub”), and Enovix Corporation, a Delaware corporation (“Enovix”). At the Special Meeting, RSVAC’s stockholders will be asked to vote on the following proposals related to the Merger Agreement and the transactions contemplated thereby (the “Business Combination”), as more fully described (and defined) in the accompanying proxy statement/prospectus: (i) the Business Combination Proposal; (ii) the Nasdaq Proposal; (iii) the Charter Amendment Proposal; (iv) the Advisory Charter Proposals ; (v) the Directors Proposal; (vi) the Incentive Plan Proposals; and (vii) if necessary, the Adjournment Proposal. The Merger Agreement provides for the merger of Merger Sub with and into Enovix, with Enovix continuing as the surviving entity. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Business Combination (the “Effective Time”):
(i)   all shares of Enovix’s common stock, par value $0.001 per share (the “Enovix Stock”) issued and outstanding immediately prior to the Effective Time (after conversion of the outstanding preferred stock of Enovix as contemplated by the Merger Agreement), whether vested or unvested, will be converted into the right to receive the Merger Consideration Shares (as defined below), with each stockholder of Enovix Stock being entitled to receive its pro rata share of the Merger Consideration Shares;
(ii)   all options to purchase shares of Enovix Stock under Enovix’s existing equity incentive plans (the “Enovix Options”) issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed and become an option to purchase such number of shares of RSVAC Common Stock equal to the option holder’s respective pro rata share of the Merger Consideration set forth in the equityholder allocation schedule (as defined in the Merger Agreement); and
(iii)   all warrants to purchase shares of Enovix Stock (the “Enovix Warrants”) issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed and become a warrant to purchase such number of shares of RSVAC Common Stock equal to the warrant holder’s respective pro rata share of the Merger Consideration set forth in the equityholder allocation schedule (as defined in the Merger Agreement).
Following completion of the Business Combination and assuming no holders of Common Stock underlying the units (the “Public Shares”) sold in the RSVAC IPO (as defined below) elect to redeem their shares, Rodgers Capital, LLC (the “Sponsor”), the public stockholders, the PIPE Financing (as defined below) investors and other holders of Enovix capital stock (the “Enovix Equityholders”) will own approximately 4.0%, 16.0%, 8.0% and 72.0% of the outstanding common stock of the Combined Entity (as defined below), respectively. These percentages are calculated based on a number of assumptions (described in the accompanying proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Merger Agreement.
The consummation of the Business Combination is contingent on approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, and the Director Proposal, each pursuant to votes fully described in the accompanying proxy statement.
RSVAC Common Stock, Units (as defined below) and Public Warrants (as defined below) are currently listed on the Nasdaq Capital Market under the symbols “RSVA,” “RSVAU” and “RSVAW,” respectively.
Pursuant to the Current Charter (as defined below), RSVAC is providing its public stockholders with the opportunity to redeem, upon the Closing, shares of its Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to RSVAC to pay its taxes) of RSVAC’s initial public offering (the “RSVAC IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $230 million on June 11, 2021, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal.
Due to his position as a stockholder and member of the board of directors of Enovix, Mr. Thurman J. “T.J.” Rodgers, RSVAC’s Chief Executive Officer and Chairman of the Board, recused himself as part of the process that had been agreed by all RSVAC directors from both board discussions and the board vote regarding the business combination with Enovix. After careful consideration, the disinterested members of the board of directors of RSVAC have unanimously approved and adopted the Merger Agreement and the transactions contemplated therein and unanimously recommends that RSVAC stockholders vote “FOR” adoption and approval of the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Directors Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Advisory Proposals and “FOR” the Incentive Plan Proposals presented to RSVAC stockholders in this proxy statement/prospectus, and “FOR” the Adjournment Proposal, if presented. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that the directors and officers of RSVAC have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
RSVAC is providing this proxy statement/prospectus and accompanying proxy card to RSVAC stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Whether or not you plan to attend the Special Meeting, RSVAC urges you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “Risk Factors” beginning on page 34.
Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting online, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, and the Charter Amendment Proposal are approved at the Special Meeting.
On behalf of RSVAC’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Thurman J. Rodgers
Chief Executive Officer
Rodgers Silicon Valley Acquisition Corp.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated                 , 2021 and is first being mailed to the stockholders of RSVAC on or about                 , 2021.

Rodgers Silicon Valley Acquisition Corp.
535 Eastview Way
Woodside, CA 94062
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF RODGERS SILICON VALLEY ACQUISITION CORP.
To Be Held On July 12, 2021
To the Stockholders of Rodgers Silicon Valley Acquisition Corp.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Rodgers Silicon Valley Acquisition Corp., a Delaware corporation (“RSVAC,” “we,” “our” or “us”), will be held on July 12, 2021, at 10:00 a.m., Eastern time, via live webcast at the following address https://www.cstproxy.com/rodgerscap/sm2021. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. RSVAC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You are cordially invited to attend the Special Meeting for the following purposes:
1.
Proposal 1 — The Business Combination Proposal — to adopt and approve (a) the Agreement and Plan of Merger, dated as of February 22, 2021 (the “Merger Agreement”), by and among Rodgers Silicon Valley Acquisition Corp., a Delaware corporation (“RSVAC”), RSVAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of RSVAC (“Merger Sub”), and Enovix Corporation, a Delaware corporation (“Enovix”), pursuant to which Merger Sub will merge with and into Enovix, with Enovix surviving the merger as a wholly owned subsidiary of RSVAC and (b) such merger and the other transactions contemplated by the Merger Agreement (the “Business Combination”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Business Combination (the “Effective Time”):

a.
all shares of Enovix Common Stock (the “Enovix Stock”) issued and outstanding immediately prior to the Effective Time (after conversion of the outstanding preferred stock of Enovix as contemplated by the Merger Agreement), whether vested or unvested, will be converted into the right to receive the Merger Consideration Shares, with each stockholder of Enovix Stock being entitled to receiving its pro rata share of the Merger Consideration Shares set forth in the equityholder allocation schedule (as defined in the Merger Agreement);

b.
all options to purchase shares of Enovix Stock under Enovix’s existing equity incentive plans (the “Enovix Options”) issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed and become an option to purchase such number of shares of RSVAC Common Stock equal to the option holder’s respective pro rata share of the Merger Consideration set forth in the equityholder allocation schedule (as defined in the Merger Agreement), which shall be reserved for future issuance upon the exercise of such assumed options, upon substantially the same terms and conditions as in effect with respect to such option immediately prior to the Effective Time; and

c.
all warrants to purchase shares of Enovix Stock (the “Enovix Warrants”) issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed and become a warrant to purchase such number of shares of RSVAC Common Stock equal to the warrant holder’s respective pro rata share of the Merger Consideration set forth in the equityholder allocation schedule (as defined in the Merger Agreement), which shall be reserved for future issuance upon the exercise of such assumed warrants, upon substantially the same terms and conditions as in effect with respect to such warrant immediately prior to the Effective Time.

We refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement is attached to the proxy statement/prospectus as Annex A.
2.
Proposal 2 — The Nasdaq Proposal — To approve, for purposes of complying with the applicable listing rules of the Nasdaq Capital Market (the “Nasdaq Rules”), (a) the issuance of 105,000,000 shares of Common Stock to the Enovix Equityholders and (b) the issuance and sale of 12,500,000 shares of Common Stock in the private offering of securities to certain investors in connection with the consummation of the Business Combination (the “Nasdaq Proposal”).
3.
Proposal 3 — The Charter Amendment Proposal — To approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal and the Incentive Plan Proposals and the consummation of the Business Combination, an amendment and restatement of the Current Charter, as set out in the draft amended and restated version of the Current Charter appended to this proxy statement/prospectus as Annex B (the “Proposed Certificate of Incorporation”), for the following amendments (collectively, the “Charter Amendment Proposal”):

a.
to amend the name of the public entity to “Enovix Corporation” from “Rodgers Silicon Valley Acquisition Corp.”;

b.
to eliminate certain provisions related to the purpose of special purpose acquisition corporations that will no longer be relevant following the Closing;

c.
to increase the authorized shares of the Combined Entity to 1,000,000,000 authorized shares of common stock and increase the authorized shares of “blank check” preferred stock that the Combined Entity’s board of directors could issue to discourage a takeover attempt to 10,000,000 shares;

d.
to eliminate the current limitations in place on the corporate opportunity doctrine;

e.
to increase the required vote thresholds for approving amendments to the certificate of incorporation and bylaws to 66-2/3%;

f.
to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act; and

g.
to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

4.
Proposal 4 — The Advisory Charter Proposals — To approve and adopt, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Proposed Certificate of Incorporation, as compared to our Current Charter, which are being presented in accordance with the requirements of the SEC as five separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

a.
Advisory Charter Proposal A — authorize the issuance of up to 1,000,000,000 shares of common stock, par value $0.0001 per share.

b.
Advisory Charter Proposal B — authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by the Combined Entity’s Board to increase the number of outstanding shares and discourage a takeover attempt.

c.
Advisory Charter Proposal C — that the Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.

d.
Advisory Charter Proposal D — provide that any amendment to certain provisions of the Proposed Certificate of Incorporation will require the approval of the holders of at least 66 2/3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

e.
Advisory Charter Proposal E — provide that any amendment to the Combined Entity’s bylaws will require the approval of the holders of at least 66 2/3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

f.
Advisory Charter Proposal F — modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act.

5.
Proposal 5 — The Directors Proposal — To vote to elect, effective as of the consummation of the Business Combination, Mr. Harrold Rust, Ms. Betsy Atkins, Mr. Emmanuel T. Hernandez, Mr. Dan McCranie, Mr. Michael Petrick, Mr. Gregory Reichow and Mr. T.J. Rodgers, to serve on the Combined Entity’s Board (we refer to this proposal as the “Directors Proposal”);

6.
Proposal 6 — The Equity Incentive Plan Proposal — To approve and adopt the 2021 Equity Incentive Plan (the “Equity Incentive Plan”) a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Equity Incentive Plan Proposal”); and

7.
Proposal 7 — The ESPP Proposal — To approve and adopt the 2021 Employee Stock Purchase Plan (the “ESPP”) a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “ESPP Proposal”, and together with the Equity Incentive Plan Proposal, the “Incentive Plan Proposals”); and

8.
Proposal 8 — The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal or the Incentive Plan Proposals. We refer to this proposal as the “Adjournment Proposal” and, together with the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals and the Incentive Plan Proposals, as the “Proposals.”

Only holders of record of RSVAC Common Stock at the close of business on June 11, 2021 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of RSVAC stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of RSVAC for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
Pursuant to RSVAC’s Charter, RSVAC is providing RSVAC public stockholders with the opportunity to redeem, upon the Closing, shares of RSVAC Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account that holds the proceeds (including interest not previously released to RSVAC to pay its taxes) of the RSVAC IPO. For illustrative purposes, based on funds in the Trust Account of approximately $230 million on June 11, 2021, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of Common Stock included in the Units sold in the RSVAC IPO. Holders of RSVAC’s outstanding Public Warrants and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. RSVAC’s Sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of RSVAC Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor owns 20% of the issued and outstanding shares of RSVAC Common Stock. RSVAC’s Sponsor, directors and officers have agreed to vote any shares of RSVAC Common Stock owned by them in favor of the Business Combination Proposal.
The approval of the Charter Amendment requires the affirmative vote of a majority of the issued and outstanding shares of RSVAC Common Stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposals and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of RSVAC Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of RSVAC Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting. If the Business Combination Proposal is not approved, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, and the Incentive Plan Proposals will not be presented to the RSVAC stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Incentive Plan Proposals are preconditions to the consummation of the Business Combination. RSVAC’s board of directors has already approved the Business Combination.
As of June 11, 2021, there was approximately $230 million in the Trust Account. Each redemption of shares of RSVAC Common Stock by its public stockholders will decrease the amount in the Trust Account. Net tangible assets will be maintained at a minimum of $5,000,001 upon consummation of our initial business combination.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares please call us at (650) 722-1753.
                  , 2021
By Order of the Board of Directors
Thurman J. Rodgers
Chief Executive Officer

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by RSVAC (File No. 333-253976) (the “Registration Statement”), constitutes a prospectus of RSVAC under Section 5 of the Securities Act, with respect to the shares of Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting of RSVAC stockholders at which RSVAC stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.
RSVAC files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read RSVAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact our proxy solicitor at:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor, New York, NY 10018
Phone: +1 800-322-2885
Fax: +1 212-929-0308
Email: proxy@mackenziepartners.com
If you are a stockholder of RSVAC and would like to request documents, please do so by July 2, 2021 to receive them before the RSVAC special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

ii

INTERESTED DIRECTOR AND STOCKHOLDER
Mr. Thurman J. “TJ” Rodgers, RSVAC’s Chief Executive Officer and Chairman of the Board, is a member of the board of directors of Enovix, and owns, through a trust, approximately 11.3% of all issued and outstanding Enovix common stock (on a fully-diluted and as-converted to common stock basis). Due to his position as a stockholder and member of the board of directors of Enovix, Mr. Rodgers recused himself as part of the process that had been agreed by all RSVAC directors from both Board discussions and Board vote regarding the business combination with Enovix. As further detailed below, although Mr. Rodgers participated in due diligence meetings and PIPE Financing meetings, and related business meetings with respect to Enovix, Mr. Rodgers was never present at, and did not participate in, any RSVAC Board meetings where merger negotiations, deliberations or valuations regarding Enovix took place. In this document, the words “unanimous,” “unanimously” and similar words, when referencing Board action, mean the unanimous vote of the disinterested members of the Board.
FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “RSVAC” refer to Rodgers Silicon Valley Acquisition Corp.
In this document:
“Board” means the board of directors of RSVAC.
“Business Combination” means the business combination pursuant to the Merger Agreement.
“Charter” or “Current Charter” means RSVAC’s current amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on December 1, 2020.
“Closing” means the closing of the Business Combination.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Entity” means RSVAC after Enovix becomes a wholly-owned subsidiary of RSVAC.
“Combined Entity’s Board” means the board of directors of the Combined Entity.
“Effective Time” means the time at which the Business Combination became effective pursuant to its terms.
“Enovix” means Enovix Corporation, a Delaware corporation.
“Enovix Equityholders” refers to the holders of equity interests in Enovix as of the time immediately before the Business Combination.
“Founders Shares” means the outstanding shares of our Common Stock held by the Sponsor, our directors and affiliates of our management team since September 2020.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 22, 2021, by and among RSVAC, Merger Sub and Enovix.
“Merger Consideration” and “Merger Consideration Shares” means the 105,000,000 shares of Common Stock to be issued as part of the consideration for the Business Combination.
“PIPE Financing” refers to the sale of shares of newly issued Common Stock in a private placement concurrent with the Business Combination.
“Placement Warrants” means the warrants issued in the Private Placement to the Sponsor.
“Private Placement” means the private placement consummated simultaneously with the RSVAC IPO in which RSVAC issued to the Sponsor the Placement Warrants.
“Proposals” means the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Incentive Plan Proposals and the Adjournment Proposal.

“Public Shares” means Common Stock underlying the Units sold in the RSVAC IPO.
“Public Warrants” means warrants underlying the Units issued in the RSVAC IPO, each of which entitles the holder to purchase one share of Common Stock at a price of $11.50 per share.
“Redemption” means the right of the holders of Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.
“RSVAC” means Rodgers Silicon Valley Acquisition Corp.
“RSVAC Common Stock” or “Common Stock” means common stock of RSVAC, $0.0001 par value.
“RSVAC IPO” means RSVAC’s initial public offering.
“Special Meeting” means the special meeting of the stockholders of RSVAC, to be held on       , 2021, at 10:00 a.m., Eastern time, via live webcast at the following address         .
“Sponsor” means Rodgers Capital, LLC, a Delaware limited liability company.
“Trust Account” means the Trust Account of RSVAC, which holds the net proceeds of the RSVAC IPO and the sale of the Placement Warrants, together with interest earned thereon, less amounts released to pay franchise and income tax obligations.
“Unit” means a unit consisting of one share of Common Stock and one-half of one Public Warrant.
“Warrants” means, collectively, the Public Warrants and the Placement Warrants.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of RSVAC stockholders. The following questions and answers do not include all the information that is important to stockholders of RSVAC. We urge the stockholders of RSVAC to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.
Q.
Why am I receiving this proxy statement/prospectus?

A.
RSVAC stockholders are being asked to consider and vote upon a proposal to adopt the Merger Agreement, among other proposals. RSVAC has entered into the Merger Agreement as a result of which Merger Sub, a wholly owned subsidiary of RSVAC, shall merge with and into Enovix with Enovix surviving such merger, and as a result of Enovix will become a wholly-owned subsidiary of RSVAC. We refer to this merger as the “Business Combination.” Subject to the terms of the Merger Agreement and customary adjustments to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of RSVAC set forth therein, the aggregate consideration for the Business Combination and related transactions is expected to be approximately $1.05 billion to be paid by the issuance of an aggregate of 105,000,000 shares of the Combined Entity common stock (at a deemed value of $10.00 per share). We refer to such aggregate amount as the “Aggregate Purchase Price.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.
Below are proposals on which RSVAC stockholders are being asked to vote.
1.
The Business Combination Proposal — To consider and vote upon a proposal to adopt and approve the Merger Agreement by and among RSVAC, Merger Sub and Enovix, and approve the transactions contemplated thereby, including the Business Combination, as a result of which Enovix will become a wholly-owned subsidiary of the Combined Entity and all the outstanding shares of Enovix common stock will be exchanged for shares of RSVAC Common Stock;

2.
The Nasdaq Proposal — To approve, for purposes of complying with the applicable listing rules of the Nasdaq Capital Market (the “Nasdaq Rules”), (a) the issuance of 105,000,000 shares of Common Stock to the Enovix Equityholders and (b) the issuance and sale of 12,500,000 shares of Common Stock in the private offering of securities to certain investors in connection with the consummation of the Business Combination (the “Nasdaq Proposal”);

3.
The Charter Amendment Proposal — To approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal and the Incentive Plan Proposals and the consummation of the Business Combination, an amendment and restatement of RSVAC’s Charter, as set forth in the draft Amended Charter appended to this proxy statement/prospectus as Annex B for the following:

a.
to amend the name of the public entity to “Enovix Corporation” from “Rodgers Silicon Valley Acquisition Corp.”;

b.
to eliminate certain provisions related to the purpose of special purpose acquisition corporations that will no longer be relevant following the Closing;

c.
to increase the authorized shares of the Combined Entity to 1,000,000,000 authorized shares of common stock and increase the authorized shares of “blank check”

preferred stock that the Combined Entity’s Board could issue to discourage a takeover attempt to 10,000,000 shares;
d.
to eliminate the current limitations in place on the corporate opportunity doctrine;

e.
to increase the required vote thresholds for approving amendments to the certificate of incorporation and bylaws to 66-2∕3%;

f.
to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act; and

g.
to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

4.
The Advisory Charter Proposals  —  To approve and adopt, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Proposed Certificate of Incorporation, as compared to our Current Charter, which are being presented in accordance with the requirements of the SEC as five separate sub-proposals:

a.
Advisory Charter Proposal A — authorize the issuance of up to 1,000,000,000 shares of common stock, par value $0.0001 per share.

b.
Advisory Charter Proposal B — authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by the Combined Entity’s Board to increase the number of outstanding shares and discourage a takeover attempt.

c.
Advisory Charter Proposal C — that the Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.

d.
Advisory Charter Proposal D — provide that any amendment to certain provisions of the Proposed Certificate of Incorporation will require the approval of the holders of at least 66 2/3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

e.
Advisory Charter Proposal E — provide that any amendment to the Combined Entity’s bylaws will require the approval of the holders of at least 66 2/3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

f.
Advisory Charter Proposal F — modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act.

5.
The Directors Proposal — To vote to elect, effective as of the consummation of the Business Combination Mr. Harrold Rust, Ms. Betsy Atkins, Mr. Emmanuel T. Hernandez, Mr. Dan McCranie, Mr. Michael Petrick, Mr. Gregory Reichow and Mr. Thurman J. “T.J.” Rodgers, to serve on the Combined Entity’s Board;

6.
Equity Incentive Plan Proposal — To approve and adopt, the Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex C;

7.
ESPP Proposal — To approve and adopt, the Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement as Annex D; and

8.
The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special

Meeting to a later date or dates if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals or the Incentive Plan Proposals.
Q:
Are the proposals conditioned on one another?

A:
Unless the Business Combination Proposal is approved, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal and the Incentive Plan Proposals will not be presented to the stockholders of RSVAC at the Special Meeting. The Adjournment Proposal does not require the approval of the Business Combination Proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If RSVAC does not consummate the Business Combination and fails to complete an initial business combination by December 4, 2022, RSVAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.

Q:
What will happen in the Business Combination?

A:
At the Closing, Merger Sub will merge with and into Enovix, with Enovix surviving such merger as the surviving entity. Upon consummation of the Business Combination, Enovix will become a wholly-owned subsidiary of RSVAC. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by RSVAC’s public stockholders and the proceeds from the PIPE Financing will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:
What equity stake will current stockholders of RSVAC and Enovix Equityholders hold in the Combined Entity after the Closing?

A:
It is anticipated that, upon completion of the Business Combination, RSVAC’s public stockholders (other than the PIPE Financing investors) will retain an ownership interest of approximately 16.0% in the Combined Entity, the PIPE Financing investors will own approximately 8.0% of the Combined Entity (such that public stockholders, including PIPE Financing investors, will own approximately 24.0% of the Combined Entity), the Sponsor will retain an ownership interest of approximately 4.0% in the Combined Entity and the Enovix Equityholders will own approximately 72.0% of the outstanding common stock of the Combined Entity. The ownership percentage with respect to the Combined Entity following the Business Combination does not take into account (i) the redemption of any shares by RSVAC’s public stockholders, (ii) Public Warrants that may remain outstanding following the Business Combination or (iii) the issuance of any shares upon Closing under the Equity Incentive Plan, which is intended to be adopted following consummation of the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by RSVAC’s existing stockholders in the Combined Entity will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Q.
Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.
Yes. Due to Mr. Rodgers’ position as a board member and stockholder of Enovix, the Board obtained a fairness opinion from ThinkEquity, an independent investment banking firm that is a FINRA member. ThinkEquity concluded that the transaction was fair to RSVAC’s stockholders from a financial point of view. RSVAC had not previously engaged ThinkEquity for any matters and had no prior relationship with ThinkEquity. RSVAC paid ThinkEquity a non-contingent, fixed fee of $225,000 as compensation for the delivery of the fairness opinion.

Q:
What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of RSVAC of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, and the Directors Proposal (the “Condition Precedent Proposals”). The Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Incentive Plan Proposals are subject to and conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Incentive Plan Proposals. For a summary of the conditions that must be satisfied or waived prior to the Closing, see the section titled “The Business Combination Proposal — The Merger Agreement.”

Q:
Why is RSVAC providing stockholders with the opportunity to vote on the Business Combination?

A:
Under the Current Charter, RSVAC must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of RSVAC’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, RSVAC has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, RSVAC is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their Public Shares in connection with the Closing.

Q:
Are there any arrangements to help ensure that the Combined Entity will have sufficient funds to operate its business after the consummation of the Business Combination?

A:
Yes. RSVAC entered into subscription agreements dated as of February 22, 2021, with the PIPE Financing investors, pursuant to which, among other things, RSVAC agreed to issue and sell, in a private placement to close immediately prior to the Closing, an aggregate of 12,500,000 shares of RSVAC common stock for $14.00 per share for a total of $175,000,000. Those shares have an aggregate market value of approximately $250,000,000, based on the closing price of RSVAC’s Common Stock of $20.00 on Nasdaq as of the Record Date.

RSVAC will agree that it (or its successor) will file with the SEC a registration statement registering the resale of the shares purchased in the PIPE Financing and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable.
The proceeds from the Trust Account that are not utilized to pay expenses of RSVAC in connection with the Business Combination and the proceeds from the PIPE Financing will be retained by the Combined Entity and used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. Our charter requires that we have at least $5,000,001 in net tangible assets upon the consummation of our initial business combination and the Merger Agreement requires that after the closing of the Business Combination, the Combined Entity has at least $175,000,000 in cash from the Trust Account and the PIPE Financing.
Q:
How many votes do I have at the Special Meeting?

A:
RSVAC stockholders are entitled to one vote at the Special Meeting for each share of RSVAC Common Stock held of record as of June 11, 2021, the record date for the Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were 28,750,000 outstanding shares of RSVAC Common Stock.

Q:
What vote is required to approve the proposals presented at the Special Meeting?

A:
The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding RSVAC Common Stock as of the Record Date. Accordingly, an RSVAC stockholder’s failure to vote by proxy or to vote online at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposals and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of RSVAC Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot, and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of RSVAC Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot, and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting. A RSVAC stockholder’s failure to vote by proxy or to vote online at the Special Meeting will not be counted towards the number of shares of RSVAC Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Nasdaq Proposal, the Directors Proposal, the Incentive Plan Proposals and Adjournment Proposal. The approval of the Advisory Charter Proposals is not a precondition to the consummation of the Business Combination.
If the Business Combination Proposal is not approved, the Nasdaq Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal and the Incentive Plan Proposals will not be presented to the RSVAC stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Incentive Plan Proposals are preconditions to the consummation of the Business Combination.
Q:
May RSVAC, the Sponsor or RSVAC’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:
In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of RSVAC’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of RSVAC shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:
What constitutes a quorum at the Special Meeting?

A:
Holders of a majority of the shares of capital stock of RSVAC issued and outstanding and entitled to vote, represented in person, virtual attendance or by proxy, shall constitute a quorum at the Special Meeting. In the absence of a quorum, the stockholders present by virtual attendance or represented by proxy shall have power to adjourn the Special Meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. As of the Record Date, 14,375,001 shares of RSVAC Common Stock would be required to achieve a quorum.

Q:
How will the Sponsor, directors and officers vote?

A:
The Sponsor, as RSVAC’s initial stockholder, and certain individuals, each of whom is a member of RSVAC’s Board and/or management team (“Insiders”) have agreed to vote his, her or its Founders Shares and all shares of RSVAC Common Stock owned by the Sponsor or such Insider, respectively, in favor of the Business Combination. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and Insiders agreed to vote their Founders Shares and other shares of RSVAC Common Stock in accordance with the majority of the votes cast by RSVAC’s public stockholders.

Q:
What interests do RSVAC’s current officers and directors have in the Business Combination?

A:
The Sponsor, members of RSVAC’s Board and its executive officers have interests in and benefits arising from the completion of the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests and benefits include:

•
The fact that Mr. Thurman J. “TJ” Rodgers, RSVAC’s Chief Executive Officer and Chairman of the Board, is a member of the board of directors of Enovix, and owns, through a trust, approximately 11.3% of all issued and outstanding Enovix common stock (on a fully-diluted and as-converted to common stock basis);

•
A total of $1,425,000 from RSVAC’s IPO was held outside of the Trust Account for working capital expenses. To date, RSVAC has spent $652,000 for accounting, audit, legal D&O insurance and other filing fees and expenses. RSVAC also projects to spend $750,000 towards the Business Combination with Enovix. If an initial business combination is not consummated, RSVAC’s Sponsor will not receive reimbursement for any out-of-pocket expenses incurred to the extent that such expenses exceed the amount of available proceeds that were held outside of the Trust Account from the RSVAC IPO and Private Placement;

•
If an initial business combination is not completed by December 4, 2022, RSVAC will be required to liquidate. In such event, the Founders Shares held by our Sponsor, which were acquired for an aggregate purchase price of $25,000 will be worthless, as the Sponsor does not have liquidation rights with respect to the Founders Shares. The Founders Shares had an aggregate market value of approximately $115,000,000 based on the closing price of RSVAC’s Common Stock of $20.00 on Nasdaq as of June 11, 2021;

•
The fact that certain directors of RSVAC are members of the Sponsor and own units of the Sponsor that will convert into Founders Shares and Placement Warrants upon a distribution of the Sponsor’s assets to its members. As a result, the following directors of RSVAC have the right to obtain securities of RSVAC:

(i) Mr. Hernandez will receive 460,000 Founders Shares, which have an aggregate market value of approximately $9,200,000 based on the closing price of RSVAC Common Stock of $20.00 as of June 11, 2021 on Nasdaq (the “RSVAC Common Stock Closing Price”) and 500,000 Placement Warrants, which have an aggregate market value of approximately $4,105,000 based on the closing price of RSVAC Warrants of $8.21 as of June 11, 2021 on Nasdaq (the “RSVAC Warrant Closing Price”); (ii ) Mr. McCranie will receive 450,000 Founders Shares, which have an aggregate market value of approximately $9,000,000 based on the RSVAC Common Stock Closing Price and 500,000 Placement Warrants, which have an aggregate market value of approximately $4,105,000 based on the RSVAC Warrant Closing Price; (iii) Mr. Gomo will receive 295,000 Founders Shares, which have an aggregate market value of approximately $5,900,000 based on the RSVAC Common Stock Closing Price and 300,000 Placement Warrants, which have an aggregate market value of approximately $2,463,000 based on the RSVAC Warrant Closing Price; (iv) Mr. Malchow will receive 262,500 Founders Shares, which have an aggregate market value of approximately $5,250,000 based on the RSVAC Common Stock Closing Price and 250,000 Placement Warrants, which have an aggregate market value of approximately $2,052,500 based on the RSVAC Warrant Closing Price; and (v) Ms. Hung will receive 262,500 Founders Shares, which have an aggregate market value of approximately $5,250,000 based on the RSVAC Common Stock Closing Price and 250,000 Placement Warrants, which have an aggregate market value of approximately $2,052,500 based on the RSVAC Warrant Closing Price. The balance of the units in the Sponsor are held by the Rodgers Massey Revocable Living Trust, of which Mr. Rodgers is trustee, and are convertible into 4,020,000 Founders Shares, which have an aggregate market value of approximately $80,400,000 based on the RSVAC Common Stock Closing Price and 4,200,000 Placement Warrants, which have an aggregate market value of approximately $34,482,000 based on the RSVAC Warrant Closing Price. These interests may influence RSVAC’s directors in making their recommendation that you vote in favor of the approval of the Business Combination;

•
If an initial business combination is not completed by December 4, 2022, the 6,000,000 Placement Warrants that were purchase by our Sponsor for $6,000,000 will be worthless. Such Placement Warrants had an aggregate market value of approximately $49,260,000, based on the closing price of RSVAC Warrants of $8.21 on Nasdaq as of June 11, 2021, and the shares of RSVAC Common Stock underlying the Placement Warrants had an aggregate market value of approximately $115,000,000 based on the closing price of RSVAC Common Stock of $20.00 on Nasdaq as of June 11, 2021;

•
If the Business Combination is completed, Thurman J. “TJ” Rodgers, Emmanuel Hernandez, and John D. McCranie, three of the current RSVAC directors, will be appointed to serve as members of the Combined Entity’s Board and expect to receive compensation for services in an amount to be determined by the Combined Entity’s Board following the consummation of the Business Combination;

•
The fact that in May 2021, Enovix issued a secured promissory note in the principal amount of $15,000,000 to the Rodgers Massey Revocable Living Trust dtd 4/4/11 (the “Bridge Note”) of which Mr. Rodgers is trustee. The proceeds from the Bridge Note are intended to provide working capital funds to help support the operations of Enovix. The Bridge Note accrues interest on a monthly basis at a rate of 7.5% per annum, payable in kind by adding such amount to the principal amount outstanding under the Bridge Note on each monthly anniversary of the issuance of the Bridge Note. The Bridge Note has a maturity date of the earlier of (i) October 25, 2021 and (ii) the closing of the Business Combination. Upon the closing of the Business Combination, Enovix intends to repay the principal amount and any accrued and unpaid interest under the Bridge Note with funds from the PIPE Financing and the Trust Account. If the Business Combination does not close by October 25, 2021, Enovix may not have sufficient funds to repay the loan and will need to pursue a forbearance arrangement with the lender or some other arrangement to meet its obligations under the Bridge Note;

•
While he received no remuneration for his services from RSVAC, and was not an officer nor a director of RSVAC, Mr. Reichow was previously a member of the RSVAC Technical Advisory Board and is currently a member of the Enovix Board of Directors; and

•
The fact that the Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial business combination.

Q:
What happens if I sell my shares of Common Stock before the Special Meeting?

A:
The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:
What happens if I vote against the Business Combination Proposal?

A:
Pursuant to the Current Charter, if the Business Combination Proposal is not approved and RSVAC does not otherwise consummate an alternative business combination by December 4, 2022, RSVAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:
Do I have redemption rights?

A:
Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with RSVAC’s Charter. As of June 11, 2021, based on funds in the Trust Account of approximately $230 million, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of RSVAC Common Stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to RSVAC’s transfer agent prior to the Special Meeting. See the section titled

“Special Meeting of RSVAC Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your shares of RSVAC Common Stock “FOR” or “AGAINST” the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:
How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must check the box on the enclosed proxy card to elect redemption, and (iii) prior to 5:00 PM, Eastern time, on July 8, 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn:    Mark Zimkind
E-mail:  mzimkind@continentalstock.com
Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the shares of RSVAC Common Stock included in the Units sold in the RSVAC IPO, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.
Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is RSVAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, RSVAC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with RSVAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to RSVAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that RSVAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting RSVAC’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
RSVAC stockholders who exercise their redemption rights to receive cash in exchange for their shares of Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the adjusted tax basis of the shares of Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution to a redeeming stockholder for U.S. federal income tax purposes if the redemption does not effect a sufficient reduction (as determined under applicable federal income tax law) in the redeeming stockholder’s percentage ownership in us (whether such ownership is direct or through the application of certain attribution and constructive ownership rules). Any amounts treated as such a distribution will constitute a dividend to the extent not in excess of our current and accumulated earnings and profits as measured for U.S. federal income tax purposes. Any amounts treated as a distribution and that are in excess of our current and accumulated earnings and profits will reduce the redeeming stockholder’s adjusted tax basis in his or her redeemed shares of our Common Stock, and any remaining amount will be treated as gain realized on the sale or other disposition of our Common Stock. These tax consequences are described in more detail in the section titled “Material U.S. Federal Income Tax Considerations of the Redemption of RSVAC Common Stock and the Business Combination.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.
Q:
If I am a Public Warrant holder, can I exercise redemption rights with respect to my Public Warrants?

A:
No. The holders of Public Warrants have no redemption rights with respect to the Public Warrants.

Q:
If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:
No. Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See the question “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “— Who can help answer my questions?” below.
If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (“DWAC”) system, a withdrawal of the relevant units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Q:
Do I have dissenter rights if I object to the proposed Business Combination?

A:
No. There are no dissenter rights available to holders of RSVAC Common Stock in connection with the Business Combination.

Q:
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•
RSVAC stockholders who properly exercise their redemption rights;

•
certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by RSVAC or Enovix in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement;

•
unpaid franchise and income taxes of RSVAC; and

•
for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:
What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, RSVAC is unable to complete the Business Combination or another initial business combination transaction by December 4, 2022, the Current Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay franchise and income taxes payable and up to $100,000 for dissolution expenses, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the Delaware General Corporation Law (“DGCL”) to provide for claims of creditors and other requirements of applicable law.
RSVAC expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to RSVAC’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founders Shares have waived any right to any liquidation distribution with respect to those shares.
In the event of liquidation, there will be no distribution with respect to RSVAC’s outstanding Warrants. Accordingly, the Warrants will expire worthless.
Q:
When is the Business Combination expected to be completed?

A:
The Closing is expected to take place (a) the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Structure of the Merger — Closing Conditions”; or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the closing conditions. The Merger Agreement may be terminated by either RSVAC or Enovix if the Closing has not occurred by July 31, 2021, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”
Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A.
If you were a holder of record of RSVAC Common Stock on June 11, 2021, the Record Date, you may vote with respect to the applicable proposals online at the Special Meeting or by completing, signing,

dating and returning the enclosed proxy card in the postage-paid envelope provided. If you choose to participate in the Special Meeting, you will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. RSVAC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.
If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting online. However, since you are not the stockholder of record, you may not vote your shares online at the Special Meeting unless you first request and obtain a valid legal proxy from your broker or other agent. You must then e-mail a copy (a legible photograph is sufficient) of your legal proxy to Continental Stock Transfer & Trust Company (“CST”) at proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting online should contact CST no later than 72 hours prior to the Special Meeting to obtain this information.
Q:
What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:
At the Special Meeting, RSVAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals and the Incentive Plan Proposals. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals. Additionally, if you abstain from voting or fail to vote at the Special Meeting, you will not be able to exercise your redemption rights (as described above).

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by RSVAC without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting. If you fail to indicate how you vote, you will not be able to exercise your redemption rights.

Q.
How can I attend the Special Meeting?

A:
You may attend the Special Meeting via live webcast by visiting https://www.cstproxy.com/rodgerscap/sm2021. As a registered stockholder, you received a proxy card from CST, which contains instructions on how to attend the Special Meeting online, including the URL address, along with your 12-digit meeting control number. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have your 12-digit meeting control number, contact CST at 917-262-2373 or e-mail CST at proxy@continentalstock.com. Please note that you will not be able to physically attend the Special Meeting in person, but may attend the Special Meeting online by following the instructions below.

You can pre-register to attend the Special Meeting online starting July 8, 2021. Enter the URL address into your browser, and enter your 12-digit meeting control number, name and email address. Prior to or at the start of the Special Meeting you will need to re-log in using your 12-digit meeting control number. RSVAC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.
If your shares are held in “street name,” you may attend the Special Meeting. You will need to contact CST at the number or email address above, to receive a 12-digit meeting control number and gain access to the Special Meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. Please allow up to 72 hours prior to the Special Meeting for processing your 12-digit meeting control number.

If you do not have Internet capabilities, you can listen only to the Special Meeting by dialing Within the U.S. and Canada: 1 877-770-3647 (toll-free) and Outside of the U.S. and Canada: +1 312-780-0854 (standard rates apply) Passcode for telephone access: 77493156#. This is listen only, you will not be able to vote or enter questions during the Special Meeting.
Q:
If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the Special Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. RSVAC believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to RSVAC’s secretary at the address listed below so that it is received by RSVAC’s secretary prior to the Special Meeting or attend the Special Meeting online and vote. You also may revoke your proxy by sending a notice of revocation to RSVAC’s secretary, which must be received by RSVAC’s secretary prior to the Special Meeting.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
RSVAC will pay the cost of soliciting proxies for the Special Meeting. RSVAC has engaged MacKenzie Partners, Inc., which we refer to as the “proxy solicitor,” to assist in the solicitation of proxies for the Special Meeting. RSVAC has agreed to pay MacKenzie Partners, Inc. a fee of $20,000.00, plus disbursements. RSVAC will reimburse the proxy solicitor for reasonable out-of-pocket expenses and will indemnify the proxy solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. RSVAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of RSVAC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the RSVAC Common Stock and in obtaining voting instructions from those owners. RSVAC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contac our proxy solicitor at:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor, New York, NY 10018
Phone: +1 800-322-2885
Fax: +1 212-929-0308
Email: proxy@mackenziepartners.com
To obtain timely delivery, RSVAC stockholders must request the materials no later than five (5) business days prior to the Special Meeting.
You may also obtain additional information about RSVAC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”
If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to RSVAC’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “— How do I exercise my redemption rights” above. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn:    Mark Zimkind
E-mail:  mzimkind@continentalstock.com.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”
Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to the “Combined Entity” refer to RSVAC and its consolidated subsidiaries after giving effect to the Business Combination. References to the “Company” or “RSVAC” refer to Rodgers Silicon Valley Acquisition Corp.
Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Company’s public stockholders and do not include any shares of RSVAC Common Stock issuable upon the exercise of the Warrants.
Parties to the Business Combination
Rodgers Silicon Valley Acquisition Corp.
RSVAC is a Delaware corporation formed on September 23, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While we were not limited to a particular industry or geographic region, given the experience of our management team, our acquisition and value creation strategy was to identify, acquire, and build a Silicon Valley-based technology company with applications in the energy or industrial sectors.
On December 4, 2020, RSVAC consummated the IPO of 23,000,000 Units, generating gross proceeds of $230,000,000. Simultaneously with the closing of our IPO, RSVAC consummated the sale of 6,000,000 Private Warrants in a private placement to our Sponsor, generating gross proceeds of $6,000,000.
After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Warrants, a total of $230,000,000 was deposited into the Trust Account, and the remaining $1,425,000 of the net proceeds were outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of June 11, 2021, RSVAC had cash of $151,738 outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of June 11, 2021 there was $230,011,447 held in the Trust Account.
In accordance with RSVAC’s current Amended and Restated Certificate of Incorporation, the amounts held in the Trust Account may only be used by RSVAC upon the consummation of a business combination, except that there can be released to RSVAC, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and RSVAC’s liquidation. RSVAC executed the Merger Agreement on February 22, 2021 and it must liquidate unless a business combination is consummated by December 4, 2022 (unless such date has been extended).
Our Common Stock, Public Warrants and Units are currently listed on the Nasdaq Capital Market under the symbols “RSVA,” “RSVAW” and “RSVAU,” respectively. The Units commenced trading on the Nasdaq Stock Market on December 2, 2020, and RSVAC announced that the holders of Units may elect to separately trade Common Stock and Public Warrants on January 4, 2021. The closing price of RSVAC’s Units, Common Stock and Public Warrants on June 11, 2021, was $24.20, $20.00 and $8.21, respectively.
The mailing address of our principal executive office is 535 Eastview Way, Woodside, CA 94062, and its telephone number is (650) 722-1753.

Merger Sub
RSVAC Merger Sub, Inc. is a wholly-owned subsidiary of RSVAC, formed on February 16, 2021 to consummate the Business Combination. Following the Business Combination, Enovix will merge with Merger Sub with Enovix surviving the merger. As a result, Enovix will become a wholly-owned subsidiary of the Combined Entity.
Enovix Corporation
Enovix is a Delaware corporation incorporated in November 2006. Enovix has designed, developed and sampled advanced Lithium-ion, or Li-ion, batteries, with energy densities that are five years ahead of current industry standard products. “Energy density” is measured as the product of the power a battery puts out in watts times the number of hours the battery can put out that power, divided by the volume (size) of the battery measured in liters. The units of energy density are thus watt-hours per liter or Wh/l. As of Q1 2021, Enovix estimates that its current battery products deliver 27% - 110% greater energy density than the batteries in several categories of currently available consumer electronics products.
This energy density breakthrough alters a 30-year Li-ion battery industry trajectory of modest (4.36%) annual Li-ion battery energy density improvements. Assuming this industry improvement rate of 4.36% per year continues, and given Enovix’s estimated greater energy density of at least 27%, it would require five years for the industry to reach energy densities equivalent to Enovix’s current batteries. Enovix expects that market-leading mobile computing customers will use Enovix technology variously to enhance the feature set of their products, reduce their size and weight, or alternatively to extend the battery life of their products. In addition, Enovix believes that batteries with increased energy density will enable the next mass market computing platform (Augmented Reality, or A/R) and aid in the adoption of Electric Vehicles (EVs).
Enovix started development of its technology in early 2007 at a small facility in Fremont, California. Between 2007 and 2011, Enovix developed the core processes and architecture of its battery technology. In 2012, Enovix moved to a larger facility in Fremont, California and began work on the manufacturing approach and plans for its products. This was done in conjunction with partnership and investment from several strategic partners in the solar and semiconductor industries. Between 2012 and 2017, Enovix procured and installed pilot production equipment, representative of the equipment set that would be used in manufacturing. In 2018, Enovix altered its manufacturing approach to a mechanical stacking platform that improved the manufacturability of its products. Since 2018, Enovix has sampled batteries to multiple customers that have validated the performance of its products. In 2020, Enovix started procuring equipment for its first production factory, Fab-1. The first of this equipment began arriving in early 2021. Enovix expects Fab-1 to be fully operational in 2021 and to begin production by Q1 2022, with first production revenue in Q2 2022.
Enovix is a development stage company that has no product revenue to date and has incurred a net loss of $39.7 million for the year ended December 31, 2020 and $16.2 million for the period ended March 31, 2021. As of March 31, 2021, we had an accumulated deficit of $223.4 million. Enovix’s principal executive office is located at 3501 W. Warren Ave., Fremont, California 94583. Its telephone number is (510) 695-2350.
For more information about Enovix, see the sections titled “Information About Enovix” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Enovix.”
The Proposals
The Business Combination Proposal
RSVAC and Enovix have agreed to a Business Combination under the terms of the Merger Agreement, dated as of February 22, 2021. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement, Merger Sub, a Delaware corporation and a wholly-owned subsidiary of RSVAC will merge with and into Enovix, with Enovix continuing as the surviving entity and becoming a wholly owned subsidiary of RSVAC. See the section titled “The Business Combination Proposal.”

The Merger Agreement
Under the terms of the Merger Agreement, Merger Sub shall be merged with and into Enovix, with Enovix continuing as the surviving entity and becoming a wholly owned subsidiary of RSVAC. Each issued and outstanding share of Enovix Common Stock immediately prior to the Effective Time (after giving effect to the consummation of the conversion of all outstanding shares of preferred stock of Enovix into shares of Common Stock) will be canceled and converted into the right to receive Merger Consideration Shares (subject to adjustment).
No later than two business days prior to the anticipated date on which the Closing actually occurs (the “Closing Date”), Enovix shall deliver to RSVAC an equityholder allocation schedule setting forth each stockholder, option holder and warrantholder as of the Closing, and such stockholder’s, option holder’s and warrantholder’s respective percentage of the Merger Consideration. At the Effective Time, by virtue of the Business Combination and without any further action on the part of RSVAC, Merger Sub or Enovix, each Enovix share issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the respective percentage of the Merger Consideration issuable to the stockholders in accordance with the equityholder allocation schedule. Each outstanding Enovix option and warrant shall be assumed by RSVAC and automatically converted into the right to receive an option or warrant, respectively, to purchase such number of shares of RSVAC Common Stock equal to the option holder’s or warrantholder's respective pro rata share of the Merger Consideration set forth in the equityholder allocation schedule (as defined in the Merger Agreement), which shall be reserved for future issuance upon the exercise of such assumed options or warrants, upon substantially the same terms and conditions as in effect with respect to such option or warrant immediately prior to the Effective. No certificates or scrip representing fractional shares will be issued pursuant to the Business Combination. Stock certificates evidencing the Merger Consideration shall bear restrictive legends as required by any securities laws at the time of the Business Combination.
Board of Directors
The Combined Entity’s Board will consist of seven members upon the Closing. At each annual general meeting of stockholders, the successors to directors will be elected to serve from the time of election and qualification.
RSVAC Reasons for the Business Combination
RSVAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. RSVAC sought to do this by utilizing the networks and industry experience of both its management team and its Board to identify, acquire and operate one or more businesses within or outside of the United States.
In evaluating the transaction with Enovix, the RSVAC Board consulted with RSVAC’s legal counsel, Loeb & Loeb, its financial advisors, Oppenheimer, as well as its independent fairness opinion firm, ThinkEquity.
Between December 2 and 23, 2020, the Board evaluated top ten potential initial business combination candidates that met its criteria, starting with companies that fit the target technologies in green energy, electrification and storage, smart industry (IoT), artificial intelligence and/or the new manufacturing wave, i.e. self-configuring automatic assembly lines and computer vision with learning capabilities.
The Board also considered the following attributes in considering its top candidates, including, public company readiness, a technically dominant product, a company with enthusiastic customers, excellent employee core values, excellent company culture, excellent management team, a plan to grow rapidly by taking a dominant share of a growing medium-sized market, potential for excellent gross margin, a second product on schedule and preferably a Silicon Valley-based company.
The Board concluded that Enovix met most of these criteria and presented the best probability for an initial business combination.
Members of the Board of RSVAC then, either collectively or separately, conducted numerous due diligence sessions with Enovix senior management and staff members between December 16, 2020 and

February 11, 2021. The RSVAC Board also conducted weekly Board meetings to report and review progress on due diligence efforts.
Before reaching its decision, the RSVAC Board of Directors discussed the material results of its due diligence activities with respect to Enovix, which included extensive meetings and calls and detailed review of:
•
the experience, background and commitment of the senior management team and the culture of Enovix,

•
products and technology roadmap,

•
products energy density, particularly Enovix’s plans to transition from EX-1, to EX-2 and to EX-3,

•
intellectual property of Enovix, including patents filed and pending,

•
factory configuration, capacity utilization models, throughput of the factory, the level of automation, yields, manpower plans and detailed cost models,

•
financial plans, including sales, cost of sales, gross margin, operating expenses and the resulting profit and loss and EBITDA,

•
capital expenditure plans, timing of delivery and installation of equipment,

•
scenarios for increasing manufacturing capacity beyond its initial Fab 1 in Fremont, California,

•
plans to potentially partner with a U.S.-EV battery factory and the retrofits needed to convert it into an Enovix battery factory,

•
critical business processes including financial reporting, financial planning, internal controls, IT, IR and communications, human resources, manufacturing, quality, new product development and technology development and the likely need for ERP-type systems to be implemented for finance, accounting and manufacturing,

•
critical staffing levels and new hires including some senior management positions,

•
business process relative to documentation, setting specifications and critical success factors (“CSFs”) for goals and schedules setting,

•
key customers to validate scope and scale of the potential business opportunity, the importance of Enovix’s energy density to the customer’s end product, the current status of sampled Enovix products relative to customer’s expectations, the lifecycle of their end products, the customer’s view of Enovix’s future product roadmap, the projected timeline for customer’s product qualification, potential start of revenue and the general size of the opportunity for Enovix,

•
strategy for addressing the wearables market, mobile computing and PC/laptop markets and a review of the sizes of those markets,

•
pricing model and premiums assumed for energy density advantage, and

•
revenue forecast and projected growth, pipeline and Enovix’s sales and marketing systems.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•
Future Financial Performance. The risk that future financial performance may not meet our expectations due to factors in our control or out of our control, including due to economic cycles or other macroeconomic factors.

•
COVID-19. Uncertainties regarding the potential impacts of the COVID-19 pandemic and related economic disruptions on Enovix’s operations and demand for its products.

•
Potential for Benefits not Achieved. The risk that the potential benefits of the Business Combination, including Enovix’s products, technology, manufacturing plans may not be realized as planned or anticipated.

•
Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits us from, among other things, soliciting, initiating, engaging, participating or entering into discussions or negotiations with any person concerning any alternative transaction between us and another person with respect to a potential business combination. The exclusivity provision is effective until the earlier of the Closing Date and the date that the Merger Agreement is properly terminated.

•
Stockholder Vote. The risk that our stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•
Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within our control.

•
Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•
Fees and Expenses. The fees and expenses associated with completing the Business Combination may exceed the funds we have available, or what is planned and/or anticipated.

•
Other Risks. Various other risks associated with the Business Combination, the business of RSVAC, and the business of Enovix described under “Risk Factors.”

The Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement, and the transactions contemplated thereby, including but not limited to, the following material factors and viewpoints:
•
Attractive Valuation. Our Board and its financial advisors and its fairness opinion firm have conducted extensive research on comparable companies.

•
Highly Committed Shareholders. Reflecting their desire to participate in future equity value creation, Enovix existing shareholders intend to roll 100% of their equity into RSVAC, owning on a pro forma basis approximately 71.9% of the Combined Entity immediately following the contemplated transaction assuming no redemption of public shares. Similarly, we have entered into definitive subscription agreements with our PIPE investors in connection with our merger agreement with Enovix. Importantly, both we and Enovix have a shared vision for the operating strategy we collectively believe will drive future value growth for shareholders. Both of the companies also believe public shareholders will benefit from the combination of Enovix management’s extensive knowledge of the business.

The Board based its decision on all the information available and the factors presented to and considered by it. This explanation of our reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Accounting Treatment
Enovix prepares consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). Notwithstanding the legal form of the Business Combination, this transaction will be accounted for as a reverse recapitalization in accordance with GAAP. RSVAC will be treated as the acquired company for financial reporting purposes, and Enovix will be the accounting acquiror. Enovix will be deemed the accounting predecessor and the Combined Entity will be the successor SEC registrant, which means that Enovix’s consolidated financial statements for previous periods will be disclosed in the Combined Entity’s future periodic reports filed with the SEC. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the Combined Entity represent the continuation of the consolidated financial statements of Enovix in many respects. Under this method of accounting, the transaction will be treated as the equivalent of Enovix issuing stock for the net assets of RSVAC, accompanied by a recapitalization The consolidated assets, liabilities and results of operations of Enovix will become the historical financial statements of the Combined Entity, and RSVAC’s assets, liabilities and results of operations will be consolidated with Enovix beginning on the acquisition date. Operations prior to the Closing will be presented as those of Enovix in future reports. The net assets of

RSVAC will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.
Enovix has been deemed the accounting acquiror for purposes of this transaction based on an evaluation of the following facts and circumstances:
•
Enovix Equityholders will hold a majority ownership interest in the Combined Entity, irrespective of whether or not existing stockholders of RSVAC exercise their right to redeem their shares of RSVAC common stock;

•
Enovix’s existing senior management team will comprise senior management of the Combined Entity;

•
Enovix is the larger of the companies based on historical operating activity and employee base; and

•
Enovix operations will comprise the ongoing operations of the Combined Entity.

The most significant change in the Combined Entity’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Enovix’s consolidated balance sheet at March 31, 2021) of between $229.8 million, assuming maximum stockholder redemptions permitted under the Merger Agreement, and $376.4 million, assuming no stockholder redemptions.
Upon consummation of the Business Combination, Enovix will become the successor to an SEC-registered and NASDAQ-listed company which will require Enovix to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Enovix expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources.
Dissenter Rights
Dissenter rights are not available to RSVAC stockholders in connection with the Business Combination.
Impact of the Business Combination on RSVAC’s Public Float
It is anticipated that, upon the Closing, RSVAC’s public stockholders (other than the PIPE Financing investors) will retain an ownership interest of approximately 16.0% in the Combined Entity, the PIPE Financing investors will own approximately 8.0% of the Combined Entity (such that public stockholders, including PIPE Financing investors, will own approximately 24.0% of the Combined Entity), the Sponsor will retain an ownership interest of approximately 4.0% in the Combined Entity and the Enovix Equityholders will own approximately 72.0% of the outstanding common stock of the Combined Entity.
The ownership percentage with respect to the Combined Entity following the Business Combination does not take into account (i) the redemption of any shares by RSVAC’s public stockholders, or (ii) the exercise of the Public Warrants and Placement Warrants outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the RSVAC’s existing stockholders in the Combined Entity will be different.
The following tables illustrate varying ownership levels in the Combined Entity assuming the factors mentioned above, and excluding the exercise of the above-mentioned warrants.
	Ownership % in the Combined Entity
	(Assuming No Redemptions)	(Assuming Maximum Redemptions)
RSVAC public stockholders	16%	7%
PIPE Financing investors	8	9
Sponsor	4	4
Enovix Equityholders	72	80
Total	100%	100%

Upon consummation of the Business Combination, the Board anticipates having seven directors. At each annual meeting of stockholders, the successors to directors will be elected to serve from the time of election and qualification. See the section titled “Management After the Business Combination” for additional information.
The Nasdaq Proposal
As part of the consideration for the Business Combination, RSVAC is obligated to (a) issue 105,000,000 shares of Common Stock to the Enovix Equityholders. In addition, in connection with the Business Combination, RSVAC entered into the Subscription Agreements with the PIPE Financing investors to purchase 12,500,000 shares of Common Stock for an aggregate amount of $175,000,000, subject to certain conditions, including that all conditions precedent to the Closing will have been satisfied or waived (other than those conditions that are to be satisfied at Closing). RSVAC stockholders will be asked to approve, for purposes of complying with the Nasdaq Rules, (a) the issuance of 105,000,000 shares of Common Stock to the Enovix Equityholders and (b) the issuance of 12,500,000 shares of Common Stock to the PIPE Financing investors. Please see the section titled “The Nasdaq Proposal.”
The Charter Amendment Proposal
RSVAC stockholders will be asked to approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal and the Incentive Plan Proposals and the consummation of the Business Combination, an amendment and restatement of the Current Charter, as set out in the Amended Charter appended to this proxy statement/prospectus as Annex B, for the following:
a.
to amend the name of the public entity to “Enovix Corporation” from “Rodgers Silicon Valley Acquisition Corp.”;

b.
to eliminate certain provisions related to the purpose of special purpose acquisition corporations that will no longer be relevant following the Closing;

c.
to increase the authorized shares of the Combined Entity to 1,000,000,000 authorized shares of common stock and increase the authorized shares of “blank check” preferred stock that the Combined Entity’s Board could issue to discourage a takeover attempt to 10,000,000 shares;

d.
to eliminate the current limitations in place on the corporate opportunity doctrine;

e.
to increase the required vote thresholds for approving amendments to the certificate of incorporation and bylaws to 66-2∕3%;

f.
to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act; and

g.
to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

The Advisory Charter Proposals
RSVAC stockholders will be asked to approve and adopt, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Proposed Certificate of Incorporation, as compared to our Current Charter, which are being presented in accordance with the requirements of the SEC as five separate sub-proposals:
(1)   Advisory Charter Proposal A — authorize the issuance of up to 1,000,000,000 shares of common stock, par value $0.0001 per share.

(2)   Advisory Charter Proposal B — authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by the Combined Entity’s Board to increase the number of outstanding shares and discourage a takeover attempt.
(3)   Advisory Charter Proposal C — that the Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.
(4)   Advisory Charter Proposal D — provide that any amendment to certain provisions of the Proposed Certificate of Incorporation will require the approval of the holders of at least 66 2/3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.
(5)   Advisory Charter Proposal E — provide that any amendment to the Combined Entity’s bylaws will require the approval of the holders of at least 66 2/3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.
(6)   Advisory Charter Proposal F — modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act.
The Directors Proposal
RSVAC is proposing that its stockholders to vote to elect, effective as of the consummation of the Business Combination Mr. Harrold Rust, Ms. Betsy Atkins, Mr. Emmanuel T. Hernandez, Mr. Dan McCranie, Mr. Michael Petrick, Mr. Gregory Reichow and Mr. Thurman J. “T.J.” Rodgers, to serve on the Combined Entity’s Board.
The Equity Incentive Plan Proposal
RSVAC is proposing that its stockholders approve and adopt the 2021 Equity Incentive Plan of the Combined Entity, which will become effective upon the Closing. A summary of the Equity Incentive Plan is set forth in the “The Equity Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex C.
The ESPP Proposal
RSVAC is proposing that its stockholders approve and adopt the 2021 Employee Stock Purchase Plan of the Combined Entity, which will become effective upon the Closing. A summary of the Employee Stock Purchase Plan is set forth in the “The ESPP Proposal” section of this proxy statement/prospectus and a complete copy of the Employee Stock Purchase Plan is attached hereto as Annex D.
Date, Time and Place of Special Meeting
The Special Meeting will be held on July 12, 2021, at 10:00 a.m., Eastern time, conducted via live webcast at the following address https://www.cstproxy.com/rodgerscap/sm2021. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. RSVAC recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to physically attend the Special Meeting in person.
Proxy Solicitation
Proxies may be solicited by mail. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section titled “Special Meeting of RSVAC Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting
A quorum of RSVAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of stockholders if a majority of the shares of capital stock of RSVAC issued and outstanding and entitled to vote, is represented in person, by virtual attendance or by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.
The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding RSVAC Common Stock as of the Record Date. Accordingly, a RSVAC stockholder’s failure to vote by proxy or to vote online at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.
The approval of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposals and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of RSVAC Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of RSVAC Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. An RSVAC stockholder’s failure to vote by proxy or to vote online at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Incentive Plan Proposals and Adjournment Proposal. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting.
The Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Incentive Plan Proposals are subject to and conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Incentive Plan Proposals. The Adjournment Proposal is not subject to and conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Incentive Plan Proposals do not receive the requisite vote for approval, then RSVAC will not consummate the Business Combination. If RSVAC does not consummate the Business Combination and fails to complete an initial business combination by December 4, 2022, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.
Recommendation to RSVAC Stockholders
The Board believes that the Proposals to be presented at the Special Meeting are in the best interests of RSVAC and its stockholders and unanimously recommends that RSVAC stockholders vote “FOR” the Proposals.
When you consider the recommendation of the Board in favor of approval of these Proposals, you should keep in mind that RSVAC directors and officers have interests in and benefits arising from the the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests and benefits include, among other things:
•
The fact that Mr. Thurman J. “TJ” Rodgers, RSVAC’s Chief Executive Officer and Chairman of the Board, is a member of the board of directors of Enovix, and owns, through a trust, approximately 11.3% of all issued and outstanding Enovix common stock (on a fully-diluted and as-converted to common stock basis);

•
A total of $1,425,000 from RSVAC’s IPO was held outside of the Trust Account for working capital expenses. To date, RSVAC has spent $652,000 for accounting, audit, legal D&O insurance and other filing fees and expenses. RSVAC also projects to spend $750,000 towards the Business Combination with Enovix. If an initial business combination is not consummated, RSVAC’s Sponsor will not receive reimbursement for any out-of-pocket expenses incurred to the extent that such expenses exceed the amount of available proceeds that were held outside of the Trust Account from the RSVAC IPO and Private Placement;
•
If an initial business combination is not completed by December 4, 2022, RSVAC will be required to liquidate. In such event, the Founders Shares held by our Sponsor, which were acquired for an aggregate purchase price of $25,000 will be worthless, as the Sponsor does not have liquidation rights with respect to the Founders Shares. The Founders Shares had an aggregate market value of approximately $115,000,000 based on the closing price of RSVAC’s Common Stock of $20.00 on Nasdaq as of June 11, 2021;

•
The fact that certain directors of RSVAC are members of the Sponsor and own units of the Sponsor that will convert into Founders Shares and Placement Warrants upon a distribution of the Sponsor’s assets to its members. As a result, the following directors of RSVAC have the right to obtain securities of RSVAC:

(i) Mr. Hernandez will receive 460,000 Founders Shares, which have an aggregate market value of approximately $9,200,000 based on the closing price of RSVAC Common Stock of $20.00 as of June 11, 2021 on Nasdaq (the “RSVAC Common Stock Closing Price”) and 500,000 Placement Warrants, which have an aggregate market value of approximately $4,105,000 based on the closing price of RSVAC Warrants of $8.21 as of June 11, 2021 on Nasdaq (the “RSVAC Warrant Closing Price”); (ii) Mr. McCranie will receive 450,000 Founders Shares, which have an aggregate market value of approximately $9,000,000 based on the RSVAC Common Stock Closing Price and 500,000 Placement Warrants, which have an aggregate market value of approximately $4,105,000 based on the RSVAC Warrant Closing Price; (iii) Mr. Gomo will receive 295,000 Founders Shares, which have an aggregate market value of approximately $5,900,000 based on the RSVAC Common Stock Closing Price and 300,000 Placement Warrants, which have an aggregate market value of approximately $2,463,000 based on the RSVAC Warrant Closing Price; (iv) Mr. Malchow will receive 262,500 Founders Shares, which have an aggregate market value of approximately $5,250,000 based on the RSVAC Common Stock Closing Price and 250,000 Placement Warrants, which have an aggregate market value of approximately $2,052,500 based on the RSVAC Warrant Closing Price; and (v) Ms. Hung will receive 262,500 Founders Shares, which have an aggregate market value of approximately $5,250,000 based on the RSVAC Common Stock Closing Price and 250,000 Placement Warrants, which have an aggregate market value of approximately $2,052,500 based on the RSVAC Warrant Closing Price. The balance of the units in the Sponsor are held by the Rodgers Massey Revocable Living Trust, of which Mr. Rodgers is trustee, and are convertible into 4,020,000 Founders Shares, which have an aggregate market value of approximately $80,400,000 based on the RSVAC Common Stock Closing Price and 4,200,000 Placement Warrants, which have an aggregate market value of approximately $34,482,000 based on the RSVAC Warrant Closing Price. These interests may influence RSVAC’s directors in making their recommendation that you vote in favor of the approval of the Business Combination;
•
If an initial business combination is not completed by December 4, 2022, the 6,000,000 Placement Warrants that were purchase by our Sponsor for $6,000,000 will be worthless. Such Placement Warrants had an aggregate market value of approximately $49,260,000, based on the closing price of RSVAC Warrants of $8.21 on Nasdaq as of June 11, 2021, and the shares of RSVAC Common Stock underlying the Placement Warrants had an aggregate market value of approximately $115,000,000 based on the closing price of RSVAC Common Stock of $20.00 on Nasdaq as of June 11, 2021;

•
If the Business Combination is completed, Thurman J. “TJ” Rodgers, Emmanuel Hernandez, and John D. McCranie, three of the current RSVAC directors, will be appointed to serve as members of the Combined Entity’s Board and expect to receive compensation for services in an amount to be determined by the Combined Entity’s Board following the consummation of the Business Combination;

•
The fact that in May 2021, Enovix issued a secured promissory note in the principal amount of $15,000,000 to the Rodgers Massey Revocable Living Trust dtd 4/4/11 (the “Bridge Note”) of which Mr. Rodgers is trustee. The proceeds from the Bridge Note are intended to provide working capital funds to help support the operations of Enovix. The Bridge Note accrues interest on a monthly basis at a rate of 7.5% per annum, payable in kind by adding such amount to the principal amount outstanding under the Bridge Note on each monthly anniversary of the issuance of the Bridge Note. The Bridge Note has a maturity date of the earlier of (i) October 25, 2021 and (ii) the closing of the Business Combination. Upon the closing of the Business Combination, Enovix intends to repay the principal amount and any accrued and unpaid interest under the Bridge Note with funds from the PIPE Financing and the Trust Account. If the Business Combination does not close by October 25, 2021, Enovix may not have sufficient funds to repay the loan and will need to pursue a forbearance arrangement with the lender or some other arrangement to meet its obligations under the Bridge Note;
•
While he received no remuneration for his services from RSVAC, and was not an officer nor a director of RSVAC, Mr. Reichow was previously a member of the RSVAC Technical Advisory Board and is currently a member of the Enovix Board of Directors; and

•
The fact that the Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial business combination.

Risk Factors
In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”
Summary of Risks Related to Enovix
•
Enovix will need to improve its energy density, which requires Enovix to implement higher energy density materials for both cathodes and anodes, which it may not be able to do.

•
Enovix relies on a new and complex manufacturing process for its operations: achieving production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

•
Enovix currently does not have a manufacturing facility to produce its lithium-ion battery cell in sufficient quantities to meet expected demand, and if Enovix cannot successfully locate and bring an additional facility online, its business will be negatively impacted and could fail.

•
Enovix may not be able to source or establish supply relationships for necessary components or may be required to pay costs for components that are more expensive than anticipated, which could delay the introduction of Enovix’s product and negatively impact its business.

•
Enovix may be unable to adequately control the costs associated with its operations and the components necessary to build its lithium-ion battery cells.

•
If Enovix’s batteries fail to perform as expected, Enovix’s ability to develop, market and sell its batteries could be harmed.

•
Operational problems with Enovix’s manufacturing equipment subject it to safety risks which, if not adequately addressed, could have a material adverse effect on Enovix’s business, results of operations, cash flows, financial condition or prospects.

•
The battery market continues to evolve and is highly competitive, and Enovix may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers.

•
If Enovix is unable to attract and retain key employees and qualified personnel, its ability to compete could be harmed.

•
Enovix is an early-stage company with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future.

•
Enovix may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

•
Enovix has been, and may in the future be, adversely affected by the global COVID-19 pandemic.

•
Enovix does not have adequate funds to acquire its next manufacturing facility and build it out, and may need to raise additional capital, which it may not be able to do.

•
Enovix relies heavily on its intellectual property portfolio. If Enovix is unable to protect its intellectual property rights, its business and competitive position would be harmed.

•
Enovix could face state-sponsored competition from overseas, and may not be able to compete in the market on the basis of price.

•
Enovix identified a material weakness in its internal control over financial reporting. If Enovix is unable to remediate this material weakness, or if Enovix identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, Enovix may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect its business and stock price.

•
Enovix’s management has identified conditions that raise substantial doubt about Enovix’s ability to continue as a going concern.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ENOVIX
The following selected historical consolidated financial information and other data for Enovix Corporation (“Enovix”) set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Enovix” and Enovix`s historical audited and unaudited consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.
The selected historical consolidated statements of operations data of Enovix for the three months ended March 31, 2021 and 2020 and the historical consolidated balance sheet as of March 31, 2021 are derived from Enovix’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated statements of operations data of Enovix for the years ended December 31, 2020 and 2019 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Enovix’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
	Three Months Ended March 31,		For the Year Ended December 31,
	2021	2020	2020	2019
	(Unaudited)
Consolidated Statements of Operations Data:
Operating expenses:
Cost of revenue	$1,631	$371	$3,375	$161
Research and development	5,589	2,405	14,442	12,147
Selling, general and administrative	4,161	1,000	5,713	4,203
Loss from operations	(11,381)	(3,776)	$(23,530)	$(16,511)
Change in fair value of convertible preferred stock warrants	$(4,781)	$66	$(13,789)	$260
Issuance of convertible preferred stock warrants	—	(1,476)	(1,476)	—
Change in fair value of convertible promissory notes	—	(2,422)	(2,422)	—
Gain on extinguishment of paycheck protection program loan	—	—	1,628	—
Interest expense	—	(107)	(107)	(23)
Other (expense) income, net	(3)	33	46	86
Loss from operations before incomes taxes	(16,165)	(7,682)	(39,650)	(16,188)
Income tax expense (benefit)	—	—	—	—
Net loss	$(16,165)	$(7,682)	$(39,650)	$(16,188)
Net loss per share, basic and diluted	$(0.24)	$(0.13)	$(0.65)	$(0.28)
Weighted-average number of shares outstanding, basic and diluted	66,618,009	59,716,010	60,645,131	57,735,620
	As of March 31, 2021	As of December 31,
		2020	2019
	(Unaudited)
Consolidated Balance Sheets Data:
Total assets	$67,578	$64,964	$16,614
Total liabilities	25,041	28,748	13,636
Convertible preferred stock warrants	—	15,995	730
Convertible preferred stock	222,933	202,056	129,921
Stockholders’ deficit	(180,396)	(165,840)	(126,943)

SUMMARY FINANCIAL AND OTHER DATA OF RSVAC
The following tables summarize RSVAC’s financial and other data. RSVAC’s summary statement of operations data for the period from September 23, 2020 (inception) through December 31, 2020 and the summary balance sheet data as of December 31, 2020 (as Restated) are derived from RSVAC’s audited financial statements included elsewhere in this proxy statement/prospectus. RSVAC’s summary statement of operations data for the period ended March 31, 2021 and the summary balance sheet data as of March 31, 2021 are derived from RSVAC’s unaudited financial statements included elsewhere in this proxy statement/prospectus. RSVAC’s historical results are not necessarily indicative of the results that may be expected in any future period, and interim financial results are not necessarily indicative of the results that may be expected for the full year.
You should read this data together with our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus and the sections titled “Selected Financial and Other Data of RSVAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSVAC.”
	For the Period From September 23, 2020 (Inception) through December 31, 2020 as Restated (Audited)	Three Months Ended March 31, 2021
Statements of Operations Data:
Formation and operating costs	$169,324	$579,343
Loss from Operations	(169,324)	(579,343)
Other income:
Interest income – bank	9	13
Interest earned on marketable securities held in Trust Account	5,877	61,910
Change in fair value of warrants	(1,590,000)	(50,845,000)
Transaction costs attributable to warrants	(701,379)	0
Unrealized loss on marketable securities held in Trust Account	(38,849)	(9,455)
Other loss, net	(2,324,342)	(51,352,965)
Net Loss	$(2,493,666)	$(51,352,965)
Weighted average shares outstanding, basic and diluted(1)	6,582,520	8,948,018
Basic and diluted net loss per common share	$(0.37)	$(5.74)

(1)
Excludes an aggregate of up to 19,801,982 and 14,663,847 shares subject to possible redemption at December 31, 2020 and March 31, 2021, respectively.

	As of December 31, 2020 (as Restated)	As of March 31, 2021
Balance Sheet Data:
Total assets	$230,906,193	$230,501,182
Total liabilities	27.914,754	78,862,708
Working capital(1)	854,411	297,373
Total stockholders’ equity	5,000,009	5,000,004

(1)
Working capital is defined as total current assets minus total current liabilities excludes tax payable.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma combined financial data (the “summary pro forma data”) gives effect to the Business Combination and the other transactions contemplated by the Merger Agreement described in the section titled “Unaudited Pro Forma Combined Financial Information”. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RSVAC will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of Enovix issuing stock for the net assets of RSVAC, accompanied by a recapitalization. The net assets of RSVAC will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma combined balance sheet data as of December 31, 2020 gives pro forma effect to the Business Combination and the other transactions contemplated by the Merger Agreement as if they had occurred on December 31, 2020. The summary unaudited pro forma combined statement of operations data for the year ended December 31, 2020 give pro forma effect to the Business Combination and the other transactions contemplated by the Merger Agreement as if they had occurred on January 1, 2020.
The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma combined financial information of the Combined Entity appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma combined financial information is based upon, and should be read in conjunction with, the historical financial statements of RSVAC and the historical consolidated financial statements of Enovix and related notes included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the Combined Entity’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Merger Agreement been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the Combined Entity.
The following table presents summary pro forma data after giving effect to the Business Combination and the other transactions contemplated by the Merger Agreement, assuming two redemption scenarios as follows:
•
Assuming No Additional Redemptions: This scenario assumes that no shares of Common Stock are redeemed; and

•
Assuming Maximum Redemptions: This scenario assumes that 14,663,847 shares of Common Stock are redeemed for an aggregate payment of approximately $146.6 million from the Trust Account, which is the maximum redemptions that would satisfy RSVAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing.

	Unaudited Combined Pro Forma
	(Assuming No Redemptions)	(Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Combined
Statement of Operations Data Three Months Ended 31, 2021
Total operating expenses	$(11,919)	$(11,919)
Net loss	$(62,767)	$(62,767)
Net loss per share of Common Stock – basic and diluted	$(0.43)	$(0.48)
Weighted average number of shares of Common Stock outstanding – basic and diluted	146,250,000	131,586,153

	Unaudited Combined Pro Forma
	(Assuming No Redemptions)	(Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Statement of Operations Data Year Ended December 31, 2020
Total operating expenses	$(23,690)	$(23,690)
Net loss	$(24,307)	$(24,307)
Net loss per share of Common Stock - basic and diluted	$(0.17)	$(0.18)
Weighted average number of shares of Common Stock outstanding - basic and diluted	146,250,000	131,586,153
Selected Unaudited Pro Forma Combined
Balance Sheet Data as of March 31, 2021
Total assets	$440,277	$293,639
Total liabilities	$92,225	$92,225
Total stockholders’ equity	$348,052	$201,414

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE
DATA OF RSVAC AND ENOVIX
The following table sets forth selected historical comparative share information for RSVAC and Enovix and unaudited pro forma combined per share information of the Combined Entity after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemption: This scenario assumes that no shares of Common Stock are redeemed; and

•
Assuming Maximum Possible Redemption: This scenario assumes that 14,663,847 shares of Common Stock are redeemed for an aggregate payment of approximately $146.6 million from the Trust Account, which is the maximum redemptions that would satisfy RSVAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing.

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2021 and December 31, 2020, respectively. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination and the other transactions contemplated by the Merger Agreement as if they had occurred on January 1, 2020.
This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of RSVAC and the historical consolidated financial statements of Enovix and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of RSVAC and Enovix is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined net loss per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor net loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of RSVAC and Enovix would have been had the companies been combined during the periods presented.
			Unaudited Combined Pro Forma		Unaudited Enovix equivalent pro forma per share data(2)
	RSVAC (Historical)(4)	Enovix (Historical)	(Assuming No Redemption)	(Assuming Maximum Redemption)	(Assuming No Redemption)	(Assuming Maximum Redemption)
As of and for the Three Months Ended March 31, 2021(3)
Book value per share(1)	$0.56	$(2.71)	$2.38	$1.53	$0.42	$0.27
Weighted average shares outstanding of Common Stock – basic and diluted	8,948,018	66,618,009	146,250,000	131,586,153	105,000,000	105,000,000
Net loss per share of Common Stock – basic and diluted	$(5.74)	$(0.24)	$(0.43)	$(0.48)	$(0.10)	$(0.11)
As of and for the Year Ended December 31, 2020(3)
Book value per share(1)	$0.76	$(2.73)	$2.80	$1.67	$0.49	$0.29
Weighted average shares outstanding of Common Stock – basic and diluted	6,582,520	60,645,131	146,250,000	131,586,153	105,000,000	105,000,000
Net loss per share of Common Stock – basic and diluted	$(0.37)	$(0.65)	$(0.17)	$(0.18)	$(0.04)	$(0.04)

(1)
Book value per share = Total equity excluding preferred shares / weighted shares outstanding.

(2)
The equivalent pro forma basic and diluted per share data for Enovix is based on the Exchange Ratio of 0.18 set forth in the Merger Agreement.

(3)
There were no cash dividends declared in the period presented.

(4)
RSVAC historical weighted average shares of common stock outstanding excludes an aggregate of 14,663,847 shares subject to possible redemption. Common stock subject to redemption was not included in this table as the results are not material.

RISK FACTORS
The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Enovix and our business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of Common Stock. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and the consolidated financial statements of Enovix and notes to the consolidated financial statements included herein.
Risks Related to Enovix
Summary of Risks Related to Enovix
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Enovix will need to improve its energy density, which requires Enovix to implement higher energy density materials for both cathodes and anodes, which it may not be able to do.

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Enovix relies on a new and complex manufacturing process for its operation: achieving production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

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Enovix currently does not have a manufacturing facility to produce its lithium-ion battery cell in sufficient quantities to meet expected demand, and if Enovix cannot successfully locate and bring an additional facility online, its business will be negatively impacted and could fail.

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Enovix may not be able to source or establish supply relationships for necessary components or may be required to pay costs for components that are more expensive than anticipated, which could delay the introduction of Enovix’s product and negatively impact its business.

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Enovix may be unable to adequately control the costs associated with its operations and the components necessary to build its lithium-ion battery cells.

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If Enovix’s batteries fail to perform as expected, Enovix’s ability to develop, market and sell its batteries could be harmed.

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Operational problems with Enovix’s manufacturing equipment subject it to safety risks which, if not adequately addressed, could have a material adverse effect on Enovix’s business, results of operations, cash flows, financial condition or prospects.

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The battery market continues to evolve and is highly competitive, and Enovix may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers.

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If Enovix is unable to attract and retain key employees and qualified personnel, its ability to compete could be harmed.

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Enovix is an early-stage company with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future.

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Enovix may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

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Enovix has been, and may in the future be, adversely affected by the global COVID-19 pandemic.

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Enovix does not have adequate funds to acquire its next manufacturing facility and build it out, and may need to raise additional capital, which it may not be able to do.

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Enovix relies heavily on its intellectual property portfolio. If Enovix is unable to protect its intellectual property rights, its business and competitive position would be harmed.

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Enovix could face state-sponsored competition from overseas, and may not be able to compete in the market on the basis of price.

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Enovix identified a material weakness in its internal control over financial reporting. If Enovix is unable to remediate this material weakness, or if Enovix identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, Enovix may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect its business and stock price.

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Enovix’s management has identified conditions that raise substantial doubt about Enovix’s ability to continue as a going concern.

Risks Related to Enovix’s Manufacturing and Scale-Up
Enovix will need to improve its energy density, which requires Enovix to implement higher energy density materials for both cathodes and anodes, which it may not be able to do.
Enovix’s roadmap to improve its energy density requires Enovix to implement higher energy density materials for both cathodes and anodes. To successfully use these materials Enovix will have to optimize its cell designs including, but not limited to formulations, thicknesses, geometries, materials, chemistries and manufacturing techniques. It could take Enovix longer to incorporate these new materials or it might not be able to achieve every cell performance specification required by customers. Further, Enovix will need to make improvements in packaging technology to achieve its energy density roadmap. These improvements could take longer or be more difficult than forecasted. This could reduce the performance or delay the availability of products to customers. In addition, Enovix has not achieved every specification for the products it plans to produce in its first year of production. The failure of Enovix to achieve all of these specifications or adequately address each of these other challenges could impact the performance of its cells or delay the availability of these products to its customers.
Enovix relies on a new and complex manufacturing process for its operations: achieving production involves a significant degree of risk and uncertainty in terms of operational performance and costs.
Although Enovix has developed its Li-ion battery technology, Enovix relies heavily on a new and complex manufacturing process for the production of its lithium-ion battery cells, all of which has not yet been developed or qualified to operate at large-scale manufacturing volumes. This will require Enovix to bring up a first-of-its-kind automated production line to produce its batteries. It may take longer than expected to install, qualify and release this line and require modifications to the equipment to achieve its goals for through put and yield. The work required to develop this process and integrate equipment into the production of Enovix’s lithium-ion battery cells is time intensive and requires Enovix to work closely with developers and equipment providers to ensure that it works properly for Enovix’s unique battery technology. This integration work will involve a significant degree of uncertainty and risk and may result in the delay in the scaling up of production or result in additional cost to Enovix’s battery cells.
Both Enovix’s Fremont pilot manufacturing facilities and its large-scale manufacturing facility will require large-scale machinery. Such machinery is likely to suffer unexpected malfunctions from time to time and will require repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of Enovix’s production equipment may significantly affect the intended operational efficiency. The people needed to remedy these malfunctions may not be readily available. In addition, because this equipment has not been used to build lithium-ion battery cells, the operational performance and costs associated with this equipment can be difficult to predict and may be influenced by factors outside of Enovix’s control, such as, but not limited to, failures by suppliers to deliver necessary components of Enovix’s products in a timely manner and at prices and volumes acceptable to Enovix, environmental hazards and remediation, difficulty or delays in obtaining governmental permits, damages or defects in systems, industrial accidents, fires, seismic activity and other natural disasters. Further, Enovix has in the past experienced power outages at its facilities, and if these outages are more frequent or longer in duration than expected it could impact Enovix’s ability to manufacture batteries in a timely manner.
Even if Enovix is able successfully to develop this new and complex manufacturing process, Enovix may not be able to produce its lithium-ion batteries in commercial volumes in a cost-effective manner.

Enovix currently does not have a manufacturing facility to produce its lithium-ion battery cell in sufficient quantities to meet expected demand, and if Enovix cannot successfully locate and bring an additional facility online, its business will be negatively impacted and could fail.
Currently, Enovix is completing its manufacturing facility in Fremont, California. Even if Enovix is able to overcome the challenges in designing and refining its manufacturing process, this manufacturing facility will only have one manufacturing line which will be sufficient to produce batteries in commercial scale, but not in high enough volumes to meet its expected demand. Enovix is in the process of locating an additional facility which, if Enovix is able to overcome the challenges in designing and refining its manufacturing process, will have multiple lines to produce commercial volumes of its lithium-ion batteries to meet its expected demands. However, Enovix has not yet located a suitable facility and, even if it is able to do so, there is no guarantee that its manufacturing process will scale to produce lithium-ion batteries in quantities sufficient to meet demand. Further, even if Enovix is able to locate such a facility, there is no guarantee that it will be able to lease or acquire such a facility on commercially reasonable terms or at all.
Even if Enovix overcomes the manufacturing challenges and achieves volume production of its lithium-ion battery, if the cost, performance characteristics or other specifications of the battery fall short of Enovix’s or its customers’ targets, Enovix’s sales, product pricing and margins would likely be adversely affected.
Enovix may not be able to source or establish supply relationships for necessary components or may be required to pay costs for components that are more expensive than anticipated, which could delay the introduction of Enovix’s product and negatively impact its business.
Enovix relies on third-party suppliers for components necessary to develop and manufacture its lithium-ion batteries, including key supplies, such as Enovix’s anode, cathode and separator materials. Enovix is collaborating with key suppliers but has not yet entered into agreements for the supply of production quantities of these materials. To the extent that Enovix is unable to enter into commercial agreements with these suppliers on beneficial terms, or these suppliers experience difficulties ramping up their supply of materials to meet Enovix’s requirements, the introduction of Enovix’s battery will be delayed. To the extent Enovix’s suppliers experience any delays in providing or developing the necessary materials, Enovix could experience delays in delivering on its timelines.
Enovix’s business depends on the continued supply of certain materials for its products and it expects to incur significant costs related to procuring materials required to manufacture and assemble its batteries. The cost of Enovix’s batteries depends in part upon the prices and availability of raw materials such as lithium, silicon, nickel, cobalt, copper and/or other metals. The prices for these materials fluctuate and their available supply may be unstable depending on market conditions and global demand for these materials, including as a result of increased global production of electric vehicles and energy storage products as well as supply chain disruption caused by the COVID-19 pandemic. Moreover, Enovix may not be able to negotiate purchase agreements and delivery lead-times for such materials on advantageous terms. Any reduced availability of these materials or substantial increases in the prices for such materials may increase the cost of Enovix’s components and consequently, the cost of Enovix’s products. There can be no assurance that Enovix will be able to recoup increasing costs of its components by increasing prices, which in turn would increase Enovix’s operating costs and negatively impact Enovix’s prospects.
Any disruption in the supply of components or materials could temporarily disrupt production of Enovix’s batteries until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, the effects of the COVID-19 pandemic and other factors beyond Enovix’s control or which it does not presently anticipate, could also affect its suppliers’ ability to deliver components to Enovix on a timely basis.
Currency fluctuations, trade barriers, tariffs or shortages and other general economic or political conditions may limit Enovix’s ability to obtain key components for its lithium-ion batteries or significantly increase freight charges, raw material costs and other expenses associated with Enovix’s business, which could further materially and adversely affect its results of operations, financial condition and prospects. For example, Enovix’s factory is located in Fremont, California and its products require materials and equipment manufactured outside the country, including the People’s Republic of China. If tariffs are placed on these materials and equipment, it could materially impact Enovix’s ability to obtain materials on commercially reasonable terms.

Any of the foregoing could materially and adversely affect Enovix’s results of operations, financial condition and prospects.
Enovix may be unable to adequately control the costs associated with its operations and the components necessary to build its lithium-ion battery cells.
Enovix will require significant capital to develop and grow its business and expects to incur significant expenses, including those relating to raw material procurement, leases, sales and distribution as it builds its brand and markets its batteries, and general and administrative costs as it scales its operations. Enovix’s ability to become profitable in the future will not only depend on its ability to successfully market its lithium-ion batteries and services, but also to control its costs. A large fraction of the cost of Enovix’s battery, like most commercial batteries, is driven by the cost of component materials like anode and cathode powder, separator, pouch material, current collectors, etc. It also includes machined parts that are part of the package. Enovix has assumed based on extensive discussions with vendors, customers, industry analysts and independent research, target costs at startup of production and an assumed cost reduction over time. These estimates may prove inaccurate and adversely affect the cost of Enovix’s batteries.
If Enovix is unable to cost efficiently manufacture, market, sell and distribute its lithium-ion batteries and services, its margins, profitability and prospects would be materially and adversely affected. Enovix has not yet produced any lithium-ion battery cells at volume and its forecasted cost advantage for the production of these cells at scale, compared to conventional lithium-ion cells, will require Enovix to achieve rates of throughput, use of electricity and consumables, yield and rate of automation demonstrated for mature battery, battery material and manufacturing processes, that Enovix has not yet achieved. Enovix is planning on improving the productivity and reducing the cost of its production lines relative to the first line it builds. In addition, Enovix is planning on continuous productivity improvements going forward. If Enovix is unable to achieve these targeted rates or productivity improvements, its business will be adversely impacted.
Customer Risks
Enovix’s relationships with its current customers are subject to various risks which could adversely affect Enovix’s business and future prospects.
Enovix’s customers’ products are typically on a yearly or longer refresh cycles. If Enovix misses qualification timing by even a small amount, the impact to its production schedule, revenue and profits could be large. While Enovix intends to pass all qualification criteria, some field reliability risks remain such as cycle life, long-term high-temp storage capacity and swelling, etc. While Enovix has product wins for which it is designing custom products for specific customers, it does not have firm purchase orders for these products. Should Enovix not be able to convert these design wins into orders its financial performance would be impacted. Batteries are known in the market to have historically faced risk associated with safety (e.g., Samsung Galaxy Note) and therefore customers can be reluctant to take risks on new battery technologies. Since no new battery technology has entered the market for 30 years, it may be difficult for Enovix to overcome customer risk objections. If unanticipated problems arise, it may raise warranty costs and adversely affect revenue and profit.
In addition, one of Enovix’s customers has exclusive rights to purchase Enovix’s batteries for use in the augmented reality and virtual reality space through 2024, which could limit the ability of Enovix to sell batteries to other customers in this space, which may limit the ability of Enovix to grow its business in the augmented reality and virtual reality space through 2024.
If Enovix’s batteries fail to perform as expected, Enovix’s ability to develop, market and sell its batteries could be harmed.
Once commercial production of Enovix’s lithium-ion battery cells commences, its batteries may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls and design changes. Enovix’s batteries are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. Enovix has a limited frame of reference from which to evaluate the long-term performance of its lithium-ion batteries. There can be no assurance that Enovix will be able to detect and fix any defects in its lithium-ion batteries prior to the sale to potential consumers. If Enovix’s batteries fail to perform as expected, it could lose design wins and customers may delay deliveries, terminate further orders or initiate product recalls, each of which could adversely affect Enovix’s sales and brand and could adversely affect Enovix’s business, prospects and results of operations.
Enovix’s battery architecture is different than others and may behave differently in certain customer use applications that it has not evaluated. This could limit Enovix’s ability to deliver to certain applications. In addition, Enovix has limited historical data on the performance and reliability of Enovix’s batteries over time, and therefore it could fail unexpectedly in the field resulting in significant warranty costs or brand damage in the market. In addition, the electrodes and separator structure of Enovix’s battery is different from traditional lithium-ion batteries and therefore could be susceptible to different and unknown failure modes leading Enovix’s batteries to fail and cause a safety event in the field. Such an event could result in the failure of Enovix’s end customer’s product as well as the loss of life or property. Such an event could result in severe financial penalties for Enovix, including the loss of revenue, cancelation of supply contracts and the inability to win new business due to reputational damage in the market. In addition, some of Enovix’s supply agreements require Enovix to fund some or all of the cost of a recall and replacement of end products affected by Enovix’s batteries.
Enovix’s future growth and success depend on its ability to sell effectively to large customers.
Enovix’s potential customers are manufacturers of products that tend to be large enterprises. Therefore, Enovix’s future success will depend on its ability to effectively sell its products to such large customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with Enovix and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase Enovix’s solutions.
Large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.
Enovix may not be able to accurately estimate the future supply and demand for its batteries, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If Enovix fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.
It is difficult to predict Enovix’s future revenues and appropriately budget for its expenses, and Enovix may have limited insight into trends that may emerge and affect its business. Enovix anticipates being required to provide forecasts of its demand to its current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for Enovix’s batteries or its ability to develop, manufacture and deliver batteries, or Enovix’s profitability in the future. If Enovix overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase Enovix’s costs. If Enovix underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. Many factors will affect the demand for Enovix’s batteries. For example, most of the end products in which Enovix’s batteries are expected to be used are manufactured in China. If the political situation between China and the United States were to deteriorate, it could prevent Enovix’s customers from purchasing its batteries.
Lead times for materials and components that Enovix’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Enovix fails to order sufficient quantities of product components in a timely manner, the delivery of batteries to its potential customers could be delayed, which would harm Enovix’s business, financial condition and operating results.
Increases in sales of Enovix’s lithium-ion battery cells may increase our dependency upon specific customers and our costs to develop and qualify our system solutions.
Enovix’s development of its lithium-ion battery cells is dependent, in part, upon successfully identifying and meeting Enovix’s customers’ specifications for those products. Developing and manufacturing lithium-ion batteries with specifications unique to a customer increases Enovix’s reliance upon that customer for purchasing its products at sufficient volumes and prices in a timely manner. If Enovix fails to identify or develop products on a timely basis, or at all, that comply with its customers’ specifications or achieve design wins with customers, Enovix may experience a significant adverse impact on its revenue and margins. Even if Enovix is successful in selling lithium-ion batteries to its customers in sufficient volume, Enovix may be unable to generate sufficient profit if per-unit manufacturing costs exceed per-unit selling prices. Manufacturing lithium-ion batteries to customer specifications requires a longer development cycle, as compared to discrete products, to design, test and qualify, which may increase Enovix’s costs, and could harm Enovix’s business, financial condition and operating results.
Enovix’s Business Risks
Operational problems with Enovix’s manufacturing equipment subject it to safety risks which, if not adequately addressed, could have a material adverse effect on Enovix’s business, results of operations, cash flows, financial condition or prospects.
Operational problems with Enovix’s manufacturing equipment subject it to safety risk which, if not adequately addressed, could result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production. Enovix has retained industry experts and designed its factory with appropriate safety precautions to address the fire risk of manufacturing batteries and minimize the impact of any event. Should these precautions be inadequate or an event be larger than expected, Enovix could have significant equipment or facility damage that would impact its ability to deliver product and require additional cash to recover. In addition, operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. All of these operational problems could have a material adverse effect on Enovix’s business, results of operations, cash flows, financial condition or prospects.
The battery market continues to evolve and is highly competitive, and Enovix may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers.
The battery market in which Enovix competes continues to evolve and is highly competitive. To date, Enovix has focused its efforts on its silicon anode technology, which is being designed to outperform conventional lithium-ion battery technology and other battery technologies. However, lithium-ion battery technology has been widely adopted and Enovix’s current competitors have, and future competitors may have, greater resources than Enovix does and may also be able to devote greater resources to the development of their current and future technologies. These competitors also may have greater access to customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, lithium-ion battery manufacturers may make improvements in energy density faster than they have historically and what Enovix has assumed, continue to reduce cost and expand supply of conventional batteries and therefore reduce Enovix’s energy density advantage and price premium, which would negatively impact the prospects for Enovix’s business or negatively impact the ability for Enovix to sell its products at a market-competitive price and sufficient margins.
There are a number of companies seeking to develop alternative approaches to lithium-ion battery technology. Enovix expects competition in battery technology to intensify. Developments in alternative technologies or improvements in batteries technology made by competitors may materially adversely affect the sales, pricing and gross margins of Enovix’s batteries. If a competing technology is developed that has superior operational or price performance, Enovix’s business will be harmed. Further, in Enovix’s financial modeling it assumes that in addition to improving its core architecture over time, it is able to retain access to state-of-the-art industry materials as they are developed. If industry battery competitors develop their own proprietary materials Enovix would be unable to access these and would lose its competitive advantage in the market. If Enovix fails to accurately predict and ensure that its battery technology can address customers’ changing needs or emerging technological trends, or if Enovix’s customers fail to achieve the benefits expected from Enovix’s lithium-ion batteries, Enovix’s business will be harmed.
Enovix must continue to commit significant resources to develop its battery technology in order to establish a competitive position, and these commitments will be made without knowing whether such investments will result in products potential customers will accept. There is no assurance Enovix will successfully identify new customer requirements, develop and bring its batteries to market on a timely basis, or that products and technologies developed by others will not render Enovix’s batteries obsolete or noncompetitive, any of which would adversely affect Enovix’s business and operating results. Further, the battery industry has consistently improved the energy density of its products every year at a rate of 4-5% per year. If Enovix is unable to improve its energy density at a rate faster than the industry, its competitive advantage will erode.
Customers will be less likely to purchase Enovix’s batteries if they are not convinced that its business will succeed in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Enovix if they are not convinced that Enovix’s business will succeed in the long term. Accordingly, in order to build and maintain its business, Enovix must maintain confidence among current and future partners, customers, suppliers, analysts, ratings agencies and other parties in its long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of Enovix’s control, such as its limited operating history, market unfamiliarity with its products, any delays in scaling manufacturing, delivery and service operations to meet demand, competition and uncertainty regarding Enovix’s eventual production and sales performance compared with market expectations.
Our failure to keep up with rapid technological changes and evolving industry standards may cause our batteries to become less marketable or obsolete, resulting in a decrease in demand for our batteries.
The lithium-based battery market is characterized by changing technologies and evolving industry standards, which are difficult to predict. This, coupled with frequent introduction of new products and models, has shortened product life cycles and may render our batteries less marketable or obsolete. Third parties, including our competitors, may improve their technologies or even achieve technological breakthroughs that could decrease the demand for our batteries. Our ability to adapt to evolving industry standards and anticipate future standards and market trends will be a significant factor in maintaining and improving our competitive position and our prospects for growth.
If Enovix is unable to attract and retain key employees and qualified personnel, its ability to compete could be harmed.
Enovix’s success depends on its ability to attract and retain its executive officers, key employees and other qualified personnel, and as a relatively small company with key talent residing in a limited number of employees, its operations and prospectus may be severely disrupted if it lost any one or more of their services. Further, as Enovix locates its new manufacturing facility, builds it out and brings it online, Enovix will need to hire personnel to staff and maintain this facility with the technical qualifications to do so, which it may not be able to do in the location at which this facility is located. As Enovix builds its brand and becomes more well known, there is increased risk that competitors or other companies will seek to hire Enovix personnel. While some of Enovix’s employees are bound by non-competition agreements, these may prove to be unenforceable. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm Enovix’s business and prospects.
In addition, Enovix is highly dependent on the services of Harrold Rust, its Chief Executive Officer, and other senior technical and management personnel, including its executive officers, who would be difficult to replace. If Mr. Rust or other key personnel were to depart, Enovix may not be able to successfully attract and retain senior leadership necessary to grow its business.
Enovix is an early-stage company with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future.
Enovix incurred a net loss of approximately $16.2 million for the period ended March 31, 2021 and an accumulated deficit of approximately $223.4 million from its inception in 2006 through the period ended March 31, 2021. Enovix believes that it will continue to incur operating and net losses each quarter until at least the time it begins significant production of its Li-ion batteries, which is not expected to occur until 2023, and may occur later.
Enovix expects the rate at which it will incur losses to be significantly higher in future periods as it, among other things: continues to incur significant expenses in connection with the development of its manufacturing process and the manufacturing of its batteries; secures additional manufacturing facilities, and invests in manufacturing capabilities; builds up inventories of components for its batteries; increases its sales and marketing activities; develops its distribution infrastructure; and increases its general and administrative functions to support its growing operations. Enovix may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase Enovix’s losses.
Enovix has been, and may in the future be, adversely affected by the global COVID-19 pandemic.
Enovix faces various risks related to epidemics, pandemics and other outbreaks, including the recent COVID-19 pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. Certain employees of Enovix have tested positive for COVID-19 or have come in close contact with individuals with COVID-19. If a significant portion of Enovix’s workforce is unable to work due to COVID-19 illness, quarantine or other government restrictions in connection with COVID-19, our operations may be negatively impacted. The spread of COVID-19 has also impacted Enovix’s potential customers and suppliers by disrupting the manufacturing, delivery and overall supply chain of battery and device manufacturers. As a result, the effects of the COVID-19 pandemic could impact the availability of materials and resources necessary to install, bring-up and supply materials to Enovix’s first production line.
The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, some employees at Enovix’s headquarters located in Fremont, California are generally subject to a stay-at-home order from the state government. These measures have and may continue to adversely impact Enovix’s employees, research and development activities and operations and the operations of its suppliers, vendors and business partners, and may negatively impact its sales and marketing activities. In addition, various aspects of Enovix’s business cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect Enovix’s future manufacturing plans, sales and marketing activities, business and results of operations. Enovix may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, suppliers, vendors and business partners.
The extent to which the COVID-19 pandemic continues to impact Enovix’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. Even after the COVID-19 pandemic has subsided, Enovix may continue to experience an adverse impact to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.
There are no comparable recent events that may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain.

Enovix’s operating and financial results forecast relies in large part upon assumptions and analyses developed by Enovix. If these assumptions or analyses prove to be incorrect, Enovix’s actual operating results may be materially different from its forecasted results.
The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflect current estimates of future performance. Whether actual operating and financial results and business developments will be consistent with Enovix’s expectations and assumptions as reflected in its forecasts depends on a number of factors, many of which are outside Enovix’s control, including, but not limited to:
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success and timing of manufacturing activity;

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customer acceptance of Enovix’s batteries;

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competition, including from established and future competitors;

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whether Enovix can obtain sufficient capital to build its manufacturing facilities and sustain and grow its business;

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Enovix’s ability to manage its growth;

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whether Enovix can manage relationships with key suppliers;

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Enovix’s ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel; and

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the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond Enovix’s control, could materially and adversely affect its business, results of operations and financial results.
Enovix identified a material weakness in its internal control over financial reporting. If Enovix is unable to remediate this material weakness, or if Enovix identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, Enovix may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect its business and stock price.
In connection with the preparation and audit of Enovix’s consolidated financial statements for the years ended December 31, 2020 and 2019, a material weakness was identified in Enovix’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weakness is as follows:
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Enovix does not have sufficient, qualified personnel to prepare and review complex technical accounting issues and effectively design and implement systems and processes that allow for the timely production of accurate financial information in accordance with internal financial reporting timelines to support the current size and complexity (e.g., acquisitions, divestitures and financings) of Enovix.

This material weakness could result in a misstatement of substantially all of Enovix’s accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Enovix has begun implementation of a plan to remediate the material weakness described above. Those remediation measures are ongoing and include the following:
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Enovix has hired a Chief Financial Officer, who is an experienced finance and accounting officer for public companies with extensive experience in developing and implementing internal controls and executing plans to remediate control deficiencies;

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Enovix is recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement its internal resources; and

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Enovix has been and continue to be designing and implementing additional automation and integration in its financially significant systems.

Enovix plans to continue to assess its internal controls and procedures and intends to take further action as necessary or appropriate to address any other matters it identifies. Enovix cannot assure you that the measures it has taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to its material weakness in internal control over financial reporting or that it will prevent or avoid potential future material weaknesses. The effectiveness of Enovix’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If Enovix is unable to remediate the material weakness, its ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, to may adversely affect Enovix’s reputation and business and the market price of the Combined Entity’s common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of its securities and harm to its reputation and financial condition, or diversion of financial and management resources from the operation of its business.
In addition, it is possible that control deficiencies could be identified by Enovix’s management or by its independent registered public accounting firm in the future or may occur without being identified. Such a failure could result in regulatory scrutiny and cause investors to lose confidence in Enovix’s reported financial condition, lead to a default under future indebtedness and otherwise have a material adverse effect on Enovix’s business, financial condition, cash flow or results of operations.
As a public company, the Combined Entity will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting for future annual reports on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by the Combined Entity’s management in its internal control over financial reporting. The Combined Entity’s independent registered public accounting firm will also be required to audit the effectiveness of its internal control over financial reporting in future annual reports on Form 10-K to be filed with the SEC. The Combined Entity will be required to disclose changes made in its internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject the Combined Entity to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. Enovix has begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but it may not be able to complete its evaluation, testing and any required remediation in a timely fashion.
Lithium-ion battery modules in the marketplace have been observed to catch fire or vent smoke and flame, and such events have raised concerns over the use of such batteries.
Enovix develops lithium-ion battery cells for industrial and consumer equipment and intends to supply these lithium-ion battery cells for industrial and consumer applications. Historically, lithium-ion batteries in laptops and cellphones have been reported to catch fire or vent smoke and flames, and more recently, news reports have indicated that several electric vehicles that use high-power lithium-ion batteries have caught on fire. As such, any adverse publicity and issues as to the use of high-power batteries in automotive or other applications will affect our business and prospects. In addition, any failure of our battery cells may cause damage to the industrial or consumer equipment or lead to personal injury or death and may subject us to lawsuits. We may have to recall our battery cells, which would be time-consuming and expensive. Further, product liability claims, injuries, defects, or other problems experienced by other companies in the lithium-ion battery market could lead to unfavorable market conditions for the industry as a whole, and may have an adverse effect on Enovix's ability to attract new customers, thus harming Enovix's growth and financial performance.
Enovix could face state-sponsored competition from overseas, and may not be able to compete in the market on the basis of price.
One or more foreign governments, including the People’s Republic of China (PRC), have concluded that battery technology and battery manufacturing is a national strategic priority, and therefore have instituted official economic policies meant to support these activities. These policies may provide Enovix’s competitors with artificially lower costs. If these lower costs materialize, and enable competitive products to be sold into Enovix’s markets at prices that, if applied to Enovix, would cause the company to become unprofitable, Enovix’s ability to continue operating could be threatened.
Risks Related to Enovix’s Need for Additional Capital
Enovix does not have adequate funds to acquire its next manufacturing facility and build it out, and may need to raise additional capital, which it may not be able to do.
The design, manufacture and sale of batteries is a capital-intensive business. As a result of the capital-intensive nature of Enovix’s business, it can be expected to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. Enovix will need to raise additional capital to acquire its next manufacturing facility and build it out. Adequate additional funding may not be available to it on acceptable terms or at all. Enovix’s failure to raise capital in the future would have a negative impact on its ability to complete its manufacturing facilities, its financial condition and its ability to pursue its business strategies. The amount of capital that Enovix will be required to raise, and its ability to raise substantial additional capital, will depend on many factors, including, but not limited to:
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its ability and the cost to develop its new and complex manufacturing process that will produce lithium-ion batteries in a cost-effective manner;

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its ability to bring its Fremont manufacturing facility online in a timely and cost-effective manner;

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its ability to locate and acquire a new, larger manufacturing facility on commercially reasonable terms;

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its ability to build out its new, larger manufacturing facility in a cost-effective manner;

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the cost of preparing to manufacture lithium-ion batteries on a larger scale;

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the costs of commercialization activities including product sales, marketing, manufacturing and distribution;

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its ability to hire additional personnel;

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the demand for its lithium-ion batteries and the prices for which Enovix will be able to sell its lithium-ion batteries;

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the emergence of competing technologies or other adverse market developments;

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the effects of the COVID-19 pandemic on its business, results of operations and financial condition.

Enovix’s long term financial model assumes it expands both on its own and by partnering with other battery companies. Should Enovix not be able to achieve these partnering goals it would have to expand purely on its own. This would require additional capital and could impact how fast it can ramp revenue and achieve profitability. It could also impact Enovix’s ability to service some customers that require second sources for supply. Additionally, if Enovix can achieve these partnerships but not on the financial terms it is assuming, it could impact its financial performance.
Over time Enovix expects that it will need to raise additional funds through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with Enovix’s principal sources of liquidity, ongoing costs such as research and development relating to its batteries, any significant unplanned or accelerated expenses, and new strategic investments. Enovix cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders, and its financial condition, results of operations, business and prospects could be materially and adversely affected.
Enovix has relied on a short-term bridge loan from Mr. Rodgers to support its business operations, and if the loan matures or is accelerated because of a default prior to the closing of the Business Combination, or if the Business Combination does not close, it may not have sufficient funds to repay the loans.
In May 2021, Enovix issued the Bridge Note to the Rodgers Massey Revocable Living Trust dtd 4/4/11 (the “Bridge Note”). The proceeds from the Bridge Note are intended to provide working capital funds to help support the operations of Enovix. The Bridge Note accrues interest on a monthly basis at a rate of 7.5% per annum, payable in kind by adding such amount to the principal amount outstanding under the Bridge Note on each monthly anniversary of the issuance of the Bridge Note. The Bridge Note has a maturity date of the earlier of (i) October 25, 2021 and (ii) the closing of the Business Combination. Upon the closing of the Business Combination, the Company intends to repay the principal amount and any accrued and unpaid interest under the Bridge Note with funds from the PIPE Financing and the Trust Account. If the Business Combination does not close by October 25, 2021, Enovix may not have sufficient funds to repay the loan and will need to pursue a forbearance arrangement with the lender or some other arrangement to meet its obligations under the Bridge Note.
The Bridge Note is subject to customary events of default and provides customary remedies upon an event of default. The Bridge Note is secured by a first priority security interest in Enovix’s assets, excluding its intellectual property. Enovix is subject to a negative pledge covenant with respect to its assets, including its intellectual property, and is restricted from selling, licensing or otherwise transferring any material assets or property outside of the ordinary course of business. These covenants may restrict Enovix’s ability to finance its operations and to pursue its business activities and strategies, and its ability to comply with these covenants may be affected by events beyond Enovix’s control.
Enovix’s management has identified conditions that raise substantial doubt about Enovix’s ability to continue as a going concern.
Enovix’s management has concluded that there is substantial doubt about Enovix’s ability to continue as a going concern. Similarly, Enovix’s independent registered public accounting firm included an explanatory paragraph in its report on Enovix’s financial statements as of, and for the year ended, December 31, 2020, which references management's conclusion.
As discussed in Note 1 to the consolidated condensed financial statements for the period ended March 31, 2021, Enovix has incurred losses since inception and has an accumulated deficit of $223.4 million. These conditions raise substantial doubt about Enovix's ability to continue as a going concern. The ability to continue as a going concern is dependent upon generating profitable operations in the future and/or obtaining the necessary financing to meet Enovix's obligations and repay its liabilities arising from normal business operations when they become due. Enovix believes that the successful completion of the Business Combination will eliminate this doubt and enable Enovix to continue as a going concern. However, there can be no assurance that Enovix will be successful in its plans described elsewhere in this proxy statement/prospectus or in attracting future debt or equity financings or strategic and collaborative ventures with third parties on acceptable terms, or if at all. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.
Raising additional funds may cause dilution to existing stockholders and/or may restrict Enovix’s operations or require it to relinquish proprietary rights.
To the extent that Enovix raises additional capital by issuing equity or convertible debt securities, its existing stockholders’ ownership interest may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of a common stockholder. Any agreements for future debt or preferred equity financings, if available, may involve covenants limiting or restricting its ability to take specific actions, such as raising additional capital, incurring additional debt, making capital expenditures, or declaring dividends. In addition, if Enovix raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, it may be required to relinquish valuable rights to its technologies or future revenue streams.
Enovix’s Intellectual Property Risks
Enovix relies heavily on its intellectual property portfolio. If Enovix is unable to protect its intellectual property rights, its business and competitive position would be harmed.
Enovix may not be able to prevent unauthorized use of its intellectual property, which could harm its business and competitive position. Enovix relies upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in its proprietary technologies. In addition, Enovix seeks to protect its intellectual property rights through nondisclosure and invention assignment agreements with its employees and consultants, and through non-disclosure agreements with business partners and other third parties. Despite Enovix’s efforts to protect its proprietary rights, third parties may attempt to copy or otherwise obtain and use Enovix’s intellectual property or be able to design around Enovix’s intellectual property. Monitoring unauthorized use of Enovix’s intellectual property is difficult and costly, and the steps Enovix has taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts Enovix undertakes, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm its business, results of operations and financial condition. Moreover, Enovix’s intellectual property is stored on computer systems that could be penetrated by intruders and potentially misappropriated. There is no guarantee that Enovix’s efforts to protect its computer systems will be effective. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard Enovix’s intellectual property portfolio.
Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, Enovix’s intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of Enovix’s intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. Further, Enovix has not established its intellectual property rights in all countries in the world, and competitors may copy its designs and technology and operate in countries in which it has not prosecuted its intellectual property. Failure to adequately protect Enovix’s intellectual property rights could result in its competitors using Enovix’s intellectual property to offer products, and competitors’ ability to design around Enovix’s intellectual property would enable competitors to offer similar or better batteries, in each case potentially resulting in the loss of some of Enovix’s competitive advantage and a decrease in its revenue which, would adversely affect its business, prospects, financial condition and operating results.
Enovix may need to defend itself against intellectual property infringement claims, which may be time-consuming and could cause it to incur substantial costs.
Companies, organizations or individuals, including Enovix’s current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with Enovix’s ability to make, use, develop or sell its products, which could make it more difficult for Enovix to operate its business. From time to time, Enovix may receive inquiries from holders of patents or trademarks inquiring whether Enovix is infringing their proprietary rights and/or seek court declarations that they do not infringe upon Enovix’s intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries, electric motors or electronic power management systems may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if Enovix is determined to have infringed upon a third party’s intellectual property rights, Enovix may be required to do one or more of the following:
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cease selling, incorporating or using products that incorporate the challenged intellectual property;

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pay substantial damages;

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obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

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redesign its batteries.

In the event of a successful claim of infringement against Enovix and its failure or inability to obtain a license to the infringed technology, Enovix’s business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.
Enovix also licenses patents and other intellectual property from third parties, and it may face claims that its use of this intellectual property infringes the rights of others. In such cases, Enovix may seek indemnification from its licensors under its license contracts with them. However, Enovix’s rights to indemnification may be unavailable or insufficient to cover its costs and losses, depending on its use of the technology, whether it chooses to retain control over conduct of the litigation, and other factors.
Enovix’s patent applications may not result in issued patents or its patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on Enovix’s ability to prevent others from interfering with its commercialization of its products.
Enovix’s patent applications may not result in issued patents, which may have a material adverse effect on its ability to prevent others from commercially exploiting products similar to Enovix’s. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, Enovix cannot be certain that the patent applications that it files will result in patents being issued, or that its patents and any patents that may be issued to Enovix will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which Enovix has developed and is developing its technology. In addition to those who may claim priority, any of Enovix existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus Enovix cannot be certain that foreign patent applications related to issued U.S. patents will be issued.
Even if Enovix’s patent applications succeed and it is issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide Enovix with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from Enovix’s patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to Enovix’s. The intellectual property rights of others could also bar Enovix from licensing and exploiting any patents that issue from its pending applications. In addition, patents issued to Enovix may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect its business, prospects, financial condition and operating results.
Enovix’s Regulatory Risks
Enovix may encounter regulatory approval difficulties which could delay its ability to launch its lithium-ion battery cells, and compliance with regulatory laws may limit their usefulness.
Any delay in the development and manufacturing scale-up of Enovix’s lithium-ion battery cells would negatively impact its business as it will delay time to revenue and negatively impact Enovix’s customer relationships. For example, although Enovix plans on passing all the required regulatory abuse testing, because its design is new and has very high energy density, there may be unanticipated failure modes that occur in the field which could delay or prevent it from launching its batteries. Further, there are current limits on the amount of energy that can be transported via different methods, particularly air travel. These limits have been historically based on the energy of batteries currently on the market. These limits may have to be increased in the future if they are not to limit the transportation of Enovix’s batteries. If these limits are not increased, it could increase the costs and duration of shipping of Enovix’s finished product and limit customer use of Enovix’s batteries in certain cases. This could increase Enovix’s inventory costs and limit sales of its batteries in some markets.
Enovix is subject to substantial regulation and unfavorable changes to, or failure by Enovix to comply with, these regulations could substantially harm its business and operating results.
Enovix’s batteries are subject to substantial regulation under international, federal, state and local laws, including export control laws. Enovix expects to incur significant costs in complying with these regulations. Regulations related to the battery and alternative energy are currently evolving and Enovix faces risks associated with changes to these regulations.
To the extent the laws change, Enovix’s products may not comply with applicable international, federal, state or local laws, which would have an adverse effect on its business. Compliance with changing regulations could be burdensome, time consuming and expensive. To the extent compliance with new regulations is cost prohibitive, Enovix’s business, prospects, financial condition and operating results would be adversely affected.
Internationally, there may be laws in jurisdictions Enovix has not yet entered or laws it is unaware of in jurisdictions it has entered that may restrict its sales or other business practices. The laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles that may interfere with Enovix’s ability to commercialize its products could have a negative and material impact on its business, prospects, financial condition and results of operations.
Enovix is subject to a variety of laws and regulations related to the safety and transportation of its batteries. Enovix's failure to comply with these laws and regulations may have a material adverse effect on Enovix’s business and results of operations.
Many federal, state and local authorities require certification by Underwriters Laboratory, Inc., an independent, not-for-profit corporation engaged in the testing of products for compliance with certain public safety standards, or other safety regulation certification prior to marketing battery cells. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. Enovix’s products may not meet the specifications required by these authorities. A determination that any of Enovix’s products are not in compliance with these rules and regulations could result in the imposition of fines or an award of damages to private litigants.
In addition, lithium batteries have been identified as a Class 9 dangerous good during transport. To be safely transported (by air, sea, rail or roadways), they must meet various international, national, state and local authorities, including, for example, the provisions laid out in United Nations standard UN 38.3. This standard applies to batteries transported either on their own or installed in a device. UN 38.3 has been adopted by regulators and competent authorities around the world, thus making it a requirement for global market access. Enovix’s failure to manage the transportation of its products could subject Enovix to increased costs or future liabilities.
Enovix is subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect its business, results of operation and reputation.
Enovix is subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require Enovix to manufacture with alternative technologies and materials.
Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require Enovix to make material changes to its operations, resulting in significant increases to the cost of production.
Enovix’s manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact the company brand, finances or ability to operate.
A failure to properly comply (or to comply properly) with foreign trade zone laws and regulations could increase the cost of our duties and tariffs.
Our manufacturing facility in Fremont, California has been established as a foreign trade zone through qualification with U.S. Customs. Materials received in a foreign trade zone are not subject to certain U.S. duties or tariffs until the material enters U.S. commerce. We benefit from the adoption of foreign trade zones by reduced duties, deferral of certain duties and tariffs, and reduced processing fees, which help us realize a reduction in duty and tariff costs. However, the operation of our foreign trade zone requires compliance with applicable regulations and continued support of U.S. Customs with respect to the foreign trade zone program. If we are unable to maintain the qualification of our foreign trade zones, or if foreign trade zones are limited or unavailable to us in the future, our duty and tariff costs would increase, which could have an adverse effect on our business and results of operations.
General Risk Factors
From time to time, Enovix may be involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on Enovix’s profitability and consolidated financial position.
Enovix may be involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers and suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters and employment matters.
It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect Enovix’s reputation.
Enovix may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.
Highly publicized incidents of laptop computers and cell phones bursting into flames have focused attention on the safety of lithium-ion batteries. If one of Enovix’s products were to cause injury to someone or cause property damage, including as a result of product malfunctions, defects, or improper installation leading to a fire or other hazardous condition, Enovix may become subject to product liability claims, even those without merit, which could harm its business, prospects, operating results and financial condition. Enovix faces inherent risk of exposure to claims in the event its batteries do not perform as expected or malfunction resulting in personal injury or death. Enovix’s risks in this area are particularly pronounced given its batteries have not yet been commercially tested or mass produced. A successful product liability claim against Enovix could require Enovix to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about Enovix’s batteries and business and inhibit or prevent commercialization of other future battery candidates, which would have material adverse effect on Enovix’s brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of Enovix’s coverage, or outside of Enovix’s coverage, may have a material adverse effect on Enovix’s reputation, business and financial condition. Enovix may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if it does face liability for its products and are forced to make a claim under its policy.
Enovix’s batteries and its website, systems and data it maintains may be subject to intentional disruption, other security incidents, or alleged violations of laws, regulations or other obligations relating to data handling that could result in liability and adversely impact its reputation and future sales.
Enovix expects to face significant challenges with respect to information security and maintaining the security and integrity of its systems and other systems used in its business, as well as with respect to the data stored on or processed by these systems. Advances in technology, an increased level of sophistication, and an increased level of expertise of hackers, new discoveries in the field of cryptography or others can result in a compromise or breach of the systems used in its business or of security measures used in its business to protect confidential information, personal information and other data. There can be no guarantee that Enovix’s efforts to secure its computer systems against intrusion or exfiltration will be successful.
The availability and effectiveness of Enovix’s batteries, and Enovix’s ability to conduct its business and operations, depend on the continued operation of information technology and communications systems, some of which Enovix has yet to develop or otherwise obtain the ability to use. Systems used in Enovix’s business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers or others. Enovix anticipates using outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as Enovix. Some of the systems used in Enovix’s business will not be fully redundant, and its disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in Enovix’s business could result in lengthy interruptions in its service.
Enovix facilities or operations could be damaged or adversely affected as a result of natural disasters and other catastrophic events.
Enovix’s facilities or operations could be adversely affected by events outside of its control, such as natural disasters, wars, health epidemics such as the ongoing COVID-19 pandemic, and other calamities. Enovix’s headquarters and initial manufacturing facilities are located in Fremont, California, which is prone to earthquakes. Enovix cannot assure you that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect Enovix’s ability to provide services.
Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect Enovix’s business, financial condition and results of operations.
In recent years, the United States and global economies suffered dramatic downturns as the result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. The United States and certain foreign governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If the actions taken by these governments are not successful, the return of adverse economic conditions may negatively impact the demand for Enovix’s lithium-ion battery cells and may negatively impact Enovix’s ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.
The Combined Entity’s ability to utilize its net operating losses and certain other tax attributes to offset future taxable income and taxes may be subject to certain limitations.
In general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards (“NOLs”) to offset future taxable income and certain other pre-change tax attributes. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If Enovix has experienced an ownership change at any time since its incorporation, the Combined Entity may already be subject to limitations on its ability to utilize Enovix’s existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, the Business Combination and future changes in the Combined Entity’s stock ownership, which may be outside of the Combined Entity’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit the Combined Entity’s use of accumulated state tax attributes. As a result, even if Combined Entity earns net taxable income in the future, its ability to use its or Enovix’s pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to the Combined Entity.
There is also a risk that changes in law or regulatory changes made in response to the need for some jurisdictions to raise additional revenue to help counter the fiscal impact from the COVID-19 pandemic or for other unforeseen reasons, including suspensions on the use of net operating losses or tax credits, possibly with retroactive effect, may result in the Combined Entity and Enovix’s existing net operating losses or tax credits expiring or otherwise being unavailable to offset future income tax liabilities. A temporary suspension of the use of certain net operating losses and tax credits has been enacted in California, and other states may enact suspensions as well.
Enovix is or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject Enovix to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect its business, results of operations, financial condition and reputation.
Enovix is or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which it conducts or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit Enovix and its officers, directors, employees and business partners acting on its behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect Enovix’s business, results of operations, financial condition and reputation. Enovix’s policies and procedures designed to ensure compliance with these regulations may not be sufficient and its directors, officers, employees, representatives, consultants, agents and business partners could engage in improper conduct for which it may be held responsible.
Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject Enovix to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect Enovix’s business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact Enovix’s business and investments in its common stock.
Enovix’s insurance coverage may not be adequate to protect it from all business risks.
Enovix may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God, and other claims against Enovix, for which Enovix may have no insurance coverage. As a general matter, the policies that Enovix does have may include significant deductibles or self-insured retentions, and Enovix cannot be certain that its insurance coverage will be sufficient to cover all future losses or claims against it. A loss that is uninsured or which exceeds policy limits may require Enovix to pay substantial amounts, which could adversely affect its financial condition and operating results.
Risks Related to RSVAC and the Business Combination
RSVAC has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If RSVAC is unable to consummate a business combination, including the Business Combination, its public stockholders may be forced to wait more than 24 months before receiving distributions from the Trust Account.
RSVAC is a development stage blank check company, and it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. RSVAC has until December 4, 2022 to complete a business combination. RSVAC has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend its Current Charter prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to RSVAC. Only after the expiration of this full time period will public stockholders be entitled to distributions from the Trust Account if RSVAC is unable to complete a business combination.

Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public security holders may be forced to sell their Public Shares or Public Warrants, potentially at a loss. In addition if RSVAC fails to complete an initial business combination by December 4, 2022, there will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless, unless RSVAC amends its Current Charter to extend its life and certain other agreements it has entered into.
Following the consummation of the Business Combination, RSVAC’s only significant asset will be ownership of 100% of Enovix and such ownership may not be sufficient to pay dividends or make distributions or loans to enable it to pay any dividends on its Common Stock.
Following the consummation of the Business Combination, RSVAC will have no direct operations and no significant assets other than the ownership of 100% of Enovix. RSVAC will depend on Enovix for distributions, loans and other payments to generate the funds necessary to meet RSVAC’s financial obligations, including RSVAC’s expenses as a publicly traded company, and to pay any dividends with respect to its Common Stock. The earnings from, or other available assets of, Enovix, may not be sufficient to pay dividends or make distributions or loans to enable RSVAC to pay any dividends on its Common Stock or satisfy its other financial obligations.
Subsequent to the consummation of the Business Combination, RSVAC may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although RSVAC has conducted due diligence on Enovix, RSVAC cannot assure you that this diligence revealed all material issues that may be present in Enovix’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of RSVAC’s and Enovix’s control will not later arise. As a result, RSVAC may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if RSVAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with RSVAC’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on RSVAC’s liquidity, the fact that RSVAC reports charges of this nature could contribute to negative market perceptions about the Combined Entity’s securities. In addition, charges of this nature may cause RSVAC to be unable to obtain future financing on favorable terms or at all.
The Sponsor has agreed to vote in favor of such initial business combination, regardless of how RSVAC’s public stockholders vote.
Unlike some other blank check companies in which the initial stockholders agree to vote their founders shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the holders of the Founders Shares have agreed (i) to vote any such shares in favor of any proposed business combination, including the Business Combination and (ii) to waive redemption rights with respect to any shares of Common Stock owned or to be owned by such holder, and that such holder will not seek redemption with respect to or otherwise sell, such shares in connection with any vote to approve a business combination, amend the provisions of the Charter, or a tender offer by RSVAC prior to a business combination. As a result, RSVAC would need only 1,437,501, or approximately 5%, of the 28,750,000 shares of RSVAC Common Stock to be voted in favor of the Business Combination in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote its Founders Shares in accordance with the majority of the votes cast by RSVAC’s public stockholders.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what RSVAC’s actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what RSVAC’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.
On March 22, 2021, Michael Costello, a purported stockholder in RSVAC, filed a complaint in the Superior Court of California, San Mateo County, against RSVAC and its Board. The case is captioned Michael Costello v. Rodgers Silicon Valley Acquisition Corp., et al., 21-CV-01536. This Costello complaint alleges, among other things, that the directors breached their fiduciary duties in connection with the terms of the proposed Business Combination, and that the disclosures in RSVAC’s registration statement regarding the proposed Business Combination are materially deficient. The complaint also alleges aiding and abetting claims against RSVAC.
On April 5, 2021, Derek Boxhorn, a purported stockholder in RSVAC, filed a complaint in the United States District Court for the Southern District of New York against RSVAC and its Board. The case is captioned Derek Boxhorn v. Rodgers Silicon Valley Acquisition Corp., et al., 1;21-cv-02900 (SDNY). The Boxhorn complaint alleges, among other things, that the defendants violated Sections 14(a) and 20(a) of the Exchange Act, and that the individual defendants breached their fiduciary duties, in connection with the terms of the proposed Business Combination, and that RSVAC’s registration statement contains materially incomplete and misleading information regarding the proposed Business Combination.
Each plaintiff seeks, among other things, unspecified monetary damages, attorney’s fees and costs and injunctive relief, including enjoining the proposed Business Combination.
Additional lawsuits may be filed against RSVAC or its directors and officers in connection with the Business Combination. Defending such lawsuits could require RSVAC to incur significant costs and draw the attention of the management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the Closing may adversely affect the Combined Entity’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Closing from occurring within the contemplated timeframe. RSVAC cannot predict the outcome of the lawsuits or any others that might be filed subsequent to the date of filing of this registration statement and cannot reasonably estimate the possible loss or range of loss with respect to these matters. RSVAC believes that the lawsuits are without merit and intend to defend against the claims vigorously.
If third parties bring claims against RSVAC, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.00.
RSVAC’s placing of funds in trust may not protect those funds from third party claims against RSVAC. Although RSVAC will seek to have all vendors and service providers RSVAC engages and prospective target businesses RSVAC negotiates with execute agreements with RSVAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of RSVAC’s public stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with RSVAC, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of RSVAC’s public stockholders.
Additionally, if RSVAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against RSVAC’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in RSVAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of RSVAC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, RSVAC may not be able to return to RSVAC’s public stockholders at least $10.00. As a result, if any such claims were successfully made against the Trust Account, the funds available for RSVAC’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.00 per Public Share.

RSVAC’s stockholders may be held liable for claims by third parties against RSVAC to the extent of distributions received by them.
The Current Charter provides that RSVAC will continue in existence only until December 4, 2022. If RSVAC has not completed a business combination by such date, RSVAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by RSVAC to pay its franchise and income taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RSVAC’s remaining stockholders and the Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to RSVAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
If RSVAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against RSVAC which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by RSVAC’s stockholders. Furthermore, because RSVAC intends to distribute the proceeds held in the Public Shares to RSVAC’s public stockholders promptly after expiration of the time RSVAC has to complete an initial business combination, this may be viewed or interpreted as giving preference to RSVAC’s public stockholders over any potential creditors with respect to access to or distributions from RSVAC’s assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to RSVAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and RSVAC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. RSVAC cannot assure you that claims will not be brought against it for these reasons.
Neither RSVAC nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Enovix in the Merger Agreement ultimately proves to be inaccurate or incorrect.
The representations and warranties made by Enovix and RSVAC to each other in the Merger Agreement will not survive the consummation of the Business Combination. As a result, RSVAC and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Enovix in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, RSVAC would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.
If RSVAC does not file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the Public Warrants, holders will only be able to exercise such Public Warrants on a “cashless basis.”
If RSVAC does not file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the Public Warrants at the time that holders wish to exercise such Public Warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of Common Stock that holders will receive upon exercise of the Public Warrants will be fewer than it would have been had such holder exercised its Public Warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their Public Warrants for cash if a current and effective prospectus relating to the Common Stock issuable upon exercise of the Public Warrants is available. Under the terms of the warrant agreement, RSVAC has agreed to use its best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the Public Warrants until the expiration of the Public Warrants. However, RSVAC cannot assure you that it will be able to do so. If RSVAC is unable to do so, the potential “upside” of the holder’s investment in RSVAC may be reduced or the Public Warrants may expire worthless.
Even if RSVAC consummates the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of the Public Warrants may be amended.
The exercise price for the Public Warrants is $11.50 per one whole share. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.
In addition, RSVAC’s Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and RSVAC. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any other change. Accordingly, RSVAC may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although RSVAC’s ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of Common Stock purchasable upon exercise of a Public Warrant.
RSVAC has no obligation to net cash settle the Public Warrants.
In no event will RSVAC have any obligation to net cash settle the Public Warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of the Public Warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the Public Warrants. Accordingly, the Public Warrants may expire worthless.
RSVAC’s ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including Enovix’s key personnel, all of whom are expected to remain with the Combined Entity following the Business Combination. While RSVAC intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct.
RSVAC’s ability to successfully effect the Business Combination is dependent upon the efforts of RSVAC’s key personnel, including key personnel of Enovix. Although RSVAC expects all of such key personnel to remain with the Combined Entity following the Business Combination, it is possible that RSVAC will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Entity. While RSVAC intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause RSVAC to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations.
RSVAC’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.
RSVAC’s Sponsor, officers and directors and their respective affiliates and associates have interests in and benefits arising from the completion of the Business Combination that are different from or in addition to (and which may conflict with) the interests of RSVAC’s public stockholders, which may result in a conflict of interest. These interests and benefits include:
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The fact that Mr. Thurman J. “TJ” Rodgers, RSVAC’s Chief Executive Officer and Chairman of the Board, is a member of the board of directors of Enovix, and owns, through a trust, approximately 11.3% of all issued and outstanding Enovix common stock (on a fully-diluted and as-converted to common stock basis);

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A total of $1,425,000 from RSVAC’s IPO was held outside of the Trust Account for working capital expenses. To date, RSVAC has spent $652,000 for accounting, audit, legal D&O insurance and other filing fees and expenses. RSVAC also projects to spend $750,000 towards the Business Combination with Enovix. If an initial business combination is not consummated, RSVAC’s Sponsor will not receive reimbursement for any out-of-pocket expenses incurred to the extent that such expenses exceed the amount of available proceeds that were held outside of the Trust Account from the RSVAC IPO and Private Placement;

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If an initial business combination is not completed by December 4, 2022, RSVAC will be required to liquidate. In such event, the Founders Shares held by our Sponsor, which were acquired for an aggregate purchase price of $25,000 will be worthless, as the Sponsor does not have liquidation rights with respect to the Founders Shares. The Founders Shares had an aggregate market value of approximately $115,000,000 based on the closing price of RSVAC’s Common Stock of $20.00 on Nasdaq as of June 11, 2021;

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The fact that certain directors of RSVAC are members of the Sponsor and own units of the Sponsor that will convert into Founders Shares and Placement Warrants upon a distribution of the Sponsor’s assets to its members. As a result, the following directors of RSVAC have the right to obtain securities of RSVAC:

(i) Mr. Hernandez will receive 460,000 Founders Shares, which have an aggregate market value of approximately $9,200,000 based on the closing price of RSVAC Common Stock of $20.00 as of June 11, 2021 on Nasdaq (the “RSVAC Common Stock Closing Price”) and 500,000 Placement Warrants, which have an aggregate market value of approximately $4,105,000 based on the closing price of RSVAC Warrants of $8.21 as of June 11, 2021 on Nasdaq (the “RSVAC Warrant Closing Price”); (ii) Mr. McCranie will receive 450,000 Founders Shares, which have an aggregate market value of approximately $9,000,000 based on the RSVAC Common Stock Closing Price and 500,000 Placement Warrants, which have an aggregate market value of approximately $4,105,000 based on the RSVAC Warrant Closing Price; (iii) Mr. Gomo will receive 295,000 Founders Shares, which have an aggregate market value of approximately $5,900,000 based on the RSVAC Common Stock Closing Price and 300,000 Placement Warrants, which have an aggregate market value of approximately $2,463,000 based on the RSVAC Warrant Closing Price; (iv) Mr. Malchow will receive 262,500 Founders Shares, which have an aggregate market value of approximately $5,250,000 based on the RSVAC Common Stock Closing Price and 250,000 Placement Warrants, which have an aggregate market value of approximately $2,052,500 based on the RSVAC Warrant Closing Price; and (v) Ms. Hung will receive 262,500 Founders Shares, which have an aggregate market value of approximately $5,250,000 based on the RSVAC Common Stock Closing Price and 250,000 Placement Warrants, which have an aggregate market value of approximately $2,052,500 based on the RSVAC Warrant Closing Price. The balance of the units in the Sponsor are held by the Rodgers Massey Revocable Living Trust, of which Mr. Rodgers is trustee, and are convertible into 4,020,000 Founders Shares, which have an aggregate market value of approximately$80,400,000 based on the RSVAC Common Stock Closing Price and 4,200,000 Placement Warrants, which have an aggregate market value of approximately $34,482,000 based on the RSVAC Warrant Closing Price. These interests may influence RSVAC’s directors in making their recommendation that you vote in favor of the approval of the Business Combination;
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If an initial business combination is not completed by December 4, 2022, the 6,000,000 Placement Warrants that were purchase by our Sponsor for $6,000,000 will be worthless. Such Placement Warrants had an aggregate market value of approximately $49,260,000, based on the closing price of RSVAC Warrants of $8.21 on Nasdaq as of June 11, 2021, and the shares of RSVAC Common Stock underlying the Placement Warrants had an aggregate market value of approximately $115,000,000 based on the closing price of RSVAC Common Stock of $20.00 on Nasdaq as of June 11, 2021;

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If the Business Combination is completed, Thurman J. “TJ” Rodgers, Emmanuel Hernandez, and John D. McCranie, three of the current RSVAC directors, will be appointed to serve as members of the Combined Entity’s Board and expect to receive compensation for services in an amount to be determined by the Combined Entity’s Board following the consummation of the Business Combination;

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The fact that in May 2021, Enovix issued a secured promissory note in the principal amount of $15,000,000 to the Rodgers Massey Revocable Living Trust dtd 4/4/11 (the “Bridge Note”) of which Mr. Rodgers is trustee. The proceeds from the Bridge Note are intended to provide working capital funds to help support the operations of Enovix. The Bridge Note accrues interest on a monthly basis at a rate of 7.5% per annum, payable in kind by adding such amount to the principal amount outstanding under the Bridge Note on each monthly anniversary of the issuance of the Bridge Note. The Bridge Note has a maturity date of the earlier of (i) October 25, 2021 and (ii) the closing of the Business Combination. Upon the closing of the Business Combination, Enovix intends to repay the principal amount and any accrued and unpaid interest under the Bridge Note with funds from the PIPE Financing and the Trust Account. If the Business Combination does not close by October 25, 2021, Enovix may not have sufficient funds to repay the loan and will need to pursue a forbearance arrangement with the lender or some other arrangement to meet its obligations under the Bridge Note;

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While he received no remuneration for his services from RSVAC, and was not an officer nor a director of RSVAC, Mr. Reichow was previously a member of the RSVAC Technical Advisory Board and is currently a member of the Enovix Board of Directors; and

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The fact that the Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial business combination.

RSVAC’s Chief Executive Officer and Chairman of the Board has interests in, and will benefit from, the Business Combination which may be different from or in addition to (and which may conflict with) the interests of the RSVAC stockholders.
As disclosed in the Prospectus, we are not prohibited from pursuing an initial business combination with a company that is affiliated with one or more of our officers or directors. Enovix is affiliated with Mr. Thurman J. “TJ” Rodgers, our Chief Executive Officer and Chairman of the Board, who is also a member of the board of directors of Enovix, and owns, through the Rodgers Massey Revocable Living Trust (the “Trust”), approximately 11.3% of all issued and outstanding Enovix common stock (on a fully-diluted and as-converted to common stock basis). Due to his position as a stockholder and member of the board of directors of Enovix, as well as his position as an officer and director of RSVAC, as part of the process agreed to by all RSVAC directors, Mr. Rodgers recused himself from the Board discussions and vote to approve a business combination with Enovix. Although Mr. Rodgers was never present at, and did not participate in, any RSVAC Board meetings where merger negotiations, deliberations or valuations regarding Enovix took place, you should be aware that Mr. Rodgers has interests in RSVAC and Enovix that may conflict with, or result in additional benefits conferred upon Mr. Rodgers that are different from your interests as a RSVAC stockholder. Mr. Rodgers is the trustee of the Trust, which controls the Sponsor. In addition, Mr. Rodgers and the other RSVAC Board members who will recommend the initial business combination have previous relationships that may mean they have influence over each other’s decision to support the initial business combination. If the Business Combination is not consummated, the Founders Shares and Placement Warrants owned by the Sponsor will expire worthless. The Trust paid an aggregate of $15,740,327 for the shares of Enovix that it currently owns. Upon the consummation of the Business Combination, the aggregate market value of the Trust's shares is expected to be approximately $224,612,850 (on a fully-diluted and as-converted to common stock basis) based on the closing price of RSVAC's Common Stock of $13.22 on Nasdaq as of May 7, 2021. If the Business Combination is completed, Mr. Rodgers will be appointed to serve as member of the Combined Entity’s Board and expects to receive compensation for services in an amount to be determined by the Combined Entity’s Board following the consummation of the Business Combination. Mr. Rodgers’ ownership interest in the Combined Entity will be 22,687,628 shares of RSVAC Common stock, or 16.0% (assuming no redemptions), or 17.9% (assuming maximum redemptions). These shares consist of (i) the 5,750,000 shares of RSVAC Common Stock owned by Rodgers Capital, LLC, and (ii) 16,937,628 shares of Combined Entity common stock held by the Rodgers Massey Revocable Living Trust dtd 4/4/11 for which Mr. Rodgers is trustee.
A market for RSVAC’s securities may not continue, which would adversely affect the liquidity and price of its securities.
Following the Business Combination, the price of RSVAC’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for RSVAC’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of RSVAC’s securities after the Business Combination can vary due to general economic conditions and forecasts, RSVAC’s general business condition and the release of RSVAC’s financial reports. Additionally, if RSVAC’s securities are not listed on, or become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of RSVAC’s securities may be more limited than if RSVAC were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
There can be no assurance that RSVAC will be able to comply with the continued listing standards of Nasdaq.
RSVAC’s continued eligibility for listing may depend on the number of its shares that are redeemed. If, after the Business Combination, Nasdaq delists RSVAC’s securities from trading on its exchange for failure to meet the listing standards, RSVAC and its stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for RSVAC’s securities;

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a determination that RSVAC Common Stock is a “penny stock” which will require brokers trading in its Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for RSVAC Common Stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of RSVAC’s securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of RSVAC’s securities may decline. The market values of RSVAC’s securities at the time of the consummation of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which RSVAC’s stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of RSVAC’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Enovix’s stock and trading in the shares of RSVAC Common Stock has not been active. Accordingly, the valuation ascribed to Enovix and RSVAC Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for RSVAC’s securities develops and continues, the trading price of RSVAC’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond RSVAC’s control. Any of the factors listed below could have a material adverse effect on your investment in RSVAC’s securities and RSVAC’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of RSVAC’s securities may not recover and may experience a further decline.
Factors affecting the trading price of the Combined Entity’s securities following the Business Combination may include:
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actual or anticipated fluctuations in the Combined Entity’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the Combined Entity’s;

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changes in the market’s expectations about the Combined Entity’s operating results;

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success of competitors;

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the Combined Entity’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning the Combined Entity or the market in general;

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operating and stock price performance of other companies that investors deem comparable to the Combined Entity;

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the Combined Entity’s ability to develop product candidates;

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changes in laws and regulations affecting the Combined Entity’s business;

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commencement of, or involvement in, litigation involving the Combined Entity;

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changes in the Combined Entity’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of the Combined Entity’s securities available for public sale;

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any major change in the Combined Entity’s Board or management;

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sales of substantial amounts of Common Stock by RSVAC’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Combined Entity’s securities irrespective of its operating performance. The stock market in general and Nasdaq in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Entity’s securities, may not be predictable. A loss of investor confidence in the market for battery company stocks or the stocks of other companies which investors perceive to be similar to the Combined Entity could depress the Combined Entity’s stock price regardless of the Combined Entity’s business, prospects, financial conditions or results of operations. A decline in the market price of the Combined Entity’s securities also could adversely affect the Combined Entity’s ability to issue additional securities and the Combined Entity’s ability to obtain additional financing in the future.
Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, its business, or its market, or if they change their recommendations regarding the Combined Entity’s securities adversely, the price and trading volume of the Combined Entity’s securities could decline.
The trading market for the Combined Entity’s securities will be influenced by the research and reports that industry or securities analysts may publish about RSVAC, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on RSVAC or the Combined Entity. If no securities or industry analysts commence coverage of the Combined Entity, RSVAC’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Entity change their recommendation regarding RSVAC’s stock adversely, or provide more favorable relative recommendations about RSVAC’s competitors, the price of the Combined Entity’s securities would likely decline. If any analyst who may cover the Combined Entity were to cease coverage of the Combined Entity or fail to regularly publish reports on it, RSVAC could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.
The future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of the Combined Entity’s common stock.
Sales of a substantial number of shares of the Combined Entity’s common stock in the public market could occur at any time. If the Combined Entity’s stockholders sell, or the market perceives that the Combined Entity’s stockholders intend to sell, substantial amounts of the Combined Entity’s common stock in the public market, the market price of the Combined Entity’s common stock could decline.
The holders of the Founders Shares and Placement Warrants are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the RSVAC IPO. The holders of the majority of these securities are entitled to make up to three demands that RSVAC register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. The holders of a majority of the Placement Warrants can elect to exercise these registration rights at any time after RSVAC consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to RSVAC’s consummation of a business combination. The presence of these additional shares of Common Stock trading in the public market may have an adverse effect on the market price of the Combined Entity’s securities.
Public Warrants and Placement Warrants will become exercisable for RSVAC Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to RSVAC stockholders.
As part of the RSVAC IPO, RSVAC issued Public Warrants to purchase 11,500,000 shares of Common Stock. In connection with the RSVAC IPO, RSVAC issued to the Sponsor Placement Warrants to purchase 6,000,000 shares of Common Stock. Each Warrant is exercisable to purchase one share of Common Stock at $11.50 per share. To the extent such warrants are exercised, additional shares of RSVAC Common Stock will be issued, which will result in dilution to the then existing holders of Common Stock of the RSVAC and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of RSVAC Common Stock. Additionally, our Sponsor and anchor investors have agreed not to transfer, assign, or sell any of the Placement Warrants or underlying securities (except in limited circumstances) until the date that is 30 days after the date we complete our initial business combination. The Warrants become exercisable on the later of 30 days after the completion of our initial business combination and 12 months from the closing of the RSVAC IPO, and they expire five years after the completion of our initial business combination or earlier upon redemption or liquidation, as described in this proxy statement/prospectus.
RSVAC’s public stockholders may experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination and the PIPE Financing. Having a minority share position may reduce the influence that RSVAC’s current stockholders have on the management of the Combined Entity.
It is anticipated that, upon the Closing, RSVAC’s public stockholders (other than the PIPE Financing investors) will retain an ownership interest of approximately 16.0% in the Combined Entity, the PIPE Financing investors will own approximately 8.0% of the Combined Entity (such that public stockholders, including PIPE Financing investors, will own approximately 24.0% of the Combined Entity), the Sponsor will retain an ownership interest of approximately 4.0% in the Combined Entity and the Enovix Equityholders will own approximately 72.0% of the outstanding common stock of the Combined Entity.
The ownership percentage with respect to the Combined Entity following the Business Combination does not take into account (i) the redemption of any shares by RSVAC’s public stockholders or (ii) the exercise of Public Warrants outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by RSVAC’s existing stockholders in the Combined Entity will be different.
In addition, Enovix employees and consultants hold equity awards, and after Business Combination, are expected to be granted, equity awards under the 2021 Plan and purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of the Combined Entity’s common stock.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of RSVAC securities and may adversely affect prevailing market prices for our units, public shares or public warrants.
RSVAC may redeem the unexpired Warrants prior to their exercise at a time that is disadvantageous to Warrant holders, thereby making their Warrants worthless.
RSVAC has the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of the

Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date RSVAC sends the notice of redemption to the Warrant holders if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the Placement Warrants will be redeemable by RSVAC so long as they are held by their initial purchasers or their permitted transferees.
Anti-takeover provisions contained in the proposed amended and restated certificate of incorporation and proposed amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
The Amended Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. RSVAC is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for RSVAC’s securities. These provisions are described in the section titled “Charter Amendment Proposal.”
Activities taken by RSVAC’s affiliates to purchase, directly or indirectly, Public Shares will increase the likelihood of approval of the Business Combination Proposal and the other Proposals and may affect the market price of the RSVAC’s securities.
RSVAC’s Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of RSVAC’s Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of RSVAC’s Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such Public Shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by RSVAC’s Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the Business Combination positively, purchases of Public Shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of RSVAC’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of RSVAC’s securities.
As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by RSVAC or the persons described above have been entered into with any such investor or holder. RSVAC will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect RSVAC’s business, investments and results of operations.
RSVAC is subject to laws, regulations and rules enacted by national, regional and local governments. In particular, RSVAC is required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on RSVAC’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on RSVAC’s business and results of operations.
If the Business Combination does not qualify as a reorganization under Section 368(a) of the Code, the stockholders of Enovix may be required to pay substantial U.S. federal income taxes.
The discussion under the heading “U.S. Federal Income Tax Considerations of the Business Combination” represents the opinions of Loeb & Loeb, counsel to RSVAC, and Cooley LLP, counsel to Enovix, that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and of the material U.S. federal income tax consequences of the Business Combination to the holders of Enovix capital stock addressed therein. These opinions of counsel are prospective, dependent on future events, and based on, among other things, facts and representations contained in representation letters provided by Enovix, RSVAC and Merger Sub and on customary factual assumptions, all of which must be consistent with the state of facts existing at the time of the Merger, and the foregoing opinions further assume that the Business Combination is completed in the manner set forth in the Merger Agreement and the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. If any assumption or representation is or becomes inaccurate, such opinions may be invalid, and the conclusions reached therein could be jeopardized. However, there is no condition to the completion of the Business Combination that either Enovix or RSVAC receives an opinion of counsel dated as of the closing date to the effect that the Business Combination will so qualify, and the Business Combination may occur even if it does not so qualify. In addition, no ruling has been, or will be, sought by Enovix or RSVAC from the IRS with respect to the Business Combination and there can be no assurance that the IRS will not challenge the qualification of the Business Combination as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. An opinion of counsel represents counsel’s best legal judgement and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion. If the IRS or a court determines that the Business Combination should not be treated as a “reorganization,” a holder of Enovix capital stock would recognize gain or loss upon the taxable exchange of Enovix capital stock for consideration pursuant to the Business Combination. See the section titled “Material U.S. Federal Income Tax Considerations of the Redemption of RSVAC Common Stock and the Business Combination”.
Our disclosure controls and procedures were not effective as of December 31, 2020 and as of March 31, 2021, and as a result we do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. The ineffective disclosure controls and procedures may harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market prices for our Common Stock.
On April 12, 2021, the Staff of the SEC issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”).
Following issuance of the SEC Statement, on May 5, 2021, RSVAC filed its Annual Report on Form 10-K/A (“Amendment No. 1”), to amend our Annual Report on Form 10-K for the period ended December 31, 2020, originally filed with the SEC, on March 8, 2021 (the “Original 10-K”), to restate our financial statements for the period ended December 31, 2020. We also restated the financial statement as of December 4, 2020, including describing the restatement and its impact on previously reported amounts.
The restatement primarily relates to consideration of the factors in determining whether to classify contracts that may be settled in an entity’s own stock as equity of the entity or as an asset or liability in accordance with Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity. In the Original 10-K, RSVAC classified the Warrants as equity instruments. Upon consideration of the SEC Statement, management of RSVAC concluded that based on the fact that the Warrants may be settled in cash upon the occurrence of a tender offer or exchange and RSVAC does not control the method of settlement, the Warrants are precluded from equity classification. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as liabilities on the balance sheet and measured at fair value at inception and on a recurring basis in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the statement of operations.
RSVAC’s revised accounting for the Warrants as derivative liabilities had no effect on RSVAC’s previously reported operating expenses, cash flows or cash.
In connection with the restatement, RSVAC’s management reassessed the effectiveness of its disclosure controls and procedures for the periods affected by the restatement. As a result of that reassessment, RSVAC’s management determined that its disclosure controls and procedures for such periods were not effective with respect to the classification of the Warrants as components of equity instead of as derivative liabilities. Since RSVAC’s registration statement on Form S-1, filed in connection with its IPO was declared effective on December 1, 2020, there are no other periods that would have been impacted.
We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Ineffective disclosure controls and procedures may harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market prices for RSVAC Common Stock.
Risks Related to the Redemption
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 20.0% or more of RSVAC Common Stock issued in the RSVAC IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares of 20.0% or more of RSVAC Common Stock issued in the RSVAC IPO.
A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 15% or more of the shares of Common Stock included in the Units sold in the RSVAC IPO. RSVAC refers to such shares in excess of an aggregation of 15% or more of the shares sold in the RSVAC IPO as “Unredeemable Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, RSVAC will require each public stockholder seeking to exercise redemption rights to certify to RSVAC whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to RSVAC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which RSVAC makes the above-referenced determination. Your inability to redeem any Unredeemable Shares will reduce your influence over RSVAC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in RSVAC if you sell Unredeemable Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if RSVAC consummates the Business Combination. As a result, in order to dispose of such shares, you would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge RSVAC’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
RSVAC can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in RSVAC’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder of RSVAC might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
If RSVAC’s stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of RSVAC Common Stock for a pro rata portion of the funds held in the Trust Account.
Holders of Public Shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In addition, in order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to RSVAC’s transfer agent at least two (2) business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay RSVAC’s franchise and income taxes, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section titled “Special Meeting of RSVAC Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.
RSVAC’s stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.
RSVAC’s public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of RSVAC Stockholders — Redemption Rights,” tender their certificates to RSVAC’s transfer agent or deliver their shares to the transfer agent electronically through the DTC at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and RSVAC’s transfer agent will need to act to facilitate this request. It is RSVAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because RSVAC does not have any control over this process or over the brokers, which RSVAC refers to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
The ability to execute RSVAC’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.
In the event the aggregate cash consideration RSVAC would be required to pay for all shares of Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to RSVAC, RSVAC may be required to increase the financial leverage RSVAC’s business would have to support. This may negatively impact RSVAC’s ability to execute on its own future strategic plan.
Risks Related to the Combined Entity and the Business Combination
Following the consummation of the Business Combination, the Combined Entity will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.
Following the consummation of the Business Combination, the Combined Entity will face increased legal, accounting, administrative and other costs and expenses as a public company that Enovix does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time consuming. A number of those requirements will require the Combined Entity to carry out activities Enovix has not done previously. For example, the Combined Entity will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Entity could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Combined Entity’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Combined Entity’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Combined Entity’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Entity to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
The Combined Entity’s failure to timely and effectively implement controls and procedures required by Section 404(a)of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.
Enovix is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the Combined Entity will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Enovix as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the Combined Entity is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
The Combined Entity will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make the Combined Entity’s securities less attractive to investors and may make it more difficult to compare the Combined Entity’s performance to the performance of other public companies.
The Combined Entity will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Combined Entity will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Combined Entity will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of RSVAC Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of RSVAC Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Combined Entity is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the Combined Entity may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find RSVAC Common Stock less attractive because the Combined Entity will rely on these exemptions, which may result in a less active trading market for the RSVAC Common Stock and its price may be more volatile.
The Combined Entity’s amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for certain disputes between the Combined Entity and its stockholders, which could limit the Combined Entity’s stockholders’ ability to choose the judicial forum for disputes with the Combined Entity or its directors, officers, or employees.
The Combined Entity’s amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for:
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any derivative action or proceeding brought on its behalf;

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any action asserting a claim of breach of fiduciary duty owed by any of the Combined Entity’s current or former directors, officers, or other employees to the Combined Entity or its stockholders;

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any action asserting a claim against the Combined Entity owed by any of the Combined Entity’s current or former directors, officers, or other employees to the Combined Entity or its stockholders arising under the Delaware General Corporation Law, the Combined Entity’s amended and restated certificate of incorporation, or the Combined Entity’s amended and restated bylaws;

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any action or proceeding to interpret, apply, enforce or determine the validity of the amended and restated certificate of incorporation or the amended or restated bylaws (including any right, obligation, or remedy thereunder);

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any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and

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any action asserting a claim against the Combined Entity or any of its current or former directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This exclusive-forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Amended Charter provides that, unless the Combined Entity consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Combined Entity’s amended and restated certificate of incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. The Combined Entity’s amended and restated certificate of incorporation further provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Combined Entity or its directors, officers, or other employees. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against the Combined Entity its directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, the Combined Entity would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Combined Entity’s amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and the Combined Entity cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive-forum provision in the Combined Entity’s amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, it may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm the Combined Entity’s business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide RSVAC’s and Enovix’s current expectations or forecasts of future events. Forward-looking statements include statements about RSVAC’s and Enovix’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to RSVAC in this proxy statement/prospectus include, but are not limited to, statements about RSVAC’s:
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benefits from the Business Combination;

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ability to complete an initial business combination, including the Business Combination;

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future financial performance following the Business Combination;

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success in retaining or recruiting, or changes required in, our officers, key employees or directors following an initial business combination;

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officers and directors allocating their time to other businesses and potentially having conflicts of interest with Enovix’s business or in approving our initial business combination, as a result of which they would then receive expense reimbursements;

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public securities’ potential liquidity and trading;

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use of proceeds not held in the Trust Account; and

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impact from the outcome of any known and unknown litigation.

Forward-looking statements relating to Enovix in this proxy statement/prospectus include, but are not limited to, statements about:
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the future demand for lithium-ion battery solutions;

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Enovix’s ability to achieve broader market acceptance of its 3D lithium-ion battery;

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the effect of the COVID-19 pandemic on Enovix’s business; ;

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changes in Enovix’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

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the implementation and success of Enovix’s business model;

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Enovix’s ability to scale in a cost-effective manner;

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Enovix’s ability to raise capital;

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developments and projections relating to Enovix’s competitors and industry;

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the outcome of any known and unknown litigation and regulatory proceedings; and

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other risks and uncertainties set forth in the section titled “Risk Factors” as set forth in this prospectus, which is incorporated herein by reference.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
In addition, statements that RSVAC or Enovix “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either RSVAC or Enovix has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause the Combined Entity’s actual results to differ include:
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the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

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the outcome of any legal proceedings that may be instituted against RSVAC, Enovix or others following announcement of the Business Combination and the transactions contemplated therein;

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the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the stockholders of RSVAC or Enovix or other conditions to closing in the Business Combination;

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the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

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the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

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costs related to the proposed Business Combination;

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the possibility that RSVAC or Enovix may be adversely impacted by other economic, business, and/or competitive factors;

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future exchange and interest rates; and

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other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC.

SPECIAL MEETING OF RSVAC STOCKHOLDERS
General
RSVAC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be held on July 12, 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides RSVAC’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.
Date, Time and Place
The Special Meeting will be held on July 12, 2021, at 10:00 a.m. Eastern Time, via live webcast at the following address:           .
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of RSVAC Common Stock at the close of business on June 11, 2021 which is the Record Date. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 28,750,000 shares of Common Stock outstanding, of which 23,000,000 are Public Shares and 5,750,000 are Founders Shares held by the Sponsor.
Vote of the Sponsor, Directors and Officers
In connection with the RSVAC IPO, RSVAC entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of Common Stock owned by it in favor of the Business Combination Proposal and for all other proposals presented at the Special Meeting. These agreements apply to the Sponsor as it relates to the Founders Shares and the requirement to vote such shares in favor of the Business Combination Proposal and for all other proposals presented to RSVAC stockholders in this proxy statement/prospectus.
RSVAC’s Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Common Stock issued or purchased in the RSVAC IPO or in the aftermarket, in connection with Business Combination. The Founders Shares and the Placement Warrants held by the Sponsor have no redemption rights upon RSVAC’s liquidation and will be worthless if no business combination is effected by RSVAC by December 4, 2022.
Quorum and Required Vote for Proposals
A quorum of RSVAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Common Stock outstanding and entitled to vote at the Special Meeting is represented by virtual attendance or by proxy at the Special Meeting.
The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding RSVAC Common Stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Incentive Plan Proposals and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of RSVAC Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of RSVAC Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting.
If the Business Combination Proposal is not approved, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals and the Incentive Plan Proposals will not be presented to the RSVAC stockholders for a vote. The approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Incentive

Plan Proposals are preconditions to the consummation of the Business Combination. The Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals and the Incentive Plan Proposals are subject to and conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is subject to and conditioned on the approval of the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal and the Incentive Plan Proposals). The Adjournment Proposal is not subject to and conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then RSVAC will not consummate the Business Combination. If RSVAC does not consummate the Business Combination and fails to complete an initial business combination by December 4, 2022 RSVAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.
Abstentions and Broker Non-Votes
Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Proposals. A failure to vote by proxy or to vote online or an abstention from voting with regard to the Proposals will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Advisory Charter Proposals, the Incentive Plan Proposals and the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.
Recommendation of RSVAC’s Board of Directors
The Board has unanimously determined that each of the proposals is fair to and in the best interests of RSVAC and its stockholders, and has unanimously approved such proposals. The Board unanimously recommends that stockholders:
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vote “FOR” the Business Combination Proposal;

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vote “FOR” the Nasdaq Proposal;

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vote “FOR” the Directors Proposal;

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vote “FOR” the Charter Amendment Proposal;

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vote “FOR” the Advisory Charter Proposals;

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vote “FOR” the Equity Incentive Plan Proposal;

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vote “FOR” the ESPP Proposal; and

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vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of RSVAC’s Board and officers have interests in and benefits arising from the completion of the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests and benefits include, among other things:
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The fact that Mr. Thurman J. “TJ” Rodgers, RSVAC’s Chief Executive Officer and Chairman of the Board, is a member of the board of directors of Enovix, and owns, through a trust, approximately 11.3% of all issued and outstanding Enovix common stock (on a fully-diluted and as-converted to common stock basis);

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A total of $1,425,000 from RSVAC’s IPO was held outside of the Trust Account for working capital expenses. To date, RSVAC has spent $652,000 for accounting, audit, legal D&O insurance and other filing fees and expenses. RSVAC also projects to spend $750,000 towards the Business Combination with Enovix. If an initial business combination is not consummated, RSVAC’s Sponsor will not receive reimbursement for any out-of-pocket expenses incurred to the extent that such expenses exceed the amount of available proceeds that were held outside of the Trust Account from the RSVAC IPO and Private Placement;
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If an initial business combination is not completed by December 4, 2022, RSVAC will be required to liquidate. In such event, the Founders Shares held by our Sponsor, which were acquired for an aggregate purchase price of $25,000 will be worthless, as the Sponsor does not have liquidation rights with respect to the Founders Shares. The Founders Shares had an aggregate market value of approximately $115,000,000 based on the closing price of RSVAC’s Common Stock of $20.00 on Nasdaq as of June 11, 2021;

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The fact that certain directors of RSVAC are members of the Sponsor and own units of the Sponsor that will convert into Founders Shares and Placement Warrants upon a distribution of the Sponsor’s assets to its members. As a result, the following directors of RSVAC have the right to obtain securities of RSVAC:

(i) Mr. Hernandez will receive 460,000 Founders Shares, which have an aggregate market value of approximately $9,200,000 based on the closing price of RSVAC Common Stock of $20.00 as of June 11, 2021 on Nasdaq (the “RSVAC Common Stock Closing Price”) and 500,000 Placement Warrants, which have an aggregate market value of approximately $4,105,000 based on the closing price of RSVAC Warrants of $8.21 as of June 11, 2021 on Nasdaq (the “RSVAC Warrant Closing Price”); (ii) Mr. McCranie will receive 450,000 Founders Shares, which have an aggregate market value of approximately $9,000,000 based on the RSVAC Common Stock Closing Price and 500,000 Placement Warrants, which have an aggregate market value of approximately $4,105,000 based on the RSVAC Warrant Closing Price; (iii) Mr. Gomo will receive 295,000 Founders Shares, which have an aggregate market value of approximately $5,900,000 based on the RSVAC Common Stock Closing Price and 300,000 Placement Warrants, which have an aggregate market value of approximately $2,463,000 based on the RSVAC Warrant Closing Price; (iv) Mr. Malchow will receive 262,500 Founders Shares, which have an aggregate market value of approximately $5,250,000 based on the RSVAC Common Stock Closing Price and 250,000 Placement Warrants, which have an aggregate market value of approximately $2,052,500 based on the RSVAC Warrant Closing Price; and (v) Ms. Hung will receive 262,500 Founders Shares, which have an aggregate market value of approximately $5,250,000 based on the RSVAC Common Stock Closing Price and 250,000 Placement Warrants, which have an aggregate market value of approximately $2,052,500 based on the RSVAC Warrant Closing Price. The balance of the units in the Sponsor are held by the Rodgers Massey Revocable Living Trust, of which Mr. Rodgers is trustee, and are convertible into 4,020,000 Founders Shares, which have an aggregate market value of approximately $80,400,000 based on the RSVAC Common Stock Closing Price and 4,200,000 Placement Warrants, which have an aggregate market value of approximately $34,482,000 based on the RSVAC Warrant Closing Price. These interests may influence RSVAC’s directors in making their recommendation that you vote in favor of the approval of the Business Combination;
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If an initial business combination is not completed by December 4, 2022, the 6,000,000 Placement Warrants that were purchase by our Sponsor for $6,000,000 will be worthless. Such Placement Warrants had an aggregate market value of approximately $49,260,000, based on the closing price of RSVAC Warrants of $8.21 on Nasdaq as of June 11, 2021, and the shares of RSVAC Common Stock underlying the Placement Warrants had an aggregate market value of approximately $115,000,000 based on the closing price of RSVAC Common Stock of $20.00 on Nasdaq as of June 11, 2021;

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If the Business Combination is completed, Thurman J. “TJ” Rodgers, Emmanuel Hernandez, and John D. McCranie, three of the current RSVAC directors, will be appointed to serve as members of the Combined Entity’s Board and expect to receive compensation for services in an amount to be determined by the Combined Entity’s Board following the consummation of the Business Combination;

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The fact that in May 2021, Enovix issued a secured promissory note in the principal amount of $15,000,000 to the Rodgers Massey Revocable Living Trust dtd 4/4/11 (the “Bridge Note”) of which Mr. Rodgers is trustee. The proceeds from the Bridge Note are intended to provide working capital funds to help support the operations of Enovix. The Bridge Note accrues interest on a monthly basis at a rate of 7.5% per annum, payable in kind by adding such amount to the principal amount outstanding under the Bridge Note on each monthly anniversary of the issuance of the Bridge Note. The Bridge Note has a maturity date of the earlier of (i) October 25, 2021 and (ii) the closing of the Business Combination. Upon the closing of the Business Combination, Enovix intends to repay the principal amount and any accrued and unpaid interest under the Bridge Note with funds from the PIPE Financing and the Trust Account. If the Business Combination does not close by October 25, 2021, Enovix may not have sufficient funds to repay the loan and will need to pursue a forbearance arrangement with the lender or some other arrangement to meetits obligations under the Bridge Note;
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While he received no remuneration for his services from RSVAC, and was not an officer nor a director of RSVAC, Mr. Reichow was previously a member of the RSVAC Technical Advisory Board and is currently a member of the Enovix Board of Directors; and

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The fact that the Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial business combination.

Voting Your Shares
Each RSVAC Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of RSVAC Common Stock at the Special Meeting:
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You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Incentive Plan Proposals and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

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You Can Attend the Special Meeting and Vote Through the Internet. You will be able to attend the Special Meeting online and vote during the meeting by visiting https://www.cstproxy.com/rodgerscap/sm2021 and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way RSVAC can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify RSVAC’s secretary in writing before the Special Meeting that you have revoked your proxy; or

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you may attend the Special Meeting, revoke your proxy, and vote through the internet as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your RSVAC Common Stock, you may call MacKenzie Partners, Inc., RSVAC’s proxy solicitor, at 1-800-322-2885, or email them at proxy@mackenziepartners.com.

No Additional Matters May Be Presented at the Special Meeting
The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Directors Proposal, the Incentive Plan Proposals and the Adjournment Proposal. Under RSVAC’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.
Redemption Rights
Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to RSVAC to pay its taxes. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the RSVAC IPO (including interest earned on the funds held in the Trust Account and not previously released to it to pay RSVAC’s franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of approximately $230.0 million on June 11, 2021, the estimated per share redemption price would have been approximately $10.00.
In order to exercise your redemption rights, you must:
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check the box on the enclosed proxy card to elect redemption;

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check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock;

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prior to 5:00 PM Eastern time on July 8, 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, RSVAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com
and
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deliver your Public Shares either physically or electronically through DTC to RSVAC’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is RSVAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, RSVAC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with RSVAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to RSVAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that RSVAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting RSVAC’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of RSVAC Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of RSVAC Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in RSVAC Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of RSVAC Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved and RSVAC does not consummate an initial business combination by December 4, 2022, RSVAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the Warrants will expire worthless.
Dissenter Rights
RSVAC stockholders do not have dissenter rights in connection with the Business Combination or the other proposals.
Proxy Solicitation
RSVAC is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the Internet or in person. RSVAC and its directors, officers and employees may also solicit proxies in person. RSVAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. RSVAC will bear the cost of the solicitation.
RSVAC has hired MacKenzie Partners, Inc. to assist in the proxy solicitation process. RSVAC will pay that firm a fee of $20,000, plus disbursements.
RSVAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. RSVAC will reimburse them for their reasonable expenses.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this this proxy statement/prospectus.
The Company is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma combined financial information present the combination of the financial information of RSVAC and Enovix adjusted to give effect to the Business Combination. The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The unaudited pro forma combined balance sheet as of March 31, 2021 combines the unaudited historical balance sheet of RSVAC and the unaudited historical balance sheet of Enovix on a pro forma basis as if the Business Combination, summarized below, had been consummated on March 31, 2021. The unaudited pro forma combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020, combine the audited and unaudited historical statement of operations of RSVAC and the audited and unaudited historical consolidated statements of operations of Enovix for such periods on a pro forma basis as if the Business Combination, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:
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the merger of Enovix with and into Merger Sub, a wholly owned subsidiary of the RSVAC, with Enovix surviving the Business Combination as a wholly owned subsidiary of RSVAC ;

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the issuance and sale of 12,500,000 shares of RSVAC common stock at a purchase price of $14 per share are issued pursuant to the PIPE Investment; and

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the conversion of 333,488,967 shares of Enovix preferred shares to 327,006,611 shares of Enovix common stock immediately prior to the closing of the Business Combination in accordance with Enovix’s existing charter.

The historical financial information of RSVAC was derived from the audited financial statements of the RSVAC for the year ended December 31, 2020 and the unaudited interim condensed financial statements as of March 31, 2021 and for the three months ended March 31, 2021, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Enovix was derived from the audited consolidated financial statements of Enovix for the year ended December 31, 2020 and the unaudited interim condensed consolidated financial statements as of and for the three months ended March 31, 2021, which are included elsewhere in this proxy statement/prospectus. This information should be read together with the accompanying notes to the unaudited pro forma combined financial statements, RSVAC’s and Enovix’s audited and unaudited condensed consolidated financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSVAC,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Enovix” and other financial information included elsewhere in this proxy statement/prospectus.
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RSVAC will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Enovix will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Enovix (i.e., a capital transaction involving the issuance of stock by RSVAC for the stock of Enovix), based on the following facts and circumstances:
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Enovix’s existing shareholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 72% and 80% voting interest, respectively;

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Enovix’s existing directors and individuals designated by existing Enovix stockholders will represent the majority of the Combined Entity board of directors;

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The largest individual minority stockholder of the Combined Entity is an existing shareholder of Enovix;

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Enovix is the larger entity based on historical operating activity and has the larger employee base; and

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Enovix’s senior management will be the senior management of the Combined Entity.

Accordingly, the consolidated assets, liabilities and results of operations of Enovix will become the historical financial statements of the Combined Entity, and RSVAC’s assets, liabilities and results of operations will be consolidated with Enovix beginning on the acquisition date. The net assets of RSVAC will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented in future financial reports as those of Enovix.
The unaudited pro forma combined financial statements have been prepared using two different levels of assumed redemptions of RSVAC common stock:
•
Assuming No Redemption: This scenario assumes that no shares of Common Stock are redeemed; and

•
Assuming Maximum Possible Redemption: This scenario assumes that 14,663,847 shares of Common Stock are redeemed for an aggregate payment of approximately $146.6 million from the Trust Account, which is the maximum amount of redemptions that would satisfy RSVAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing.

The following unaudited pro forma combined balance sheet as March 31, 2021 and the unaudited pro forma combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the audited and unaudited historical financial statements of RSVAC and Enovix. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands, except share and per share data)
	As of March 31, 2021					As of March 31, 2021		As of March 31, 2021
	RSVAC (Historical)	Enovix (Historical)	Pro Forma Transaction Accounting Adjustments (Assuming No Redemptions)			Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets
Cash and cash equivalents	$305	$13,266	$			$389,696	$(146,638)	$243,058
				230,016	(A)
				(21,891)	(B)
				168,000	(C)
Deferred costs	—	4,266		—		4,266	—	4,266
Prepaid expenses and other current assets	180	2,309		—		2,489	—	2,489
Total current assets	485	19,841		376,125		396,451	(146,638)	249,813
Marketable securities held in Trust Account	230,016	—		(230,016)	(A)	—	—	—
Property and equipment, net	—	36,641		—		36,641	—	36,641
Operating lease, right-of-use asset	—	7,044		—		7,044	—	7,044
Deferred transaction costs	—	3,911		(3,911)	(B)	—	—	—
Other assets, non-current	—	141		—		141	—	141
Total assets	$230,501	$67,578		$142,198		$440,277	$(146,638)	$293,639
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$—	$4,970		$(2,969)	(B)	$2,001	$—	$2,001
Accrued expenses	188	2,578		(660)	(B)	2,106	—	2,106
Accrued compensation	—	2,166		—		2,166	—	2,166
Deferred revenue	—	5,495		—		5,495	—	5,495
Other liabilities	—	136		—		136	—	136
Warrant liabilities	70,625	—		—		70,625	—	70,625
Deferred underwriting payable	8,050	—		(8,050)	(B)	—	—	—
Total current liabilities	78,863	15,345		(11,679)		82,529	—	82,529
Operating lease liabilities, non-current	—	9,402		—		9,402	—	9,402
Other liabilities, non-current	—	294		—		294	—	294
Total liabilities	78,863	25,041		(11,679)		92,225	—	92,225
COMMITMENTS
Common stock subject to possible redemption	146,638	—		(146,638)	(G)	—	—	—
Convertible preferred stock	—	222,933		(222,933)	(E)	—	—	—

UNAUDITED PRO FORMA COMBINED BALANCE SHEET (CONTINUED)
AS OF MARCH 31, 2021
(in thousands, except share and per share data)
	As of March 31, 2021				As of March 31, 2021			As of March 31, 2021
	RSVAC (Historical)	Enovix (Historical)	Pro Forma Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock par value $0.001	—	68	(68)	(D)	—	—		—
Common stock par value $0.0001	1	—			14	—		13
			1	(C)
			5	(D)
			6	(E)
			1	(G)		(1)	(G)
Additional paid in capital	58,845	42,979			571,561			424,924
			(14,043)	(B)
			167,999	(C)
			63	(D)
			222,927	(E)
			(53,846)	(F)
			146,637	(G)		(146,637)	(G)
Accumulated deficit	(53,846)	(223,443)			(223,523)	—		(223,523)
			53,846	(F)
			(80)	(B)
Total stockholders’ equity (deficit)	5,000	(180,396)	523,448		348,052	(146,638)		201,414
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$230,501	$67,578	$142,198		$440,277	$(146,638)		$293,639

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)
	For the Three Months Ended March 31, 2021				For the Three Months Ended March 31, 2021		For the Three Months Ended March 31, 2021
	RSVAC (Historical)	Enovix (Historical)	Pro Forma Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Pro Forma Transaction Accounting Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemptions)
Operating Expenses
Cost of revenue	$—	$1,631	$—		$1,631	$—	$1,631
Research and development	—	5,589	—		5,589	—	5,589
Selling, general and administrative	—	4,161	—		4,120	—	4,120
			(41)	(AA)
Operational costs	579	—	—		579	—	579
Total operating expenses	579	11,381	(41)		11,919	—	11,919
Loss from operations	(579)	(11,381)	41		(11,919)	—	(11,919)
Interest income – bank	—	—	—		—	—	—
Interest earned on marketable securities held in Trust Account	62	—	(62)	(BB)	—	—	—
Unrealized gain on marketable securities held in Trust Account	9	—	(9)	(CC)	—	—	—
Change in fair value of convertible preferred stock warrants	—	(4,781)	4,781	(EE)	—	—	—
Change in fair value of warrant liability	(50,845)	—	—		(50,845)	—	(50,845)
Other (expense), net	—	(3)	—		(3)	—	(3)
Total other income (expense), net	(50,774)	(4,784)	4,710		(50,848)	—	(50,848)
Loss before income taxes	(51,353)	(16,165)	4,751		(62,767)	—	(62,767)
Income tax expense (benefit)	—	—	—	(DD)	—	—	—
Net loss	$(51,353)	$(16,165)	$4,751		$(62,767)	$—	$(62,767)
Weighted average number of shares of Common Stock outstanding – basic and diluted	8,948,018	66,618,009			146,250,000		131,586,153
Net loss per share of Common Stock − basic and diluted	$(5.74)	$(0.24)			$(0.43)		$(0.48)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)
	For the Year Ended December 31, 2020				For the Year Ended December 31, 2020		For the Year Ended December 31, 2020
	RSVAC (Historical)	Enovix (Historical)	Pro Forma Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Pro Forma Transaction Accounting Adjustments (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Maximum Redemptions)
Operating Expenses
Cost of revenue	$—	$3,375	$—		$3,375	$—	$3,375
Research and development	—	14,442	—		14,442	—	14,442
Selling, general and administrative	—	5,713	—		5,704	—	5,704
			(9)	(AA)
Operation and formation costs	169	—	—		169	—	169
Total operating expenses	169	23,530	(9)		23,690	—	23,690
Loss from operations	(169)	(23,530)	9		(23,690)	—	(23,690)
Interest income – bank	—	—	—		—	—	—
Interest earned on marketable securities held in Trust Account	6	—	(6)	(BB)	—	—	—
Unrealized loss on marketable securities held in Trust Account	(39)	—	39	(CC)	—	—	—
Change in fair value of convertible preferred stock warrants	—	(13,789)	13,789	(EE)	—	—	—
Change in fair value of warrant liability	(1,590)	—	—		(1,590)	—	(1,590)
Transaction costs attributable to warrants	(701)	—	—		(701)	—	(701)
Issuance of convertible preferred stock warrants	—	(1,476)	1,476	(EE)	—	—	—
Change in fair value of convertible promissory notes	—	(2,422)	2,422	(FF)	—	—	—
Interest expense	—	(107)	107	(FF)	—	—	—
Gain on extinguishment of paycheck protection program loan	—	1,628	—		1,628	—	1,628
Other income, net	—	46	—		46	—	46
Total other income (expense), net	(2,324)	(16,120)	17,827		(617)	—	(617)
Loss before income taxes	(2,493)	(39,650)	17,836		(24,307)	—	(24,307)
Income tax expense (benefit)	—	—	—	(DD)	—	—	—
Net loss	$(2,493)	$(39,650)	$17,836		$(24,307)	$—	$(24,307)
Weighted average number of shares of Common Stock outstanding – basic and diluted	6,582,520	60,645,131			146,250,000		131,586,153
Net loss per share of Common Stock − basic and diluted	$(0.37)	$(0.65)			$(0.17)		$(0.18)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, RSVAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Enovix issuing stock for the net assets of RSVAC, accompanied by a recapitalization.
The unaudited pro forma combined balance sheet as of March 31, 2021 assumes that the Business Combination occurred on March 31, 2021. The unaudited pro forma combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020.
The unaudited pro forma combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
RSVAC’s unaudited condensed balance sheet as of March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
Enovix’s unaudited condensed consolidated balance sheet as of March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
RSVAC’s unaudited condensed statement of operations for the three months ended March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
Enovix’s unaudited condensed consolidated statements of operations for the three months ended March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:
•
RSVAC’s audited statement of operations for the period from September 23, 2020 (date of inception) to December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
Enovix’s audited consolidated statements of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that RSVAC believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. RSVAC believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that RSVAC believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. RSVAC believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.
The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Entity. They should be read in conjunction with the historical financial statements and notes thereto of RSVAC and Enovix.
2. Accounting Policies
As part of the preparation of these unaudited pro forma combined financial statements, certain reclassifications were made to align RSVAC’s and Enovix’s consolidated financial statement presentation, each as identified in Note 3 below. Upon completion of the Business Combination, management will perform a comprehensive review of RSVAC’s and Enovix’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Entity. Based on its initial analysis, RSVAC has identified the presentation differences that would have an impact on the unaudited pro forma combined financial information and recorded the necessary adjustments.
3. Adjustments to Unaudited Pro Forma Combined Financial Information
The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). RSVAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information.
The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma combined statements of operations are based upon the number of Combined Entity shares outstanding, assuming the Business Combination occurred on January 1, 2021.
Adjustments to Unaudited Pro Forma Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:
(A)
Reflects the reclassification of $230.0 million of marketable securities held in the RSVAC Trust Account that becomes available at the closing of the Business Combination. Amounts available to the Combined Entity may be reduced as a result of redemptions by RSVAC shareholders. Under a scenario of max redemptions by RSVAC shareholders, $83.4 million of marketable securities held in the RSVAC Trust Account becomes available at the closing of the Business Combination.

(B)
Business Combination expenses.

(1)
Payment of accrued expenses related to the Business Combination incurred by RSVAC and Enovix in the amount of $0.05 million and $3.6 million, respectively. The unaudited pro forma combined balance sheet reflects payment of these costs as a reduction of cash, with corresponding decreases in accounts payable and accrued expenses.

(2)
Payment of deferred underwriting commissions incurred by RSVAC in the amount of $8.1 million. The unaudited pro forma combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding decrease in deferred underwriting payable.

(3)
Payment of incremental expenses related to the Business Combination estimated to be incurred through the business Combination in the amount of $10.4 million. The unaudited pro forma combined balance sheet reflects these costs as a reduction in cash, with corresponding decreases in additional paid-in capital and accumulated deficit.

(4)
Recognition of Enovix's capitalized expenses related to the Business Combination in the amount of $3.9 million as a reduction in equity proceeds. The unaudited pro forma combined balance sheet reflects these costs as a decrease in deferred transaction costs, with a corresponding decrease in additional paid-in capital.

(C)
Reflects the proceeds of $175.0 million from the issuance of 12.5 million shares of Common Stock at $14.00 per share with par value of $0.0001 from the PIPE Investment based on commitments received, net of the PIPE fee of 4.0% of gross proceeds, or $7.0 million. The costs related to the issuance of the PIPE Investment are adjusted against additional paid in capital.

(D)
Reflects the recapitalization of Enovix’s common stock and issuance of the Combined Entity Common Stock as consideration for the Business Combination. Aggregate consideration to be paid in the Business Combination is calculated based on a base purchase price of $1.050 billion. The total Business Combination consideration will be Common Stock. The holders of each outstanding share of Enovix common stock, including common stock held by prior owners of Enovix preferred stock (other than shares owned by Enovix as treasury stock, dissenting shares) and each outstanding Enovix option and warrant that is in-the-money are entitled to a pro-rata share of the Business Combination consideration.

Under a minimum redemption scenario, the Enovix Securityholders described above are expected to receive and/or have the right to receive 105 million shares of the Combined Entity Common Stock. Under the maximum redemption scenario, the Enovix shareholders described above are expected to receive and/or have the right to receive 105 million shares of the Combined Entity Common Stock.
(E)
Reflects the conversion of all outstanding Enovix convertible preferred stock into Enovix common stock and recapitalized into the Combined Entity’s Common Stock at close.

(F)
Reflects the reclassification of RSVAC’s historical retained earnings to additional paid in capital as part of the Business Combination.

(G)
Reflects the reclassification of RSVAC common stock subject to possible redemption to permanent equity at par value $0.0001 per share. Under a maximum redemption scenario, 14,663,847 shares of RSVAC common stock are be redeemed for aggregate redemption payments of $146.6 million.

Adjustments to Unaudited Pro Forma Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are as follows:
(AA)
Reflects the elimination of expense related to RSVAC’s office space and general administrative services which cease at close.

(BB)
Reflects the elimination of interest income earned on the Trust Account.

(CC)
Reflects the elimination of investment loss related to the marketable securities held in the Trust Account.

(DD)
Reflects the income tax effect of pro forma adjustments using the estimated effective tax rate of zero percent. In its historical periods, Enovix concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established a valuation allowance. For pro forma purposes, it is assumed that this conclusion will continue at and subsequent to the close date of the Business Combination and as such, a zero percent effective tax rate is reflected.
(EE)
Reflects the elimination of the issuance and unrealized loss recognized assuming the convertible preferred warrants that were exercised on February 22, 2021 were exercised on January 1, 2020 prior to the Business Combination and recapitalized to shares of the Combined Entity's common stock.

(FF)
Reflects the elimination of the loss recognized, as well as associated interest, assuming the convertible promissory notes that were converted in Enovix convertible preferred stock in March 2020 were converted on January 1, 2020 prior to the Business Combination and recapitalized to shares of the Combined Entity's common stock.

4. Earnings/loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.
The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption for the three months ended March 31, 2021 and the year ended December 31, 2020 (in thousands except share and per share data):
	Three Months Ended March 31, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(62,767)	$(62,767)
Weighted average shares outstanding – basic and diluted(1)	146,250,000	131,586,153
Net loss per share – basic and diluted(2)	$(0.43)	$(0.48)
	Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(24,307)	$(24,307)
Weighted average shares outstanding – basic and diluted(1)	146,250,000	131,586,153
Net loss per share – basic and diluted(2)	$(0.17)	$(0.18)
The following summarizes the number of shares of Common Stock outstanding under the two redemption scenarios:
	No Redemptions		Maximum Redemptions
Pro Forma Shares Outstanding	146,250,000	100%	131,586,153	100%
Enovix Ownership(1)(2)	105,000,000	72%	105,000,000	80%
Public Ownership (RSVAC Units)	23,000,000	16%	8,336,153	7%
RSVAC Sponsor ownership	5,750,000	4%	5,750,000	4%
PIPE Financing	12,500,000	8%	12,500,000	9%
Pro Forma weighted average shares outstanding – basic	146,250,000	100%	131,586,153	100%

(1)
Includes consideration shares that will be issued upon the occurrence of future events (i.e. Enovix Equity Incentive Plan). The total shares to be issued as consideration in the Business Combination includes all issued and outstanding common stock plus shares underlying company options and warrants.

(2)
For the purposes of applying the if-converted method for calculating diluted earnings per share, it was assumed that as of the Effective Time of the transaction, each Enovix option and warrant that was outstanding shall be converted into the right to receive an option relating to shares of the Combined Entity Common Stock. However, since the impact of these in the earnings per share calculation results in anti-dilutive, the effect of such exchange was not included in calculation of diluted loss per share.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL
General
Holders of RSVAC Common Stock are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination. RSVAC stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “— The Merger” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because RSVAC is holding a stockholder vote on the Business Combination, RSVAC may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of RSVAC Common Stock as of the Record Date for the Special Meeting.
Background of the Business Combination
RSVAC is a blank check company that was incorporated in Delaware on September 23, 2020. RSVAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Although RSVAC is not limited to a particular industry or geographic region for purposes of consummating a business combination, RSVAC has focused on Silicon Valley-based technology businesses with applications in the energy or industrial sectors.
On December 4, 2020, RSVAC consummated its IPO of 23,000,000 Units, each Unit consisting of one share of common stock of RSVAC, par value $0.0001 per share, and one-half of one redeemable Warrant, each whole Warrant entitling the holder thereof to purchase one share of Common Stock for $11.50 per share. The closing included the full exercise of the underwriter’s over-allotment option. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to RSVAC of $230,000,000. Simultaneously with the closing of the IPO, RSVAC consummated a private placement with the Sponsor of 6,000,000 Placement Warrants at a price of $1.00 per Placement Warrant, generating total proceeds of $6,000,000.
After deducting the underwriting discounts, offering expenses, and commissions from the RSVAC IPO and the sale of the Placement Warrants, a total of $230,000,000 was deposited into the Trust Account established for the benefit of RSVAC’s public stockholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.
RSVAC’s Current Charter provides that it will continue in existence only until December 4, 2022. If RSVAC has not completed a business combination by such date, RSVAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by RSVAC to pay its franchise and income taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RSVAC’s remaining stockholders and the Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to RSVAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Board began preparing the Registration Statement on Form S-1 for its initial public offering in October 2020. Throughout the IPO process, our Board members and advisers had been compiling a list of companies that they were either personally affiliated with or had relationships with individuals who had connections to the companies on the list. In the prospectus, we explained that our Board and our advisers are connected to well over 500 technology companies, a majority of which are in Silicon Valley and defined “connected” as meaning having direct investment, holding a board seat or, at a minimum, having vetted a company’s business plan. Our IPO was priced on December 1, 2020 and closed on December 4, 2020.

Throughout the time period discussed in this background section, Mr. Rodgers operated as an advisor to and member of the board of directors of Enovix and was and is a stockholder of Enovix through his trust. Mr. Rodgers owned 11.3% of Enovix (on an as-converted and fully diluted basis) as of February 28, 2021.
Given the high level of interest and demand for our IPO, we were confident that the IPO would close in a timely manner. As such, on December 2, 2020, the RSVAC directors, Mr. Thurman J. “TJ” Rodgers, Mr. Emmanuel Hernandez, Mr. Daniel McCranie, Mr. Steven Gomo, Mr. Joseph Malchow and Ms. Lisan Hung, held an initial board meeting. During the meeting, the Board reviewed our target list and deliberated on potential targets for an initial business combination with the objective of narrowing down such targets to a those that we were most likely to consider post-closing of the IPO.
As explained in the IPO prospectus, the Board used several criteria, starting with companies that fit the target technologies in green energy, electrification and storage, smart industry (IoT), artificial intelligence and the new manufacturing wave, i.e. self-configuring automatic assembly lines and computer vision with learning capabilities. The Board also considered attributes to find the best private company candidates for public ownership including public company readiness, a technically dominant product, a company with enthusiastic customers, excellent employee core values, excellent company culture, an excellent management team, a plan to grow rapidly by taking a dominant share of a growing medium-sized market, excellent gross margin, a second product on schedule and preferably a Silicon Valley-based company. The Board also discussed that the initial business combination targets would likely be companies with an enterprise value (pre-money) in the $800 million to $1.2 billion range.
After further review and discussion, the Board narrowed its list of candidates to the top ten potential targets. The top ten list included Enovix, which was proposed by Mr. Rodgers. The Board was aware that Mr. Rodgers was a member of the board of directors of Enovix and also had investments in Enovix.
Between December 3, 2020 and December 7, 2020, several members of the Board held informational calls or meetings with six of the top ten previously identified potential targets, including the introductory meeting with Enovix, discussed below.
On December 3, 2020, Mr. Rodgers was able to arrange an introductory meeting with Enovix. Representatives of RSVAC, Mr. Rodgers, Mr. McCranie and Mr. Hernandez, met with Enovix management, including the CEO, Mr. Harrold Rust, and the CCO, Mr. Cameron Dales, at the Enovix headquarters in Fremont, California to introduce RSVAC to Enovix. Mr. Rodgers discussed the IPO, and RSVAC’s objectives and selection criteria. In return, Enovix management presented the background and history of Enovix, its current state of the business, technology, financial plan and also gave a tour of the factory that was being built at their Fremont headquarters. The meeting was purely informational and did not involve any discussion or negotiation regarding a possible business combination.
On December 3, 2020, Mr. Gomo, a director of RSVAC and a director of a solar company, met with the CEO of that solar company, which was on the top ten list. Mr. Gomo had the opportunity to review the solar company’s business plan and, after the meeting, separately considered the prospects of this business against the RSVAC criteria for an initial business combination. The criteria were not discussed with management of the solar company, as the meeting was informational and there was no discussion or negotiation regarding a possible business combination. Mr. Gomo observed that the company recently faced certain issues that could potentially negatively impact its near and long-term performance. On that basis, Mr. Gomo concluded that RSVAC should lower this company’s priority on the list of companies to consider for an initial business combination.
On December 4, 2020, Mr. Malchow, a director of RSVAC, having a professional affiliation with the founder of an artificial intelligence and logistics enterprise software company, conducted an analysis of the company. Mr. Malchow was not an investor (directly or indirectly) in the company. This analysis was based on materials previously received by Mr. Malchow and included the company’s recent valuation, its annualized recurring revenue, its software product pipeline, and the company’s view of its competitive landscape. Based on this analysis, Mr. Malchow concluded that the company would significantly exceed the higher end of RSVAC’s target enterprise value target, and as a result elected not to meet with the company, but instead offered a report on his findings to the RSVAC Board.

On December 4, 2020, Mr. Hernandez, a director of RSVAC, held a call with the CEO of an Australian artificial intelligence company, to explore merits of completing a merger with RSVAC. Mr. Hernandez is a director of this company. The company has technology for edge AI that is available now for IP licensing, and projected to have production silicon by late 2021. The company is listed on the Australian stock exchange, ASX. A business combination with RSVAC would have allowed the company to redomicile to the United States. Mr. Hernandez and the CEO concluded that it would likely be complicated and take a long time to pursue such a transaction given the Australian stockholder base of the company and U.S.-listing with a SPAC. As a result, Mr. Hernandez did not continue discussions with the company.
On December 5, 2020, Mr. Malchow conducted an analysis of a specialty industrial chemical manufacturing company, which employs artificial intelligence software in its manufacturing processes. Mr. Malchow, whose venture capital fund is an investor in the company, held a call with the CEO and co-founder of the company. The CEO, in turn, provided a two-year financial and strategic outlook for the company. Mr. Malchow concluded that this company did not have key executives in place who would be able to readily assume public company management and would require substantial help in hiring and building systems and processes amenable to becoming a public company. Additionally, because the company is based outside Silicon Valley, it would be onerous for the RSVAC team to assist them towards being public-company ready in a reasonable time frame. After weighing the above factors, Mr. Malchow concluded that RSVAC should eliminate this company from its top list.
On December 7, 2020, Ms. Hung, a director of RSVAC, held a telephone meeting with the CEO of a medical device sensor, data platform and monitoring company. Ms. Hung and the CEO discussed the status of the company’s technology and products, as well as its achievement of recent milestones, including large scale patient trials and FDA clearance. Following the discussion, the CEO expressed reservations as to the company’s readiness to become a public company. Ms. Hung also concluded that the company needed more management depth and that it was hard to gauge if it had a technically dominant product. There were also elevated risks with FDA approvals, which added significant uncertainty. Ms. Hung concluded that RSVAC should not pursue the company for potential initial business combination.
As stated in our IPO prospectus, Mr. Reichow acted as an advisor to RSVAC. In November 2020, Mr. Reichow was appointed to the Enovix board of directors (the “Enovix board”) and Eclipse Ventures, of which Mr. Reichow is a partner, made an investment in Enovix. Accordingly, on December 9, 2020, Mr. Reichow informed RSVAC that given his appointment to the Enovix board, he would continue to provide RSVAC with information on RSVAC's target companies as a member of RSVAC’s technical advisory Board (“TAB”) but that he would no longer participate in RSVAC’s meetings regarding its target companies. Mr. Reichow did not receive any compensation from RSVAC for that role, and did not have any fiduciary responsibilities with respect to RSVAC.
On December 9, 2020, the Board held a meeting to further discuss potential business combination candidates, which included a discussion of its top ten targets. Each of the directors who had calls, meetings or conducted analyses on the six previously identified targets reported their findings and recommendations to the Board. At the meeting, the six companies were further vetted, with Enovix remaining as one on the top of the list, while others were either lowered in priority or considered non-feasible targets. At that time, the Board had four remaining companies to assess.
On December 10, 2020, Mr. Rust, Mr. Blank, Mr. Petrick and Mr. Reichow, members of the Enovix board, met to discuss the recent discussions Enovix had with RSVAC. Mr. Rust noted that T.J. Rodgers, a member of the Enovix board, was the sponsor of RSVAC and given the conflict Mr. Rodgers was excluded from this meeting and future Enovix meetings with respect to all discussions relating to merger negotiations between RSVAC and Enovix. The Enovix board (excluding Mr. Rodgers) resolved to engage a valuation expert to advise the Enovix board if the discussions continued to a discussion regarding the valuation of Enovix.
Between December 10 and 15, 2020, and on December 23, 2020, other directors of RSVAC continued to assess the remaining four potential targets.
On December 3, 10, and 14, 2020, Mr. McCranie, a director of RSVAC, held meetings with the co-CEO and CFO of a power semiconductor company. Mr. McCranie is a director of this company. The first discussion included review of its annual operating plan, sales funnel, product qualification status and its three-year business plan. The second session focused on assessing its public company readiness. The third session focused on the status of its new product sampling and new product schedule. After these three due diligence sessions, Mr. McCranie concluded that, although the company could potentially have a technically dominant product, it was not currently meeting critical specifications, had only begun to provide limited engineering samples to customers, and would also likely need to transition to a new CEO with public company experience. Mr. McCranie concluded that RSVAC should lower the ranking of the company for a potential business combination and evaluate them later against RSVAC’s final list.
On December 10, 16 and 17, 2020, Mr. Reichow, in his capacity as a member of RSVAC’s TAB, held discussions with the CEO of an artificial intelligence processor company. Mr. Reichow is a director of this company. The first session was for purposes of reviewing the company’s sales pipeline and 2021 projects. The second session was part of the company’s meeting of its board of directors where the company presented all aspects of the business. The third session was a follow-up session to discuss 2021 customer strategy. After these three due diligence sessions, Mr. Reichow provided information regarding this target company to RSVAC for their deliberations.
On December 15 and 22, 2020, Mr. Reichow, in his capacity as a member of RSVAC’s TAB, held sessions with an industrial, metal-additive, manufacturing solutions company. Mr. Reichow is a director of this company. The first session was held to review the company’s manufacturing and quality systems readiness and a review of technology development. The second session was to review its financial plans. After two due diligence sessions, Mr. Reichow provided information regarding this target company to RSVAC for their deliberations.
Between December 10 and 15 and on December 23, 2021, the RSVAC team completed assessments of the final top nine potential initial business combination targets.
On December 16, 2020, RSVAC held a Board meeting to discuss overall progress in assessing potential initial business combination candidates. Having further vetted the top nine potential targets, the Board members ranked their top targets, with Enovix being the company with the highest potential based on Enovix meeting most of RSVAC’s criteria, including (i) having potentially dominant products, (ii) having a robust technology roadmap that further advances its advantages over competition, (iii) being located in Silicon Valley, (iv) participating in an exciting market segment, (v) potentially prime customers already receiving samples with revenue within a year, (vi) having potential for excellent gross margin, and (vii) the company already building its first factory (“Fab1”). Although Enovix was still missing some critical management positions, the Board believed it had excellent corporate culture and agreed to continue deeper due diligence on Enovix. The Board also agreed to continue to consider other companies as prospects, in case a business combination with Enovix did not materialize, including the last company on the top ten list.
On December 13, 2020 Mr. Hernandez sent to Mr. Rust an IPO Readiness Checklist, which became the basis for subsequent due diligence sessions. From December 16, 2020 to February 11, 2021 directors of RSVAC conducted further due diligence on Enovix.
On December 16 and 17, 2020, Mr. Hernandez conducted due diligence and IPO readiness sessions with Enovix. In these sessions, Mr. Rust, Enovix’s CEO, and other senior staff members of Enovix were made available to Mr. Hernandez to conduct detailed IPO-readiness review and due diligence, including with the heads or leads of finance and human resources, IT, legal, sales and marketing, technology, manufacturing, and quality. The sessions allowed Mr. Hernandez to begin to identify critical hires and improvements needed in critical business processes, if Enovix were to proceed as an initial business combination target for RSVAC.
Between December 18, 2020 and January 24, 2021, Mr. McCranie held several due diligence sessions with Enovix’s sales and marketing management team. On December 22, 2020, Mr. McCranie met with Mr. Dales and Mr. Hallmark to review revenue, pipeline and the state of the company’s sales and marketing systems. On December 26 and 27, 2020, Mr. McCranie conducted follow-up sessions to validate revenue forecast, customer qualification status, customer engagement, and discussed revenue forecast. The December 29, 2020, session included Mr. Rust and one of RSVAC’s Technical Advisory Board members, Mr. Ralph Schmitt, to assist Enovix in finalizing their Vice President of Sales job description memo and to develop a plan of action to recruit for the position. Subsequently, Mr. Schmitt determined to apply for the position himself and approached Mr. Dales on the subject. After some negotiation, Enovix management offered the sales position to Mr. Schmitt, who accepted on January 8, 2021. At that point, Mr. Schmitt ceased providing services to RSVAC and received no further compensation from RSVAC. Enovix did not communicate or offer employment to any other individual affiliated with RSVAC. On January 24, 2021, Mr. McCranie held a meeting with Mr. Dales, Mr. Hallmark and Mr. Schmitt, to assist Enovix in developing an average selling price strategic plan and to launch a 5-year comprehensive wearables business plan.
On December 23, 2020, Mr. Reichow, in his capacity as a member of RSVAC’s TAB, held a call with the CEO of a software-defined manufacturing company with computer vision and machine learning. Mr. Reichow had no direct relationship with this company, but the venture capital firm in which Mr. Reichow is a partner, had investments in the company. Mr. Reichow then provided RSVAC information regarding this target company for their deliberations.
Between December 23, 2020 and February 8, 2021, Mr. Hernandez held several due diligence sessions with Enovix management. The December 23, 2020 session was with Mr. Rust and the Director of Strategy & Planning, Ms. Chen, to review Enovix’s cost models, Fab1 financial assumptions and the overall company financial plan. The January 6, 2021, session also included Mr. Dales to review the business and financial model of the company. Similar meetings took place on January 12 and 25, 2021 and February 3 and 8, 2021.
On December 18 and 24, 2020, RSVAC directors, Mr. Rodgers, Mr. Hernandez, Mr. McCranie, Mr. Malchow and Mr. Gomo and Enovix’s senior management, Mr. Rust, Mr. Dales and CTO, Mr. Lahiri, and other staff members, conducted a joint due diligence session. Mr. Petrick and Mr. Reichow, directors of Enovix were also present in the session. Both sessions covered a review and update on Enovix’s strategy, customer engagements, products, technology and financial model. At the December 18, 2020 session, the discussion also included the possibility of Enovix merging with RSVAC on a hypothetical basis without discussion of any terms. At the December 24, 2020 session, the discussion also covered review of critical hires and critical business processes.
On December 22, 2020, Mr. Hernandez and Ms. Hung, directors of RSVAC held a session with Mr. Caruso of Loeb & Loeb, counsel for RSVAC, to review the process towards commencing the process for an initial business combination. On December 23, 2020, RSVAC held a Board meeting with all directors present to review progress on due diligence, timeline for an initial business combination and goals that RSVAC was tracking for open action items. Mr. Hernandez and Ms. Hung also shared the information from Loeb & Loeb regarding the process for an initial business combination.
On December 28, 2020, the full RSVAC Board held a session with counsel Loeb & Loeb to discuss the process for tendering a potential letter of intent (“LOI”) with Enovix, in the event the Board decided to move forward with Enovix as its target for the initial business combination. After review and further discussion, the Board took counsel’s feedback under advisement. After the session with Loeb & Loeb, the Board discussed Mr. Reichow’s report (in his capacity as a member of RSVAC’s TAB) on the tenth potential target he reviewed on December 23, 2020. The Board concluded that Enovix remained the company with the highest potential for initial business combination.
On December 29, 2020, Enovix executed a letter agreement with Valuation Research Corporation (“VRC”), pursuant to which Enovix engaged VRC to perform due diligence in anticipation of Enovix entering into a financial or strategic transaction, and issue to the Enovix board a written opinion as to whether the consideration to be received by Enovix in such transaction is fair from a financial point of view to Enovix and its stockholders on an aggregate basis. The scope of the VRC Engagement was not limited to a potential business combination. Following execution of the letter agreement, VRC commenced its diligence of Enovix in order to get up to speed in the event a transaction was proposed.
The RSVAC Board held a Board meeting on December 30, 2020 to review due diligence progress on Enovix, timelines for a potential initial business combination and the status of certain Enovix goals and action items.
On December 31, 2020, RSVAC directors Mr. Rodgers, Mr. Hernandez, Mr. McCranie, Mr. Gomo and Mr. Malchow, held a joint session with Enovix’s senior management, Mr. Rust, Mr. Dales, Mr. Lahiri and Ms. Chen, to continue due diligence on technology, Fab1 construction progress and financial model.

Afterwards, in a private discussion of the above RSVAC directors, those RSVAC directors decided that before RSVAC would enter into a full LOI that would include terms of a potential business combination, Enovix would need to demonstrate progress towards improving, or committing to improve, certain critical business processes, including financial reporting, financial planning, internal controls (SOX), Human Resources (HR), systems and Information Technology (IT), investor relations (IR), legal and governance, manufacturing and QA, sales and marketing, and product and technology development. Thus, those RSVAC directors decided to pursue an evaluation agreement (“EA”) with Enovix because RSVAC was not yet ready to offer an LOI.
The RSVAC directors then invited Mr. Rust and Mr. Dales to join the session and discussed the idea of entering into an EA. Mr. Rust and Mr. Dales were receptive to the proposal. Mr. Hernandez committed to send a draft of the EA to Mr. Rust. Those present discussed and agreed that despite the fact that the parties were uncertain about whether they would eventually enter into an LOI, both parties would commence preparations for work towards a definitive agreement and a registration statement on Form S-4 in the event the discussions advanced towards an initial business combination. There was no discussion or negotiation regarding such possible business combination at this time.
On January 4, 2021, Mr. Hernandez and Ms. Hung, directors of RSVAC, led a diligence kick-off session with representatives of RSVAC’s counsel, Loeb & Loeb, Mr. Nussbaum and Mr. Caruso, and representatives of Enovix, including Mr. Hejlek, head of legal and Ms. Chen. Loeb & Loeb briefed all parties on the requirements should a transaction move forward. Subsequent to the session, Loeb & Loeb provided Enovix with a due diligence request list.
On January 5, 2021, Mr. Hernandez, on behalf of RSVAC, e-mailed to Mr. Rust a draft of the EA. The EA was forwarded to the Enovix board as well as to representatives of Cooley LLP (“Cooley”), outside counsel to Enovix. Following delivery of the EA, representatives of RSVAC and Enovix continued to discuss matters relating to the EA, pursuant to multiple telephone conversations and e-mail exchanges between the parties throughout the morning.
On January 6, 2021, RSVAC held a Board meeting with all directors present. Mr. Hernandez informed the Board members that a draft of the EA was sent to Mr. Rust on January 5, 2021. The EA did not include proposed merger terms, but included a 45-day mutual exclusivity provision so that both parties could continue to conduct due diligence and Enovix could continue to work on improving critical business processes — a condition that could lead to an LOI as stipulated in the EA. The Board did not discuss specific business combination terms at this time.
On January 7, 2021, the Enovix board held a meeting in which the entire Enovix board was present, except for Mr. Rodgers, as well as other representatives of Enovix and representatives of Cooley. During this meeting, Mr. Rust, with input from other representatives of Enovix and Cooley, reviewed with the Enovix board the terms of the EA and non-disclosure agreement delivered by RSVAC (the “NDA”). Mr. Rust, with other representatives of Enovix, then led a discussion regarding Enovix’s financing strategy and alternatives, including the potential business combination transaction with RSVAC as described in the EA, the potential alternative of an initial public offering, and Enovix’s negotiation strategy. The Enovix board, less Mr. Rodgers, then authorized Mr. Rust, with the aid of Enovix’s legal advisors, to execute the EA and non-disclosure agreement with RSVAC.
At this same meeting, Betsy Atkins was appointed to the Enovix board. In connection with her appointment, Ms. Atkins was granted an option to purchase 600,000 shares of Enovix’s common stock. Ms. Atkins subsequently early exercised her option in full and owned 0.1% of Enovix (on an as-converted and fully diluted basis) as of February 28, 2021.
After the meeting, at the recommendation of Cooley, the Enovix board decided to formally create a special subcommittee of its board of directors (the “Enovix Special Committee”) with the full power and authority of the Enovix board to negotiate with and to guide management with respect to discussions with RSVAC. Each Enovix board member (other than Mr. Rodgers, whose financial interest in RSVAC was already known to the Enovix board) was asked to clarify if they had any financial interest in RSVAC. Ms. Atkins disclosed that she was a stockholder of RSVAC. Each other Enovix board member (other than Mr. Rodgers) declared that they had no financial interest in RSVAC. Due to her financial interest in RSVAC, Ms. Atkins was excluded from all subsequent Enovix board discussions regarding the potential business combination.

On January 8, 2021 Mr. Ralph Schmitt, who until that time had provided advisory services to RSVAC as a member of the TAB, accepted employment with Enovix as Vice President of Sales and Business Development. Previously, on December 8, 2020, Mr. Schmitt was awarded a non-contingent, up-front compensation of 10,000 units of the Sponsor which are convertible into shares of RSVAC common stock, for his work on the TAB. Those Founders Shares will expire worthless if an initial business combination is not consummated by December 4, 2022. On January 8, 2021 Mr. Schmitt ceased providing services to RSVAC and has received no further compensation from RSVAC.
On January 8, 2021, RSVAC directors Mr. Rodgers, Mr. Hernandez, Mr. McCranie, Mr. Gomo, Mr. Malchow and Ms. Hung conducted a joint session with Enovix senior management, including Mr. Rust, Mr. Dales, Mr. Lahiri and Ms. Chen, to continue due diligence, review of action items towards critical hires and critical business processes. Later that day, Mr. Hernandez of RSVAC and Mr. Rust of Enovix executed the EA and the exclusivity condition became effective, as well as the NDA. On the morning of January 9, 2021, Mr. Hernandez, sent a notice to other RSVAC directors and to Technical Advisory Board members that the exclusivity period was effective and instructed everyone to stop all solicitation efforts for other potential initial business combination targets.
Between January 12, 2021 and January 24, 2021, several members of RSVAC’s Board conducted review sessions with Enovix management to assist in improving their business processes in the areas of documentation of critical success factors (“CSFs”) for financial reporting, financial planning, internal controls/SOX, HR, IT, sales and marketing, technology development, manufacturing and quality control, legal and governance.
On January 12, 2021, Mr. Hernandez, conducted a review session with Mr. Rust, Ms. Eldridge and Ms. Chen to go over CSFs for financial reporting, financial planning and human resources. On January 12, 2021, Mr. McCranie, held a meeting with Mr. Dales to review Sales and Marketing CSFs. On January 13, 14, 23 and 24, 2021, Ms. Hung conducted review sessions with Mr. Hejlek, Enovix’s General Counsel, and Cooley to review CSFs for legal and governance matters.
On January 13, 2021, from 2-4 pm PST, RSVAC held a Board meeting with all directors present. In that session, the Board members discussed the need for financial adviser and fairness opinion firms. The Board members also discussed due diligence status on Enovix, updated business combination timeline and reviewed the budget of RSVAC. From 4-5 p.m.PST that same afternoon, the RSVAC directors, excluding Mr. Rodgers who recused himself as part of the process that was previously agreed by all RSVAC directors, held a session with RSVAC counsel Loeb & Loeb regarding the business combination process, including retention of a financial advisor and obtaining a fairness opinion.
On January 15, 2021, RSVAC directors Mr. Rodgers, Mr. Hernandez, Mr. McCranie, Mr. Malchow, and Mr. Gomo conducted a joint session with Enovix senior management, including Mr. Rust, Mr. Dales, Mr. Lahiri and Ms. Chen, to review a potential joint-venture transaction by Enovix with a U.S.-based electric vehicle (EV) battery company. Members of the U.S.-based EV battery company were present at the meeting. After the potential joint venture discussion, RSVAC and Enovix discussed progress towards CSFs and critical business processes, an update on engineering and technology and a review of the latest financial model.
Throughout this process, RSVAC Board members also assisted members of Enovix management in the engagement of accounting and financial audit services for Enovix, which was critical for a business combination. On December 26, 2020, Mr. Hernandez and Mr. Gomo, directors of RSVAC, held a session with Mr. Rust, Ms. Eldridge and representatives of the audit firm Deloitte & Touche. Enovix engaged Deloitte & Touche, on January 21, 2021 and every week thereafter, Enovix conducted weekly review sessions on the progress of the audit. Mr. Hernandez and Mr. Gomo of RSVAC and Mr. Rust and Ms. Eldridge of Enovix attended these sessions. Representatives of Ernst & Young, who provided accounting services, also attended these meetings and reported on Enovix’s progress with respect to accounting.
Also throughout this process, between December 15, 2020 and February 11, 2021, RSVAC Board members assisted Enovix management in identifying candidates for their critical hires.
On January 18, 2021, an organizational session was held with representatives from Loeb & Loeb, Mr. Hejlek of Enovix, Mr. Hernandez and Ms. Hung of RSVAC and representatives of Cooley. The session focused on the schedule and deliverables for a definitive agreement and a registration statement on Form

S-4 and the parties agreed to a schedule. There was no discussion or negotiation regarding a possible business combination This was followed by an organizational session with RSVAC’s accounting service, Calabrese Consulting, and audit service provider, Marcum LLP, to align with the schedule for the completion of RSVAC’s 10-K.
On January 20, 2021, from 2:00 to 3:30 p.m. PST, RSVAC held a Board meeting with all directors present, to review progress of due diligence and timelines for potential business combination. At 3:30 p.m. PST, pursuant the process that all of the directors including Mr. Rodgers had discussed, developed and agreed, Mr. Rodgers recused himself and left the meeting at which point Mr. Nussbaum and Mr. Caruso of Loeb & Loeb, counsel for RSVAC, joined the meeting. It was reconfirmed that given Mr. Rodgers’s affiliation as a member of the Enovix board and shareholder of Enovix, that, although Mr. Rodgers could participate in due diligence meetings and PIPE Financing meetings, and related business meetings with respect to Enovix, Mr. Rodgers would never be present at, and would not participate in, any RSVAC Board meetings where merger negotiations, deliberations or valuations regarding Enovix took place. The discussion then continued on the process for advancing towards a Letter of Intent, for selecting underwriters and fairness-opinion firms. The directors designated Mr. Hernandez to negotiate those services and also designated Mr. Hernandez and Mr. McCranie to negotiate the terms of the transaction with Enovix, if and when the engagement advanced to an LOI phase and towards a definitive agreement.
Between January 15th and 29th, 2021, Mr. Hernandez, received a proposal and negotiated an advisory service and placement agency agreement with Oppenheimer, who had served as lead underwriter in RSVAC’s IPO. Mr. Hernandez arranged for a due diligence session by Oppenheimer with Enovix management which was conducted on January 26, 2021. Oppenheimer had no previous relationship with Enovix. On January 31, 2021, all RSVAC directors, other than Mr. Rodgers, approved the Oppenheimer engagement letter and Mr. Hernandez signed the engagement letter that same day. The engagement included financial advisory services for RSVAC’s initial business combination and placement agency services for a PIPE capital raise. In connection with this engagement, RSVAC agreed to pay Oppenheimer in cash, a transaction fee equal to 0.50% ($8,462,213) of transaction value payable on the closing date of the business combination, and a placement fee equal to 4.00% ($7,000,000) of the gross proceeds raised in the Private Placement payable on the closing date of the Private Placement.
Between January 15 and February 4, 2021, Mr. Hernandez and Ms. Hung evaluated four valuation and fairness opinion firms for the purposes of delivering a fairness opinion related to the evaluation of and potential price to be paid for Enovix. After further review and agreement by RSVAC directors, excluding Mr. Rodgers, Mr. Hernandez signed the fairness opinion engagement with ThinkEquity on behalf of RSVAC on February 4, 2021. RSVAC and Enovix had no previous relations with ThinkEquity. Payment of the fairness opinion fee was not contingent on the business combination closing.
On January 22, 2021, RSVAC directors Mr. Rodgers, Mr. Hernandez, Mr. McCranie, Mr. Gomo and Mr. Malchow conducted a joint session with Enovix senior management Mr. Rust, Mr. Dales, Mr. Lahiri and Ms. Chen, to review latest revisions of their technology, engineering and financial plans. The discussion also included a review of Enovix’s investor relations and shareholders’ communication plans. Progress towards CSFs and critical business processes were also reviewed. There was no discussion or negotiation regarding a possible business combination at this session.
On January 22, 2021, certain representatives of Loeb & Loeb were provided with access to a virtual data room of Enovix and began conducting a preliminary legal due diligence review of Enovix.
On January 25, 2021, RSVAC directors Mr. Hernandez, Mr. McCranie, Mr. Malchow and Ms. Hung, held a review session with Ms. Porter and Mr. Nussbaum of Loeb & Loeb, to discuss and provide comments on the initial draft framework of a definitive agreement. This draft did not include a proposed valuation for Enovix.
On January 26, 2021, Mr. Rust, Mr. Dales and Ms. Chen of Enovix, held a session with representatives of Oppenheimer, RSVAC’s financial advisers, during which Oppenheimer conducted due diligence on Enovix, including a review of their financial plan. Mr. Hernandez, a director of RSVAC, attended the meeting. Later that day, Mr. Hernandez and Ms. Chen held another session to review Enovix’s financial model.

On January 27, 2021, RSVAC held a Board meeting, with all directors present, to review status on progress made on due diligence with Enovix, a proposed business combination timeline and the status on goals and action items. Mr. Rodgers then recused himself and left the meeting, at which point, representatives of Oppenheimer, Mr. Graham, Ms. Lau, Mr. Lin, Mr. Marshall and Ms. Shah, met with the rest of the Board.
Oppenheimer presented its proposed valuation of Enovix, the methods and bases it used towards the proposed Total Enterprise Value, comparable companies’ valuations and other pertinent information.
The main methodology Oppenheimer used for the proposed Total Enterprise Value was a Comparable Companies analysis, comparing public trading market valuation of comparable high-value components and materials companies and a Battery SPAC peer company, which included the following companies:
High Value Components and Materials:
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Plug Power Inc.

•
Ballard Power Systems Inc.

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Tesla, Inc.

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Universal Display Corporation

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Cree, Inc.

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Contemporary Amperex Technology Co., Limited

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ROHM Co., Ltd.

•
II-VI Incorporated

Battery SPAC:
•
QuantumScape Corporation

As of January 26, 2021, the “High Value Components and Materials” peer group’s 2022 projected revenue median multiple was 16.2x, and the “Battery SPAC”’s 2028 projected revenue (appropriate due to the comparable being made pre-revenue) multiple was 3.6x. Oppenheimer selected 2.0x 2025 projected revenue, a significant discount to the “High Value Components and Materials” median multiple of 16.2x, as well as a discount to the “Battery SPAC” multiple of 3.6x 2028 projected revenue. Oppenheimer believed 2.0x as a suitable 2028 projected revenue multiple since it represented a full turn (1.0x+) discount to the Battery SPAC’s 3.6x 2028 projected revenue multiple, which is equivalent to a 44% discount. Oppenheimer identified the Battery SPAC peer as the closest direct comparable company. Oppenheimer also included the rationale for selecting 2025 projected revenue as Enovix’s target valuation year in its analysis because that is when Fab 1 and Fab 2 are expected to be running at full-scale capacity and that there will be a clear path towards Enovix achieving such scale. Applying a 2.0x multiple to Enovix’s 2025 projected revenue of $865 million resulted in a future enterprise value of $1.73 billion. A discount rate of 20% was applied to discount the $1.73 billion in future enterprise value back three years, which resulted in $1.00 billion for Enovix’s proposed enterprise value.
Oppenheimer noted that it expected investors to value Enovix using this methodology of applying a multiple to its 2025 projected revenue and discounting to present value. In its analyses, Oppenheimer also showed how the proposed valuation multiple of Enovix benchmarked to its publicly-traded comparable companies, based on multiples of Enterprise Value to Revenue and Enterprise Value to EBITDA. Oppenheimer also presented how Enovix benchmarked with comparable companies on its 2-year revenue CAGR percentage and EBITDA margin percentage.
Oppenheimer also presented the implied dilution to current Enovix and RSVAC shareholders’ ownership, based on various PIPE sizes and PIPE offer prices per share. Based on Enovix’s expected cash need, Oppenheimer estimated that a $150 million PIPE issued at $10 per share was a realistic, base case scenario.
To arrive at an Implied Equity Value for Enovix, Oppenheimer assumed that Enovix would have approximately $360 million of cash at close (assuming no redemptions and $230 million in cash in trust plus

$150 million from potential PIPE proceeds less $20 million in transaction expenses), yielding an Implied Equity Value of $1.36 billion. The directors, excluding Mr. Rodgers, then agreed on an Enterprise Value to be offered to Enovix, consistent with Oppenheimer’s analyses.
On January 27, 2021, the Enovix board acted by unanimous written consent to form the Enovix Special Committee composed of Mr. Rust, Mr. Blank, Mr. Petrick and Mr. Reichow, and delegated to the Enovix Special Committee the authority to negotiate on behalf of Enovix on all matters relating to the potential business combination transaction involving RSVAC and Enovix.
On January 29, 2021, the Enovix Special Committee met to discuss the recent discussions with RSVAC regarding the potential business combination transaction, including the status of the diligence review being conducted by RSVAC. Mr. Rust noted that RSVAC had recently provided Enovix with a list of operation items that need to be completed prior to any discussion regarding the terms of a potential transaction. Cooley led a discussion regarding matters that would need to be reviewed and approved prior to Enovix becoming a publicly traded company.
January 29, 2021, RSVAC directors Mr. Rodgers, Mr. Hernandez, Mr. McCranie, Mr. Malchow, Mr. Gomo, conducted a joint session with Enovix senior management, including Mr. Rust, Mr. Dales, Mr. Lahiri and Ms. Chen, to review latest updates of their technology, engineering and financial plans. The discussion also included progress towards CSFs and critical business processes. The meeting was informational and there was no discussion or negotiation regarding a possible business combination.
On February 1, 2021, representatives of Oppenheimer, financial advisor to RSVAC, reviewed certain information regarding Enovix with members of its management including Mr. Rust, Mr. Dales and Ms. Chen, and asked additional questions regarding Enovix’s business, financial results and future prospects.
On February 1, 2021, RSVAC’s Board, with all directors present, held a special session to discuss concerns with Enovix’s lack of progress in improving certain critical business processes previously identified,including financial reporting, financial planning, internal controls (SOX), Human Resources (HR), systems and Information Technology (IT), investor relations (IR), legal and governance, manufacturing and QA,sales and marketing, and product and technology development. It was agreed that all directors, excluding Mr. Rodgers, would have a special session with Enovix management to stress the importance of this matter. On February 2, 2021, the directors of RSVAC, excluding Mr. Rodgers, met with Mr. Rust and Mr. Dales to emphasize the importance of Enovix’s progress towards improving certain business processes. Mr. Rust and Mr. Dales acknowledged the feedback and committed to accelerate progress on these matters and present them at the next joint session of RSVAC and Enovix.
On February 5, 2021, Mr. Rodgers, Mr. McCranie, Mr. Malchow and Mr. Gomo held a joint session with Enovix management including Mr. Rust, Mr. Dales, Mr. Lahiri and Ms. Chen. Mr. Reichow and Mr. Petrick, directors of Enovix were also present. In this session, Enovix management presented their progress, documentation and schedules, including Critical Success Factors (CSFs), towards continuing to improve critical business processes in the company addressing the issues relating to financial reporting, financial planning, SOX, HR, systems and IT, IR, legal and governance, manufacturing and QA, sales and marketing, and product and technology development. The session also included a preview of the investor presentation draft, if the discussions were to move forward towards an LOI then merger agreement. The presentation focused on the background of the company, management, technology, manufacturing and internal financial plan. Both parties agreed that they were progressing towards an LOI. There were no discussions of valuation or economics of a merger at this meeting. At the end of the meeting, Mr. Reichow asked Mr. Hernandez for a meeting with Mr. Hernandez and Mr. McCranie to discuss valuation considerations for an LOI.
Between February 5 and 11, 2021, Mr. McCranie held three customer due diligence sessions with senior representatives of potential major customers of Enovix. On the February 5, 2021 session, Ms. Tiffani Lau, Director, Investment Banking at Oppenheimer was also in attendance. In that session, Mr. McCranie and Ms. Lau discussed the commercial relationship between Enovix and one customer. Mr. McCranie specifically discussed the scope and scale of the business opportunity for Enovix with the customer, the importance of Enovix energy density to their end products, the current status of sampled Enovix product relative to their expectations, the lifecycle of their end product, the customer’s view of Enovix future product roadmap, the projected timeline from the customer for product qualification and start of revenue, and the general size of this opportunity for Enovix.
On February 6, 2021, Mr. Hernandez and Mr. McCranie held a session with Mr. Reichow, in his capacity as a director of Enovix, and Mr. Rust. In that session, Mr. Reichow proposed that RSVAC should consider several comparable companies when working on the proposed LOI and merger consideration for Enovix. Mr. Reichow specifically discussed four potential comparable companies and their current trading multiples against actual or projected revenue. Mr. Hernandez and Mr. McCranie thanked them for their input and agreed to have a follow-up session on February 8, 2021. At the February 8, 2021 session, Mr. Hernandez and Mr. McCranie offered RSVAC’s view on potential valuation metrics specifically addressing the comparable companies raised by Mr. Reichow. The parties had differing viewpoints. Mr. Reichow and Mr. Rust then informed Mr. Hernandez and Mr. McCranie that Enovix’s director Mr. Petrick, who was designated by the Enovix Special Committee to negotiate terms, would reach out to Mr. Hernandez and Mr. McCranie to further discuss.
On February 8, 2021, Mr. McCranie and representatives of Oppenheimer spoke with the second customer and probed its commercial relationship with Enovix. Mr. McCranie specifically discussed (i) the opportunity volume size and qualification and revenue timing for initial product design wins, (ii) the importance of Enovix energy density to the customer’s end product features, (iii) the current status of sampled Enovix product relative to their expectation, and (iv) their view of Enovix’s future product roadmap (EX-1, EX-2, EX-3) relative to the customer’s end product roadmap. In addition, Mr. McCranie discussed the customer’s long-term goals for the Enovix battery systems in the entire customer’s product portfolio.
On February 9, 2021, Mr. Hernandez and Mr. McCranie held an early morning session with Mr. Petrick. Mr. Petrick shared his views on what valuation might be appropriate for Enovix, based on his analysis of comparable companies and current trading multiples. Mr. Petrick cited five comparable companies with some overlap from the four comparable companies presented by Mr. Reichow on February 6, 2021, and their current trading multiples versus Wall Street consensus estimates for sales ranging from 2025 to 2027. Mr. Hernandez, Mr. McCranie and Mr. Petrick then continued their discussions regarding comparable companies focusing on Quantumscape, Sila Nanotechnologies, Inc., Microvast, Inc., Contemporary Amperex Technology Co. Ltd (CATL) and Proterra Inc. Mr. Petrick asserted that these are comparable battery manufacturers or battery packers to Enovix and that he specifically excluded fuel cell-type companies. Mr. Hernandez and Mr. McCranie countered with the following points: (a) that most, if not all, of these companies were currently focused on Electric Vehicle (EV) batteries which is different from Enovix’s early go-to-market strategy which is to focus on the consumer market for small form-factor batteries such as smart watches, radios, cellphones and laptops, then eventually venture into the EV segment, (b) that one of the EV-centric companies had significant endorsement and investment from a major auto manufacturing company, which Enovix did not have, (c) that one of the companies produced materials for battery manufacturers focused on the EV market, and (d) that one of the companies had greater operational longevity, shipping products since 2014 with an organization 10x that of Enovix Mr. Hernandez and Mr. McCranie also noted that RSVAC’s approach to valuation will also be based on these comparable companies’ multiples as of announcement of the transaction rather than their current trading multiples. Mr. Hernandez, Mr. McCranie and Mr. Petrick agreed to take each party’s position under consideration. Mr. Hernandez and Mr. McCranie then proposed $1.0 billion enterprise value for Enovix, committing to reconvene with Mr. Petrick later that same day.
Mr. Hernandez and Mr. McCranie immediately convened a session with the other RSVAC directors, Mr. Malchow, Mr. Gomo and Ms. Hung. Mr. Rodgers was not invited to that session. In this session, Mr. Hernandez and Mr. McCranie briefed the directors on discussions they had had with Enovix directors Mr. Reichow, Mr. Rust and recently Mr. Petrick, including the preliminary offer of a $1.0 billion enterprise value for Enovix. Mr. Hernandez, also shared with the RSVAC directors (excluding Mr. Rodgers) previously requested analyses from Oppenheimer, including valuation, multiples, comparables and other information. After review and further discussion, the RSVAC directors (excluding Mr. Rodgers) agreed on a not-to-exceed valuation of $1.2 billion in enterprise value based on Enovix’s 2025 projected revenue. The Board (excluding Mr. Rodgers) authorized Mr. Hernandez and Mr. McCranie to make an offer to Enovix within the not-to-exceed range.

On February 9, 2021, the Enovix Special Committee met to discuss the recent discussions with RSVAC regarding the potential business combination. Mr. Petrick reported that he had been in contact with VRC and they had verbally given him their thoughts regarding the proposed valuation of Enovix. The Enovix Special Committee reviewed the LOI and advised Mr. Petrick on a valuation to go back to RSVAC with. The Enovix Special Committee authorized Mr. Petrick to continue to negotiate with RSVAC.
Later that day on February 9, 2021, Mr. Hernandez and Mr. McCranie met again with Mr. Petrick. Prior to this meeting, Mr. Hernandez had sent a memo to Mr. Petrick explaining and justifying RSVAC’s approach to valuation, including the counterpoints shared in the earlier meeting. After further discussion and negotiation, Mr. Hernandez and Mr. McCranie increased the initial offer for Enovix to $1.13 billion in enterprise value, which was still within the range approved by the RSVAC Board. Mr. Hernandez committed to turn the agreement into an LOI and send it to Mr. Rust that evening. Mr. Rust committed to review it with Enovix’s board of directors and counsel.
On February 9, 2021, RSVAC’s LOI was forwarded to the Enovix Special Committee as well as to representatives of Cooley, and the Enovix Special Committee met via videoconference to discuss.
On February 10, 2021, the RSVAC Board with all directors present, held a Board meeting. Mr. Hernandez and Mr. McCranie reported that RSVAC had sent the LOI to Enovix. The Board also reviewed the timeline for the merger including finalization of the investor presentation for the PIPE roadshow and the work required towards completion of the definitive agreement and a registration statement on Form S-4.
On February 10, 2021, the Enovix Special Committee met to discuss the LOI, and authorized Mr. Rust to execute the LOI. Later that day, Mr. Rust sent Mr. Hernandez the executed LOI.
On February 10, 2021, representatives of ThinkEquity, RSVAC’s valuation and fairness opinion advisor, conducted its due diligence session with Enovix’s management including Mr. Rust and Ms. Chen.
On February 11, 2021, Mr. McCranie and Ms. Lau discussed the commercial relationship between the third customer and Enovix. Mr. McCranie specifically discussed the opportunity for Enovix with the customer’s current and future product portfolio, the status of the development history between the customer and Enovix, the early product sampling of the customer, the anticipated qualification dates and timing for first revenue for Enovix at the customer.
Between February 15 and 20, 2021, Mr. Hernandez coordinated the completion of the Merger Agreement, with Mr. Hernandez and Mr. McCranie continuing to negotiate terms of the Business Combination on behalf of RSVAC on matters relating to organization, representations and warranties, disclosures against those representations, lock-up conditions, the shareholder voting agreement and closing conditions.
Between February 16 and 18, 2021, Mr. Rust, Mr. Dales and Mr. Lahiri, with the introductory comments being made by Mr. Rodgers, conducted several PIPE roadshow presentations with potential investors that were confidentially wall-crossed by Oppenheimer and Williams Trading for the PIPE transaction. The meetings were facilitated and coordinated by representatives of Oppenheimer and Williams Trading. The original objective was to raise a PIPE of $150 million, with a preference to price above $10.00 per share. During these PIPE meetings, Enovix discussed its business highlights and prospects, as well as the intended use of capital raised to expand manufacturing capacity. RSVAC discussed its rationale for selecting Enovix as its business combination target.
On February 19, 2021, representatives of Enovix including Mr. Rust and Mr. Dales, and representatives of RSVAC including Mr. Hernandez, Mr. McCranie, Mr. Gomo Mr. Malchow, and Ms. Hung met with representatives of Oppenheimer including Mr. Silberman, Mr. Graham, and Ms. Lau, to review the demand for and pricing of the PIPE. Due to the high investor interest in participating in the PIPE, Oppenheimer communicated that there would be sufficient demand to potentially price the PIPE above $10.00 per share.
After the general presentation, the same representatives of RSVAC conducted a private session to decide on the final terms of the PIPE of $175.0 million at a price of $14.00 per share. This decision was then communicated to Enovix through Mr. Rust and to Oppenheimer through Mr. Silberman. As previously communicated, Oppenheimer acknowledged that there was sufficient demand and interest in the PIPE at the terms proposed by RSVAC. RSVAC and Enovix then sent Mr. Silberman feedback as to the potential allocation of the PIPE. Mr. Silberman called Mr. Hernandez early February 20, 2021 to tell him that the PIPE was fully subscribed at $14.00 per share for a total PIPE of $175.0 million.
On February 19, 2021, the Enovix Special Committee met to discuss the PIPE financing. The Enovix Special Committee discussed whether to do a PIPE financing, and the potential advantages and disadvantages of raising a PIPE in connection with the Business Combination and in relation to Enovix’s cash position following the closing of such Business Combination. After discussion, the Enovix Special Committee determined that a PIPE financing was in the best interests of Enovix and its stockholders because it could provide Enovix with incremental funding if operating results are lower than expected, or if capital expenditure is higher than expected, and importantly, could allow Enovix to pursue factory expansion beyond Fab1, including potentially partnering with or acquiring existing battery manufacturing entities. The Enovix Special Committee then discussed the size of the PIPE financing and the types of investors that would be invited to participate in the PIPE financing and the allocations given to such investors. The Enovix Special Committee also discussed the price of the PIPE financing and whether to price at or above $10.00 per share. The Enovix Special Committee also reviewed the written fairness opinion that had been prepared by VRC (the “VRC Opinion”). After discussion, the Enovix Special Committee approved the VRC Opinion, which deemed the Merger Consideration to be fair and reasonable to the Enovix stockholders.
On February 20, 2021, RSVAC directors Mr. Hernandez, Mr. McCranie, Mr. Gomo and Ms. Hung met with Loeb & Loeb, counsel for RSVAC. Counsel reviewed the terms of the Merger Agreement between RSVAC and Enovix, including the Merger Consideration, representations and warranties, Enovix’s disclosures against those representations, covenants and agreements, conditions precedent to and at closing. Counsel also reviewed with the directors present certain agreements including the Lock-Up and Shareholder Support Agreement.
During this session, Mr. Lord, Head of Investment Banking, Mr. Argenziano, Sr. Investment Banker, Mr. Kumar, Research/Analyst and Ms. Anderson, Compliance, of ThinkEquity, the independent firm engaged by RSVAC to provide a fairness opinion, joined the meeting. Mr. Kumar walked through their evaluation of Enovix business, the opportunity of the company’s 3D architecture, the competitive landscape, Enovix’s three-phased manufacturing expansion plans and Enovix’s financial plan. Mr. Argenziano then presented the valuation methodologies used in their analyses, including a discounted cash flow model (which resulted in implied valuations of approximately $1.47 billion in equity value and $1.11 billion in enterprise value) and their weighted average cost of capital calculation, as well as comparable public company valuations for battery supply chain companies (which resulted in implied valuations of approximately $1.35 billion in equity value and $0.98 billion in enterprise value) and for EV ecosystem companies (which resulted in implied valuations of approximately $3.33 billion in equity value and $2.97 billion in enterprise value), and other relevant information. Mr. Argenziano then concluded that based on their analysis, including the various assumptions, limitations and qualifications set forth in their report, ThinkEquity was of the opinion that, as of this date, the consideration to be paid by RSVAC in connection with the Business Combination as set forth in the draft merger agreement, was fair from a financial point of view to the common stockholders of RSVAC.
On February 20, 2021, the members of the Enovix Special Committee met to discuss the Merger Agreement on the terms set forth therein. Also present were Mr. Hejlek and representatives from Cooley LLP. After discussion, the Enovix Special Committee unanimously approved the signing of the Merger Agreement.
The RSVAC directors (excluding Mr. Rodgers) then deliberated and approved to move forward with executing the Merger Agreement. The Merger Agreement was executed by both parties and publicly announced on February 22, 2021.
In our December 1, 2020 IPO prospectus, we stated that we would offer our target company consulting support from our internal and external experts and that some of our key directors may remain on the Combined Entity’s Board. Throughout the due diligence process with Enovix, there were expectations that some directors of RSVAC (in addition to TJ Rodgers) may join the Enovix board if the parties moved forward with a business combination. By January 28, 2021, Mr. Rodgers had proposed to Enovix management that

Mr. McCranie and Mr. Hernandez join the Enovix board. This was disclosed in the February 15, 2021 PIPE presentation and presented at the later PIPE marketing meetings.
Negotiation of Material Terms of the Merger Agreement
Loeb prepared the first draft of the Merger Agreement which was sent to Enovix’s counsel, Cooley LLP, on January 16, 2021. Management and the RSVAC Board engaged in numerous in-person due diligence sessions with Enovix as described above, and Loeb reviewed contracts, corporate organizational and ownership documents, financing matters, employment and labor matters, as well as conducted litigation and lien searches as part of its diligence efforts. While Mr. Hernandez and Mr. McCranie continued negotiations with Enovix to agree upon and finalize the merger consideration, which was the primary term of the Merger Agreement, other discussions between legal counsel regarding the Merger Agreement continued. Other than customary discussions regarding knowledge qualifiers and exceptions that would be included on disclosure schedules, there were no concerns raised between counsel regarding due diligence that led to any material disagreements on Enovix’s representations and warranties.
In addition to negotiations regarding the merger consideration, the following were the significant terms that were negotiated between the parties. RSVAC and Enovix discussed the term of the lock-up period after the Business Combination that would apply to the Enovix stockholders. RSVAC wanted the lock-up for the relevant Enovix stockholders to be the same as those of the RSVAC insiders. The parties ultimately agreed that there would be different lock-up periods for different groups of Enovix stockholders, and that the relevant period of time would dependent upon whether the party thereto is an Enovix executive officer or employee (for which the lock-up is released as to some shares at 90 days following the Closing Date and some shares at 180 days following the Closing Date, with the balance of shares held not subject to any lock-up), board member or certain stockholders having a minimum ownership interest in Enovix (for which the lock-up is released as to 50% of shares held at six months following the Closing Date and the other 50% of shares held at twelve months following the Closing Date, subject to an early release if the closing price of RSVAC Common Stock equals or exceeds $14.00 within a certain time period following the Closing Date) or certain additional stockholders (for which the lock-up is released at six months following the Closing Date). The RSVAC insiders also agreed to amend their lock-up to increase the price at which the RSVAC Common Stock had to close from $12.00 to $14.00 before they would be entitled to an early release from their lock-up, to match the price minimum included in the lock-up signed by Enovix board members and certain stockholders as described above.
The parties also negotiated whether RSVAC would have a termination right in the event Enovix did not deliver audited financial statements by a certain date. RSVAC proposed a termination right if Enovix did not deliver audited financial statements for inclusion in this proxy statement/prospectus within a week of signing the Merger Agreement. Enovix did not want to provide a termination right for failure to deliver the financial statements and further thought the delivery period was too short. The parties ultimately agreed to include a termination right but extended the delivery date of the financials and the date that would trigger the termination right to March 31, 2021, approximately five weeks after execution of the Merger Agreement.
RSVAC and Enovix also discussed whether to raise funds to operate the business after the closing of the Business Combination through a private placement of shares. RSVAC, Enovix and Oppenheimer engaged in negotiations over the size and price of the PIPE Financing. Initially, the parties agreed to sell up to 12,500,000 shares of the Combined Entity’s common stock at a price of $12.00 per share, for a total aggregate purchase price of up to $150 million. Due to investor interest in and demand for the PIPE Financing, the parties agreed to increase the price per share to $14.00 per share, for an aggregate purchase price of up to $175 million.
The RSVAC Board’s Reasons for the Approval of the Business Combination
Engagement of Financial Advisor to RSVAC
RSVAC retained ThinkEquity, a division of Fordham Financial Management, to provide to the Board a fairness opinion. On February 20, 2021, ThinkEquity orally rendered its opinion to the Board (which was subsequently updated, including updates to the stock prices of the peer companies included in the analyses, and confirmed in writing by delivery of ThinkEquity’s written Opinion addressed to the Board dated February 23, 2021), as to the fairness, from a financial point of view, to the consideration to be issued and paid by RSVAC to Enovix Corporation pursuant to the Merger Agreement.
In selecting ThinkEquity, the Board considered, among other things, the fact that ThinkEquity is a reputable investment banking firm with substantial experience advising companies. ThinkEquity, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Neither RSVAC nor Enovix had previously engaged ThinkEquity for any matters and had no prior relationship with ThinkEquity. RSVAC paid ThinkEquity a non-contingent fixed fee of $225,000 as compensation for the delivery of the fairness opinion.
Projected Financial Information
As part of RSVAC’s due diligence process, during the period from December 18, 2020 through February 5, 2021, in several review sessions, RSVAC provided critical review and commentary on Enovix’s internally prepared forecasts for each of the years in the five-year period ending December 31, 2025. This review and commentary included feedback on Fab 1 production capacity, output, throughput, schedule, yields, material cost inputs, labor and overhead assumptions. RSVAC also provided critical review and commentary on Enovix’s capital expenditure assumptions, sales assumptions, type or mix of cells or batteries sold, average selling prices, timing and schedule. On February 9, 2021, Enovix provided RSVAC with its finalized forecasts and RSVAC then passed those projections on to ThinkEquity in order for ThinkEquity to prepare its fairness opinion. No financial projections and assumptions were separately prepared by RSVAC management. Those financial projections are shown below and were the basis of the discounted cash flow valuation set forth in “Opinion of the Financial Advisor to RSVAC  — Discounted Cash Flow Analysis.” Enovix does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Enovix prepared the financial projections set forth below to present key elements of the forecasts provided to RSVAC. The Enovix forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of Enovix’s management, the financial projections were prepared on a reasonable basis reflecting management’s currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Enovix at the time.
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that RSVAC, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. Neither RSVAC, nor the Combined Entity, will refer back to the financial projections in future periodic reports filed under the Exchange Act.
The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Enovix’s business, all of which are difficult to predict and many of which are beyond Enovix’s and RSVAC’s control. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Enovix’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Enovix” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Neither Enovix’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The financial projections were prepared by Enovix as of February 9, 2021 and do not take into account any circumstances or events occurring after February 9, 2021 the date they were prepared, and have been prepared by, and are the responsibility of, Enovix’s management. Information provided by Enovix does not constitute any representation, estimate or projection of any other party. The projected financial information included in this document has been prepared by, and is the responsibility of, Enovix’s management.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR ENOVIX, RSVAC UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Enovix may not be comparable to similarly titled amounts used by other companies. Enovix does not provide a reconciliation of the forward looking non-GAAP financial measures to the comparable GAAP financial measures, including non-recurring and infrequent items that are not indicative of Enovix’s ongoing operations. These items are uncertain, depend on various factors and could have a material impact on Enovix’s GAAP results for the applicable period. RSVAC encourages you to review all of its and Enovix’s financial statements included in this proxy statement/prospectus in their entirety and to not rely on any single financial measure.
The following table sets forth certain summarized projected financial information key elements of the most recent projections provided by management of Enovix to RSVAC for 2021, 2022, 2023, 2024 and 2025:
	2021	2022	2023	2024	2025
	($ and units in millions, other than percentages)
Sales(1)	$7	$23	$207	$409	$801
Units	—	3	36	73	113
COGS	$18	$41	$160	$225	$390
Gross margin	$(11)	$(19)	$47	$184	$410
GM%	(158)%	(82)%	23%	45%	51%
Operating expenses
SG&A	$12	$11	$21	$37	$72
R&D	$23	$23	$29	$46	$85
Total operating expense(2)	$35	$34	$50	$83	$157
Operating expenses (%)	487%	148%	24%	20%	20%
Operating income(2)	$(46)	$(52)	$(3)	$101	$253
Operating income (%)	(645)%	(230)%	(1)%	25%	32%
EBITDA(3)	$(44)	$(40)	$24	$137	$310
Capital expenditures	$58	$117	$87	$156	$80
Free cash flow(4)	$(102)	$(157)	$(63)	$(19)	$231

(1)
Includes Service Revenue based on executed Service Revenue contracts.

(2)
The projected financial information does not include stock-based compensation expenses.

(3)
Enovix defines EBITDA as profit before income tax provision and depreciation expense. EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for the net income (loss) prepared in accordance with GAAP.

(4)
Enovix forecasts free cash flows assuming no additional capacity expansion after the Fab-2 expansion facility. Enovix defines Free Cash Flow as cash provided by operating activities less payments for capital expenditures. Free cash flow is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for cash flow from operations prepared in accordance with GAAP.

The projections above assume that Enovix will have two production facilities (Fab-1 and Fab-2). Fab-1 is Enovix’s current production factory, for which Enovix started procuring equipment in 2020. All critical equipment for fabrication has arrived and is currently assembled. Enovix expects Fab-1 to be fully operational by the end of 2021 and to begin production by Q1 2022, with first production revenue in Q2 2022. Enovix expects Fab-1 to produce an output of 254 MWh by the end of 2025. Enovix is in the process of acquiring a second battery production facility, which it calls Fab-2. The site has been selected and Enovix is in active discussions regarding the terms to acquire the facility. Enovix’s projections assume that it will own and operate Fab-2, however, there can be no assurances that Enovix will be able to purchase the site currently selected. The projections assume that Enovix starts procuring equipment for Fab-2 in Q1 2022, with first production revenue in Q2 2023. Enovix expects Fab-2 to produce an output of 1.53 GWh by the end of 2025.
Projection Assumptions and Estimates:
Enovix’s revenue forecast is based on engagement with existing customers and their products. Enovix’s management analyzed these engagements by part, unit and timing of expected demand. This analysis enabled Enovix’s management to derive projections for other potential customers and their products in the same target market areas. Enovix believes it has had sufficient engagement with customers in target markets to enable Enovix to reasonably project demand through 2025.
The forecast also assumes that selling prices will decline in accordance with averages provided by a third-party industry analyst, and that costs will decline as Enovix benefits from higher factory utilization. Enovix believes that no additional financing will be required with respect to the completion of Fab-1 and Fab-2 and that it will utilize tax benefits to offset potential income tax obligations.
Product qualification time is dependent on the specific product and customer requirements. Enovix’s projections assume product qualification time of six to nine months, on average. Through 2022, Enovix expects to recognize a limited amount of revenue, while continuing to incur research and development costs consistent with prior periods. Thereafter, Enovix expects research and development costs to increase as Fab-2 becomes operational and additional product designs and offerings are developed.
General and administrative expenses reflect costs associated with operating as a public company and complying with legal, accounting and other regulatory requirements.
The forecast assumes that raw material costs decline over time, which is based on actual raw material purchases, internal engineering assessments, external vendors estimates and third-party industry data.
The forecast assumes limited amount of selling costs due to the limited number of customers and distribution channel for Enovix’s batteries.
Opinion of the Financial Advisor to RSVAC
The summary set forth below does not purport to be a complete description of the analyses performed by ThinkEquity, but describes, in summary form, the elements of the written Opinion that was delivered to the Board, a draft of which was the basis for a presentation that ThinkEquity made to the Board in connection with the Opinion.

ThinkEquity’s Opinion was directed to the Rodgers Silicon Valley Acquisition Group Board of Directors (in its capacity as such, and excluding Mr. Rodgers) and only addressed the fairness, from a financial point of view, to the consideration to be issued and paid by RSVAC to Enovix Corporation pursuant to the Merger Agreement and did not address any other aspect or implication of the transaction contemplated thereby or any other agreement, arrangement or understanding. The summary of ThinkEquity’s Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written Opinion, which is attached as Annex E to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by ThinkEquity in connection with the preparation of the Opinion. However, neither ThinkEquity’s Opinion nor the summary of its Opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Business Combination and the related transactions, including, without limitation, whether holders of RSVAC’s shares should redeem their shares or whether any party should participate in the PIPE Financing.
ThinkEquity is not expressing any opinion herein as to what the value, price or trading range of the shares of RSVAC’s common stock will be following public announcement of consummation of the Business Combination. ThinkEquity was not requested to opine as to, and the Opinion does not in any manner address or include: (i) the legal, tax or accounting consequences of the Business Combination on Enovix, RSVAC or their respective security holders; (ii) the fairness of the amount or nature of any compensation to any of Enovix’s or RSVAC’s officers, directors or employees, or class of such persons; (iii) the fairness of the Business Combination to holders of any class of securities, creditors or other constituencies of RSVAC, or any class of securities, creditors or other constituencies of any other party to any transaction contemplated by the Merger Agreement (including Enovix); (iv) any advice or opinions provided by any other advisor to Enovix or RSVAC; (v) the treatment of, or effect of the Business Combination on, any securities of Enovix or RSVAC (including, without limitation, any Enovix option securities, RSVAC option securities or RSVAC restricted stock) or the holders of any such securities; (vi) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or RSVAC or the relative merits of the Business Combination as compared to any alternative business strategy that may exist; or (vii) whether RSVAC has sufficient cash, available lines of credit or other sources of funds to enable it to consummate the Business Combination. ThinkEquity did not engage in negotiations and is not aware of any alternative transactions. As such, this is not an opinion as to the merits of the Business Combination relative to any alternative transaction or business strategy (including liquidation).
In rendering its Opinion, ThinkEquity made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, ThinkEquity:
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reviewed the LOI and Merger Agreement dated February 22, 2021 made available to it and analyzed the value of the consideration;

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reviewed certain publicly available financial and other information for RSVAC and certain other relevant financial and operating data furnished by management of RSVAC;

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reviewed historical and projected financial information prepared by Enovix and RSVAC management concerning Enovix, including audited financial statements for the year ended 2017; unaudited financials for 2018, 2019 and 2020;

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reviewed publicly available non-financial information concerning Enovix and RSVAC;

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conducted discussions with RSVAC and Enovix senior management concerning Enovix’s historical financial results, business prospects and projected financial information;

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conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our Opinion, including discounted cash flow analyses and comparable public company valuation analyses and certain cash requirements for Enovix prepared by RSVAC and Enovix management, in each case, as approved for our use by RSVAC;

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analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Enovix; and

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conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at the Opinion.

In rendering the Opinion, ThinkEquity assumed and relied upon the accuracy and completeness of the financial and other information that was made available, supplied or otherwise communicated to ThinkEquity by or on behalf of RSVAC or Enovix or that was otherwise used by ThinkEquity without assuming any responsibility for the accuracy, completeness or reasonableness of, or the independent verification of such information, and ThinkEquity relied upon such information being complete and correct in all material respects and further relied upon the assurances of RSVAC’s management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading and that such information does not contain any material omissions or misstatements of material fact. ThinkEquity relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct; (b) and each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Business Combination will be satisfied without waiver thereof, and (d) the Business Combination will be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. ThinkEquity also assumed that obtaining all regulatory approvals and third party consents, including the approval by RSVAC’s shareholders if applicable, required for the consummation of the Business Combination will not have a materially adverse impact on RSVAC or on the anticipated benefits of the Business Combination.
In addition, ThinkEquity assumed that the Business Combination will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any material terms or conditions thereof. In arriving at the Opinion, ThinkEquity did not conduct an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Enovix, nor was ThinkEquity furnished with any such evaluations or appraisals, other than the financial statements of Enovix. ThinkEquity relied upon the assurances of RSVAC’s management that the audited financial statements of Enovix for the year ended December 31, 2019 and December 31, 2020 will not materially differ from the unaudited management prepared financial statements provided to ThinkEquity. ThinkEquity also relied upon and assumed, without independent verification, that there was no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of RSVAC or Enovix since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to ThinkEquity would be material to ThinkEquity’s analyses or Opinion, and that there is no information or any facts that would make any of the information reviewed by ThinkEquity incomplete or misleading. ThinkEquity assumed that the Business Combination will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. The Opinion is therefore necessarily based upon financial, market, economic and other conditions and circumstances as they exist and have been disclosed, and can be evaluated, as of the date of the Opinion without independent verification. It should be understood that although subsequent developments may affect the Opinion, ThinkEquity does not have any obligation to update, revise or reaffirm the Opinion. The credit, financial and stock markets have been experiencing unusual volatility and ThinkEquity expresses no opinion or view as to any potential effects of such volatility on the Business Combination, and the Opinion does not purport to address potential developments in any such markets. In addition, at RSVAC’s direction, ThinkEquity assumed that the financial projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of RSVAC and Enovix as to the future financial results and condition of the combined companies. The financial projections were not prepared with the expectation of public disclosure and they are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. At RSVAC’s direction, ThinkEquity assumed that the financial projections provide a reasonable basis on which to evaluate the combined companies and the Business Combination and ThinkEquity, at RSVAC’s direction, used and relied upon the financial projections for purposes of ThinkEquity’s analyses and the Opinion. ThinkEquity express no view or opinion with respect to the financial projections or the assumptions on which they are based. The summary set forth below does not purport to be a complete description of the analyses performed by ThinkEquity, but describes, in summary form, the material elements of the presentation that ThinkEquity made to our board of directors on February 20, 2021, in connection with the Opinion.
The preparation of the Opinion was a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at the Opinion, ThinkEquity did not attribute any particular weight to any particular analysis or factor considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion of the Opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, ThinkEquity believes that their analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by ThinkEquity, therefore, is based on the application of their own experience and judgment to all analyses and factors considered, taken as a whole.
In conducting its analysis, ThinkEquity used two primary methodologies: discounted cash flow analysis and selected public companies analysis. No company used in any analysis as a comparison is identical to Enovix or the Business Combination, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. ThinkEquity used these analyses to determine the impact of various operating metrics on the implied valuations. Each of these analyses yielded approximate implied valuations, and therefore, such approximate implied valuations developed from these analyses were viewed by ThinkEquity collectively and not individually. The analyses summarized below alone do not constitute a complete description of the analyses. Considering the data without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of ThinkEqutiy’s analyses.
The below summarizes the Equity and Enterprise Valuations for the Transaction as well as those derived using accepted valuation methodologies.
(USD, in billions)	Transaction Value	Discounted Cash Flow	Comparable Battery Supply Chain	Comparable Battery EV
Enterprise Value	$1.13	$1.11	$0.77	$2.35
Equity Value	$1.52	$1.50	$1.15	$2.73
Discounted Cash Flow Analysis.   ThinkEquity utilized the Enovix financial projections prepared by Enovix management and supplied to ThinkEquity by RSVAC, to perform a discounted cash flow analysis of Enovix. In conducting this analysis, ThinkEquity assumed that Enovix would perform in accordance with these projections and estimates. ThinkEquity performed an analysis of the present value of the unlevered free cash flows (as disclosed above under the section titled “—Projected Financial Information”) that Enovix projected will generate for the years 2021 through 2025. ThinkEquity utilized an illustrative terminal values in the year 2025 based of approximately 10x projected 2025 operating income. ThinkEquity discounted the cash flows projected for the specified period using the discount rate of 15% reflecting estimates of the weighted average cost of capital. Using a discount rate of 15%, this analysis resulted in implied valuations of approximately $1.5 billion in equity value and $1.11 billion in enterprise value.
Selected Public Companies Analysis.   ThinkEquity reviewed, analyzed and compared certain financial information relating to Enovix to corresponding publicly available financial information and market multiples for two sets of publicly traded companies. ThinkEquity reviewed, among other things, the approximate valuations of the selected public companies and the comparable sets of companies (publicly disclosed information was utilized provided by S&P Capital IQ estimates as of February 22, 2021).

The first set represented next generation battery supply chain companies representing a spectrum of companies in the clean energy market developing and producing next generation battery technologies with business models at varying maturity levels. They consisted of the following companies: Johnson Matthey Plc, Livent Corporation, Plug Power Inc., EnerSys. Contemporary Amperex Technology Co, Limited, Samsung SDI Co. Ltd., Panasonic Corporation, BYD Electronic (International) Company Limited, Ganfeng Lithium Co., Ltd., LLika Plc.
Selected Company	Enterprise Value	Enterprise Value to Sales (CY+2E)
	($ in millions)
Johnson Matthey Plc	9,752.1	1.71
Livent Corporation	2,952.2	6.85
Plug Power Inc.	24,566.2	55.35
EnerSys	4,522.9	1.38
Contemporary Amperex Technology Co Ltd.	130,005.3	12.25
Samsung SDI Co. Ltd.	45,277.3	2.97
Panasonic Corporation	34,818.6	0.53
BYD Electronic (International) Company Limited	13,075.2	0.83
Ganfeng Lithium Co.,Ltd	25,912.5	20.54
LLika Plc	404.3	108.70
ThinkEquity applied the approximate median Enterprise Value / Current Year +2 Sales multiple (4.9x) to the projected calendar 2023 revenue (approximately $207 million) then discounted back at 15% to imply the Enterprise Value and Equity Value of approximately $769 million and $1.15 billion, respectively.
The second set represented next generation battery companies with electric vehicle and small form factor applications. They consisted of the following: Tuscan Holdings Corp, Contemporary Amperex Technology Co., Limited, Plug Power Inc., NIO Limited, Ballard Power Systems Inc., Nikola Corporation, Tesla, Inc, Romeo Power, Inc., QuantumScape Corporation.
Selected Company	Enterprise Value	Enterprise Value to Sales (CY+2E)
	($ in millions)
Tuscan Holdings Corp	141.9	NM
Contemporary Amperex Technology Co. Ltd.	130,005.3	12.25
Plug Power Inc.	24,582.0	55.39
NIO Limited	73,140.4	15.01
Ballard Power Systems Inc.	8,388.9	65.86
Nikola Corporation	6,631.2	106.14
Tesla, Inc	651,140.5	10.42
Romeo Power, Inc.	1,713.6	12.30
QuantumScape Corporation	19,589.1	NM
ThinkEquity applied the approximate median Enterprise Value / Current Year +2 Sales multiple (15.0x) to the projected calendar 2023 revenue (approximately $207 million) discounted back at 15% to imply Enterprise Value and Equity Value of approximately $2.35 billion and $2.73 billion, respectively.
Based upon and subject to the foregoing, including the various assumptions, limitations, and qualifications set forth in the Opinion, and after approval from ThinkEquity’s Fairness Committee, ThinkEquity was of the opinion that, as of the date of ThinkEquity’s Opinion the consideration to be paid by RSVAC in connection with the Business Combination was fair from a financial point of view.
ThinkEquity acted as financial advisor to our Board and received a fee upon the delivery of its Opinion that was not contingent upon consummation of the Business Combination. ThinkEquity will not receive any other significant payment or compensation contingent upon the successful consummation of the Business Combination. In addition, RSVAC has agreed to indemnify ThinkEquity for certain liabilities arising out of its engagement. ThinkEquity may seek to provide investment banking services to RSVAC in the future, for which ThinkEquity would seek customary compensation. In the ordinary course of business, ThinkEquity and its clients may effect transactions in the equity securities of RSVAC and may at any time hold a long or short position in such securities.
Other Reasons for the Approval the Business Combination
In evaluating the transaction with Enovix, the RSVAC Board (excluding Mr. Rodgers) consulted with RSVAC’s legal counsel, Loeb & Loeb, its financial advisors, Oppenheimer, as well as its independent fairness opinion firm, ThinkEquity.
Between December 2 and 23, 2020, the Board evaluated top ten potential initial business combination candidates that met its criteria, starting with companies that fit the target technologies in green energy, electrification and storage, smart industry (IoT), artificial intelligence and/or the new manufacturing wave, i.e. self-configuring automatic assembly lines and computer vision with learning capabilities.
The Board also considered the following attributes in considering its top candidates, including, public company readiness, a technically dominant product, a company with enthusiastic customers, excellent employee core values, excellent company culture, excellent management team, a plan to grow rapidly by taking a dominant share of a growing medium-sized market, potential for excellent gross margin, a second product on schedule and preferably a Silicon Valley-based company.
The Board (excluding Mr. Rodgers) concluded that Enovix met most of these criteria and presented the best probability for an initial business combination.
Before reaching its decision, the Board (excluding Mr. Rodgers) discussed the material results of its due diligence activities with respect to Enovix, which included extensive meetings and calls and detailed review of:
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the experience, background and commitment of the senior management team and the culture of Enovix,

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products and technology roadmap,

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products energy density, particularly Enovix’s plans to transition from EX-1, to EX-2 and to EX-3,

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intellectual property of Enovix, including patents filed and pending,

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factory configuration, capacity utilization models, throughput of the factory, the level of automation, yields, manpower plans and detailed cost models,

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financial plans, including sales, cost of sales, gross margin, operating expenses and the resulting profit and loss and EBITDA,

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capital expenditure plans, timing of delivery and installation of equipment,

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scenarios for increasing manufacturing capacity beyond its initial Fab 1 in Fremont, California,

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plans to potentially partner with a U.S.-EV battery factory and the retrofits needed to convert it into an Enovix battery factory,

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critical business processes including financial reporting, financial planning, internal controls, IT, IR and communications, human resources, manufacturing, quality, new product development and technology development and the likely need for ERP-type systems to be implemented for finance, accounting and manufacturing,

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critical staffing levels and new hires including some senior management positions,

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business process relative to documentation, setting specifications and critical success factors (“CSFs”) for goals and schedules setting,

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key customers to validate scope and scale of the potential business opportunity, the importance of Enovix’s energy density to the customer’s end product, the current status of sampled Enovix products relative to customer’s expectations, the lifecycle of their end products, the customer’s view of Enovix’s future product roadmap, the projected timeline for customer’s product qualification, potential start of revenue and the general size of the opportunity for Enovix,
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strategy for addressing the wearables market, mobile computing and PC/laptop markets and a review of the sizes of those markets,

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pricing model and premiums assumed for energy density advantage, and

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revenue forecast and projected growth, pipeline and Enovix’s sales and marketing systems.

The Board (excluding Mr. Rodgers) also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Future Financial Performance. The risk that future financial performance may not meet our expectations due to factors in our control or out of our control, including due to economic cycles or other macroeconomic factors.

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COVID-19. Uncertainties regarding the potential impacts of the COVID-19 pandemic and related economic disruptions on Enovix’s operations and demand for its products.

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Potential for Benefits not Achieved. The risk that the potential benefits of the Business Combination, including Enovix’s products, technology, manufacturing plans may not be realized as planned or anticipated.

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Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits us from, among other things, soliciting, initiating, engaging, participating or entering into discussions or negotiations with any person concerning any alternative transaction between us and another person with respect to a potential business combination. The exclusivity provision is effective until the earlier of the Closing Date and the date that the Merger Agreement is properly terminated.

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Stockholder Vote. The risk that our stockholders may fail to provide the respective votes necessary to effect the Business Combination.

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Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within our control.

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Fees and Expenses. The fees and expenses associated with completing the Business Combination may exceed the funds we have available, or what is planned and/or anticipated.

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Other Risks. Various other risks associated with the Business Combination, the business of RSVAC, and the business of Enovix described under “Risk Factors.”

The Board (excluding Mr. Rodgers) considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement, and the transactions contemplated thereby, including but not limited to, the following material factors and viewpoints:
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Attractive Valuation. Our Board and its financial advisors and its fairness opinion firm have conducted extensive research on comparable companies.

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Highly Committed Shareholders. Reflecting their desire to participate in future equity value creation, Enovix’s existing shareholders intend to roll 100% of their equity into RSVAC, owning on a pro forma basis approximately 71.9% of the Combined Entity immediately following the contemplated transaction assuming no redemption of public shares. Similarly, we have entered into definitive subscription agreements with our PIPE investors in connection with our merger agreement with Enovix. Importantly, both we and Enovix have a shared vision for the operating strategy we collectively believe will drive future value growth for shareholders. Both of the companies also believe public shareholders will benefit from the combination of Enovix management’s extensive knowledge of the business.

The Board (excluding Mr. Rodgers) based its decision on all the information available and the factors presented to and considered by it. This explanation of our reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Satisfaction of 80% Test
It is a requirement under the Nasdaq Rules that the business or assets acquired in RSVAC’s initial business combination have a fair market value equal to at least 80% of RSVAC’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of February 22, 2021, the date of the execution of the Merger Agreement, the fair value of marketable securities held in the Trust Account was approximately $230 million and 80% thereof represents approximately $184 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Board reviewed the equity value of Enovix of approximately $1.52 billion. In determining whether the equity value described above represents the fair market value of Enovix, the Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Merger Agreement” and that the $1.52 billion Enovix equity value was determined as a result of arm’s length negotiations. As a result, the Board concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).
The Enovix Board’s Reasons for the Approval of the Business Combination
Engagement of Valuation Advisor to Enovix
The Board of Directors of Enovix engaged Valuation Research Corporation, a full-service, independent, global valuation firm to provide certain valuation advisory services with respect to a potential financial or strategic transaction, conduct due diligence and provide an independent review of the Business Combination, and in connection with the Business Combination, to render an opinion letter expressing VRC’s view as to whether the consideration to be received by Enovix in the Business Combination is fair from a financial point of view to Enovix and its stockholders.
Enovix had not previously engaged VRC for any matters and had no prior relationship with VRC. and Enovix negotiated the scope of and consideration to be provided for the engagement and entered into a letter agreement on December 29, 2020. RSVAC had no previous relations or engagements with VRC.
Opinion of the Valuation Advisor to Enovix
The summary set forth below does not purport to be a complete description of the analyses performed by VRC, but describes, in summary form, the elements of the presentation that VRC made to the Board of Directors of Enovix in connection with the VRC Opinion.
The VRC Opinion was directed to the Enovix Corporation Board of Directors (in its capacity as such) and only addressed the fairness, from a financial point of view, of the consideration to be received by Enovix in the Business Combination and did not address any other aspect or implication of the transaction contemplated thereby or any other agreement, arrangement or understanding. The summary of the VRC Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written VRC Opinion, which is attached as Annex F to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by VRC in connection with the preparation of the VRC Opinion. However, neither the VRC Opinion nor the summary of the VRC Opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Business Combination and the related transactions, including, without limitation, whether holders of RSVAC’s shares should redeem their shares or whether any party should participate in the PIPE Financing. The VRC Opinion does not represent an assurance, warranty, or guarantee that the price to be paid in the Business Combination is the highest or best amount that can be obtained by Enovix and its stockholders in connection with the Business Combination or any other transaction.

VRC will receive a fee of $225,000 in connection with the delivery of the opinion and Enovix agreed to reimburse certain of VRC’s expenses and indemnify VRC against certain liabilities arising out of its engagement. No portion of VRC’s fee was contingent upon either the conclusion expressed in the opinion or whether or not the Business Combination is successfully consummated.
In conducting its reviews and analyses, and as a basis for arriving at the opinion expressed therein, VRC utilized methodologies, procedures and considerations it deemed relevant and customary under the circumstances; and took into account its assessment of general economic, industry, market, financial and other conditions, which may or may not prove to be accurate, as well as its experience as a valuation financial advisor in general. Further, in rendering the VRC Opinion, VRC did not conduct any due diligence whatsoever on the prospective investors or participants in the Business Combination or the purchasers of any securities or interests involved in the Business Combination.
The VRC Opinion did not address (i) the fairness of the Business Combination, in whole or in part, or any terms associated therewith, in each case to Enovix’s or any other person’s or entity’s creditors or other parties not addressed in the opinion documents; (ii) the relative risks or merits of the Business Combination, or any other business strategies or transactional alternatives that may be available to Enovix or any other person or entity; (iii) the underlying business decisions of Enovix or any other person or entity to enter into or consummate the Business Combination; (iv) any specific legal, tax, accounting, or financial reporting matters related to or associated with the Business Combination; (v) the fair value of the Business Combination in each case under any state, federal, or international laws relating to appraisal rights or similar matters; (vi) the book value of the assets and liabilities of, or otherwise associated with or comprising, the Business Combination; (vii) the value or amount of any liabilities that are retained by the Business Combination; (viii) the projections provided by Enovix or Enovix’s management for periods before or after the consummation of the Business Combination; (ix) any employment or other agreements entered into in connection with the Business Combination; or (x) any matters relating to fees paid by Enovix or any other person or entity in connection with the Business Combination.
In order to estimate a range of enterprise values for Enovix, VRC used the following methodologies: a discounted cash flow analysis; an analysis of comparable public companies (comparing sales, projected multiples of EV/revenue, historical multiples of EV/revenue, capitalization, EBITDA and EBITDA margin); an analysis of recent battery company IPOs and other strategic transactions; a review of recent corporate and VC funding of battery technology companies; an analysis of Enovix, including its competitive advantages, scale-up strategy and development plan; and a review of the lithium battery manufacturing industry.
Based upon and subject to the foregoing, it is VRC’s opinion that, as of February 15, 2021, the date of the VRC Opinion, the consideration to be received by Enovix in the Business Combination is fair from a financial point of view to Enovix and its stockholders.
The Merger Agreement
The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the Closing. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Merger Agreement
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision and not otherwise addressed in this proxy statement/prospectus. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about RSVAC, Enovix or any other matter.
Structure of the Business Combination
On February 22, 2021, RSVAC entered into the Merger Agreement with Merger Sub and Enovix, pursuant to which, among other things, (i) Merger Sub will merge with and into Enovix, the separate corporate existence of Merger Sub will cease and Enovix will be the surviving corporation and a wholly owned subsidiary of RSVAC and (ii) RSVAC will change its name to Enovix Corporation.
Immediately prior to the effective time of the Business Combination, each share of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series E-2 Preferred Stock, the Series F Preferred Stock and the Series P-2 Preferred Stock (collectively, the “Company Preferred Stock”) will convert into a number of shares of Enovix common stock (together with the Enovix Preferred Stock, the “Enovix Capital Stock”) in accordance with Enovix’s certificate of incorporation and bylaws (such conversion, the “Enovix Preferred Conversion”).
Consideration
Aggregate Purchase Price
As a result of and upon the Closing, among other things, all outstanding shares of Enovix common stock (after giving effect to the Enovix Preferred Conversion) as of immediately prior to the Closing, and, together with shares of Enovix common stock reserved in respect of outstanding Enovix Options as of immediately prior to the Closing that will be converted into awards based on the Combined Entity’s common stock, will be cancelled in exchange for the right to receive, or the reservation of (in the case of the Enovix Options, if and to the extent earned and subject to their respective terms), an aggregate of 105,000,000 shares of the Combined Entity common stock (at a deemed value of $10.00 per share) (the “Aggregate Purchase Price”). An additional 12,500,000 shares of the Combined Entity’s common stock will be purchased (at a price of $14.00 per share) at the Closing by certain third-party investors (“Third Party PIPE Investors”) and certain related parties of the Sponsor (the “Sponsor Related PIPE Investors” and, collectively with the Third Party PIPE Investors, the “PIPE Investors”), for a total aggregate purchase price of up to $175 million (the “PIPE Financing”). The proceeds of the PIPE Financing, together with the amounts remaining in RSVAC’s trust account as of immediately following the effective time of the Business Combination, will be retained by the Combined Entity following the Closing. The PIPE Investors’ shares have an aggregate market value of approximately $250,000,000, based on the closing price of RSVAC’s Common Stock of $20.00 on Nasdaq as of the Record Date. For additional information on the Merger Agreement, see “Related Agreements — Merger Agreement.”
Treatment of Enovix Options and Enovix Warrants
As a result of and upon the Closing (as defined below), among other things, all options to purchase shares of Enovix common stock (“Enovix Options”) and warrants to purchase shares of Enovix common stock (“Enovix Warrants”) outstanding as of immediately prior to the Closing will be assumed and become options or warrants to purchase shares of the Combined Entity’s common stock (the “Combined Entity Options” or “Combined Entity Warrants”) upon substantially the same terms and conditions as are in effect with respect to such options or warrants immediately prior to the Effective Time, including with respect to vesting and termination-related provisions.
Subject to the terms of the Merger Agreement, each Combined Entity Option or Combined Entity Warrant, as applicable will relate to the number of whole shares of the Combined Entity’s common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Enovix common stock subject to the applicable Enovix Option or Enovix Warrant multiplied by (ii) the quotient obtained by dividing (A) the quotient obtained by dividing (a) $1.05 billion by (b) the aggregate fully-diluted number of shares of Enovix common stock issued and outstanding immediately prior to the Merger by (B) $10.00 (the “Exchange Ratio”). The exercise price for each Combined Entity Option or Combined Entity Warrant will equal (i) the exercise price of the applicable Enovix Option or Enovix Warrant immediately prior to the Effective Time divided by (ii) the Exchange Ratio.
Closing
In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing will take place as promptly as practicable, but in no event later than the third business day, after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time or date is mutually agreed to in writing by the parties.
Representations and Warranties
The Merger Agreement contains representations and warranties of RSVAC, Merger Sub and Enovix, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure schedules. See “— Material Adverse Effect” below. The representations and warranties of RSVAC are also qualified by information included in RSVAC’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and Warranties of Enovix
Enovix has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Enovix, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Enovix benefit plans, labor relations, and employees, taxes, brokers’ fees, insurance, licenses, equipment and other tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-bribery compliance, sanctions and international trade compliance, partners and bankruptcy.
The representations and warranties of Enovix identified as fundamental under the terms of the Merger Agreement are those made pursuant to: (i) Section 3.1 of the Merger Agreement (Organization, Qualification and Standing), Section 3.2 of the Merger Agreement (Authority; Enforceability), Section 3.5(a) of the Merger Agreement (Capitalization), and Section 3.27 of the Merger Agreement (Brokers and Other Advisors) (collectively, the “Enovix Fundamental Representations”).

Representations and Warranties of RSVAC and Merger Sub
RSVAC and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listings and financial statements, governmental authorities and consents, trust account, Investment Company Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, Nasdaq stock market quotation, registration statement and proxy statement and proxy/registration statement, no outside reliance and no additional representations or warranties.
Survival of Representations and Warranties
The representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Enovix are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of RSVAC and Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a material adverse effect with respect to Enovix (“Enovix Material Adverse Effect”) means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, liabilities or results of operations of Enovix and its subsidiaries, taken as a whole.
However, in no event would any of the following, alone or in combination, be taken into account in determining whether there has been or will be, an Enovix Material Adverse Effect unless, such change, development, circumstance, effect, event or fact has a disproportionate effect on Enovix and its Subsidiaries, taken as a whole, compared to other persons in the industry or geographic regions in which Enovix or its Subsidiaries conducts business, but only to the extent of such disproportionate effect:
(a)
conditions affecting the economy, financial, credit, debt, capital, or securities markets generally (including with respect to or as a result of COVID-19);

(b)
global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions;

(c)
changes or proposed changes in GAAP;

(d)
changes or proposed changes in any Law or other binding directives issued by any governmental authority;

(e)
general conditions in the industry in which Enovix and its subsidiaries operate (including with respect to or as a result of COVID-19);

(f)
actions or omissions taken by RSVAC or its affiliates;

(g)
actions or omissions taken by Enovix or any of its Subsidiaries that is required by the Merger Agreement and transaction documents or taken with the prior written consent of RSVAC;

(h)
the public announcement of the Business Combination or the identity of RSVAC or Enovix in connection with the Business Combination;

(i)
any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the event that caused such failure may be taken into account in determining whether a Enovix Material Adverse Effect has occurred);

(j)
pandemics, earthquakes, hurricanes, tornados or other natural disasters; and

(k)
the failure by Enovix to take any action that is prohibited by the Merger Agreement unless RSVAC has consented in writing to the taking thereof

Covenants and Agreements
Enovix has made covenants relating to, among other things, conduct of business, access to information, employment matters, preparation and delivery of certain audited and unaudited financial statements, lock-up agreements, notice of changes and affiliate agreements.
RSVAC has made covenants relating to, among other things, RSVAC’s conduct of business, Nasdaq listing, trust account, insider letter agreement, public filings and SEC reporting obligations, notice of changes and adoption of the RSVAC Equity Incentive Plan.
Conduct of Business by Enovix
Enovix has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), as consented to by RSVAC in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law, use commercially reasonable efforts to operate the business of Enovix in the ordinary course consistent with past practice, preserve its goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with customers and vendors.
During the Interim Period, Enovix has also agreed not to, except as otherwise contemplated by the Merger Agreement, including the Enovix disclosure schedule thereto (the “Enovix Disclosure Schedule”), as consented to by RSVAC in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law:
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change or amend the governing documents of Enovix;

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adopt a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization, or otherwise merge or consolidate with or into any other person;

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(i) issue, sell, pledge, grant, or authorize the issuance, sale or pledge, any equity interests of Enovix or any of its subsidiaries, or Enovix Options, convertible securities, or other commitments or instruments pursuant to which Enovix or any of its subsidiaries may become obligated to issue or sell any of its shares of capital stock or other securities, or the holders may have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Enovix or its subsidiaries may vote, other than the issuance of shares of Enovix Capital Stock upon the exercise, exchange or conversion of Enovix Options, Enovix Warrants convertible securities or other commitments or instruments; (ii) split, combine, subdivide or reclassify any of its shares of capital stock, (iii) declare, set aside or pay any dividend or other distribution with respect to shares of its capital stock other than dividends from a subsidiary of Enovix, or (iv) redeem, purchase or otherwise acquire any of its shares of capital stock, other than (1) forfeitures of unvested Enovix Options or Enovix Warrants, (2) redemptions, repurchases or acquisitions from former employees, non-employee directors and consultants, (3) in connection with the payment or withholding of Taxes in connection with the exercise of Enovix Options or (4) the acquisition by Enovix of shares of Enovix Common Stock in connection with the surrender of shares of Enovix Common Stock by holders of Enovix Options in order to pay the exercise price of the Enovix Options;

•
(i) make, cancel or compromise any loans, advances, guarantees or capital contributions to any person other than (1) a subsidiary of Enovix or (2) not in excess of $100,000 in the aggregate or (ii) incur, assume, accelerate or guarantee any indebtedness other than (1) indebtedness under a credit agreement for purposes of funding any activity of Enovix or a subsidiary of Enovix that does not require RSVAC consent or (2) not in excess of $100,000 in the aggregate;

•
make or commit to make any capital expenditures except (i) as contemplated by Enovix’s current budget, (ii) in the ordinary course of business consistent with past practice, or (iii) such expenditures as do not exceed $500,000 in the aggregate;

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acquire, transfer, mortgage, assign, sell, lease, create a lien upon (other than liens permitted by the Merger Agreement) or otherwise dispose of or pledge, any asset of Enovix or any of its subsidiaries other than (i) in the ordinary course of business. (ii) any such tangible assets at the end of their useful lives, (iii) out of redundancy, (iv) pursuant to contracts in effect as of the date hereof, or (v) in the aggregate up to $200,000;

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commence any inquiry, investigation, claim, action, litigation or other legal proceedings or release, assign, compromise, settle, waive or abandon any pending or threatened proceeding, other than any such inquiry, investigation, claim, action, litigation or other legal proceedings that would not reasonably be expected to result in damages or otherwise have a value, individually in excess of $200,000;

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except as required under the Merger Agreement, applicable law or in the ordinary course of business (i) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by Enovix or any of its subsidiaries to any current or former employee, or (ii) adopt, establish or enter into any plan, policy or arrangement that would constitute an employee benefits plan if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans;

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enter into, amend, terminate or extend any collective bargaining agreement or any other agreement with, a labor or trade union, employee association or works council;

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change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;

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terminate (other than expiration in accordance with its terms) or amend any material term of any material contract;

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assign, transfer, abandon, modify, waive, terminate, fail to renew, let lapse or otherwise fail to maintain or otherwise change any material government permit, license, authorization, registration, franchise, approval, consent, certificate, variance, except in the ordinary course of business consistent with past practice;

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make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file an amended material Tax Return, enter into any closing agreement or settlement, settle any material Tax claim or assessment, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment in each case, unless such action would not have the effect of materially increasing the Tax Liability of RSVAC, Enovix or their affiliates for any taxable period (or portion thereof) beginning after the Closing Date or of materially reducing any Tax asset or attribute of Enovix or any of its Subsidiaries or such action is required as a result of a final determination by a Government Authority or as otherwise required by applicable Law;

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grant, modify, abandon, dispose of or terminate any rights relating to any Intellectual Property of Enovix and its Subsidiaries, other than in the Ordinary Course, or otherwise permit any of its rights relating to any Intellectual Property to lapse (other than in the Ordinary Course or registrations for trademarks that are no longer in use by, are not planned to be used in the future by, and are no longer being maintained by Enovix and its Subsidiaries);

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take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Business Combination from qualifying for as a “reorganization” within the meaning of Section 368(a) of the Code; or

•
agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing, or take any action or omission that would result in any of the foregoing.

Conduct of Business of RSVAC
RSVAC has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement, it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement (including as contemplated by the PIPE Financing), or as consented to by Enovix in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts operate its business in the ordinary course and consistent with past practice and keep available the services of their respective officers.
During the Interim Period, RSVAC has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Financing) or the Ancillary Agreements (as defined below), as consented to by Enovix in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:
•
make any amendment or modification to any of the governing documents of RSVAC or Merger Sub, other than in connection with an amendment to extend the date by which the Business Combination may be consummated;

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take any action in violation or contravention of any of RSVAC’s governing documents, Merger Sub’s governing documents, applicable law or any applicable rules and regulations of the SEC or Nasdaq;

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terminate or amend or waive any provision of any contract to which RSVAC is a party, including RSVAC’s insider letter agreement;

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authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such equity securities or other security interests, other than in connection with the PIPE Financing;

•
make any redemption or purchase of its equity interests, other than a redemption of shares of RSVAC effected in connection with the Business Combination;

•
amend, modify, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, the Investment Management Trust Agreement, dated December 1, 2020, by and between Continental Stock Transfer & Trust Company and RSVAC (the “Trust Agreement”) or any other contract related to the Trust Account;

•
make or allow to be made any reduction or increase in the Trust Amount, other than as expressly required by RSVAC’s governing documents and the Trust Agreement;

•
amend, modify, waive any provision of, terminate, or otherwise compromise in any way, any subscription agreements entered into in connection with the transactions contemplated by the Merger Agreement;

•
incur any loan or indebtedness (other than the promissory notes that may be issued by the Sponsor to the RSVAC for working capital purposes) or issue or sell any debt securities or warrants or rights to acquire any debt securities of RSVAC or Merger Sub or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person for indebtedness or any other liabilities, debts or obligations;

•
merge or consolidate with or acquire any other person or business or be acquired by any other person or enter into any joint venture, partnership, joint marketing or joint development with another person;

•
take any action or enter into any transaction, the effect of which might reasonably be expected to impair, delay, or prevent any required approvals, including expiration of the waiting period of the Hart-Scott-Rodino Act (“HSR Act”), under antitrust or competition law;

•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•
adopt any employee benefit plan not in existence as of the date hereof (excluding any renewal or replacement of any RSVAC employee benefit plan in existence as of the date hereof in the ordinary course), other than the Equity Incentive Plan;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, except for redemptions from the Trust Account that are required pursuant to RSVAC’s governing documents;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, except for redemptions from the Trust Account that are required pursuant to RSVAC’s governing documents;

•
change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;

•
make, revoke or change any material tax election, adopt or change any material tax accounting method or period, file an amended material tax return, enter into any material closing agreement, settlement or settle any material tax claim or assessment or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment in each case, unless such action would not have the effect of materially increasing the tax liability of RSVAC, Enovix or their affiliates for any taxable period (or portion thereof) beginning after the Closing Date or of materially reducing any tax asset or attribute of RSVAC or such action is required as a result of a final determination by a governmental authority or as otherwise required by applicable law;

•
take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Business Combination from qualifying for as a “reorganization” within the meaning of Section 368(a) of the Code;

•
enter into, renew or amend in any respect, any transaction or contract with an affiliate of RSVAC or Merger Sub (including, for the avoidance of doubt, (a) the Sponsor and (b) any RSVAC in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater);

•
enter into, renew or amend any contract to which RSVAC is a party;

•
(i) increase or accelerate the vesting, or create new rights to accelerated vesting, or increase the payment of any compensation or other benefits or make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants or to persons providing services, (ii) make, enter into or amend any employment, bonus, change of control, severance, consulting, termination or other agreement or arrangement, or employee benefit plan or (iii) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons; or

•
agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing, or take any action or omission that would result in any of the foregoing.

Covenants of RSVAC and Merger Sub
Pursuant to the Merger Agreement, RSVAC and Merger Sub have agreed, among other things, to:
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during the Interim Period, use its commercially reasonable efforts to ensure RSVAC remains listed as a public company on Nasdaq and obtain approval for the listing of the Combined Entity’s common stock on Nasdaq from and after the Effective Time;

•
prior to the Closing Date, disburse monies from the Trust Account only to pay income and other tax obligations from any interest income earned in the Trust Account or to redeem RSVAC common stock in accordance with the provisions of RSVAC’s governing documents;

•
ensure that RSVAC’s insider letter agreement shall not be amended, modified, terminated, waived or supplemented and shall remain in full force and effect, and that the insiders party thereto shall vote in favor of the Merger Agreement and the Business Combination and the other Proposals in accordance with the terms thereof;
•
during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement;

•
subject to the terms of RSVAC’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

•
the Board shall consist of up to nine directors, three of whom shall be designated by RSVAC and six of whom shall be designated by Enovix;

•
the Board shall have a majority of “independent” directors for the purposes of Nasdaq, each of whom shall serve in such capacity in accordance with the terms of the governing documents of the Combined Entity following the Effective Time; and

•
the initial officers of RSVAC will be as set forth in Enovix’s disclosure schedule, who will serve in such capacity in accordance with the terms of the governing documents of the Combined Entity following the Effective Time;

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from the date of the Merger Agreement through the Effective Time, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•
except as otherwise approved in writing by Enovix (which approval shall not be unreasonably withheld, conditioned or delayed), not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby;

•
use commercially reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) RSVAC the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms;

•
prior to the Closing, cause the Board or an appropriate committee of non-employee directors thereof to adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of the Merger Consideration pursuant to the Merger Agreement by any person owning Enovix Capital Stock who may become a director or officer of RSVAC following the Closing will be exempt for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

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prior to the Closing Date, promptly notify Enovix of (i) any representation or warranty made by RSVAC or Merger Sub contained in the Merger Agreement becoming untrue, (ii) any breach of any covenant or agreement of RSVAC or Merger Sub contained in the Merger Agreement that would reasonably be expected to have a Material Adverse Effect or (iii) any proceeding or litigation brought by or against RSVAC or its subsidiaries or against any officer or director of RSVAC or its subsidiaries;

•
prior to the Closing Date, obtain approval for and adopt the 2021 Plan and the ESPP;

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maintain, and cause its subsidiaries to maintain for a period of not less than six years from the Effective Time (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and their subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of Enovix immediately prior to the Effective Time and (ii) a directors’ and officers’ liability tail insurance policy on terms and conditions satisfactory to RSVAC for all officer and directors of RSVAC as of immediately prior to the Business Combination with respect to claims arising from facts and events that occurred prior to the Closing Date; and

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on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Enovix and RSVAC with the post-Closing directors and officers of the Combined Entity, which indemnification agreements will continue to be effective following the Closing.

Covenants of Enovix
Pursuant to the Merger Agreement, Enovix has agreed, among other things, to:
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subject to confidentiality obligations that may be applicable to information furnished to Enovix by third parties from time to time, and any information that is subject to attorney-client privilege and, in all cases, solely to the extent permitted by applicable law, upon reasonable advance written notice, Enovix shall provide to RSVAC and its authorized representatives reasonable access (which access will be under the supervision of Enovix’s personnel) to the personnel, books, records, properties, financial statements, internal and external audit reports, regulatory reports, contracts, permits, commitments and any other reasonably requested documents and other information of Enovix and its subsidiaries during normal business hours (in a manner so as to not interfere with the normal business operations of Enovix or any of its subsidiaries) and use commercially reasonable efforts to cause the employees, legal counsel, accountants and representatives of Enovix to reasonably cooperate with RSVAC in its investigation of Enovix. All of such information shall be treated as confidential information pursuant to the terms of that certain Non-Disclosure and Confidentiality Agreement dated as of January 8, 2021 by and between RSVAC and Enovix. Provided, however, that RSVAC and Merger Sub shall not, without the prior written consent of Enovix, make inquiries of persons having business relationships with Enovix (including suppliers, customers and vendors) regarding Enovix or such business relationships;

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use commercially reasonable efforts to cause those key employees mutually agreed between RSVAC and Enovix to enter into a new employment agreement with RSVAC to be effective as of the Closing, in form and substance reasonably satisfactory to RSVAC and Enovix;

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provide RSVAC with audited financial statements for the twelve month periods ended, December 31, 2020 and 2019 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date (the “Enovix Year End Financials”) on or before March 31, 2021, or such other date that may be mutually agreed between the Parties. If Enovix does not deliver the Enovix Year End Financials on or before March 31, 2021, or such other agreed date, RSVAC shall have the right to terminate the Merger Agreement in accordance with Article IX of the Merger Agreement. Subsequent to the delivery of the Enovix Year End Financials, Enovix’s consolidated interim financial information for each quarterly period thereafter shall be delivered to RSVAC no later than 40 calendar days following the end of each quarterly period (the “Enovix Required Financial Statements”). All of the financial statements to be delivered shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Enovix Year End Financials and the Enovix Required Financial Statements shall be accompanied by a certificate of the Chief Financial Officer of Enovix to the effect that all such financial statements fairly present the financial position and results of operations of Enovix as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. Enovix will promptly provide additional financial information reasonably requested by RSVAC for inclusion in the Proxy Statement and any other filings to be made by RSVAC with the SEC;

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cause certain key stockholders to enter into an agreement with RSVAC to be effective as of the Closing, pursuant to which the Merger Agreement Consideration shall be subject to a lock-up on the terms and conditions set forth therein (the “Lock-Up Agreement”) from the Closing Date in substantially the form set forth in the Merger Agreement;

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provide to RSVAC such information concerning Enovix as is either required by the federal securities laws, or reasonably requested by RSVAC for inclusion in a registration statement on Form S-4; and

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prior to this Form S-4 being declared effective by the SEC, Enovix shall use commercially reasonable efforts to cause (i) those persons set forth on Schedule 5.5(b)(i) of the Merger Agreement to promptly enter into an Enovix stockholder support agreement in the form attached to the Merger Agreement, (ii) prior to Closing, those persons set forth on Schedule 5.5(b)(ii) of the Merger Agreement to enter into a Lock-Up Agreement; and (iii) prior to Closing, any person that is currently an affiliate of Enovix that will be deemed an affiliate of RSVAC after Closing to enter into the Registration Rights Agreement; and give prompt written notice to RSVAC of (a) any representation or warranty made by Enovix contained in the Merger Agreement becoming untrue or inaccurate such that the closing condition set forth in Section 8.2(a) of the Merger Agreement would not be satisfied, (b) any breach of any covenant or agreement of Enovix contained in the Merger Agreement such that the closing condition set forth in Section 8.2(b) of the Merger Agreement would not be satisfied, (c) any event, circumstance or development that would reasonably be expected to have an Enovix Material Adverse Effect and (d) any legal proceeding initiated by or against Enovix or its subsidiaries or any of their predecessors or against any officer or director of Enovix or any of its subsidiaries in their capacity as such in an amount in controversy equal to or greater than $100,000 as set out in the filings related to such legal proceeding.
Joint Covenants of RSVAC, Merger Sub and Enovix
In addition, each of RSVAC, Merger Sub and Enovix has agreed, among other things, to take certain actions set forth below.
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Each of RSVAC and Enovix will use commercially reasonable efforts to cause each of their respective members, officers, directors, affiliates, managers, consultants, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with, or make any proposal to, any person concerning any (a) merger, acquisition, consolidation, recapitalization, share exchange, business combination or other similar transaction, public investment or public offering, or (b) sale, lease, exchange, transfer or other disposition of a material portion of the assets of such person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock, membership interests or other equity interests of Enovix or RSVAC in a single transaction or series of transactions (other than the PIPE Financing) (any of the foregoing an, “Alternative Transaction”), (ii) take any other action intended or designed to facilitate the efforts of any person relating to a possible Alternative Transaction (including, without limitation, providing any due diligence materials), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) approve, recommend or enter into any Alternative Transaction or any contract related to any Alternative Transaction. In the event that there is an unsolicited proposal for, or an indication of an interest in entering into, an Alternative Transaction, communicated orally or in writing to Enovix or RSVAC or any of their representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one Business Day after receipt) advise the other party orally and in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto). Enovix and RSVAC shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Enovix and RSVAC shall instruct each of their respective officers and directors and such parties shall instruct and cause its representatives to immediately cease and terminate all discussions and negotiations with any person that may be ongoing with respect to an Alternative Transaction.

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Each of RSVAC, Merger Sub and Enovix shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Business Combination (including the satisfaction, but not waiver, of the closing conditions set forth in Merger Agreement). RSVAC will take all action necessary to cause Merger Sub to perform its obligations under the Merger Agreement.

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Each of RSVAC and Enovix will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act.

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Each of RSVAC and Enovix will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

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Each of RSVAC and Enovix will (and, to the extent required, will cause its affiliates to) (x) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (y) take certain other actions to cooperate to avoid any governmental order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Business Combination, including sharing relevant information with the other parties thereto for such purposes and each paying one-half of any applicable antitrust filing fees (subject to, as applicable, a requirement to obtain Enovix’s prior written consent with respect to certain such actions identified above as contemplated by the Merger Agreement).

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RSVAC and Enovix will jointly prepare and RSVAC will file with the SEC the proxy statement / registration statement in connection with the registration under the Securities Act of the shares of RSVAC Common Stock issuable in the Business Combination.

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Each of RSVAC and Enovix will use its reasonable best efforts to cause the proxy statement / registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made (with respect to the Proxy Statement/Prospectus), not misleading.

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RSVAC will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate the proxy statement to its stockholders, (ii) give notice, convene and hold a meeting of the RSVAC stockholders to vote on the Proposals, in each case in accordance with its governing documents then in effect, the DGCL and Nasdaq Listing Rule 5620(b), as applicable, for a date no later than 30 business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of public shares of RSVAC to vote in favor of each of the Proposals, and (iv) provide its stockholders with the opportunity to elect to effect a Redemption.

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RSVAC and Enovix will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of RSVAC, Enovix, or their respective affiliates are required to obtain in order to consummate the Business Combination.

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Each of Enovix and RSVAC will each, and will each cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

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RSVAC will use its reasonable best efforts to, and will instruct its financial advisors to, keep Enovix and its financial advisors reasonably informed with respect to the PIPE Financing and the rotation of the shares of the Combined Entity’s common stock during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date.

Closing Conditions
The consummation of the Business Combination is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived or satisfied by the applicable parties to the Merger Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Conditions to the Obligations of Each Party
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
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there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby), statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination;

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the Business Combination and each of the Condition Precedent Proposals have been approved by RSVAC in accordance with the provisions of RSVAC’s organizational documents and the DGCL;

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RSVAC’s initial listing application in connection with the Business Combination shall have been approved by Nasdaq so that immediately following the Business Combination, RSVAC satisfies any applicable initial and continuing listing requirements of Nasdaq;

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RSVAC will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51- 1(g)(1) of the Exchange Act) after giving effect to all redemptions pursuant to the offer to the RSVAC public stockholders to redeem all or a portion of their RSVAC shares;

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all consents, approvals and actions of, filings with and notices to any governmental authority required to consummate the transactions contemplated by the Merger Agreement shall have been made or obtained;

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the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

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the offer to the RSVAC stockholder to redeem all or a portion of their shares shall have been completed in accordance with the terms of the Merger Agreement and the proxy statement;

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all required filings under the HSR Act shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a governmental authority shall have expired or otherwise been terminated; and

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the shares of the Combined Entity’s common stock to be issued in connection with the Business Combination will have been approved for listing on Nasdaq.

Conditions to the Obligations of RSVAC and Merger Sub
The obligations of RSVAC and Merger Sub to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by RSVAC and Merger Sub:
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the representations and warranties of Enovix pertaining to organization and qualification, corporate authority, capitalization, and brokers and advisors of Enovix will be true and correct in all material respects as of the Closing Date (subject to additional exceptions as set forth in the Merger Agreement), except (i) with respect to certain capitalization representations and warranties that are made as of an earlier date or time, which representations and warranties will be true and correct in all material respects at and as of such date or time and (ii) breaches of such capitalization representations and warranties that, in the aggregate, would not result in a misrepresentation as to securities of Enovix valued at less than $1,000,000;

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each of the remaining representations and warranties of Enovix contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that speak as an earlier date or time, which representations and warranties will be true and correct at and as of such date or time, except for breaches of representations and warranties (other than the Enovix Fundamental Representations) that would not, in the aggregate, reasonably be expected to have an Enovix Material Adverse Effect;
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each of the covenants of Enovix to be performed as of or prior to the Closing will have been performed in all material respects;

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there shall not be any event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Enovix material adverse effect;

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RSVAC shall have received a certificate, signed by the chief executive officer or chief financial officer of Enovix, certifying as to certain matters set forth in the Merger Agreement;

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the conversion of Enovix preferred stock into a number of shares of Enovix Common Stock shall have been consummated;

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Enovix shall have executed and delivered to RSVAC a copy of each of the transaction documents contemplated by the Merger Agreement to which it is a party;

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Certain key stockholders of Enovix shall have executed and delivered to RSVAC the applicable lock-up agreements; and

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Enovix shall have delivered to RSVAC executed copies of certain employment agreements between certain Enovix key employees and RSVAC; provided that this condition shall apply if and only if RSVAC and Enovix have mutually agreed in writing as to the key employees required to enter into such employment agreements as provided in the Merger Agreement.

Conditions to the Obligations of Enovix
The obligation of Enovix to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Enovix:
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each of the other representations and warranties of RSVAC contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date or time, which representations and warranties will be true and correct in all material respects at and as of such date or time; and

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each of the covenants of RSVAC to be performed as of or prior to the Closing will have been performed in all material respects.

Termination
The Merger Agreement may be terminated at any time prior to the Closing, by written notice by the terminating party to the other party, whether before or, subject to the terms of the Merger Agreement, after the requisite RSVAC stockholder approvals to complete the Business Combination and issue additional shares of our Common Stock have been obtained, as set forth below:
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by the mutual written consent of Enovix and RSVAC duly authorized by each of their respective boards of directors;

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by RSVAC, if any of the representations or warranties of Enovix set forth in the Merger Agreement shall not be true and correct, or if Enovix shall have failed to perform any covenant or agreement on the part of Enovix set forth in the Merger Agreement (including an obligation to consummate the Business Combination), in each case such that the conditions to closing set forth in Merger Agreement would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by RSVAC) by the earlier of (i) July 31, 2021 (the “Outside Date”), or (ii) 30 days after written notice thereof is delivered to Enovix; provided that RSVAC shall not have the right to terminate the Merger Agreement if RSVAC or Merger Sub is in material breach of any representation, warranty, covenant or obligation hereunder, which breach has not been cured;
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by Enovix, if any of the representations or warranties of RSVAC or Merger Sub set forth in the Merger Agreement shall not be true and correct, or if either RSVAC or Merger Sub shall have failed to perform any covenant or agreement on the part of RSVAC or Merger Sub set forth in the Merger Agreement (including an obligation to consummate the Business Combination), in each case such that the conditions to closing set forth in the Merger Agreement would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by Enovix) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to RSVAC; provided that Enovix is not then in breach of the Merger Agreement so as to cause the conditions to closing set forth in the Merger Agreement not to be satisfied;

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by either Enovix or RSVAC:

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on or after the Outside Date if the Business Combination shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate the Merger Agreement shall not be available to a party if the failure of the Business Combination to have been consummated on or before the Outside Date was due to such party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement;

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if any order with respect to each party’s conditions precedent to effectuate the Business Combination shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement shall not be available to a party if such order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement; and

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if any of the RSVAC Proposals shall fail to receive the required vote for approval at the RSVAC Stockholders’ Meeting;

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by Enovix if RSVAC’s Board has withdrawn, amended, qualified or modified its recommendation to the stockholders of RSVAC that they vote in favor of the RSVAC Proposals; and

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by RSVAC if the requisite vote of Enovix’s stockholders shall not have been obtained within five business days of the delivery to the Enovix stockholders of the prospectus that is part of this Form S-4.

Waiver; Amendments
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized written agreement that is signed by each of the parties to the Merger Agreement.
At any time prior to the Effective Time, any party to the Merger Agreement may, subject to applicable law, (a) waive any inaccuracies in the representations and warranties of any other party thereto, (b) extend the time for the performance of any of the obligations or acts of any other party thereto or (c) waive compliance by the other party with any of the agreements contained therein or any of such party’s conditions. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, the Combined Entity will, upon the consummation of the Business Combination and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Enovix and pay or cause to be paid all accrued transaction expenses of RSVAC or its affiliates. RSVAC and Enovix will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date. All applicable SEC filing fees and NASDAQ filings fees will be paid one half by the Company and one half by RSVAC. The Company will pay fees for the HSR Filings.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
RSVAC Stockholder Support Agreement
In connection with the execution of the Merger Agreement, RSVAC, Enovix and the Persons set forth on Exhibit A thereto entered into the RSVAC Stockholder Support Agreement, dated as of February 22, 2021 (the “RSVAC Stockholder Support Agreement”). Pursuant to the RSVAC Stockholder Support Agreement, the Persons set forth on Exhibit A thereto agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the RSVAC Stockholder Support Agreement, and vote against any alternative merger, purchase of assets or proposals that would impede, frustrate, prevent or nullify any provision of the Business Combination, the Merger Agreement or the RSVAC Stockholder Support Agreement or result in a breach of any covenant, representation, warranty or any other obligation or agreement thereunder. Additionally, certain stockholders of RSVAC agreed, among other things, not to transfer any of their shares of RSVAC’s common stock, subject to certain customary exceptions or enter into any voting arrangement that is inconsistent with the RSVAC Stockholder Support Agreement.
The RSVAC Stockholder Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Effective Time (as defined in the RSVAC Stockholder Support Agreement), (b) the termination of the Merger Agreement in accordance with its terms and (c) the mutual agreement of Enovix and RSVAC. Upon such termination or expiration of the RSVAC Stockholder Support Agreement, no party will have any further obligations or liabilities under such agreement; provided, however, such termination or expiration will not relieve any party from liability for any willful breach of such agreement occurring prior to its termination.
Enovix Stockholder Support Agreement
In connection with the execution of the Merger Agreement, RSVAC entered into a support agreement with Enovix and certain stockholders of Enovix (the “Enovix Stockholders”), (the “Enovix Stockholder Support Agreement”). Pursuant to the Enovix Stockholder Support Agreement, Enovix Stockholders agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Enovix Stockholder Support Agreement, and vote against any alternative merger, purchase of assets or proposals that would impede, frustrate, prevent or nullify any provision of the Business Combination, the Merger Agreement or the Enovix Stockholder Support Agreement or result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled.
Pursuant to Enovix Stockholder Support Agreement, Enovix Stockholders also agreed to, among other things, (a) convert each share of Enovix preferred stock into one share of Enovix common stock, (b) authorize and approve any amendment to Enovix’s certificate of incorporation that is deemed necessary or advisable by Enovix for purposes of the Business Combination, (c) exercise the drag-along rights set forth in that certain Amended and Restated Voting Agreement, dated as of March 25, 2020, by and among Enovix, the Investors and the Key Holders (as defined therein) and (d) terminate certain agreements between Enovix and such Enovix Stockholders.

Enovix Stockholder Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in Enovix Stockholder Support Agreement) and (b) as to each Enovix Stockholder (as defined in Enovix Stockholder Support Agreement), the written agreement of RSVAC, Enovix and such Enovix Stockholder. Upon such termination of Enovix Stockholder Support Agreement, all obligations of the parties under Enovix Holders Sponsor Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of Enovix Stockholder Support Agreement will not relieve any party thereto from liability arising in respect of any breach of Enovix Holders Sponsor Agreement prior to such termination.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, the Combined Entity, the Sponsor, RSVAC’s directors and officers and certain former stockholders of Enovix (the “Enovix Holders”), will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Combined Entity will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of the Combined Entity common stock and other equity securities of the Combined Entity that are held by the parties thereto from time to time.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by RSVAC, the Sponsor and the other parties thereto in connection with RSVAC’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the fifth year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).
Lock-Up Agreements
Under the Lock-Up Agreement entered into by the executive officers and certain employees of Enovix, subject to certain exceptions, each party agreed that it will not, without the prior written consent of the Combined Entity, during the period commencing on the Closing Date and ending on the date that is 180 days after the Closing Date (i) offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of RSVAC common stock (and the shares of the Combined Entity’s common stock issued upon the conversion thereof) or any securities convertible into or exercisable or exchangeable for the Combined Entity’s common stock issued or issuable to such party pursuant to the Merger Agreement (collectively, the “Lock-Up Shares”), or enter into any transaction that would have the same effect, (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or (iii) publicly announce the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined therein) with respect to any security of RSVAC; provided, however, that the restrictions set forth in the Lock-up Agreement shall: (i) not apply to certain of the shares as set forth in each of the Lock-up Agreements; and (ii) expire with respect to certain of the shares as set forth therein on the date that is 90 days after the Closing Date. Notwithstanding the foregoing, if, at any time before 180 days after the Closing Date there is a Change of Control (as defined therein) of RSVAC, all of the shares shall be released from the restrictions set forth therein.
Under the Lock-Up Agreement entered into by members of the board of directors and certain stockholders of Enovix, each party to the agreement agreed that it will not, without the prior written consent of the Combined Entity, with respect to (i) 50% of the Lock-Up Shares during the period commencing on the Closing Date and ending on the First Release Date (as defined below) and (ii) the remaining 50% of Lock-Up Shares during the period commencing on the Closing Date and ending on the Second Release Date (as defined below), (i) offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, Lock-Up Shares, or enter into any transaction that would have the same effect, (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or (iii) publicly announce the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined therein) with respect to any security of RSVAC. The “First Release Date” shall mean the earlier of the date that is: (A) six months after the Closing Date; and (B) the date on which the last reported closing price of shares of RSVAC common stock on the Nasdaq (or such other exchange on which shares of RSVAC common stock are then listed) equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days during any 30 trading day period commencing at least 150 days after the Closing Date (such date, the “Minimum Price Date”); The “Second Release Date” shall mean the earlier of the date that is: (A) twelve months after the Closing Date; and (B) the Minimum Price Date. Notwithstanding the foregoing, if, at any time before the Second Release Date there is a Change of Control (as defined therein) of RSVAC, all of the shares shall be released from the restrictions set forth therein.
Under the Lock-Up Agreement entered into by certain additional stockholders of Enovix, each party to the agreement agreed that it will not, without the prior written consent of the Combined Entity, during the period commencing on the Closing Date and ending on the date that is six months after the Closing Date (i) offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, Lock-Up Shares, or enter into any transaction that would have the same effect (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or (iii) publicly announce the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined therein) with respect to any security of RSVAC. Notwithstanding the foregoing, if, at any time before six months after the Closing Date there is a Change of Control (as defined therein) of RSVAC, all of the shares shall be released from the restrictions set forth therein.
The lock-up restrictions set forth in the Lock-Up Agreements contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will.
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, RSVAC entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 12,500,000 shares of RSVAC common stock at $14.00 per share for an aggregate commitment amount of $175.0 million. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the Subscription Agreement, (ii) there not being any amendment or modification of the terms of the Merger Agreement in a manner that is materially adverse to the PIPE Investor (in its capacity as such) and (iii) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. The PIPE Investors’ shares have an aggregate market value of approximately $250,000,000, based on the closing price of RSVAC’s Common Stock of $20.00 on Nasdaq as of the Record Date.
The Subscription Agreements provide that, solely with respect to subscriptions by third-party investors, RSVAC is required to file with the SEC, within fifteen (15) business days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of the Combined Entity’s common stock to be issued to any such third-party investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th day (or the 90th day following the filing date thereof if the SEC notifies RSVAC that it will “review” such registration statement) and (ii) the 10th business day after the date RSVAC is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.
Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing (as defined in the Subscription Agreements) or in the future as a result of, or arising out of, the Subscription Agreements against RSVAC, including with respect to the trust account. The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of RSVAC and the applicable PIPE Investor, (iii) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the Subscription

Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the Subscription Agreements), and (iv) July 31, 2021.
Interests of RSVAC’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor and RSVAC’s directors and officers, have interests in such proposals and benefits arising from the completion of the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests and benefits include, among other things:
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The fact that Mr. Thurman J. “TJ” Rodgers, RSVAC’s Chief Executive Officer and Chairman of the Board, is a member of the board of directors of Enovix, and owns, through a trust, approximately 11.3% of all issued and outstanding Enovix common stock (on a fully-diluted and as-converted to common stock basis);

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A total of $1,425,000 from RSVAC’s IPO was held outside of the Trust Account for working capital expenses. To date, RSVAC has spent $652,000 for accounting, audit, legal D&O insurance and other filing fees and expenses. RSVAC also projects to spend $750,000 towards the Business Combination with Enovix. If an initial business combination is not consummated, RSVAC’s Sponsor will not receive reimbursement for any out-of-pocket expenses incurred to the extent that such expenses exceed the amount of available proceeds that were held outside of the Trust Account from the RSVAC IPO and Private Placement;

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If an initial business combination is not completed by December 4, 2022, RSVAC will be required to liquidate. In such event, the Founders Shares held by our Sponsor, which were acquired for an aggregate purchase price of $25,000 will be worthless, as the Sponsor does not have liquidation rights with respect to the Founders Shares. The Founders Shares had an aggregate market value of approximately $115,000,000 based on the closing price of RSVAC’s Common Stock of $20.00 on Nasdaq as of June 11, 2021;

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The fact that certain directors of RSVAC are members of the Sponsor and own units of the Sponsor that will convert into Founders Shares and Placement Warrants upon a distribution of the Sponsor’s assets to its members. As a result, the following directors of RSVAC have the right to obtain securities of RSVAC:

(i) Mr. Hernandez will receive 460,000 Founders Shares, which have an aggregate market value of approximately $9,200,000 based on the closing price of RSVAC Common Stock of $20.00 as of June 11, 2021 on Nasdaq (the “RSVAC Common Stock Closing Price”) and 500,000 Placement Warrants, which have an aggregate market value of approximately $4,105,000 based on the closing price of RSVAC Warrants of $8.21 as of June 11, 2021 on Nasdaq (the “RSVAC Warrant Closing Price”); (ii) Mr. McCranie will receive 450,000 Founders Shares, which have an aggregate market value of approximately $9,000,000 based on the RSVAC Common Stock Closing Price and 500,000 Placement Warrants, which have an aggregate market value of approximately $4,105,000 based on the RSVAC Warrant Closing Price; (iii) Mr. Gomo will receive 295,000 Founders Shares, which have an aggregate market value of approximately $5,900,000 based on the RSVAC Common Stock Closing Price and 300,000 Placement Warrants, which have an aggregate market value of approximately $2,463,000 based on the RSVAC Warrant Closing Price; (iv) Mr. Malchow will receive 262,500 Founders Shares, which have an aggregate market value of approximately $5,250,000 based on the RSVAC Common Stock Closing Price and 250,000 Placement Warrants, which have an aggregate market value of approximately $2,052,500 based on the RSVAC Warrant Closing Price; and (v) Ms. Hung will receive 262,500 Founders Shares, which have an aggregate market value of approximately $5,250,000 based on the RSVAC Common Stock Closing Price and 250,000 Placement Warrants, which have an aggregate market value of approximately $2,052,500 based on the RSVAC Warrant Closing Price. The balance of the units in the Sponsor are held by the Rodgers Massey Revocable Living Trust, of which Mr. Rodgers is trustee, and are convertible into 4,020,000 Founders Shares, which have an aggregate market value of approximately $80,400,000 based on the RSVAC Common Stock Closing Price and 4,200,000 Placement Warrants, which have an aggregate market value of approximately $34,482,000 based on the RSVAC Warrant Closing

Price. These interests may influence RSVAC’s directors in making their recommendation that you vote in favor of the approval of the Business Combination;
•
If an initial business combination is not completed by December 4, 2022, the 6,000,000 Placement Warrants that were purchase by our Sponsor for $6,000,000 will be worthless. Such Placement Warrants had an aggregate market value of approximately $49,260,000, based on the closing price of RSVAC Warrants of $8.21 on Nasdaq as of June 11, 2021, and the shares of RSVAC Common Stock underlying the Placement Warrants had an aggregate market value of approximately $115,000,000 based on the closing price of RSVAC Common Stock of $20.00 on Nasdaq as of June 11, 2021;

•
If the Business Combination is completed, Thurman J. “TJ” Rodgers, Emmanuel Hernandez, and John D. McCranie, three of the current RSVAC directors, will be appointed to serve as members of the Combined Entity’s Board and expect to receive compensation for services in an amount to be determined by the Combined Entity’s Board following the consummation of the Business Combination;

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The fact that in May 2021, Enovix issued a secured promissory note in the principal amount of $15,000,000 to the Rodgers Massey Revocable Living Trust dtd 4/4/11 (the “Bridge Note”) of which Mr. Rodgers is trustee. The proceeds from the Bridge Note are intended to provide working capital funds to help support the operations of Enovix. The Bridge Note accrues interest on a monthly basis at a rate of 7.5% per annum, payable in kind by adding such amount to the principal amount outstanding under the Bridge Note on each monthly anniversary of the issuance of the Bridge Note. The Bridge Note has a maturity date of the earlier of (i) October 25, 2021 and (ii) the closing of the Business Combination. Upon the closing of the Business Combination, Enovix intends to repay the principal amount and any accrued and unpaid interest under the Bridge Note with funds from the PIPE Financing and the Trust Account. If the Business Combination does not close by October 25, 2021, Enovix may not have sufficient funds to repay the loan and will need to pursue a forbearance arrangement with the lender or some other arrangement to meet its obligations under the Bridge Note;

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While he received no remuneration for his services from RSVAC, and was not an officer nor a director of RSVAC, Mr. Reichow was previously a member of the RSVAC Technical Advisory Board and is currently a member of the Enovix Board of Directors; and

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The fact that the Sponsor has agreed not to redeem any of the Founders Shares in connection with a stockholder vote to approve a proposed initial business combination.

Total Enovix Shares to be Issued in the Business Combination
It is anticipated that, upon completion of the Business Combination, the Enovix’s public stockholders (other than investors in the PIPE Financing) will retain an ownership interest of approximately 16.0% in the Combined Entity, the PIPE Financing investors will own approximately 8.0% of the outstanding common stock of the Combined Entity (such that public stockholders, including PIPE Financing investors, will own approximately 24.0% of the Combined Entity), the Sponsor will retain an ownership interest of approximately 4.0% in the Combined Entity and the Enovix Equityholders will own approximately 72.0% of the outstanding common stock of the Combined Entity. This ownership interest assumes that no shares are elected to be redeemed and does not take into account Warrants to purchase common stock of the Combined Entity that may remain outstanding following the Business Combination.

Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination.
(in thousands)	Assuming No Redemption(1)	Assuming Max Redemption(2)
Sources
Proceeds from Trust Account(3)	$230,016	$83,378
PIPE Financing	175,000	175,000
Enovix Equityholders’ Retained Equity Value	1,050,000	1,050,000
Total Sources	$1,455,016	$1,308,378
Uses
Cash to Balance Sheet(4)	$389,886	$243,248
Enovix Equityholders’ Retained Equity Value	1,050,000	1,050,000
RSVAC Estimated Transaction Costs(5)	15,130	15,130
Total Uses	$1,455,016	$1,308,378

(1)
Assuming that no public stockholders exercise redemption rights with respect to their public shares.

(2)
Assuming RSVAC public stockholders redeem approximately 14,663,847 shares for aggregate liquidation payments of $146.6 million.

(3)
Cash held in the trust account as of March 31, 2021.

(4)
The midpoint of the Cash to Balance Sheet is $316.6 million.

(5)
The estimated transaction-related costs include $8.1 million in deferred underwriting commissions payable upon consummation of a business combination, $7.0 million in PIPE financing fees, and less than $0.1 million of other transaction related expenses.

Certificate of Incorporation; Bylaws
Pursuant to the Merger Agreement, upon the Closing, RSVAC’s bylaws will be amended and restated promptly to:
•
reflect necessary changes and to be consistent with the proposed Amended Charter (for a full description of the proposed amendments to the charter see “The Charter Amendment Charter Proposal”); and

•
make certain other changes that our Board deems appropriate for a public operating company.

Name; Headquarters
The name of the Combined Entity will be Enovix Corporation and its headquarters will be located at 3501 W. Warren Ave., Fremont, California 94583.
Material U.S. Federal Income Tax Considerations of the Redemption of RSVAC Common Stock and the Business Combination
The following discussion under the heading “U.S. Federal Income Tax Considerations of the Redemption of RSVAC Common Stock” is a discussion of the material U.S. federal income tax consequences of the exercise by RSVAC public stockholders of their redemption rights in connection with the Business Combination. The following discussion under the heading “U.S. Federal Income Tax Considerations of the Business Combination” represents the opinions of Loeb & Loeb, counsel to RSVAC, and Cooley LLP, counsel to Enovix, with respect to the material U.S. federal income tax consequences of the Business Combination to the holders of Enovix capital stock addressed therein. These opinions of counsel are prospective, dependent on future events, and based on, among other things, facts and representations contained in representation letters provided by Enovix, RSVAC and Merger Sub and on customary factual assumptions, all of which must be consistent with the state of facts existing at the time of the Merger, and the opinions further assume that the Business Combination is completed in the manner set forth in the Merger Agreement and the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. If any assumption or representation is or becomes inaccurate, such opinions may be invalid, and the conclusions reached therein could be jeopardized.
This discussion and these opinions of counsel are based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this registration statement, and are based on the assumption that the Business Combination will be completed in accordance with the Merger Agreement. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth therein. This discussion and these opinions of counsel, respectively, address only those (i) RSVAC public stockholders that hold Public Shares and (ii) holders of Enovix capital stock that hold their shares of Enovix capital stock and will, following the Business Combination, hold their shares of Common Stock in each case, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion and these opinions of counsel do not address (i) the alternative minimum tax, special accounting rules under Section 451(b) of the Code, or any tax consequences arising as a result of the Medicare contribution tax on net investment income, (ii) any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax or (iii) except for the Redemption (to the extent described below), the tax considerations associated with transactions effectuated before or subsequent to or concurrently with the Business Combination (whether or not any such transactions are consummated in connection with the Merger), including without limitation, the Charter Amendment Proposal. Further, this discussion and these opinions of counsel do not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
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a financial institution;

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a tax-exempt organization;

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a real estate investment trust;

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an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

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an insurance company;

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a regulated investment company or a mutual fund;

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a “controlled foreign corporation” or a “passive foreign investment company”;

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a dealer or broker in stocks and securities, or currencies;

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a trader in securities that elects mark-to-market treatment;

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a holder of Enovix capital stock that received Common Stock, or a holder of Public Shares that received Public Shares, through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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a holder of Enovix capital stock or Public Shares that has a functional currency other than the U.S. dollar;

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a holder of Enovix capital stock that holds Enovix capital stock, or a Public Stockholder that holds Public Shares, as part of a hedge, straddle, constructive sale, conversion or other integrated transaction

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a holder of Enovix capital stock or Public Shares that is a U.S. expatriate; or

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a holder of Enovix capital stock who exercises its appraisal rights.

For purposes of the following discussion, the term “U.S. Holder” means a beneficial owner of Enovix capital stock, or beneficial owner of Public Shares, as applicable, that is (1) an individual citizen or resident of the United States as determined for U.S. federal income tax purposes, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of Public Shares (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Enovix capital stock or Public Shares, the U.S. federal income tax consequences of the Business Combination, or of a redemption of Public Shares, as applicable, to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds Enovix capital stock or Public Shares, and any partners in such partnership, are urged to consult their own tax advisors with respect to the tax consequences of the Business Combination, or of a redemption of Public Shares, as applicable, in their specific circumstances.
The tax consequences of the Business Combination or of a redemption of your Public Shares, as applicable, will depend on your specific situation. You are urged to consult with your own tax advisor as to the tax consequences of the Business Combinations or of a redemption of your Public Shares, as applicable, in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.
U.S. Federal Income Tax Considerations of the Redemption of RSVAC Common Stock
Considerations for U.S. Holders
In the event that a U.S. Holder’s Common Stock is redeemed pursuant to the Current Charter, referred to as the “Redemption”, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the Redemption qualifies as a sale of the Common Stock under Section 302 of the Code. Whether the Redemption qualifies for sale treatment will depend largely on the total number of shares of our stock held or treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants and stock ownership attributed to such U.S. Holder under applicable attribution rules) relative to all of our shares both before and after the Redemption. The Redemption generally will be treated as a sale of the Common Stock (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which generally would include Common Stock that could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other stock. The Redemption will be not essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances of the U.S. Holder. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation if such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “Considerations for U.S. Holders — Taxation of Distributions.” U.S. Holders of our Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock
If the Redemption qualifies as a sale of Common Stock, a U.S. Holder must treat any gain or loss recognized upon a sale, taxable exchange or other taxable disposition of our Common Stock as capital gain or loss. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year at the time of the Redemption. Generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the sum of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.
Taxation of Distributions
If the Redemption does not qualify as a sale of Common Stock, the U.S. Holder will be treated as receiving a distribution. In general, any distributions to U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “Considerations for U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.”
Dividends we pay to a U.S. Holder that is taxable as a corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividends” that will be taxable at a reduced rate.
Considerations for Non-U.S. Holders
This section is addressed to Non-U.S. Holders of our Common Stock that elect to have their Common Stock redeemed pursuant to the Redemption. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner (other than a partnership) that is not a U.S. Holder. The characterization for U.S. federal income tax purposes of the Redemption as either a sale or exchange or as a distribution generally will correspond to the U.S. federal income tax characterization of the Redemption as described under “ Considerations for U.S. Holders — Redemption of Common Stock.”
Non-U.S. Holders of our Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock
If the redemption qualifies as a sale of Common Stock, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale of its Common Stock, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which case the Non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to the Redemption, and a corporate Non-U.S. Holder may be subject to a branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Redemption takes place and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year (which gain may be offset by certain U.S.-source capital losses), even though the Non-U.S. Holder is not considered a resident of the United States; or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Common Stock.

We believe that we have not been, and we are not, a U.S. real property holding corporation. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Common Stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our Common Stock at all times within the shorter of (i) the five-year period preceding the disposition or (i) the Non-U.S. Holder’s holding period and (2) our Common Stock is regularly traded on an established securities market. There can be no assurance that our Common Stock will qualify as regularly traded on an established securities market. If we are or become a U.S. real property holding corporation and the “regularly traded” exception does not apply, such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply.
Taxation of Distributions
If the Redemption does not qualify as a sale of Common Stock, the Non-U.S. Holder will be treated as receiving a distribution. In general, any distributions we make to a Non-U.S. Holder of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate.
Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Considerations for Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.” If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the same 30% rate discussed in the last paragraph unless a Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we generally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, some or all of any amounts thus withheld may be refundable to the Non-U.S. Holder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.
Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States) generally will not be subject to U.S. federal withholding tax, provided that such Non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. persons. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments resulting from our Redemption. U.S. Holders will have to provide their taxpayer identification number and comply with certain certification requirements to avoid backup withholding. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA
A 30% withholding tax applies with respect to certain payments on our Common Stock, in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The withholding tax may apply to payments made to Non-U.S. Holders pursuant to the Redemption if the Redemption does not qualify as a sale of Common Stock described above. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of such withholding tax.
U.S. Federal Income Tax Considerations of the Business Combination
Considerations for U.S. Holders of Enovix Capital Stock
The Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. That conclusion is prospective, dependent on future events, and based on, among other things, facts and representations contained in representation letters provided by Enovix, RSVAC and Merger Sub and on customary factual assumptions, all of which must be consistent with the state of facts existing at the time of the Merger, and further assumes that the Business Combination is completed in the manner set forth in the Merger Agreement and the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. If any assumption or representation is or becomes inaccurate, the opinions of counsel may be invalid, and the conclusions reached therein could be jeopardized. Further, the obligations of Enovix and RSVAC to complete the Business Combination are not conditioned on the receipt of opinions from tax counsel to the effect that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and the Business Combination may occur even if it does not so qualify.
In addition, neither Enovix nor RSVAC has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Business Combination. An opinion of counsel represents counsel’s best legal judgement and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position that the Business Combination does not constitute a “reorganization.” Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequence of the Business Combination to such holder.
Tax Consequences if the Business Combination Qualifies as a Reorganization
If the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, in general, the following tax consequences will result if you exchange shares of Enovix capital stock solely for RSVAC Common Stock.
You will generally not recognize gain or loss upon exchanging your Enovix capital stock for RSVAC Common Stock. The aggregate tax basis in the RSVAC Common Stock that you receive pursuant to the Business Combination will equal your aggregate adjusted tax basis in the shares of the Enovix capital stock you surrender. Such aggregate adjusted tax basis will be allocated to the RSVAC Common Stock you receive in accordance with applicable Treasury Regulations. You are urged to consult your tax advisor with respect to the particular manner in which your aggregate adjusted tax basis will be allocated to the RSVAC

Common Stock. Your holding period for the RSVAC Common Stock that you receive pursuant to the Business Combination will include your holding period for the shares of the Enovix capital stock you surrender.
Tax Consequences if the Business Combination Does Not Qualify as a Reorganization
If the Business Combination does not qualify as a reorganization within the meaning of Section 368(a) of the Code, you will recognize gain or loss in an amount equal to the difference between (x) the fair market value of the RSVAC Common Stock you receive and (y) your adjusted tax basis in the shares of Enovix capital stock you surrender. Gain or loss will be calculated separately for each block of Enovix capital stock (generally shares acquired at the same cost in a single transaction) surrendered. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if your Enovix capital stock has been held for more than one year at the time of the Business Combination. Long-term capital gains of non-corporate U.S. Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is limited. You generally will have an aggregate tax basis in the shares of RSVAC Common Stock received equal to the fair market value of such shares as of the date such shares are received, and your holding period in such shares of RSVAC Common Stock would begin on the day following the date of the Business Combination.
Information Reporting and Backup Withholding
As provided in Treasury Regulations Section 1.368-3(d), each U.S. Holder who receives shares of RSVAC Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. In addition, certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of Enovix capital stock. A “significant holder” is a holder of Enovix capital stock, that, immediately before the Business Combination, owned at least 1% (by vote or value) of the outstanding stock of Enovix (or, in certain instances, Enovix capital stock with a basis of at least $1 million). You are urged to consult your tax advisor as to the potential application of these information reporting requirements.
A U.S. Holder of Enovix capital stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on proceeds received in connection with the Business Combination. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a U.S. Holder who (i) furnishes a correct taxpayer identification number and certifies the U.S. Holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (ii) adequately certifies that such U.S. Holder is otherwise exempt from backup withholding. U.S. Holders of shares of Enovix capital stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a U.S. Holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the U.S. Holder may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Considerations for Non-U.S. Holders of Enovix Capital Stock
The U.S. federal income tax consequences of the Business Combination for Non-U.S. Holders of Enovix capital stock will generally be the same as for U.S. Holders except as noted below.
Non-U.S. Holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code) unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

•
Enovix is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. Holder held Enovix capital stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applied to a Non-U.S. Holder, any gain recognized by such holder with respect to such holder’s Enovix capital stock as a result of the Business Combination would be subject to tax at generally applicable U.S. federal income tax rates for U.S. persons and a U.S. federal withholding tax could apply. However, Enovix believes that it is not, and has not been at any time since its formation, a United States real property holding corporation and neither Enovix nor RSVAC expects to be a United States real property holding corporation immediately after the Business Combination is completed.
Information Reporting and Backup Withholding
A Non-U.S. Holder of shares of Enovix capital stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on certain payments made in connection with the Business Combination. Backup withholding will not apply, however, if the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the non-U.S. holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption.
All holders of Enovix capital stock are urged to consult their tax advisors with respect to the tax consequences of the Business Combination in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.
Vote Required for Approval
This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of RSVAC Common Stock vote “FOR” the Charter Amendment Proposal and each of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal and the Incentive Plan Proposals are approved at the Special Meeting. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination proposal.
The Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, and the Incentive Plan Proposals are subject to and conditioned on the approval of the Combination Proposal at the Special Meeting.
As of the Record Date, RSVAC’s Sponsor, directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the date hereof, the Sponsor, directors and officers have not purchased any Public Shares.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 2 — THE NASDAQ PROPOSAL
Background and Overview
Assuming the Business Combination Proposal is approved, RSVAC’s stockholders are also being asked to approve (a) the issuance of 105,000,000 shares of Common Stock to the Enovix Equityholders and (b) the issuance and sale of 12,500,000 shares of Common Stock in the PIPE Financing.
Why RSVAC Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d).
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.
Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance .
We currently have 28,750,000 shares of Common Stock outstanding. Pursuant to the Business Combination and the Subscription Agreements, we will issue 105,000,000 shares of Common Stock, representing approximately 365% of our outstanding shares of Common Stock prior to such issuance, at a price less than the greater of the book value or market of the shares. Our Common Stock had a book value of $151,638,474 and market value of $382,662,500 on March 31, 2021. Accordingly, we need stockholder approval of the issuance of more than 20% of our issued and outstanding Common Stock at a price that may be less than the greater of book or market value of RSVAC’s Common Stock as of June 15, 2021.
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, up to an aggregate of 117,500,000 shares of Common Stock may be issued in connection with the Business Combination and the PIPE Financing, representing up to approximately 409% of the shares of Common Stock outstanding on the date hereof. The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of RSVAC.
Vote Required for Approval
This proposal is subject to and conditioned on the approval of the Business Combination Proposal and the Charter Amendment Proposal.
The approval of the Nasdaq Proposal requires the affirmative vote of the holders of a majority of the shares present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL 3 — THE CHARTER AMENDMENT PROPOSAL
Overview
If the Business Combination is consummated, RSVAC will replace the Current Charter with the amended and restated certificate of incorporation in the form attached to this proxy statement/prospectus as Annex B. In the judgment of the Board, adoption of the amended and restated certificate of incorporation is necessary to adequately address the needs of the Combined Entity.
The Charter Amendment Proposal is comprised of the following amendments to the Current Charter:
3a.
Name Change Charter Amendment — to change RSVAC’s name to “Enovix Corporation;” and
3b.
Purpose Charter Amendment — to eliminate certain provisions related to the purpose of special purpose acquisition corporations that will no longer be relevant following the Closing; and
3c.
Authorized Share Charter Amendment — to increase the number of authorized shares of RSVAC’s common stock and “blank check” preferred stock; and
3d.
Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine; and
3e.
Voting Thresholds Charter Amendment — to increase the required vote thresholds for approving amendments to the certificate of incorporation and bylaws to 66 2∕3%;
3f.
Choice of Forum Charter Amendment — to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act; and
3g.
Additional Charter Amendment — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.
The following table sets forth a summary of the principal proposed changes and the material differences between the Current Charter and the amended and restated certificate of incorporation. This summary is qualified by reference to the complete text of the amended and restated certificate of incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the amended and restated certificate of incorporation in its entirety for a more complete description of its terms.
	Current Charter	Proposed Certificate of Incorporation
Name Change	RSVAC’s current name is Rodgers Silicon Valley Acquisition Corporation.	Under the Proposed Certificate of Incorporation, the Combined Entity’s name will be Enovix Corporation
Purpose	The Current Charter provides that the purpose of RSVAC shall	The Proposed Certificate of Incorporation will provide that

	Current Charter	Proposed Certificate of Incorporation
	be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon RSVAC by law and those incidental thereto, RSVAC shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of RSVAC including, but not limited to, a business combination (as defined in the Current Charter).	the purpose of the Combined Entity shall be to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
Authorized Shares of Common Stock	The Current Charter authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.0001 per share.	The Proposed Certificate of Incorporation will authorize the issuance of up to 1,000,000,000 shares of common stock, par value $0.0001 per share.
Authorized Shares of Blank Check Preferred Stock	The Current Charter authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.	The Proposed Certificate of Incorporation will authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by the Combined Entity’s Board to increase the number of outstanding shares and discourage a takeover attempt.
Corporate Opportunity Amendment	The Current Charter limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.
Amendment of Voting Threshold for Charter Amendment	Prior to the consummation of RSVAC’s initial Business Combination (as defined in the Current Charter), an amendment of Article IX requires the approval of the holders of 65% of all then outstanding shares of RSVAC’s Common Stock. The Current Charter is otherwise silent on the requirements for a minimum vote to amend the charter.	The Proposed Certificate of Incorporation will provide that any amendment to certain provisions of the Proposed Certificate of Incorporation will require the approval of the holders of at least 66 2/3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

	Current Charter	Proposed Certificate of Incorporation
Amendment of Voting Threshold for Bylaws Amendment	The Current Charter requires the approval of a majority of the holders of RSVAC’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to approve an amendment to the bylaws.	The Proposed Certificate of Incorporation will provide that any amendment to the Combined Entity’s bylaws will require the approval of the holders of at least 66 2/3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.
Amendment of Choice of Forum Provision	The Current Charter provides for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act.	The Proposed Certificate of Incorporation will provide that unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for claims arising under the Securities Act.
Provisions Specific to a Blank Check Company	Under the Current Charter, Article IX sets forth various provisions related to its operations as a blank check company prior to the consummation of an initial business combination.	The Proposed Certificate of Incorporation will not include these blank check company provisions because, upon consummation of the Business Combination, RSVAC will cease to be a blank check company. In addition, the provisions requiring that the proceeds from its initial public offering be held in a trust account until a business combination or liquidation of RSVAC and the terms governing RSVAC’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.
Reasons for the Amendments to the Current Charter
Name Change
Changing the post-combination corporate name from “Rodgers Silicon Valley Acquisition Corporation” to “Enovix Corporation” is desirable to reflect the business combination with Enovix and to clearly identify the Combined Entity as the publicly traded entity. Additionally, the Board believes the name of the post-combination company should more closely align with the name of the existing operating business of Enovix.
Purpose
The proposed charter’s purpose is more appropriate for a public operating company.
Common Stock
The additional authorized shares of RSVAC Common Stock is desirable for the Combined Entity to have sufficient shares to issue to the investors in the PIPE Financing and the Enovix stockholders at the

Closing. Additionally, the Board believes that it is important for the Combined Entity to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support the Combined Entity’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Notwithstanding the foregoing, authorized but unissued common shares may enable the Combined Entity’s Board to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Entity’s common stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s Board were to determine that a takeover proposal was not in the best interests of the Combined Entity, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Entity to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Entity currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.
Blank Check Preferred Stock
The Board believes that the authorization of shares of “blank check” preferred stock will provide the Combined Entity with needed flexibility to issue shares in the future in a timely manner and under circumstances the Combined Entity considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Notwithstanding the foregoing, authorized but unissued preferred stock may enable the Combined Entity’s Board to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Entity. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s Board was to determine that a takeover proposal was not in the best interests of the Combined Entity, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Combined Entity’s Board to issue the authorized preferred stock on its own volition will enable the Combined Entity to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Entity currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Corporate Opportunity Amendment
The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as RSVAC, to renounce any interest or expectancy of the corporation in certain business opportunities. The Current Charter currently provides that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.

Charter Amendment
Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the Proposed Certificate of Incorporation is intended to protect key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Bylaws Amendment
Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to the Combined Entity’s bylaws is intended to protect key provisions of the Combined Entity’s bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Amendment of Choice of Forum Provision
The choice of forum provision is intended to prevent the Combined Entity from having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations. The Board believes that the choice of forum provision is desirable to delineate matters for which the Court of Chancery or the federal district courts of the U.S., as applicable, is the sole and exclusive forum, unless the Combined Entity consents in writing to the selection of an alternative forum.
Provisions Specific to a Blank Check Company
The elimination of certain provisions related to RSVAC’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve the Combined Entity after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Board believes it is the most appropriate period for the post-combination company following the Business Combination. In addition, certain other provisions in the Current Charter require that proceeds from RSVAC’s IPO be held in the trust account until a business combination or liquidation of RSVAC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.
Vote Required for Approval
Each of Charter Amendment Proposals 3a through 3g will be approved and adopted if the holders of a majority of all outstanding shares of RSVAC Common Stock entitled to vote thereon at the special meeting vote “FOR” such respective Charter Amendment Proposals. Each of Charter Amendment Proposals 3a through 3g needs to be approved in order for the Charter Amendment Proposals to be approved.
Adoption of the Charter Amendment Proposals is subject to and conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal and the Incentive Plan Proposals at the special meeting.
The Closing is subject to and conditioned on the approval of each of the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Directors Proposal and the Incentive Plan Proposals at the special meeting.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS 3A THROUGH 3G.

PROPOSAL 4 — THE ADVISORY CHARTER PROPOSALS
Overview
We are asking our stockholders to vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Certificate of Incorporation. These proposals are being presented in accordance with SEC guidance and will be voted upon on an advisory basis, and are not binding on RSVAC or our Board (separate and apart from the approval of the Charter Amendment Proposals). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Entity. Furthermore, the Business Combination is not conditioned upon the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposals). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, RSVAC intends that the Proposed Certificate of Incorporation will take effect upon consummation of the Business Combination (assuming approval of the Charter Amendment Proposals).
Advisory Charter Proposals
The following table sets forth a summary of the material changes proposed to be made between our existing charter and the Proposed Certificate of Incorporation applicable to the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement as Annex B. We urge all stockholders to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.
	Current Charter	Proposed Certificate of Incorporation
Advisory Proposal A — Authorized Shares of Common Stock	The Current Charter authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.0001 per share.	The Proposed Certificate of Incorporation will authorize the issuance of up to 1,000,000,000 shares of common stock, par value $0.0001 per share.
Advisory Proposal B — Authorized Shares of Blank Check Preferred Stock	The Current Charter authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.	The Proposed Certificate of Incorporation will authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by the Combined Entity’s Board to increase the number of outstanding shares and discourage a takeover attempt.
Advisory Proposal C — Corporate Opportunity Amendment	The Current Charter limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.
Advisory Proposal D — Amendment of Voting Threshold for Charter Amendment	Prior to the consummation of RSVAC’s initial Business Combination (as defined in the Current Charter), an amendment of Article IX requires the approval of the holders of 65% of all then outstanding shares of RSVAC’s Common Stock. The Current Charter is otherwise silent on the requirements for a minimum vote to amend the charter.	The Proposed Certificate of Incorporation will provide that any amendment to certain provisions of the Proposed Certificate of Incorporation will require the approval of the holders of at least 66 2/3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.

	Current Charter	Proposed Certificate of Incorporation
Advisory Proposal E — Amendment of Voting Threshold for Bylaws Amendment	The Current Charter requires the approval of a majority of the holders of RSVAC’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to approve an amendment to the bylaws.	The Proposed Certificate of Incorporation will provide that any amendment to the Combined Entity’s bylaws will require the approval of the holders of at least 66 2/3% of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors.
Advisory Proposal F — Amendment of Choice of Forum Provision	The Current Charter provides for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act.	The Proposed Certificate of Incorporation will provide that unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for claims arising under the Securities Act.
Reasons for the Advisory Charter Proposals
Advisory Charter Proposal A — Common Stock
The additional authorized shares of RSVAC Common Stock is desirable for the Combined Entity to have sufficient shares to issue to the investors in the PIPE Financing and the Enovix stockholders at the Closing. Additionally, the Board believes that it is important for the Combined Entity to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support the Combined Entity’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Notwithstanding the foregoing, authorized but unissued common shares may enable the Combined Entity’s Board to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Entity’s common stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s Board were to determine that a takeover proposal was not in the best interests of the Combined Entity, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Entity to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Entity currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.
Advisory Charter Proposal B — Blank Check Preferred Stock
The Board believes that the authorization of shares of “blank check” preferred stock will provide the Combined Entity with needed flexibility to issue shares in the future in a timely manner and under circumstances the Combined Entity considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Notwithstanding the foregoing, authorized but unissued preferred stock may enable the Combined Entity’s Board to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Entity. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s Board was to determine that a takeover proposal was not in the best interests of the Combined Entity, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Combined Entity’s Board to issue the authorized preferred stock on its own volition will enable the Combined Entity to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Entity currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Advisory Charter Proposal C — Corporate Opportunity Amendment
The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as the Company, to renounce any interest or expectancy of the corporation in certain business opportunities. The Current Charter currently provides that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.
Advisory Charter Proposal D — Charter Amendment
Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the Proposed Certificate of Incorporation is intended to protect key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Advisory Charter Proposal E — Bylaws Amendment
Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of the Combined Entity’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to the Combined Entity’s bylaws is intended to protect key provisions of the Combined Entity’s bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Advisory Charter Proposal F — Amendment of Choice of Forum Provision
The choice of forum provision is intended to prevent the Combined Entity from having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations. The Board believes that the choice of forum provision is desirable to delineate matters for which the Court of Chancery or the federal district courts of the U.S., as applicable, is the sole and exclusive forum, unless the Combined Entity consents in writing to the selection of an alternative forum.
Vote Required for Approval
Each of the Advisory Charter Proposals, each of which is a non-binding vote, assuming that a quorum is present at the Special Meeting, will be approved only if holders of at least a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting vote “FOR” each of the Advisory Charter Proposals. Accordingly, a stockholder’s failure to vote online during the Special Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” each of the Advisory Charter Proposals.
As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on RSVAC or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposals). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, RSVAC intends that the Proposed Certificate of Incorporation will take effect upon consummation of the Business Combination (assuming approval of the Charter Amendment Proposals).
Board Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADVISORY CHARTER PROPOSALS UNDER PROPOSAL 4.

PROPOSAL 5 — THE DIRECTORS PROPOSAL
Election of Directors
Pursuant to the Merger Agreement, RSVAC has agreed to take all necessary action, including causing the directors of RSVAC to resign, so that effective at the Closing, our entire board of directors will consist of seven individuals, a majority of whom will be independent directors in accordance with the requirements of Nasdaq.
RSVAC is proposing the election by stockholders of the following seven individuals, who will take office immediately following the Closing and who will constitute all the members of the Combined Entity’s Board: Mr. Harrold Rust, Ms. Betsy Atkins, Mr. Emmanuel T. Hernandez, Mr. Dan McCranie, Mr. Michael Petrick, Mr. Gregory Reichow and Mr. Thurman J. “T.J.” Rodgers, each director having an initial term that expires at the Combined Entity’s annual meeting of stockholders in 2022, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Please see the section “Management after the Business Combination” for information about the specific experience and qualifications of each the proposed directors.
It is anticipated that Mr. Rodgers will be designated as Chairman of the Board. Each of Ms. Atkins, Mr. Hernandez, Mr. McCranie, Mr. Petrick and Mr. Reichow are expected to qualify as an independent director under Nasdaq listing standards.
There are no family relationships among any of the Combined Entity’s proposed directors and executive officers.
Subject to other provisions in the Proposed Certificate of Incorporation, the number of directors that constitutes the entire Combined Entity’s Board will be fixed solely by resolution of the Combined Entity’s Board. Each director of the Combined Entity will hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death, disqualification or removal.
Subject to the rights of holders of any series of preferred stock with respect to the election of directors for so long as the Combined Entity’s Board is classified, any director may be removed from office by the stockholders of the Combined Entity only for cause. Vacancies occurring on the Combined Entity’s Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Combined Entity’s Board, although less than a quorum, or by a sole remaining director, and not by stockholders of the Combined Entity. A person so elected by the Combined Entity’s Board to fill a vacancy or newly created directorship will hold office until the next election for which such director will have been chosen and until his or her successor will be duly elected and qualified.
If the Business Combination Proposal is not approved, the Directors Proposal will not be presented at the Stockholders Meeting. The appointments of directors resulting from the election will only become effective if the Business Combination is completed.
The Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from RSVAC’s and Enovix’s records.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that Mr. Harrold Rust, Ms. Betsy Atkins, Mr. Emmanuel T. Hernandez, Mr. Dan McCranie, Mr. Michael Petrick, Mr. Gregory Reichow and Mr. Thurman J. “T.J.” Rodgers, be appointed as directors of the Combined Entity to serve until the 2022 annual meeting of stockholders.”

Required Vote With Respect to the Director Election Proposal
Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting.
If the Business Combination Proposal is not approved, the Directors Proposal will not be presented at the Stockholders Meeting. The Directors Proposal will only become effective if the Business Combination is completed. Approval of the Directors Proposal is a condition to Closing under the Merger Agreement. If the Directors Proposal is not approved, Enovix is not required to close the Business Combination.
Recommendation of the Board with Respect to the Director Election Proposal
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE
RSVAC STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES IN
THE DIRECTORS PROPOSAL.

PROPOSAL 6 — THE EQUITY INCENTIVE PLAN PROPOSAL
Overview
In this proposal, we are asking our stockholders to approve the 2021 Plan. The Board approved the 2021 Plan on June 18, 2021 subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the 2021 Plan will become effective on the consummation of the Business Combination. However, this proposal is subject to and conditioned on the on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposals, the Directors Proposal and the ESPP Proposal at the special meeting. If the 2021 Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder and the Board will be able to grant awards under the Enovix Corporation 2016 Equity Incentive Plan, which we refer to herein as the “2016 Plan.” If the 2021 Plan is adopted, no awards will be granted under the 2016 Plan following the Closing. The 2021 Plan is described in more detail below.
General Information
The purpose of the 2021 Plan is to provide a means whereby the Combined Entity can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the Combined Entity and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards under the 2021 Plan.
Approval of the 2021 Plan by our stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options and restricted stock units under the 2021 Plan. If this Equity Incentive Plan Proposal is approved by our stockholders, the 2021 Plan will become effective as of the Closing Date. In the event that our stockholders do not approve this proposal, the 2021 Plan will not become effective.
The Combined Entity’s equity compensation program, as implemented under the 2021 Plan, will allow the Combined Entity to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to the Combined Entity’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. Approval of the 2021 Plan will allow the Combined Entity to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for the Combined Entity’s success and ultimately increase stockholder value. The 2021 Plan allows the Combined Entity to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Combined Entity.
If the request to approve the 2021 Plan is approved by our stockholders, there will be approximately 16,820,252 shares of the Combined Entity’s common stock (assuming no redemption), subject to adjustment for specified changes in the Combined Entity’s capitalization, available for grant under the 2021 Plan as of the effective time of the Business Combination. In addition, as further described below under the section titled “— Description of the Enovix 2021 Equity Incentive Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to 4% of shares of the Combined Entity’s common stock outstanding (or a lesser number determined by the Board). The board of directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.
Description of the 2021 Plan
A summary description of the material features of the 2021 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2021 Plan and is qualified by reference to the 2021 Plan, the form of which is attached to this proxy statement/prospectus as

Annex C and incorporated by reference in its entirety. RSVAC’s stockholders should refer to the 2021 Plan for more complete and detailed information about the terms and conditions of the 2021 Plan.
Eligibility.   Any individual who is an employee of the Combined Entity or any of its affiliates, or any person who provides services to the Combined Entity or its affiliates, including consultants and members of the Combined Entity’s Board, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of the Combined Entity’s employees, directors and consultants will be eligible to receive awards following the Closing.
Awards.   The 2021 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of the Combined Entity’s affiliates.
Authorized Shares.   Initially, the maximum number of shares of the Combined Entity’s common stock that may be issued under the 2021 Plan after it becomes effective will be set by the Combined Entity’s Board at a number that represents approximately 9% of the Combined Entity’s fully diluted capital stock immediately after the Closing. Based on the Combined Entity’s anticipated capital stock upon the Closing, this will be approximately 16,820,252 shares of the Combined Entity’s common stock, assuming no redemptions, or 14,467,979 shares of the Combined Entity’s common stock if all 23,000,000 public shares are redeemed. In addition, the number of shares of the Combined Entity’s common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on December 31, 2030, in an amount equal to the lesser of (1) 4% of the total number of shares of the Combined Entity’s common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of the Combined Entity’s common stock determined by the Combined Entity’s Board prior to the date of the increase. The maximum number of shares of the Combined Entity’s common stock that may be issued on the exercise of ISOs under the 2021 Plan is three times the number of shares available for issuance upon the 2021 Plan becoming effective (or 50,460,756 shares assuming no redemption). As of June 11, 2021, the Record Date, the closing price of RSVAC’s common stock as reported on Nasdaq was $20.00 per share.
The unused shares subject to stock awards granted under the 2021 Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Combined Entity acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2021 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2021 Plan The following shares of the Combined Entity’s common stock will not be added to the shares authorized for grant and will not be available for future grants of stock awards: (i) shares of the Combined Entity’s common stock subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (ii) shares purchased on the open market with the cash proceeds from the exercise of options; and (iii) shares delivered to the Combined Entity by a participant to satisfy the exercise or purchase price of a stock award or to satisfy any applicable tax withholding obligation with respect to a stock award (including shares of Common Stock retained by the Combined Entity from the Award being exercised or purchased and/or creating the tax obligation).
Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $1,000,000 in total value or (2) if such non-employee director is first appointed or elected to the Combined Entity’s Board during such calendar year, $1,500,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.
Plan Administration.   The Combined Entity’s Board, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. The Combined Entity’s Board may also delegate to one or more of the Combined Entity’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, the Combined Entity’s Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Stock Options.   ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of the Combined Entity’s common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Entity or any of the Combined Entity’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Entity or any of the Combined Entity’s affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of death or disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of the Combined Entity’s common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of the Combined Entity’s common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of the Combined Entity’s common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of the Combined Entity’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Entity’s total combined voting power or that of any of the Combined Entity’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of the Combined Entity’s common stock, a combination of cash and shares of the Combined Entity’s common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards.   Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with the Combined Entity ends for any reason, the Combined Entity may receive any or all of the shares of the Combined Entity’s common stock held by the participant that have not vested as of the date the participant terminates service with the Combined Entity through a forfeiture condition or a repurchase right.
Stock Appreciation Rights.   Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of the Combined Entity’s common stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of the Combined Entity’s common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Entity or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Entity or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards.   The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Combined Entity’s common stock.
Other Stock Awards.   The plan administrator may grant other awards based in whole or in part by reference to the Combined Entity’s common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure.   In the event there is a specified type of change in the capital structure of the Combined Entity, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions.   The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with the Combined Entity or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company),

and any reacquisition or repurchase rights held by the Combined Entity with respect to the stock award may be assigned to the Combined Entity’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Combined Entity with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by the Combined Entity with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of the Combined Entity common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.
Plan Amendment or Termination.   The Combined Entity’s Board has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the Combined Entity’s stockholders. No ISOs may be granted after the tenth anniversary of the date the Board adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Entity with respect to participation in the 2021 Plan, which will not become effective until the Closing Date. No awards will be issued under the 2021 Plan prior to the Closing Date. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Plan. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Combined Entity ‘s ability to realize the benefit of any tax deductions described below depends on the Combined Entity’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Combined Entity’s tax reporting obligations.
Nonstatutory Stock Options.   Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by the Combined Entity or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Entity will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options.   The 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The Combined Entity is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the Combined Entity will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or the Combined Entity timely satisfies its reporting requirements with respect to that amount.
Restricted Stock Awards.   Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Entity will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards.   Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Entity will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights.   Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Entity will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Tax Consequences to the Combined Entity
Compensation of Covered Employees.   The ability of the Combined Entity to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Combined Entity’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.
Golden Parachute Payments.   The ability of the Combined Entity (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
The awards, if any, that will be made to eligible persons under the 2021 Plan are subject to the discretion of the compensation committee of the Combined Entity’s Board. Therefore, RSVAC cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.
Interests of RSVAC’s Directors and Officers in the Equity Incentive Plan Proposal
When you consider the recommendation of the Board in favor of approval of the 2021 Plan, you should keep in mind that certain of RSVAC’s Board and officers have interests in the 2021 Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the potential future issuance of awards to Mr. Thurman J. “TJ” Rodgers as a director of the Combined Entity. See the section titled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.
Vote Required for Approval
This proposal is subject to and conditioned on the approval of each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Proposal and the ESPP Proposal.
The approval of the Equity Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting, assuming that a quorum is present.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL 7 — THE ESPP PROPOSAL
Overview
In this proposal, RSVAC is asking its stockholders to approve the ESPP. The Board approved the ESPP on June 18, 2021, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. However, this proposal is subject to and conditioned on the on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Amendment Proposal, the Directors Proposal and the Equity Incentive Plan Proposal at the special meeting. The ESPP is described in more detail below.
The purpose of the ESPP is to provide a means whereby the Combined Entity can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the Board believes that the ability to allow its employees to purchase shares of the Combined Entity’s common stock will help the Combined Entity to attract, retain, and motivate employees and encourage them to devote their best efforts to the Combined Entity’s business and financial success. Approval of the ESPP by RSVAC’s stockholders will allow the Combined Entity to provide its employees with the opportunity to acquire an ownership interest in the Combined Entity through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of the Combined Entity’s stockholders.
Description of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex D. RSVAC’s stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
Purpose.   The purpose of the ESPP is to provide a means by which eligible employees of the Combined Entity and certain designated companies may be given an opportunity to purchase shares of the Combined Entity’s common stock following the Closing, to assist the Combined Entity in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Entity’s success.
The Plan includes two components: a 423 Component and a Non-423 Component. The Combined Entity intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Combined Entity’s Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Share Reserve.   The maximum number of shares of the Combined Entity common stock that may be issued under the ESPP will be set by the Combined Entity’s Board at a number that represents approximately 3% of the Combined Entity’s fully diluted capital stock immediately after the Closing. Based on the Combined Entity’s anticipated capital stock upon the Closing, this will be approximately 5,606,750 shares of the Combined Entity’s common stock, assuming no redemption, or 4,822,659 shares of the Combined Entity’s common stock, if all 23,000,000 public shares are redeemed. Additionally, the number of shares of the Combined Entity’s common stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) 1% of the total number of shares of the Combined Entity’s common stock outstanding on December 31st of the preceding calendar year, (2) 2,000,000 shares of the Combined Entity’s common stock, or (3) such lesser number of shares of the Combined Entity as determined by the Combined Entity’s Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of June 11, 2021, the Record Date, the closing price of RSVAC’s common stock as reported on Nasdaq was $20.00 per share.
Administration.   The Combined Entity’s Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations.   The Combined Entity’s employees and the employees of any of its designated affiliates, as designated by the Combined Entity’s Board, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with the Combined Entity or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with the Combined Entity or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Combined Entity’s Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the employees of the Combined Entity and its related corporations will be eligible to participate in the ESPP following the Closing. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of the Combined Entity’s stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of the Combined Entity stock for each calendar year that the rights remain outstanding.
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of the Combined Entity’s common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of the Combined Entity’s stock on any purchase date during the offering period is less than or equal to the fair market value of a share of the Combined Entity’s stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions.   The ESPP permits participants to purchase shares of the Combined Entity’s common stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of the Combined Entity’s common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with the Combined Entity and its related corporations.
Withdrawal.   Participants may withdraw from an offering by delivering a withdrawal form to the Combined Entity and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, the Combined Entity will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment.   A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by the Combined Entity or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, the Combined Entity will distribute to the participant his or her accumulated but unused contributions, without interest.
Corporate Transactions.   In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination.   The Combined Entity’s Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the Combined Entity’s stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Combined Entity’s Board in accordance with the terms of the ESPP.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Entity with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of the Combined Entity’s common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
423 Component of the ESPP
Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of the Combined Entity’s common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
Non-423 Component
A participant will be taxed on amounts withheld for the purchase of shares of the Combined Entity’s common stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by the Combined Entity or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
There are no U.S. federal income tax consequences to the Combined Entity by reason of the grant or exercise of rights under the ESPP. The Combined Entity is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, RSVAC cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.
Interests of RSVAC’s Directors and Officers in the Employee Stock Purchase Plan Proposal
When you consider the recommendation of the Board in favor of approval of the ESPP, you should keep in mind that certain of RSVAC’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section titled “Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.
Vote Required for Approval
This proposal is subject to and conditioned on the approval of each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Proposal and the Equity Incentive Plan Proposal.
The approval of the ESPP Proposal requires the affirmative vote of the holders of a majority of the shares present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting, assuming that a quorum is present.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL 8 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to RSVAC’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Directors Proposal, the Charter Amendment Proposal or the Incentive Plan Proposals. In no event will the Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by RSVAC’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of RSVAC Common Stock represented by virtual attendance or by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT RSVAC
Overview
RSVAC is a blank check company incorporated as a Delaware corporation on September 23, 2020. RSVAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
Significant Activities Since Inception
The registration statement for the RSVAC IPO was declared effective on December 1, 2020. On December 4, 2020, RSVAC consummated the RSVAC IPO of 23,000,000 Units, each Unit consisting of one share of Common Stock and one-half of one redeemable Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one share of Common Stock for $11.50 per share. The RSVAC IPO closing included the full exercise of the underwriter’s over-allotment option. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to RSVAC of $230,000,000.
Simultaneously with the closing of the RSVAC IPO, RSVAC consummated the Private Placement with the Sponsor of 6,000,000 Placement Warrants at a price of $1.00 per Placement Warrant, generating total proceeds of $6,000,000. The Placement Warrants are identical to the Public Warrants sold in the IPO except that the Placement Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor, the anchor investors or their permitted transferees. Additionally, our Sponsor and anchor investors have agreed not to transfer, assign, or sell any of the Placement Warrants or underlying securities (except in limited circumstances) until the date that is 30 days after the date we complete our initial business combination. Our Sponsor and anchor investors were granted certain demand and piggyback registration rights in connection with the purchase of the Placement Warrants.
Following the RSVAC IPO and the sale of the Placement Warrants, a total of $230,000,000 was placed in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, until the earlier of: (i) the consummation of a business combination or (ii) the distribution of the Trust Account, as described herein.
Effecting a Business Combination
RSVAC is not presently engaged in, and will not engage in, any operations until after a business combination. RSVAC intends to effect a business combination using cash held in the Trust Account and, if needed, funds from any additional private equity financings.
Selection of a Target Business and Structuring of the Initial Business Combination
Under Nasdaq Rules, an initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of RSVAC’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets will be determined by the Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, RSVAC’s management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although RSVAC was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, RSVAC determined that it would only complete an initial business combination in which it acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act.
Redemption Rights for Holders of Public Shares
RSVAC is providing its public stockholders with the opportunity to redeem their Public Shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay RSVAC’s franchise and income taxes, divided by the number of then outstanding Public Shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of June 11, 2021 the amount in the Trust Account, net of taxes payable, is approximately $10.00 per Public Share. The Sponsor and RSVAC’s officers and directors have agreed to waive their redemption rights with respect to the Founders Shares and any Public Shares they may hold in connection with the consummation of the Business Combination. The Founders Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. For more information about how to separate the underlying Public Shares from Units, see the section titled “The Business Combination Proposal — Redemption Rights.”
Submission of Our Initial Business Combination to a Stockholder Vote
RSVAC is providing its public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified above, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. RSVAC’s public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.
The holders of the Founders Shares have agreed to vote such Common Stock owned by them in favor of the Business Combination. In addition, the Sponsor and RSVAC’s officers and directors have agreed to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the Business Combination.
Limitation on Redemption Rights
Notwithstanding the foregoing, the Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than 15% of the shares sold in the RSVAC IPO.
Employees
RSVAC has two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to RSVAC’s affairs until RSVAC has completed its initial business combination. The amount of time they devote in any time period varies based on the stage of the business combination process RSVAC is in. RSVAC does not intend to have any full time employees prior to the consummation of an initial business combination.
Facilities
RSVAC maintains its principal executive offices at 535 Eastview Way, Woodside, CA 94062, and we pay an affiliate of our Sponsor $10,000 per month for this office space as well for utilities and secretarial and administrative support. RSVAC considers its current office space adequate for its current operations.
Legal Proceedings
Michael Costello v. Rodgers Silicon Valley Acquisition Corp., et al.
On March 22, 2021, Michael Costello, a purported stockholder in RSVAC, filed a complaint in the Superior Court of California, San Mateo County, against RSVAC and its Board. The case is captioned Michael Costello v. Rodgers Silicon Valley Acquisition Corp., et al., 21‑CV-01536. The Costello complaint alleges, among other things, that the directors breached their fiduciary duties in connection with the terms of the proposed Business Combination, and that the disclosures in RSVAC’s registration statement regarding the proposed Business Combination are materially deficient. The complaint also alleges aiding and abetting claims against RSVAC. The plaintiff seeks, among other things, unspecified monetary damages, attorney’s fees and costs and injunctive relief, including enjoining the proposed Business Combination.
Derek Boxhorn v. Rodgers Silicon Valley Acquisition Corp., et al.
On April 5, 2021, Derek Boxhorn, a purported stockholder in RSVAC, filed a complaint in the United States District Court for the Southern District of New York against RSVAC and its Board. The case is captioned Derek Boxhorn v. Rodgers Silicon Valley Acquisition Corp., et al., 1;21-cv-02900 (SDNY). The Boxhorn complaint alleges, among other things, that the defendants violated Sections 14(a) and 20(a) of the Exchange Act, and that the individual defendants breached their fiduciary duties, in connection with the terms of the proposed Business Combination, and that RSVAC’s registration statement contains materially incomplete and misleading information regarding the proposed transaction. The plaintiff seeks, among other things, unspecified monetary damages, attorney’s fees and costs and injunctive relief, including enjoining the proposed Business Combination.
RSVAC cannot predict the outcome of the lawsuits or any others that might be filed subsequent to the date of filing of this registration statement and cannot reasonably estimate the possible loss or range of loss with respect to these matters. RSVAC believes that the lawsuits are without merit and intends to defend against the claims vigorously.
EXECUTIVE OFFICERS AND DIRECTORS OF RSVAC
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to RSVAC before the Business Combination.
Officers and Directors
Our officers and directors are as follows:
Name	Age	Position
Thurman J. “T.J.” Rodgers	72	Chief Executive Officer and Chairman of the Board
Emmanuel T. Hernandez	65	Chief Financial Officer and Director
Lisan Hung	52	Director
Steven J. Gomo	69	Director
John D. McCranie	77	Director
Joseph I. Malchow	35	Director
Thurman J. “TJ” Rodgers, Chief Executive Officer and Chairman of the Board
Thurman J. “TJ” Rodgers has been our Chief Executive Officer and Chairman of the Board since September 2020. In 1982, he co-founded Cypress Semiconductor (“Cypress”). From 1982 to 2016, Rodgers served as Cypress’s CEO for 34 years until stepping down as the longest-tenured CEO among all publicly-traded technology companies. He currently serves on the boards of other energy-related private companies: Enovix, the target company with which we intend to consummate an initial business combination, described elsewhere in this proxy statement/prospectus, Enphase Energy, Inc., a company that provides microinverters and solar solutions for commercial companies and residential homes, FTC Solar, a company that provides single-axis tracking for solar companies and Solaria, a company that manufactures solar panels. He is the former chairman of the Semiconductor Industry Association and of SunPower Corporation, the second-largest solar energy company in revenue worldwide. He currently holds the title Trustee Emeritus on Dartmouth’s Board of Trustees. From 2004 to 2012, he served on Dartmouth’s Board of Trustees, where he endowed two chairs at the College. He attended Stanford University on a Hertz fellowship, earning a master’s degree in 1973 and a Ph.D. in 1975, both in electrical engineering. In 1970, Rodgers graduated from Dartmouth where he was a Sloan scholar. He graduated as the Salutatorian of his class with a double major in physics and chemistry. At graduation, he won the Townsend Prize and the Haseltine Chemistry-Physics Prize as the top physics and chemistry student in his class. We believe that Rodgers is qualified to serve on our board of directors based on his extensive public company experience and transaction expertise.
Emmanuel T. Hernandez, Chief Financial Officer and Director
Emmanuel T. Hernandez is our CFO and serves as a director. He is currently the Chairman of the Board of Directors of BrainChip, Inc. — a publicly-traded Australian artificial intelligence company and is also the chairman of the audit committee of leading Lidar company, Ouster, Inc. and was chairman of the audit committee of transistor stalwart ON Semiconductor Corp. From 2004 to 2009, he was the CFO of SunPower Corporation, during which time he oversaw the company’s IPO and raised $1 billion in public funding. From 1993 to 2004, he was the EVP Finance & Administration and CFO of Cypress Semiconductor, where he managed annual revenue growth from $300 million to $1 billion, completed 10 mergers and formalized the company’s M&A business process. Prior to that, from 1976 to 1993, he held a series of positions at National Semiconductor, a pioneer Silicon Valley semiconductor company. From 2009 to 2017, he served on the boards of EnStorage Inc. and SunEdison, Inc. He holds an MBA degree in Finance from Golden Gate University and a BSC in accounting from the University of Nueva Caceres in the Philippines. We believe that Hernandez is qualified to serve on our board of directors based on his expertise in finance and transaction expertise.
Lisan Hung, Independent Director.   Hung became one of our directors on December 1, 2020 and serves as our Corporate Secretary. She is currently the General Counsel and Corporate Secretary of Enphase Energy, Inc. From 2014 to 2019, she was the General Counsel and Corporate Secretary of Crocus Technology, Inc., a venture-capital-backed semiconductor startup company developing magnetoresistive random-access memory and magnetic sensors technology. Prior to Crocus Technology, Inc., she was General Counsel and Corporate Secretary of Kovio, Inc. a venture-capital-backed printed electronics company. Prior to Kovio, Hung spent 10 years at AMD where she was on the team that formed and divested Spansion Inc. and supported the antitrust litigation against Intel Corporation. She holds a JD from the Santa Clara University School of Law. She graduated from UC Berkley with a BS in Political Economy of Natural Resources. We believe that Ms. Hung is qualified to serve based on her public company experience and expertise in various legal matters.
Steven J. Gomo, Independent Director.   Gomo became one of our directors on December 1, 2020, as the audit committee chairman. Currently, Gomo serves as the chairman of the audit committees of Enphase Energy, Inc. (solar systems), semiconductor memory giant Micron Technology, Nutanix (enterprise software) and Solaria (solar systems). He is an experienced CFO, having served as CFO at NetApp (data services and management), Gemplus International (smart cards), Asera (supply chain management software), and RISC-computer pioneer, Silicon Graphics. In 1974, Gomo started his Silicon Valley career at Hewlett-Packard. He holds an MBA in Business Administration and Finance from Santa Clara University. He graduated from Oregon State University with a BS in Business Administration. We believe that Gomo is qualified to serve on our board of directors based on his public company experience and industrial technology industries expertise.
John D. McCranie, Independent Director.   McCranie became one of our directors on December 1, 2020 and serves as the compensation committee chairman. After his early career in semiconductor sales, he became the EVP of Sales & Marketing for Harris Corporation, the CEO of SEEQ Technology and Virage Logic. From 1994 to 2001, he joined Cypress Semiconductor as EVP of Sales & Marketing, where he developed Cypress’s business processes for product pricing, product introduction, sales compensation, sales training, and running large international sales conferences. He has held 10 board positions in the semiconductor industry. Currently, McCranie is board chairman to NextGen Power systems. From 2017 to 2019, he served on the board of Cypress Semiconductor. From 2001 to 2018, he served on the board of ON Semiconductor. From 2012 to 2017, he served on the board of Mentor Graphics, an electric design automation company. Six of his board positions involved significant restructuring, including the multi-year restructuring of ON Semiconductor, which he led. He holds a BS in Electrical Engineering from Virginia Polytechnic Institute. We believe that McCranie is qualified to serve on our board of directors based on his public company experience and his expertise in industrial technology industries.

Joseph I. Malchow, Independent Director.   Malchow became one of our directors on December 1, 2020 and serves as the nominating committee chairman. Currently, he is the Founding Partner at Hanover Technology Investment Management (“Hanover”), a Sand Hill Road venture capital firm. Hanover focuses on Seed and Series A investments in software companies in artificial intelligence, developer tooling, data and computing infrastructure and digital security in a number of specific verticals including finance and credit, freight and logistics, national security technology, and construction and infrastructure. Malchow has also originated investments in 25 companies including RelatelQ (sales and marketing), Socotra (insurance), Sourcegraph (code search), Material Security (email security), Elementl (graph programming language), Retool (low-code environment), Premise Data (data gathering), Golden (semantic knowledge base), Mattermost (chatops), Solugen (next-generation chemical synthesis) and Flatfile (data infrastructure). Earlier, he cofounded Publir, a prominent market-maker in digital ads. Malchow serves on the boards of Enphase Energy, Inc. and Rice Acquisition Corp., a special purpose acquisition company. Malchow earned an AB from Dartmouth College in 2008, after which he studied at the law and business schools of Stanford University, receiving a JD in 2013. We believe that Malchow is qualified to serve on our board of directors based on his principal investing experience.
Number and Terms of Office of Officers and Directors
Our board of directors currently has six members. Each member of our board of directors will be elected at our annual meetings. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq.
Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including, without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as may be determined by the Board.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Lisan Hung, Steven J. Gomo, John D. McCranie and Joseph I. Malchow are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Officer and Director Compensation
None of our officers has received any cash compensation for services rendered to us. We have agreed to pay an affiliate of our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No other compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Combined Entity. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the Combined Entity to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
We have established an audit committee of the Board. Lisan Hung, Steven J. Gomo, and Joseph I. Malchow serve as members of our audit committee, and Steven J. Gomo chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Lisan Hung, Steven J. Gomo, and Joseph I. Malchow meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.
Each member of the audit committee is financially literate and our board of directors has determined that Steven J. Gomo qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted adopt an audit committee charter, which details the principal functions of the audit committee, including:
•
the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•
pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•
setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;
•
reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
We have established a compensation committee of the Board. Lisan Hung, Steven J. Gomo, and John D. McCranie serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Each of Lisan Hung, Steven J. Gomo, and John D. McCranie are independent, and John D. McCranie chairs the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•
reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•
reviewing on an annual basis our executive compensation policies and plans;

•
implementing and administering our incentive compensation equity-based remuneration plans;

•
assisting management in complying with our proxy statement and annual report disclosure requirements;

•
approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•
if required, producing a report on executive compensation to be included in our annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of our sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Nominating Committee
We have established a nominating committee of the Board, which consists of Steven J. Gomo, John D. McCranie and Joseph I. Malchow each of whom is an independent director under Nasdaq’s listing standards. Joseph I. Malchow chairs the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:
•
should have demonstrated notable or significant achievements in business, education or public service;

•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•
should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement in connection with our IPO. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this prospectus titled “Where You Can Find Additional Information.”
Conflicts of Interest
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations to present the opportunity to such entity, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We believe, however, that the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our initial business combination. Our amended and restated certificate of incorporation will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.
Our sponsor and our officers and directors have, with certain exceptions, agreed not to participate in the formation of, or become an officer or director of, any other special purpose acquisition company with a class of securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within 24 months after the closing of this offering, as such may be extended by stockholder approval. Those exceptions are those listed below under the heading Conflicts of Interest, and include, as an exception, that Mr. Malchow serves as a director of Rice Acquisition Corp., and may continue to serve as a director following an initial business combination effected by that special purpose acquisition company.
Investors should also be aware of the following other potential conflicts of interest:
•
None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•
Our sponsor, officers and directors have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the consummation of our initial business combination, have agreed to waive their redemption rights with respect to their founder shares in such situation. Additionally, our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to consummate our initial business combination within 24 months after the closing of this offering, although they will be entitled to such liquidating distributions with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the Placement Warrants held in the trust account will be used to fund the redemption of our public shares, and the Placement Warrants will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable by our sponsor until the earlier of: (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of our common stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the Placement Warrants and the common stock underlying such warrants, will not be transferable, assignable or saleable by our sponsor or its permitted transferees until 30 days after the completion of our initial business combination. Since our sponsor and officers and directors may directly or indirectly own common stock and warrants following this offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Permitted transferees of the founder shares would be subject to the same restrictions.

•
Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•
Our sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our sponsor or an affiliate of our sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,000,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Placement Warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in our favor.
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:
•
the corporation could financially undertake the opportunity;

•
the opportunity is within the corporation’s line of business; and

•
it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated certificate of incorporation will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:
Individual	Entity	Entity’s Business	Affiliation
Thurman J. “T.J.” Rodgers	Enphase Energy, Inc.	provides microinverters, energy storage and energy management solutions to residential homes and commercial customers	Director
	Enovix	next generation lithium-ion 3D cell architecture with high-capacity silicon anode	Director
	FTC Solar	single-axis tracking for solar companies	Director
	Solaria	solar systems	Director
Emmanuel T. Hernandez	BrainChip, Inc.	an Australian artificial intelligence company	Chairman
	Ouster, Inc.	Lidar systems supplier	Director
Lisan Hung	Enphase Energy, Inc.	provides microinverters, energy storage and energy management solutions to residential homes and commercial customers	General Counsel
Steven J. Gomo	Enphase Energy, Inc.	provides microinverters, energy storage and energy management solutions to residential homes and commercial customers	Director

Individual	Entity	Entity’s Business	Affiliation
	Micron Technology	produces memory solutions	Director
	Nutanix	enterprise software	Director
	Solaria	solar systems	Director
John D. McCranie	NextGen Power Systems	semiconductor manufacturer	Chairman
Joseph I. Malchow	Enphase Energy, Inc.	provides microinverters, energy storage and energy management solutions to residential homes and commercial customers	Director
	HNVR Technology Investment Management	investment firm	General Partner
	Rice Acquisition Corp.	special purpose acquisition company	Director
Accordingly, if any of the above executive officers and directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity.
We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to our company from a financial point of view.
In the event that we submit our initial business combination to our public stockholders for a vote, pursuant to the letter agreement, Our sponsor, officers and directors have agreed to vote any founder shares held by them and any public shares purchased during or after the offering (including in open market and privately negotiated transactions) in favor of our initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation will provide that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation will provide that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this proxy statement/prospectus.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the Placement Warrants as these Warrants are not yet exercisable.
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Approximate Percentage of Outstanding Common Stock
Rodgers Capital, LLC(3)	5,750,000	20%
Thurman T.J. Rodgers	5,750,000	20%
Emmanuel T. Hernandez	0	0
Lisan Hung	0	0
Steven J. Gomo	0	0
John D. McCranie	0	0
Joseph I. Malchow	0	0
All directors and executive officers as a group (six individuals)	5,750,000	20%

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is 535 Eastview Avenue, Woodside, CA 94062.

(2)
These shares represent the founder shares held by our initial stockholders.

(3)
Our sponsor is controlled by Rodgers Massey Revocable Living Trust (the “Trust”). The Trust’s trustee is Thurman T.J. Rodgers. In addition, Messrs. Hernandez, Gomo, Malchow and McCranie as well as Ms. Hung own membership units in the Sponsor.

Our initial stockholders beneficially own 20% of the then-issued and outstanding shares of our common stock. Because of this ownership block, our initial stockholders may be able to effectively influence the outcome of all matters requiring approval by our stockholders, including the election of directors, amendments to our amended and restated certificate of incorporation and approval of significant corporate transactions, including approval of our initial business combination.
Our sponsor, officers and directors have agreed (A) to vote any shares owned by them in favor of any proposed initial business combination and (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial business combination.
Our sponsor and our executive officers and directors are deemed to be our “promoters” as such term is defined under the federal securities laws.
Restrictions on Transfers of Founder Shares and Placement Warrants
The Founders Shares, Placement Warrants and any shares of Common Stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in a letter agreement with us to be entered into by our sponsor, officers and directors. Those lock-up provisions provide that such securities are not transferable or salable (i) in the case of the Founders Shares, until the earlier of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of our common stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the Placement Warrants and the Common Stock underlying such warrants, until 30 days after the completion of our initial business combination, except in each case (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our sponsor, or any affiliates of our sponsor; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) in the event of our liquidation prior to the completion of our initial business combination; or (g) by virtue of the laws of Delaware or our sponsor’s limited liability company agreement upon dissolution of our sponsor, provided, however, that in the case of clauses (a) through (e) or (g), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements and by the same agreements entered into by our sponsor, officers and directors, as the case may be, with respect to such securities (including provisions relating to voting, the trust account and liquidation distributions described elsewhere in this prospectus).
Registration Rights
The holders of the Founders Shares, Placement Warrants and Public Warrants that may be issued upon conversion of working capital loans (and any shares of Common Stock issuable upon the exercise of the Warrants that may be issued upon conversion of working capital loans) will be entitled to registration rights pursuant to a registration rights agreement, requiring us to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

SELECTED FINANCIAL AND OTHER DATA OF RSVAC
The following tables summarize RSVAC’s financial and other data. RSVAC’s selected statement of operations data for the period from September 23, 2020 (inception) through December 31, 2020 and the selected balance sheet data as of December 31, 2020 (as Restated) are derived from RSVAC’s audited financial statements included elsewhere in this proxy statement/prospectus.. RSVAC’s selected statement of operations data for the period ended March 31, 2021 and the selected balance sheet data as of March 31, 2021 are derived from RSVAC’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus. RSVAC’s historical results are not necessarily indicative of the results that may be expected in any future period, and interim financial results are not necessarily indicative of the results that may be expected for the full year.
You should read this data together with our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RSVAC.”
	For the Period From September 23, 2020 (Inception) through December 31, 2020 as Restated (Audited)	Three Months Ended March 31, 2021
Statements of Operations Data:
Formation and operating costs	$169,324	$579,343
Loss from Operations	($169,324)	($579,343)
Other income:
Interest income – bank	9	13
Interest earned on marketable securities held in Trust Account	5,877	61,910
Change in fair value of warrants	(1,590,000)	(50,845,000)
Transaction costs attributable to warrants	(701,379)	—
Unrealized loss on marketable securities held in Trust Account	(38,849)	(9,455)
Other loss, net	(2,324,342)	(51,352,965)
Net Loss	($2,493,666)	($51,352,965)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	19,978,262	19,801,982
Basic and diluted net loss per share, Common stock subject to possible redemption	$—	$—
Weighted average shares outstanding, basic and diluted(1)	6,582,520	8,948,018
Basic and diluted net loss per common share	($0.37)	($5.74)
	As of December 31, 2020 (as Restated)	As of March 31, 2021
Balance Sheet Data:
Total assets	$230,906,193	$230,501,182
Total liabilities	27,914,754	78,862,708
Working capital(1)	854,411	297,373
Total stockholders’ equity	5,000,009	5,000,004

(1)
Working capital is defined as total current assets minus total current liabilities tax payable

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RSVAC
The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with our audited and unaudited financial statements and the notes related thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on September 23, 2020 as a Delaware corporation and formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar Business Combination with one or more businesses or entities. We intend to effectuate our initial Business Combination using cash from the proceeds of the Initial Public Offering and the sale of the Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.
The outbreak of the COVID-19 coronavirus has resulted in a widespread health crisis that has adversely affected the economies and financial markets worldwide, and potential target companies may defer or end discussions for a potential business combination with us whether or not COVID-19 affects their business operations. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. We may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limiting our ability to conduct meetings to negotiate and consummate transactions in a timely manner with potential investors, target company’s personnel, or vendors and services providers.
On December 4, 2020, simultaneously with the consummation of the IPO, we consummated the private placement (“Private Placement”) with Rodgers Capital, LLC (the “Sponsor”) of 6,000,000 warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant, generating total proceeds of $6,000,000. The Private Warrants are identical to the Warrants (as defined below) sold in the IPO except that the Private Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor, the anchor investors or their permitted transferees. Additionally, our Sponsor and anchor investors have agreed not to transfer, assign, or sell any of the Private Warrants or underlying securities (except in limited circumstances, as described in the Registration Statement) until the date that is 30 days after the date we complete our initial business combination. The Sponsor and anchor investors were granted certain demand and piggyback registration rights in connection with the purchase of the Private Warrants.
On February 22, 2021, we entered into a merger agreement (the “Merger Agreement” or the “Agreement”) with Enovix Corporation (“Enovix”) and RSVA Merger Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Enovix, with Enovix surviving as our wholly-owned subsidiary (the “Merger”).
As a result of the Merger, subject to reduction for indemnification claims as described below, an aggregate of 105,000,000 shares of RSVAC common stock will be issued (or reserved for issuance pursuant to currently exercisable options or warrants) in respect of shares of Enovix capital stock that are issued and outstanding as of immediately prior to the effective time of the Merger and options and warrants to purchase shares of Enovix capital stock, in each case, that are issued, outstanding and vested as of immediately prior to the effective time of the Merger. Additional shares of RSVAC common stock will be reserved for issuance in respect of options to purchase shares of Enovix capital stock that are issued, outstanding and unvested as of immediately prior to the effective time of the Merger.

Results of Operations
Our only activities from September 23, 2020 (inception) through March 31, 2021 were organizational activities, those necessary to consummate the Initial Public Offering, described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance, D&O insurance), as well as for due diligence expenses.
For the quarter ended March 31, 2021, we had net loss of $51,352,965, which consisted of operating costs of $579,343 and a change in the fair value of the warrant liability of $50,845,000, offset by interest income of $13, interest earned on marketable securities held in Trust Account of $61,910 and unrealized gain on marketable securities held in Trust account of $9,455.
For the period from September 23, 2020 (inception) through December 31, 2020, we had net loss of $2,493,666, which consisted of operating costs of $169,324 and a change in the fair value of the warrant liability of $1,590,000, transaction costs attributed to warrants of $701,379, and unrealized loss on marketable securities held in the Trust Account of $38,849, offset by interest income on marketable securities held in the Trust Account of $5,877 and interest income on operating bank account of $9.
Liquidity and Capital Resources
On December 4, 2020, we consummated our Initial Public Offering of 23,000,000 Units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 6,000,000 Placement Warrants to our Sponsor, at $1.00 per Placement Warrant, generating gross proceeds of $6,000,000.
Transaction costs amounted to $13,051,274 consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $401,274 of other offering costs. Total transaction costs were allocated to a component of equity and a component of the public company warrant liability (see footnote 2) based on an allocated proceeds model. Approximately $0.7 million was allocated to the warrant liability component and immediately expensed.
For the quarter ended March 31, 2021, cash used in operating activities was $490,285. Net loss of $51,352,965 which included a non-cash charge for the change in fair value of warrant liabilities of $50,845,000 were offset by interest earned on marketable securities held in Trust Account of $61,910, unrealized gain in marketable securities in Trust Account of $9,455 and changes in operating assets and liabilities of $89,045.
For the quarter ended March 31, 2021, cash provided by investing activities was $22,292 from cash drawn from Trust Account to pay for franchise tax.
For the period from September 23, 2020 (inception) through December 31, 2020, cash used in operating activities was $250,640. Net loss of $2,493,666 was affected by interest earned on marketable securities held in the Trust Account of $5,877, a non-cash charge for the change in the fair value of warrant liabilities of $1,590,000, transaction costs attributed to warrants of $701,379 and unrealized loss on marketable securities held in the Trust Account of $38,849. Changes in operating assets and liabilities used $81,325 of cash for operating activities.
As of December 31, 2020, we had marketable securities held in the Trust Account of $229,967,028 (including approximately $38,849 of unrealized loss) consisting of securities held in a money market fund and government bonds that invests in United States government treasury bills, bonds or notes with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through December 31, 2020, we did not withdraw any interest earned on the Trust Account to pay our taxes. We intend to use substantially all of the funds held in the Trust Account, to acquire a target business and to pay our expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to effect a Business Combination, the remaining funds held in the Trust Account will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.
As of March 31, 2021, we had marketable securities held in the Trust Account of $230,016,101 (including approximately $9,455 of unrealized gain) consisting of securities held in a money market fund and government bonds that invests in United States government treasury bills, bonds or notes with a maturity of 180 days or less. Interest earned on marketable securities held in the Trust Account may be used by us to pay taxes. Through December 31, 2020, we did not withdraw any interest earned on the Trust Account to pay our taxes. We intend to use substantially all of the funds held in the Trust Account, to acquire a target business and to pay our expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to effect a Business Combination, the remaining funds held in the Trust Account will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.
As of December 31, 2020, we had cash of $773,086. We intend to use the funds held outside the Trust Account for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.
As of March 31, 2021, we had cash of $305,093 held outside the Trust Account We intend to use the funds held outside the Trust Account for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the initial stockholders or an affiliate of the initial stockholders, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete our initial Business Combination, we would repay such loaned amounts. In the event that our initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,000,000 of loans may be convertible into Placement Warrants, at a price of $1.00 per warrant. The warrants’ terms and conditions would be identical to the Placement Warrants.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay our Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on December 4, 2020 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.
The underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or $8,050,000. The deferred fee will be payable in cash to the underwriters solely in the event that we complete a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant Liability
We account for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants were estimated using the publicly available trading price. The Placement Warrants were valued using a Modified Black Scholes Option Pricing Model. (see Note 2).
Common Stock Subject to Possible Redemption
We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheet.
Net Income or Loss Per Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 17,500,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.
Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.
Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest.
Recent Accounting Standards
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

INFORMATION ABOUT ENOVIX
Overview
Enovix has designed, developed and sampled advanced Lithium-ion, or Li-ion, batteries with energy densities that are five years ahead of current industry standard products. “Energy density” is measured as the product of the power a battery puts out in watts times the number of hours the battery can put out that power, divided by the volume (size) of the battery measured in liters. The units of energy density are thus watt-hours per liter or Wh/l. As of Q1 2021, Enovix estimates that its current battery products deliver 27%-110% greater energy density than the batteries in several categories of currently available consumer electronics products.
This energy density breakthrough alters a 30-year Li-ion battery industry trajectory of modest (4.36%) annual Li-ion battery energy density improvements. Assuming this industry improvement rate of 4.36% per year continues, and Enovix’s estimated greater energy density of at least 27%, it would require five years for the industry to reach energy densities equivalent to Enovix’s current batteries. Enovix expects that market-leading mobile computing customers will use Enovix technology variously to enhance the feature set of their products, reduce their size and weight, or alternatively to extend the battery life of their products. In addition, Enovix believes that batteries with increased energy density will enable the next mass market computing platform (Augmented Reality, or A/R) and aid in the adoption of Electric Vehicles (EVs).
Enovix is disrupting a large market. According to industry analyst Avicenne Energy’s 2019 estimate, the Li-ion battery cell market will grow from $45 billion in 2020 to $75 billion in 2025. Enovix will first deliver products that target the mobile computing segment of the market, where customers place a premium on improved energy density. This high value segment represents an addressable market that is estimated to be $13 billion by 2025, based on Enovix's analysis of industry unit forecasts from industry researchers IDC and TrendForce. Focusing first on this high value segment will allow Enovix to quickly validate its technology and build a business with an attractive financial profile ahead of entering the EV market.
Enovix’s proprietary 3D cell architecture took 13 years to develop and $239 million in investment, including $120 million from three strategic partners, Intel, Qualcomm and Cypress Semiconductor, and investments from two strategic tier-one customers that invested in Enovix technology to secure early access to Enovix battery products. As discussed below, Enovix architecture is uniquely suited to accommodate an anode in which the only active cycling material is silicon (i.e., 100% active silicon), replacing a conventional graphite anode and thereby increasing energy density.
The Li-ion battery industry has recognized the value and pursued the development of 100% active silicon anodes for a long time. Silicon is relatively inexpensive, widely available and can store more than twice as much lithium as graphite per unit volume, leading directly to batteries with higher energy density. The automaker Tesla, Inc. notably highlighted silicon as its future anode of choice at its “Battery Day,” held in September 2020. The promise of 100% active silicon anodes, however, has gone unfulfilled to-date because their use introduces new, heretofore unsolved problems, such as unacceptable battery cycle life, i.e., a low number of times (~100) a battery can be fully charged and discharged during its life.
Enovix’s advanced 3D cell architecture has solved the problems associated with 100% active silicon anodes. In 2018, Enovix began sampling Li-ion cells that combine both industry-leading energy densities and high battery cycle life. Enovix has sampled four different battery products to 20 customers and, as a result, has Service Revenue agreements with several market-leading customers. These Service Revenue contracts include specific contractual milestones that are agreed upon by Enovix and the customer. These milestones include the design and approval of custom cells, procurement of fabrication tooling to meet the customer’s specifications, and fabrication and delivery of custom cells from Enovix’s pilot production line. The time periods for achievement of these milestones range from 2 to 18 months following the effective date of the contract. Enovix is in various stages of completion for these contracts, but for all contracts Enovix has completed and received approval for the custom design work and procured the fabrication tooling. Within these Service Revenue contracts, the amount of consideration is fixed, the contracts contain a single performance obligation, and revenue is recognized at the point in time the final milestone is met (i.e., a final working prototype meeting all required specifications) and the customer obtains control of the deliverable. During 2020 and 2019, Enovix did not recognize any Service Revenue as final milestones were not yet met.

The initial terms of these Service Revenue contracts vary from three to five years, and will automatically renew unless either party notifies the other party of its intent not to renew. In general, these contracts can be terminated by either party upon the material breach of the other party, if such breach is not cured, and in some cases upon bankruptcy or sale of either party. In addition, certain of these Service Revenue contracts may be terminated by the customer if milestones are delayed and such delay is not cured, if Enovix fails to comply with applicable laws, and for convenience upon notice ranging from 30 to 90 days.
Enovix began scaling up production of its advanced battery products by designing equipment in 2018 and ordering manufacturing equipment starting in 2020 The manufacturing design and production team includes executives and board members that have built and/or run manufacturing operations at many corporations, including Tesla (both the main EV plant and the battery “Gigaplant”), SunPower (automated solar cell plant), Cypress (automated semiconductor assembly and test plant), IBM (hard disk drive plant) and FormFactor (3D probe card plant). Enovix is currently installing equipment in Fremont, California, and plans to begin production early next year, with forecasted first product revenue after customer qualification in Q2 2022.
Industry Background
Limited Innovation in Battery Technology for 30 Years
In 1991 Sony developed the first Li-ion battery for consumer electronics to power its newly invented handheld video recorder, which needed smaller and lighter batteries with more energy than those available at the time. The camcorder team, with years of experience in coating magnetic tapes, developed a battery based on that technology. Their architecture, sometimes referred to as a “Jelly Roll”, consists of an anode (A) in a long strip format, a long strip cathode (C) and two long strip separators (S), all on rolls, which are interleaved and then wound together into a Jelly Roll in this order: ASCSASCS…
Conventional Li-Ion Battery (Jelly Roll)(1)
The Jelly Roll is then placed in a hermetic package and filled with electrolyte, an organic liquid through which the lithium ions repeatedly travel back and forth between the battery’s anode and the cathode. During charging, the lithium ions cycle from the cathode (the positive electrode), through tiny holes in the separator, and into the anode (the negative electrode). This process is reversed when the battery is discharged. This basic construct of a Li-ion battery has remained unchanged for nearly 30 years.
Historically, advancements in battery performance have come primarily from improvements in the active cathode and anode materials of the battery. The process of new materials discovery, development, testing and qualification is by its nature a slow and arduous process and resulted in an anemic rate of battery improvement, of 4.36% per year in volumetric energy density over the last 3 decades, as shown in the next figure. At the same time, the electronic devices that these batteries power have dramatically increased their product features and energy requirements by capitalizing on the rapid and continuous electronic miniaturization provided by the semiconductor integrated circuit (IC) industry. This phenomenon, known as “Moore’s Law”, has resulted in electronic components doubling their transistor density (and thus the IC product features) about every two years. The disparity in improvement rates between ICs and batteries has forced the consumer devices industry to compromise the usable feature sets and the operating time between battery charges.

Li-Ion Energy Density Over Time
Actual and projected industry energy density metrics for a cell phone size battery.
Samsung fire problems on its “Note 7” product resulted in a stall in energy density improvement for two years
A Fundamentally Better Approach
Enovix was founded by a team of individuals with expertise in 3D architectures learned from 25 years of experience in the manufacturing of hard disk drives (IBM) and semiconductor wafer probing systems (FormFactor). Rather than focusing solely on the materials inside the battery, Enovix began development of a novel three dimensional (3D) physical battery design, one that could both improve the packing efficiency of the active materials in the battery as well as accommodating the use of a 100% active silicon anode.
The founders conceived a completely different design for a battery. Rather than interleaving and winding long anode, cathode and separator strips into a Jelly Roll, the founders proposed an architecture in which many short anodes and cathodes were positioned side by side, with a separator between each anode-cathode pair. The 3D SiliconTM Lithium-ion Battery architecture is depicted below:
3D Silicon™ Lithium-ion Battery
The anode and cathode strips are ~3mm tall and ~30mm long for the example of an Enovix battery shown above. The anode, separator and cathode strips are stacked side-by-side with many such layers in the final battery width of ~50mm. This architecture allows for a more efficient use of the volume of the battery, in contrast to the Jelly Roll battery, in which significant volume is wasted at the corners and in gaps in the center of the battery, given the lack of precision of the winding process. This increase in volume efficiency alone improves the energy density of Enovix batteries over a Jelly Roll cell.
Uniquely Enabling Silicon Anodes
Looking at a problem from a different perspective often yields new opportunities and solutions that would otherwise not be possible. This is the case with the Enovix 3D cell architecture. Rather than having long, wound electrodes that run parallel to the face of the battery, Enovix cells have many small electrodes that are orthogonal to the largest face of the battery. This seemingly small difference has huge benefits. Specifically, the 3D cell architecture is well-suited to accommodate the use of a silicon anode and therefore capitalize on the higher energy density it provides, as described below.
Silicon has long been heralded as the next important anode material. Silicon anodes can theoretically store more than twice as much lithium than the graphite anode that is used in nearly all Li-ion batteries today (1800mAh/cm3 vs. 800mAh/ cm3). Once successfully integrated into a battery, silicon anodes are theoretically capable of increasing a Li-ion battery’s capacity by about 36% and a corresponding increase in energy density.
Silicon’s high energy density, however, creates four significant technical problems that must be solved:
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Formation expansion.   “Formation” is the term for the first charging of the battery, when lithium moves from the cathode, through the separator, to the anode. When fully charged, a silicon anode can more than double in thickness, resulting in significant swelling that can physically damage the battery, causing failure.

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Formation efficiency.   When first charged, a silicon anode can absorb and permanently trap as much as 50%-60% of the original lithium in the battery, reducing the battery’s capacity by 50%-60%.

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Cycle swelling.   A silicon anode will swell and shrink when the battery is charged and discharged, respectively, causing damage to both the package and the silicon particles in the anode, which can crack, and further trap lithium on the fresh silicon surfaces exposed by the crack.

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Cycle life.   Silicon particles can become electrically disconnected from the electrode when the silicon anode is in its shrunken state and can crack when the silicon anode is swollen, both of which can lower cycle life. In addition, when silicon particles become disconnected from the electrode, they are no longer able to accept lithium and neighboring particles must absorb the excess, causing over charging and further opportunities for physical damage.

Left unaddressed, these four problems have limited the practical application of silicon anodes in conventional lithium-ion battery cells. Enovix’s 3D cell architecture uniquely solves these four technical problems to enable 100% active silicon anodes.
Problem 1 — Formation expansion
In a conventional graphite anode, lithium atoms slip into the vacant spaces between the graphite layers, forming LiC6, resulting in very little graphite anode swelling during cycling (<10%). In a silicon anode, however, lithium atoms form a lithium-silicon alloy that does not have such vacant spaces, forming Li15Si4. While this alloying process results in an increased ability to store lithium, it also causes significant expansion of the anode material during charging, creating high pressure within the battery (1,500 psi in Enovix batteries).
If a silicon anode were used in a conventional battery architecture, the pressure of anode swelling would act on the large face of the battery, creating a force as large as 1.7 tons for a battery in the example below. This force is analogous to a car standing on end on top of a cell phone sized battery.
Silicon Swelling Forces in a Conventional Li-Ion Battery

By contrast, when silicon anodes are used in the Enovix 3D cell architecture, the anodes do not face the largest side of the battery; instead the anodes face a short side of the battery. Because these anode faces are small in area, this same 1,500 psi pressure, therefore, creates a force of only 210 pounds as shown below.
Silicon Swelling Forces in Enovix 3D SiliconTM Lithium-Ion Battery
To manage this 210 pounds of force, Enovix invented a very thin (50-micron) stainless steel constraint system (green above) to surround the battery. This constraint system limits the battery from swelling and growing in size. Moreover, the constraint system keeps the anode and cathode materials under constant compression, maintaining excellent particle-to-particle connection. Enovix has 14 issued patents strategically focused on the solutions to the problems created by formation expansion.
Problem 2 — Formation Efficiency
The first time a Li-ion battery is charged or formed, some of the lithium is permanently trapped in undesired side-reactions and surface layers on the anode and cathode particles. These losses proportionately reduce the capacity of the battery by removing lithium.
During formation of a conventional Li-ion battery with a graphite anode, ~5% of the lithium from a lithium cobalt oxide cathode will get permanently trapped in the graphite anode, never to return to the cathode.
A silicon anode, by contrast, has a formation efficiency of roughly 50% to 60%, meaning that about 50% to 60% of the lithium is trapped in the silicon anode during formation and is no longer available for repeated cycling, reducing the battery’s capacity in half.
Enovix’s 3D cell architecture uniquely enables a practical solution to this problem. The Enovix cell assembly process has an added step called “pre-lithiation,” in which a thin lithium source is placed on top of the cell, within the package. By electrochemically coupling this lithium source to the electrodes, additional lithium can be dosed into the cell, replenishing the lithium lost during formation. Moreover, additional lithium beyond the initial replenishment can be dosed, providing a reservoir of lithium to a) counteract the normal lithium consumption that occurs in every battery during its life and b) provide the proper voltage balance to keep the minimum discharge voltage in the regime to be useful for devices.
The physical process by which the added lithium moves into the battery is called diffusion. The time required for lithium atoms to diffuse is proportional to the square of the diffusion distance. In a conventional battery architecture, the length of the electrode can be on the order of dozens of millimeters resulting in a pre-lithiation process that could take weeks to accomplish if a thin lithium source were placed on top of the cell. In Enovix’s battery architecture, however, the lithium is required to travel a distance of only ~3mm, which can be accomplished in hours. Enovix has 33 patents strategically focused on the solutions to the problem of formation efficiency.
Enovix Patented Pre-Lithiation Process

Problems 3 & 4 — Swelling and Cycle Life
When conventional Li-ion batteries with graphite anodes are cycled (charged and discharged), they exhibit a modest amount of cyclic swelling (<10%). Silicon anodes, by contrast, can swell by 20%, or more. The continuous swelling and shrinking during charging and discharging can fracture the anode silicon particles and/or electrically disconnect them, and limit cycle life to less than 100 cycles, which is not commercially viable in many applications. Additionally, any swelling in the cell over its lifetime must be accommodated by larger cavity volume, effectively reducing the practical energy density of the cell.
Enovix’s unique structural constraint system applies a uniform engineered pressure on the silicon particles within the anode, limiting their fracture and maintaining electrical contact between them for an extended number of cycles. As seen below, cycle swelling is thus kept under 2%, outperforming even conventional graphite anodes. Enovix cells that have been cycled over 500 times show minimal expansion as shown below.
Cycled Enovix 3D Silicon Cells (<2% Swelling)
By addressing swelling, Enovix’s 3D cell architecture with its constraint system is designed to enable silicon anodes to achieve the commercial cycling standard of 500 complete charge/discharge cycles to 80% remaining capacity with improvements planned on Enovix's roadmap. A complete charge/discharge cycle is where the battery is charged all the way to 4.35V and then discharged to 2.7V.
Enovix 3D Silicon Cycling Performance (Complete Charge/Discharge Cycles)
The actual cycling charge/discharge curves of an example wearable class LCO cathode and 100% active Si anode battery is shown below. Each line depicts the change in cell voltage as the cell is charged (or discharged) up (or down) to its target voltage. The curves for the initial cycle and every subsequent hundredth cycle are highlighted in colors other than gray. As the cell ages during cycling, the discharge (and charge) capacity decreases, shifting the curves from the right to left in the figure below.
Cell details: 260 mAh cell (26 mm x 20 mm x 3.4 mm); 530 Wh/l VED (960 Wh/l core); 1C CCCV charge/1C discharge; 4.35 – 2.7 V; 4.5mAh/cm2 LCO loading.
Enovix has 23 issued patents strategically focused on the solutions to the problems of swelling and cycle life.
Energy Density Comparison to Solid-State Batteries
Solid-state or Li-metal anode batteries are viewed by some as the next generation of rechargeable battery technology. Given the claims of R&D scientists working in this field, it is therefore instructive to compare the expected future energy density of such a device in comparison to a Li-ion battery with a silicon anode. Dimensional comparisons of the basic building blocks or the unit cells that are repeated to form a battery are described in the figure below. While a Li-metal anode is thinner than a comparable silicon anode, in Enovix's review of the literature, it found the thinnest solid-state separator was 25um, which is considerably thicker than the 12um separators commonly used with silicon or graphite anode batteries. As a result, there is only 1.43% difference in the dimensions of Enovix's Si-based unit cell with one containing a Li-metal anode and a 25um solid state separator, and by inference only 1.43% difference in capacity of a given battery with the same physical size. Significantly, however, Enovix's silicon-based Li-ion batteries will be available in the market next year.

Benefits of Enovix Advanced Li-ion Battery
The use of Enovix 3D cell architecture, coupled with the use of a 100% active silicon anode, dramatically improves energy density. Enovix batteries can now be used to improve the performance of a wide range of mobile products, including wearable devices, mobile communication devices, laptops and tablets. Then, after the lengthy automotive qualification, Enovix batteries will be used in high-performance EVs and energy storage systems.
Wearable Devices — Mobile devices are transitioning from hand-held to wearable formats — such as smartwatches and fitness bands. According to Allied Market Research, the global smartwatch market will reach $96 billion by 2027. This transition promises to improve personal health and fitness, replace wallets for identification and payments, and enhance communications. Enovix believes increased energy density is essential to enable this transition by extending battery life and allowing for the delivery of enhanced features and new form factors. Enovix estimates that the Li-ion battery cell total addressable market in wearables will be $3.0 billion by 2025. In 2020, Enovix secured an initial design win in this market with a smartwatch industry leader.
Mobile Communications Devices — The Li-ion battery, introduced in 1991, also provided the increase in energy density needed for cell phones to evolve from their original “brick-size” into today’s sleek, sophisticated smartphone. Energy requirements continue to become more demanding as device OEMs seek to launch power-hungry 5G cell phones with on-board artificial intelligence (AI). Gartner predicts that on-board AI will be used on 80% of smartphones by 2022, up from 10% today. Just as it was 30 years ago, a significant increase in battery energy density will enable mobile device designers to continue improving user experience, functionality, and battery life in smaller devices.
In enterprise markets such as Land Mobile Radio (LMR), used by police and first responders, increased energy density can be leveraged to reduce product size and weight, while simultaneously enabling new features. Enovix estimates that the Li-ion battery cell total addressable market in mobile communications devices will be $8.2 billion by 2025. Enovix has secured a design win in this market with an LMR market leader.
Computing — The Li-ion battery can also be credited for helping to usher in an era of portable PC computing. In 2020, laptops, tablets and hybrids (detachable tablets) were estimated to outship traditional desktop PCs by nearly 5-to-1 according to market-watcher IDC. This ongoing trend has been accelerated by a shift toward remote work and school. As a result, users are demanding higher performance from their portable PCs. For example, Intel’s Project Athena contemplates a future in which laptop PCs deliver nine or more hours of real-world battery life. Ultimately users want “always on, all day” battery life, similar to that which they experience with their cell phones. Increased energy density is needed for this task, along with enabling more power-hungry features. Enovix estimates that the Li-ion battery cell total addressable market in Computing will be $1.8 billion by 2025. Enovix has secured a design win in this market with a Tier-1 laptop manufacturer.
AR/VR — Augmented reality and virtual reality are nascent markets today, held back by suboptimal battery life to support the advanced features product designers intend to deliver. Large batteries add bulk, increase strain on the user, and force the use of inelegant form factors. Delivering large gains in energy density is key to allowing AR/VR product designers to enable both the features and the form factors necessary to give these products mass market appeal. Enovix estimates the Li-ion battery cell total addressable market in AR/VR will be $200 million by 2025. Enovix has secured design wins in this market from two AR/VR market leaders.
Electric Vehicles — According to BloombergNEF, the number of EVs will grow from 2.1 million in 2019 to 8.5 million in 2025. Replacing internal combustion engine (ICE) vehicles with EVs can reduce emissions that contribute to smog and climate change, but mass adoption of EVs requires price parity with ICE vehicles. The Li-ion battery is the single most costly part of a passenger EV today. To date, the decline in battery cost has been driven largely by a declining cost of raw materials and improved production efficiency. But, according to BloombergNEF, continued battery cost reduction in the second half of the 2020s will require increased energy density for greater Watt-hour capacity at the cell and pack level. Enovix’s 3D cell architecture has been designed for the use of low-cost commodity silicon anode materials as opposed to heavily engineered silicon materials. Enovix believes lower raw material costs in combination with highly efficient and high-speed assembly processes will provide a battery cell with lower cost than a comparable conventional Li-ion cell at scale. While the architecture adds some cost to each individual cell, Enovix anticipates that this cost penalty will be more than offset by the higher energy density per cell on $/Whr basis.
In July 2020, Enovix was selected by the U.S. Department of Energy to perform advanced R&D on Li-ion batteries with silicon anodes for EV applications. The Enovix project titled, “Structurally and Electrochemically Stabilized Silicon-rich Anodes for Electric Vehicle (EV) Applications,” proposes to achieve energy density over 350 Wh/kg, cycle life greater than 1,000 cycles and 10-year calendar life using a 95%-plus active silicon anode, the Enovix patented 3D cell architecture, and optimized electrolyte chemistry. Mitsubishi Chemical Corporation, a global leader in formulated electrolytes for Li-ion batteries, and the National Renewable Energy Laboratory (NREL), a leading research institution focused on energy-efficient solutions, have agreed to support Enovix on the project.
Producing the Enovix 3D SiliconTM Lithium-ion Battery
Enovix has developed the advanced manufacturing processes needed to produce its batteries in high volume and at low cost. Manufacturing is where many advanced battery companies have failed historically.
The Enovix team has developed an innovative low-cost approach that uses the conventional Li-ion battery cell manufacturing equipment on approximately 70% of the manufacturing process, while using Enovix's own proprietary tools on the approximately 30% of the processes focused on laser patterning and stacking of electrodes.

A Low Cost, “Drop-in” Advanced Li-ion Battery Production Process
Standard Li-ion battery production involves: 1) electrode fabrication, 2) cell assembly and 3) battery packaging and formation.
Electrode Fabrication
Sony developed and commercialized the first Li-ion battery in 1991 to meet the power requirements of its new handheld camcorder. Sony’s battery division adapted its existing magnetic recording tape production equipment to make batteries: 1) to mix chemical anode and cathode slurries, 2) to coat them onto metal foil current collectors, 3) to “calender” (flatten) the surface, 4) to slit the coated metal foil into electrode sheets, and 5) to roll them up for packaging in cylindrical metal cans. While there have been process improvements over the years, electrodes for conventional Li-ion batteries are still fabricated using this standard method developed almost 30 years ago.
Cell Assembly — Li-ion cells were initially assembled by winding electrodes and separators into a naturally cylindrical Jelly Roll configuration, packaged in a cylindrical metal can. While some Li-ion batteries still use cylindrical metal cans, low-profile portable electronic devices require thinner, flatter cell formats, like the flat Jelly Roll shown earlier. Li-ion cell assembly first addressed this need with a wind-and-flatten process introduced in the early 1990s. Today, it is common to wind the Jelly Roll onto a flat–rather than round–metal form. In 1995, cut-and-stack cell assembly improved spatial efficiency, but it is slow, expensive, and imprecise. Enovix has developed a more precise roll-to-stack cell assembly process to enable a silicon anode that increases Li-ion cell energy density and maintains high cycle life.

Wind-and-Flatten Cell Assembly — Wind-and-flatten cell assembly, introduced in the early 1990s, essentially flattens the cylindrical Jelly Roll into a thin, flat package for use in portable electronic devices such as laptop computers and mobile phones. The wind-and-flatten electrode assembly can be packaged in a metal case, but it is most often packaged in a polymer pouch for portable electronic device applications. It can also be produced in larger formats, with welded aluminum housings for electric powertrains in EVs.
Cut-and-Stack Cell Assembly — Cut-and-stack cell assembly was introduced in 1995. Instead of winding and flattening, electrodes and separators are cut (or punched) into sheets, which are stacked horizontally. Cut-and-stack assembly provides better spatial efficiency than Jelly Roll wind-and-flatten assembly because the volume lost from core is eliminated and space at the outside edges is reduced. Cut-and-stack cells are used in consumer, military, and EV applications.
Enovix Roll-to-Stack Cell Assembly — Enovix has designed proprietary tools, produced for Enovix by precision automated equipment suppliers, which incorporate patented methods and processes to achieve precise laser patterning and high-speed roll-to-stack cell assembly. These tools are “drop-in” replacements for either the wind-and-flatten tools or the cut-and-stack tools in standard Li-ion production processes.
The Enovix precision roll-to-stack assembly has been designed to be a more precise, faster, and less expensive version of standard cut-and-stack cell assembly. Instead of cutting or punching, electrodes and separators are laser patterned and stacked into 3D cell architecture. An in-line laser precisely patterns the electrodes and separators, which are then fed directly to a high-speed stacking tool. The laser patterning and high-speed stacking of electrodes and separators in the patented Enovix 3D cell architecture provides more precise and automatic layer alignment and better spatial efficiency than conventional cut-and-stack cell assembly that typically require slow, optical alignment of each layer.
Battery Packaging and Formation — An Enovix 3D Silicon™ Lithium-ion battery uses the same battery packaging and formation process as a conventional Li-ion battery–with one exception. The first cycle formation efficiency of a graphite anode is about 90%-95%. The first cycle formation efficiency of a silicon anode is only about 50% to 60%. The pre-lithiation process of the 3D SiliconTM Lithium-ion battery overcomes the first-cycle formation efficiency issue, while preserving all the other benefits of silicon over graphite for anodes.
Enovix Products
The first technology node Enovix will bring to market is called EX-1, which makes batteries sized for wearables and mobile communications devices with energy densities well above current market standards. As seen below, Enovix has sampled a prototype version of EX-1, named EX-0.9, at energy densities just below the targeted spec of 722 Wh/l for wearables and 900 Wh/l for mobile communications devices. Enovix believes this gap will be closed when Enovix's pilot manufacturing equipment used for sampling is replaced by the more precise Fab-1 production equipment.

EX-1 Energy Density vs. Products in the Market
The Enovix product roadmap also projects that on a standard cell-phone size battery, the energy density will improve from the current 900 Wh/l to 1,030 Wh/l by Q2 2023 (EX-2 node) and 1,255 Wh/l by Q1 2025 (EX-3 node). Both the EX-2 and EX-3 product families will introduce an added step-function improvement in Li-ion energy density over the industry.
Enovix Battery Energy Density Roadmap
To achieve these goals, Enovix will drive step-function improvements in 3D cell architecture to increase overall performance efficiency, while also enjoying the adoption of the higher energy density cathodes being developed continually by the industry.
Enovix Competitive Strengths
100% Active Silicon Maximizes Anode Energy Density — Conventional Li-ion battery architecture only allows small amounts of silicon (~5%) to be blended with graphite in the anode, limited by swelling. Proprietary Enovix 3D cell architecture enables use of silicon without graphite to achieve 100% active silicon anode.
Full-Depth of Discharge Cycle Life — To date, the delivered capacity of 100% active silicon Li-ion batteries comprising low-cost commodity silicon anode materials drastically decreases within the first 100 cycles, thus limiting their market adoption. Enovix has internally built and verified battery cells based on its proprietary 3D cell architecture with an integrated structural constraint capable of 500 cycles, opening mass-market opportunities. With further enhancements, Enovix expects to increase cycle life to 1,000 cycles or more.
“Drop-in” Production Process — Enovix has developed a production process that uses about 70% of the conventional Li-ion battery manufacturing process. Enovix’s proprietary roll-to-stack production tools are “drop-in” replacements for the wind-and-flatten or cut-and-stack tools in conventional pouch Li-ion battery cell assembly that allow Enovix to achieve cost-effective, high-volume production capability for silicon-anode Li-ion batteries without creating an all-new factory.
Lower Cost than Conventional Lithium-Ion Batteries — Enovix’s 3D cell architecture has been designed for the use of low-cost commodity silicon anode materials as opposed to heavily engineered silicon materials. Enovix believes lower raw material costs in combination with highly efficient and high-speed assembly processes will result in Enovix’s battery cell having a lower cost than comparable conventional lithium-ion cells at scale. While the architecture adds some cost to each individual cell, Enovix anticipates that this cost penalty will be more than offset by the higher energy density per cell on $/Whr basis.
Increased Watt-Hour Production Capacity — Enovix’s battery unit production capacity per hour is about the same as that of a conventional Li-ion battery production line. However, the silicon anode Li-ion battery unit energy density is significantly greater than a conventional Li-ion battery, making the Watt-hour (Wh) capacity of an Enovix-enabled production line about 30% greater than that of a conventional Li-ion battery production line at the same volume.
Customer Tested in Multiple Form Factors — Enovix has sampled pilot-production cells in four different sizes to 20 mobile computing customers as part of product development programs. Applications cover a range of portable electronic products, including wearables, mobile handsets, and laptop computers.
Mass-Market Commercialization — Having overcome the cycle-life and production-cost problems previously associated with silicon-anode Li-ion batteries, Enovix expects to generate product revenue in the portable electronic device market starting in Q2 2022.
Retrofit to Scale Production — Enovix’s proprietary roll-and-stack cell assembly process can be a “drop-in” replacement for the wind-and-flatten or cut-and-stack cell sections in a conventional Li-ion battery production line. Compared to new construction, Enovix projects that retrofitting an existing, standard Li-ion battery production line for Enovix battery production can be completed significantly faster and at lower cost, i.e., with quicker time to market and better financial margins.
Practical Path to EV and Renewable Energy Markets — Enovix will initially validate its silicon anode Li-ion battery technology and production process in the quality-conscious, high-volume portable electronic device market. This will help mitigate technology and production risks as Enovix scales up its production process for the EV and energy storage markets.
Home Grown IP — Unlike many advanced battery startups, which have licensed core technology from government or academic research laboratories, Enovix has developed and owns all of its intellectual property. Enovix received its first patents in 2012 and, to date, has been awarded 89 patents with 54 applications pending.
Process Driven Innovation — Enovix battery development is occurring at the frontier of science, where process innovations are evolving rapidly. Since even minor process changes can have an immense impact on battery performance, the value of co-locating and coupling the R&D to manufacturing at the same location (Fremont, California) is core to Enovix’s technology development strategy.
Enovix Growth Strategy — Enovix has developed and is now executing a three-phase growth strategy that will first commercialize the silicon anode Li-ion battery in the mobile device market in Fab-1 by Q2 2022, then scale production to penetrate multiple mobile device markets profitably in Fab-2 by 2023, and finally, enter the EV market in the mid-2020s.
Phase One: Production and Commercialization — Enovix has completed construction and is now equipping its initial Fab-1 production facility in Fremont, California. Enovix expects to begin production in Fab-1 by Q1 2022, resulting in commercial delivery to customers by Q2 2022. Enovix will initially focus on small-format batteries for wearable devices, where increased energy density is essential for mass-market adoption. Enovix projects that the maximum 2025 production capacity of Fab-1 will be approximately 254 megawatt-hours (MWh).
Phase Two: Market and Production Expansion — Enovix’s plan is to acquire and retrofit an existing conventional Li-ion battery production facility (“Fab-2”) to expand total production capability by approximately seven-fold, to 1.78 gigawatt-hours (GWh), to drive revenue growth and achieve profitability and positive cash flow. The funds available upon consummation of the Business Combination will fully fund this capacity expansion.
Enovix expects Fab-2 to allow it to address multiple mobile device markets, a combination of large, established markets (laptops and/or smartphones), mid-size growth markets (land mobile radios) and emerging wearable markets (with explosive growth potential such as AR eyewear).
Phase Three: EVs — As Enovix commercializes existing battery products in multiple mobile device markets, it will continue to develop its 3D cells for the EV market. Enovix believes that validating and commercializing its silicon anode Li-ion battery technology and production process for the portable electronic market will significantly reduce its technology and production risks and enable entry into the larger EV battery market. Enovix intends to either license its battery and production technology to, or partner with, major Li-ion battery producers and/or automotive EV OEMs.
Research and Development
Enovix conducts research and development at their headquarters facility in Fremont, California. The R&D programs are focused on driving improvements in the performance and cost of the 3D cell architecture.
Current R&D activities include the following:
Energy Density and Capacity — Increase the energy density and capacity of batteries by increasing the percent by volume of active cathode material.
Cycle Life and Temperature — Improve the cycle life and high and low temperature performance of batteries by developing new electrolyte chemistries.
Anodes and Cathodes — Develop batteries with next-generation anodes and cathodes that increase energy density.
Cost and Throughput — Develop toolsets and processes to produce batteries with lower cost and higher manufacturing throughput.
Larger (EV) Size — Develop electrode and electrolyte chemistries in batteries with silicon anodes which, when scaled up to EV-size cells, meet or exceed EV performance requirements.
Intellectual Property
Enovix depends on patent, trademark, trade secret laws, confidentiality agreements, nondisclosure agreements and other contractual protections to protect its proprietary technology advancements, maintain competitive advantage, and enforce core intellectual property rights. As of March 1, 2021, Enovix owns 89 issued patents and 54 pending or allowed patent applications, which includes 34 issued U.S. patents, 12 pending or allowed U.S. patent applications, 55 foreign patents, 42 pending or allowed foreign applications, 1 issued U.S. trademark registration, and 1 Madrid Protocol application for trademark registration designating 13 foreign countries. Enovix's issued patents start expiring in 2028.
Competition
The Li-ion battery supplier market is highly competitive, with both large incumbent suppliers and emerging new suppliers.
Prospective competitors of Enovix include major manufacturers currently supplying the mobile device, EV and BESS industries, mobile device and automotive OEMs, and potential new entrants to the industry.

Incumbent suppliers of Li-ion batteries include Panasonic Corporation, Samsung SDI, Contemporary Amperex Technology Co. Ltd., and LG-Chem Ltd. They supply conventional Li-ion batteries and in some cases are seeking to develop silicon anode Li-ion batteries. In addition, because of the importance of EVs, many automotive OEMs are researching and investing in advanced Li-ion battery efforts including battery development and production.
There are also several emerging companies investing in developing improvements to conventional Li-ion batteries or new technologies for Li-ion batteries, including silicon anodes and solid-state architectures. Some of these companies have developed relationships with incumbent battery suppliers, auto OEMs and consumer electronics brands. These companies are also exploring new chemistries for electrodes, electrolytes, and additives.
Enovix’s ability to compete successfully will rely on factors both within and outside Enovix's control, including broader economic and industry trends. Factors within Enovix's control include driving competitive pricing, cost, energy density, safety and cycle life.
Enovix believes that their ability to compete against this set of competitors will be driven by a number of factors, including product performance, cost, reliability, product roadmap, customer relationships and ability to scale manufacturing. Enovix believes it will compete well on each of these factors based on advanced battery innovation to date and the ability to continue to design, develop and produce higher performing products for the customers served in Enovix's targeted markets.
Government Regulation and Compliance
Enovix is subject to government regulations covering factory safety, battery safety, battery transportation, use of batteries in mobile devices and automobiles, and disposal of hazardous materials. Enovix will have to comply with these regulations to sell batteries into the market.
Employees and Human Capital Resources
As of February 15, 2021, Enovix employed 129 full time employees and 3 part time employees, based primarily in Enovix's headquarters in Fremont CA. Approximately 61 of Enovix’s employees are engaged in research and development, and approximately 58 are engaged in operations.
Enovix's human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating its existing and new employees. The principal purposes of Enovix's equity incentive plans are to attract, retain and motivate personnel through the granting of equity-based compensation awards, in order to increase stockholder value and the success of Enovix by motivating such individuals to perform to the best of their abilities and achieve Enovix's objectives.
Facilities
Enovix corporate headquarters is in Fremont, California, leasing 68,658 square feet under a lease that expires in 2030. Approximately 64,000 square feet will be used for battery production and research and development. Enovix believes that this space is adequate to meet their current needs. Future demands, however, will require significant expansion of production capacity, by building and/or acquiring additional space beyond the Fremont facility.
Legal Proceedings
Enovix is currently not a party to any litigation or legal proceedings that, in the opinion of management, are likely to have a material adverse effect on business.

EXECUTIVE AND DIRECTOR COMPENSATION OF ENOVIX
This section provides an overview of Enovix’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the “Summary Compensation Table” below. This discussion may contain forward-looking statements that are based on Enovix’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Combined Entity adopts following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion. All share counts in this section are shown on a pre-Business Combination basis.
Enovix has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as RSVAC is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Enovix’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2020 exceeded $100,000 and who were serving as executive officers as of December 31, 2020. Enovix refers to these individuals as “named executive officers.” For 2020, Enovix’s named executive officers were:
•
Harrold Rust, Enovix’s Co-founder, President and Chief Executive Officer;

•
Cameron Dales, Enovix’s General Manager and Chief Commercial Officer; and

•
Ashok Lahiri, Enovix’s Co-founder and Chief Technology Officer.

Enovix expects that the Combined Entity’s executive compensation program will evolve to reflect its status as a newly publicly traded company, while still supporting the Combined Entity’s overall business and compensation objectives.
Enovix believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Enovix’s current compensation programs reflect its startup origins in that they consist primarily of salary and stock option awards. As Enovix’s needs evolve, Enovix intends to continue to evaluate its philosophy and compensation programs as circumstances require.
Summary Compensation Table
The following table shows information regarding the compensation of Enovix’s named executive officers for services performed in the year ended December 31, 2020.
Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation	Total
Harrold Rust Co-founder, President and Chief Executive Officer	2020	$292,868	$—	$1,670,636	$9,756(2)	$1,973,260
Cameron Dales General Manager and Chief Commercial Officer	2020	$291,896	$—	$1,918,137	$8,757(3)	$2,218,790
Ashok Lahiri Co-founder and Chief Technology Officer	2020	$291,896	$—	$1,670,636	$9,611(4)	$1,972,143

(1)
Amounts reported in this column do not reflect the amounts actually received by Enovix’s named executive officers. Instead, these amounts reflect the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock-based Compensation. See Note 7 to Enovix’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made by Enovix in determining the grant-date fair value of its equity awards. As of December 31, 2020, Enovix’s equity was not publicly traded and, therefore, there was no ascertainable public market value for the equity on such date. The market value reported in this table is based upon a Section 409A valuation analysis of Enovix’s equity as of February 10, 2021. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The shares underlying these options vest in 48 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.
(2)
Consists of amounts paid for Mr. Rust’s cell phone expenses as well as Enovix’s 401(k) matching contributions for Mr. Rust during the year.

(3)
Consists of Enovix’s 401(k) matching contributions for Mr. Dales during the year.

(4)
Consists of amounts paid for Mr. Lahiri’s cell phone expenses as well as Enovix’s 401(k) matching contributions for Mr. Lahiri during the year.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table presents information regarding the outstanding option awards held by each of the named executive officers as of December 31, 2020:
		Option Awards
Name	Grant Date(1)	Vesting Commencement Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price $	Option Expiration Date
Harrold Rust(3)	12/14/2017	9/1/2017	—	131,250	—	$0.01	12/13/2027
Cameron Dales(4)	12/14/2017	9/1/2017	—	75,000	—	0.01	12/13/2027
Ashok Lahiri(5)	12/14/2017	9/1/2017	—	131,250	—	0.01	12/13/2027

(1)
All option awards were granted pursuant to the Company’s 2016 Equity Incentive Plan, as amended (the “2016 Plan”). Each named executive officer early exercised a portion of their option award granted on December 14, 2017 in December 2018.

(2)
The shares underlying the option awards vest in 48 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.

(3)
Mr. Rust has 3,158,334 shares subject to repurchase in accordance with the 2016 Plan.

(4)
Mr. Dales has 3,512,500 shares subject to repurchase in accordance with the 2016 Plan.

(5)
Mr. Lahiri has 3,112,500 shares subject to repurchase in accordance with the 2016 Plan.

Employment Arrangements with Named Executive Officers
Offer Letters and Severance Agreements
Each of Enovix’s named executive officers is an at-will employee with certain rights to advance notice prior to termination. Each officer is currently party to an offer letter setting forth their terms of employment as of the date of the offer letter, including title and salary, and a severance agreement, as set forth below. As a part of the Business Combination, Enovix expects to enter into new executive employee agreements that will be effective upon the Closing of the Business Combination.
In February 2012, Enovix entered into a severance agreement with each of its named executive officers. Pursuant to the severance agreement entered into by and between the Company and Mr. Rust, if Mr. Rust’s employment is terminated for any reason other than cause (as defined in Mr. Rust’s severance agreement), death or disability, or if Mr. Rust resigns for good reason (as defined in Mr. Rust’s severance agreement), and provided that in either case such termination constitutes a separation from service (as defined in Mr. Rust’s severance agreement), then subject to Mr. Rust executing a release agreement in Enovix’s favor (in the form provided by Enovix), resigning from all positions Mr. Rust then holds with Enovix and its affiliates, and continuing to comply with all of his obligations to Enovix and its affiliates, he will receive the following severance benefits: (a) payments equal to nine months of Mr. Rust’s then-current base salary, paid in installments over a severance period of 12 months, (b) if Mr. Rust is participating in Enovix’s group health plans on the effective date of his separation from service and Mr. Rust timely elects continued coverage under COBRA, then Enovix will pay the COBRA premiums necessary to continue such health care coverage until the earliest to occur of (i) the close of the severance period, (ii) the expiration of eligibility for continuation coverage under COBRA, and (iii) the date when Mr. Rust becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, and (c) Enovix will accelerate the vesting of all of Mr. Rust’s then-outstanding compensatory equity awards to the number of shares that would have vested in the ordinary course of business in accordance with their applicable vesting schedules as if Mr. Rust had been in service for an additional two months.
Pursuant to the agreement entered into by and between the Company and Mr. Dales, if Mr. Dales’ employment is terminated for any reason other than cause (as defined in Mr. Dales’ severance agreement), death or disability, or if Mr. Dales resigns for good reason (as defined in Mr. Dales’ severance agreement), and provided that in either case such termination constitutes a separation from service (as defined in Mr. Dales’ severance agreement), then subject to Mr. Dales executing a release agreement in Enovix’s favor (in the form provided by Enovix), resigning from all positions Mr. Dales then holds with Enovix and its affiliates, and continuing to comply with all of his obligations to Enovix and its affiliates, he will receive the following severance benefits: (a) payments equal to six months of Mr. Dales’ then-current base salary, paid in installments over a severance period of nine months, (b) if Mr. Dales is participating in Enovix’s group health plans on the effective date of his separation from service and Mr. Dales timely elects continued coverage under COBRA, then Enovix will pay the COBRA premiums necessary to continue such health care coverage until the earliest to occur of (i) the close of the severance period, (ii) the expiration of eligibility for continuation coverage under COBRA, and (iii) the date when Mr. Dales becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, and (c) Enovix will accelerate the vesting of all of Mr. Dales’ then-outstanding compensatory equity awards to the number of shares that would have vested in the ordinary course of business in accordance with their applicable vesting schedules as if Mr. Dales had been in service for an additional two months.
Pursuant to the severance agreement entered into by and between the Company and Mr. Lahiri, if Mr. Lahiri’s employment is terminated for any reason other than cause (as defined in Mr. Lahiri’s severance agreement), death or disability, or if Mr. Lahiri resigns for good reason (as defined in Mr. Lahiri’s severance agreement), and provided that in either case such termination constitutes a separation from service (as defined in Mr. Lahiri’s severance agreement), then subject to Mr. Lahiri executing a release agreement in Enovix’s favor (in the form provided by Enovix), resigning from all positions Mr. Lahiri then holds with Enovix and its affiliates, and continuing to comply with all of his obligations to Enovix and its affiliates, he will receive the following severance benefits: (a) payments equal to nine months of Mr. Lahiri’s then-current base salary, paid in installments over a severance period of nine months, (b) if Mr. Lahiri is participating in Enovix’s group health plans on the effective date of his separation from service and Mr. Lahiri timely elects continued coverage under COBRA, then Enovix will pay the COBRA premiums necessary to continue such health care coverage until the earliest to occur of (i) the close of the severance period, (ii) the expiration of eligibility for continuation coverage under COBRA, and (iii) the date when Mr. Lahiri becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, and (c) Enovix will accelerate the vesting of all of Mr. Lahiri’s then-outstanding compensatory equity awards to the number of shares that would have vested in the ordinary course of business in accordance with their applicable vesting schedules as if Mr. Lahiri had been in service for an additional two months.
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, Enovix seeks to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability.
Bonuses
Enovix does not have any arrangements with its named executive officers providing for annual cash bonus awards.

Participation Units
Effective July 30, 2018, Enovix established the 2018 Management Incentive Plan (“2018 MIP”) in order to induce certain employees (the “Participants”) to continue their employment with Enovix through the completion of a change in control transaction. The maximum amount, subject to certain equity offsets, to be paid to all Participants (the “Bonus Pool”) in connection with a change in control transaction pursuant to the 2018 MIP will be equal to 10% of the sum of any cash and the fair market value of any securities or other property, reduced by expenses, actually available for payment in a change in control transaction.
The Bonus Pool is subject to reduction by the amount of any equity offset. Equity offset means the pre-tax sum of any cash and the fair market value of any securities (or other property), as determined by Enovix’s board of directors in its sole discretion, to be received by a Participant with respect to common stock, options to purchase common stock, or other equity awards measured in reference to Enovix common stock held by such Participant in connection with the change in control transaction less the amount of any purchase or exercise price paid or payable for such securities or rights, as applicable; provided, that, any cash and the fair market value of any securities (or other property) to be received by a Participant with respect to preferred stock or common stock issued or issuable on conversion of preferred stock will be excluded from the equity offset.
The 2018 MIP operates through a pool of 1,000,000 Participating Units (the “2018 MIP Units”). The 2018 MIP Units are used to determine a Participant’s allocable share of the Bonus Pool as of immediately prior to the change of control transaction closing and calculate the amount of a Participant’s bonus. The number of authorized 2018 MIP Units may be increased or decreased (but not below the number of Units then outstanding) by Enovix’s board of directors at any time prior to the closing of a change in control transaction in its sole discretion.
The Merger Agreement with RSVAC was not deemed a change in control transaction in accordance with the 2018 MIP and therefore, no obligations under the 2018 MIP will be owed to the Participants as a result of this transaction.
Director Compensation
None of the Enovix’s directors received compensation in 2020 for services rendered to Enovix with the exception of Mr. Rust for his compensation as a named executive office as disclosed in the Executive “Summary Compensation Table” above.
Executive Compensation
Following the consummation of the Business Combination, the Combined Entity’s compensation committee will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by the Combined Entity will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of the Combined Entity and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.
Pension Benefits
Enovix’s named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by Enovix during the year ended December 31, 2020. Enovix’s board of directors may elect to provide officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in the company’s best interests.
Nonqualified Deferred Compensation
Enovix’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Enovix during 2020.

Employee Benefit Plans
Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as Enovix believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Enovix believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2021 Plan described in Proposal No. 5 will be an important element of New Enovix’s compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP described in Proposal No. 5. Below is a description of Enovix’s 2016 Equity Incentive Plan, as amended (the “2016 Plan”) and Enovix’s 2006 Stock Plan (the “2006 Plan”).
2016 Equity Incentive Plan
Enovix’s board of directors adopted, and Enovix’s stockholders approved, the 2016 Plan in October 2016.
Stock Awards.   The 2016 Plan provides for the grant of options to purchase shares of Enovix common stock intended to qualify as ISOs, NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards (collectively, “stock awards”). ISOs may be granted only to Enovix employees and the employees of any parent corporation or subsidiary corporation. All other awards may be granted to Enovix employees, non-employee directors and consultants and the employees and consultants of Enovix affiliates. Enovix has granted stock options and restricted stock awards under the 2016 Plan. As of December 31, 2020, 8,012,378 shares of Enovix common stock were issuable pursuant to outstanding options, restricted stock awards, restricted stock units and other purchase rights and 33,201,989 shares of Enovix common stock were available for future issuance under the 2016 Plan.
The 2016 Plan will terminate when the 2021 Plan becomes effective upon the consummation of the Business Combination. However, any outstanding awards granted under the 2016 Plan remain outstanding, subject to the terms of our 2016 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.
If a stock award granted under the 2016 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of Enovix common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2016 Plan. In addition, the following types of shares of Enovix common stock under the 2016 Plan may become available for the grant of new stock awards under the 2016 Plan: (1) shares that are forfeited to or repurchased by Enovix prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award.
Administration.   Enovix’s board of directors, or a duly authorized committee thereof, has the authority to administer the 2016 Plan. Enovix’s board of directors may also delegate to one or more officers the authority to (1) designate employees (other than other officers or directors) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2016 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply. The plan administrator has the authority to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.
Stock Options.   ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Enovix common stock on the date of grant. Options granted under the 2016 Plan vest at the rate specified by the plan administrator.
The plan administrator determines the term of stock options granted under the 2016 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of Enovix’s affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionholder’s service relationship with Enovix or any of its affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability or death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft, electronic funds transfer or money order, (2) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, (3) the tender of shares of Enovix common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) deferred payment or a similar arrangement with the optionholder and (6) other legal consideration approved by the plan administrator.
Tax Limitations on Incentive Stock Options.   The aggregate fair market value, determined at the time of grant, of Enovix common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all Enovix stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of Enovix or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Incentive Stock Option Limit.   The maximum number of shares of Enovix common stock that may be issued upon the exercise of ISOs under the 2016 Plan is the number of shares of common stock equal to three multiplied by the share reserve, or 254,861,379 shares.
Restricted Stock Awards.   Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to Enovix or its affiliates or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in Enovix’s favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by Enovix upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. At the time of grant of a restricted stock unit award, the plan administrator will determine the consideration, if any, to be paid by the participant upon delivery of each share of common stock subject to the restricted stock unit award. Such consideration may be paid in any form of legal consideration that may be acceptable to Enovix’s board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Changes to Capital Structure.   In the event that there is a specified type of change in Enovix’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2016 Plan, (2) the class and maximum number of shares that may be issued upon the exercise of ISOs and (3) the class and number of shares and price per share of stock subject to outstanding stock awards.
Corporate Transactions.   The 2016 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between Enovix and the award holder, the plan administrator may take one or more of the following actions with respect to each stock award, contingent upon the closing or completion of the transaction: (1) arrange for the assumption, continuation or substitution of the stock award by a successor corporation, (2) arrange for the assignment of any reacquisition or repurchase rights held by Enovix in respect of Enovix common stock issued pursuant to the stock award to a successor corporation, (3) accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised prior to the effective time of the transaction, (4) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by Enovix with respect to the stock award, (5) cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for a cash payment, or no payment, as determined by the plan administrator or (6) make a payment, in the form determined by the plan administrator, equal to the excess, if any, of the value of the property the holder would have received upon exercise of the stock award immediately prior to the effective time of the transaction over any exercise price payable by the holder (which payment may be delayed to the same extent that payment of consideration to the holders of Enovix common stock in connection with the transaction is delayed as a result of any escrow, holdback, earnout or other contingencies). The plan administrator is not obligated to treat all stock awards or portions thereof in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.
Under the 2016 Plan, a significant corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of Enovix’s consolidated assets, (2) a sale or other disposition of at least 90% of Enovix’s outstanding securities, (3) a merger, consolidation or similar transaction following which Enovix is not the surviving corporation or (4) a merger, consolidation or similar transaction following which Enovix is the surviving corporation but the shares of Enovix common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control.   In the event of a change in control, awards granted under the 2016 Plan will not receive additional acceleration of vesting and exercisability, although this treatment may be provided for in a stock award agreement or other written agreement between Enovix or its affiliates and the holder. Under the 2016 Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of the combined voting power of Enovix other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which Enovix’s stockholders cease to own more than 50% of the combined voting power of the surviving entity or (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of Enovix’s consolidated assets other than to an entity more than 50% of the combined voting power of which is owned by Enovix’s stockholders.
Transferability.   A participant generally may not transfer stock awards under the 2016 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2016 Plan.
Amendment and Termination.   Enovix’s board of directors has the authority to amend, suspend or terminate the 2016 Plan, provided that, with certain exceptions, such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Enovix’s stockholders. Unless terminated sooner by Enovix’s board of directors, the 2016 Plan will automatically terminate on January 18, 2028. No stock awards may be granted under the 2016 Plan while it is suspended or terminated.

2006 Stock Plan
Enovix’s board of directors adopted, and Enovix’s stockholders approved, the 2006 Stock Plan, or the 2006 Plan, in December 2006. The 2006 Plan, as amended, was terminated in October 2016 in connection with Enovix’s adoption of the 2016 Plan, and no new awards may be granted under it. Outstanding awards granted under the 2006 Plan remain outstanding, subject to the terms of the 2006 Plan and award agreements, until such outstanding options are exercised or terminate or expire by their terms. As of December 31, 2020, options to purchase 142,500 shares of Enovix’s common stock were outstanding under the 2006 Plan.
Plan administration.   Enovix’s board of directors or a duly authorized committee of the board of directors administers the 2006 Plan and the awards granted under it.
Capitalization Adjustments.   In the event that any change is made in, or other events occur with respect to, our common stock subject to the 2006 Plan or any stock award, such as certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits, or other similar transactions, appropriate adjustments will be made to the classes and maximum number of shares subject to the 2006 Plan, any limits on the number of awards that may be granted under the 2006 Plan, and the classes, the number of shares subject to, and the price per share, if applicable, of any outstanding stock awards.
Corporate Transactions.   In the event of certain specified corporate transactions (as defined in the 2006 Plan), our 2006 Plan provides that unless otherwise provided in a written agreement between us and any participant, any surviving or acquiring corporation (or parent thereof) may assume, continue or substitute such outstanding awards and any reacquisition or repurchase rights may be assigned to such surviving or acquiring corporation (or parent thereof). If the surviving or acquiring corporation (or parent thereof) does not assume, continue or substitute outstanding awards in the corporate transaction, then: (1) the vesting of outstanding awards held by participants whose continuous service has not terminated prior to the effective time of such corporate transaction will accelerate in full to a date prior to the effective time of such transaction and such awards will terminate if not exercised (if applicable), at or prior to the effective time of such corporate transaction, and any repurchase rights held by us with respect to such awards will lapse, contingent upon the effectiveness of such transaction; and (2) any outstanding awards that are held by participants whose continuous service has terminated prior to the effective time of a corporate transaction will terminate if not exercised (if applicable) prior to the effective time of the transaction, provided that any repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the transaction. Notwithstanding the foregoing, to the extent that stock awards will terminate if not exercised prior to the effective time of a corporate transaction, our board may provide that such awards will be canceled for a payment equal to the excess, if any, of the value of the property the holder would have received upon exercise of such award over any exercise price payable.
Change in Control.   In the event of a change in control (as defined in the 2006 Plan), a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as may be provided in the stock award agreement or in any other written agreement between us and a participant. In the absence of such a provision, no such acceleration will occur.
Amendment of Awards.   The plan administrator has the authority to modify outstanding stock awards under our 2006 Plan; provided that no such amendment or modification may impair the rights of any participant with respect to awards granted prior to such action without such participant’s written consent.
Health and Welfare Benefits
Enovix provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life and disability insurance; and a tax-qualified Section 401(k) plan for which Enovix, regardless of an employee’s contribution decision, contributes 3% of salary (excluding sign-on bonuses) to each employee’s account. Enovix does not maintain any executive-specific benefit or perquisite programs.
Rule 10b5-1 Sales Plans
Enovix’s directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a

Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Enovix’s directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy. The sale of any shares under such plan will be subject to the lock-up agreement that the director or executive officer has entered into with RSVAC in connection with the Business Combination.
Emerging Growth Company Status
The Combined Entity will be an “emerging growth company,” as defined in the Jobs Act. As an emerging growth company it will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

MANAGEMENT AFTER THE BUSINESS COMBINATION
Management and Board of Directors
The following persons are expected to serve as executive officers and directors following the Business Combination.
Name	Age	Position(s)
Harrold Rust(1)	59	President and Chief Executive Officer and Director
Ashok Lahiri	60	Chief Technology Officer
Cameron Dales	50	Chief Commercial Officer
Steffen Pietzke	49	Chief Financial Officer
Edward J. Hejlek	65	General Counsel
Thurman J. “T.J.” Rodgers(1)	73	Chairman of the Board
Betsy Atkins(1)	67	Director
Emmanuel T. Hernandez(2)	65	Director
John D. McCranie(2)	77	Director
Michael J. Petrick(1)	59	Director
Gregory Reichow(1)	51	Director

(1)
Enovix Designee

(2)
RSVAC Designee

Executive Officers
Harrold J. Rust has served as Enovix’s Chairperson, President and Chief Executive Officer since November 2006 when he founded Enovix. From April 2002 to September 2006 he served as Vice President of FormFactor, Inc., a 3D material semiconductor testing company. Mr. Rust received a M.S. in Mechanical Engineering from Stanford University and a B.S. in Mechanical Engineering from the University of California, Davis. We believe that Mr. Rust is qualified to serve on our board of directors based on his experience as the founder of Enovix and his industry knowledge, as well as his leadership experience and technical expertise.
Ashok Lahiri has served as Enovix’s Chief Technology Officer since June 2007. From January 2003 to April 2007, he served as Senior Director, Process Development at FormFactor, Inc. From 1983 to 2002, he served as Senior Technical Staff Member at IBM, an information technology company. Mr. Lahiri received a B.S. with high honors in Chemical Engineering from the University of California, Berkeley. He has authored or co-authored over 79 patents and/or patent applications in battery technology, 3D architecture, electrochemistry, and precision machining.
Cameron Dales has served as Enovix’s Chief Commercial Officer since September 2018. From January 2009 to September 2018, he served in various roles at Enovix, including VP Operations & Business Development, Senior Director Operations and as a consultant. From July 2005 to December 2008, he served as VP & General Manager, Symyx Tools, at Freeslate, Inc. (formerly known as Symyx Technologies, Inc.), a healthcare equipment company. From October 1997 to July 2005, he served as Director Operations, Discovery Tools, at Freeslate. From 1993 to 1997 he served as Sr. Mechanical Engineer at Lockheed Martin Missiles and Space Company, a global security and aerospace company. Mr. Dales received a B.S. in Mechanical Engineering from Cornell University and a M.S. in Aero/Astro Engineering from Stanford University.
Edward J. Hejlek, Esq. has served as Enovix’s Vice President, General Counsel since January 2021 and as Enovix’s Vice President, Intellectual Property from November 2020 to January 2021. Since March 2020, he has also served as Executive Vice President, Intellectual Property at Tricida, Inc., a pharmaceutical company, and he previously served as Tricida’s General Counsel and Senior Vice President from January 2016 to March 2020. From April 2008 to December 2015, he served as a Partner at Bryan Cave Leighton Paisner LLP, a law firm. From 1987 until 2012 Mr. Hejlek was an adjunct professor of law at the Saint Louis University School of Law. Mr. Hejlek received a J.D. from University of Missouri-Columbia and a B.S. in Chemical Engineering from Washington University.
Steffen Pietzke has served as Enovix’s Chief Financial Officer since April 2021. From March 2020 to March 2021, he served as Vice President, Finance and Chief Accounting Officer at ALX Oncology Holdings Inc., a clinical-stage immuno-oncology company. In March 2020, he served as Senior Vice President, Finance and Chief Accounting Officer at Tricida, Inc., a pharmaceutical company, and he previously served as Tricida’s Vice President, Finance and Chief Accounting Officer from April 2018 to March 2020. From March 2017 to April 2018, he served as Vice President, Finance and Chief Accounting Officer at PDL BioPharma, Inc., an acquirer of royalties and pharmaceutical assets, and he previously served as PDL BioPharma’s Controller and Chief Accounting Officer from June 2015 to March 2017. From July 2013 to June 2015, he served as a Senior Manager with Ernst & Young LLP, a professional services firm. From April 2004 to June 2013, he served as a Senior Manager with PricewaterhouseCoopers LLP, a professional services firm, and he previously served as a Senior Associate with PricewaterhouseCoopers from September 2000 to April 2004. Mr. Pietzke received a B.S. in Accounting with honors from the University of Applied Sciences in Offenburg, Germany and is a certified public accountant.
Non-Employee Directors
Upon the consummation of the Business Combination, RSVAC anticipates the initial size of the Combined Entity’s Board being seven directors, each of whom will be voted upon by RSVAC’s shareholders at the Special Meeting.
Thurman J. “T.J.” Rodgers has served as a member of Enovix’s board of directors since February 2012. Mr. Rodgers founded Cypress Semiconductor Corporation in 1982 and served as the President, Chief Executive Officer and as a member of its board of directors until April 2017. Since January 2017, Mr. Rodgers has served on the board of directors of Enphase Energy, Inc., and as chairman of the board of directors of FTC Solar, Inc., both of which are public companies in the energy industry. From May 2002 to May 2011, Mr. Rodgers served as a member of the board of directors of SunPower Corporation, an energy company. Mr. Rodgers is presently a member of the board of directors of several privately-held companies. From June 2004 through December 2012, Mr. Rodgers was a member of the board of trustees of Dartmouth College, his alma matter. He holds a B.S. in Physics and Chemistry from Dartmouth and a M.S. and Ph.D. in Electrical Engineering from Stanford University. At Stanford, Mr. Rodgers invented, developed and patented VMOS technology. We believe that Mr. Rodgers is qualified to serve on our board of directors based on his public company board experience, industry knowledge and expertise and skills in strategy and management.
Betsy Atkins has served as a member of Enovix’s board of directors since January 2021. Since 1994, Ms. Atkins has served as the Chief Executive Officer of Baja Corp, an independent venture capital firm focused on technology, renewable energy and life sciences. Ms. Atkins currently serves on the public company boards of SL Green Realty Corp., a real estate investment trust, since April 2015, and Wynn Resorts Ltd., a hospitality company, since April 2018, as well as other private companies. Ms. Atkins previously served on the boards of Cognizant Technology Solutions, an IT services company, from 2017 to 2018, Schneider Electric, an energy company, from April 2011 to April 2019, Covetrus, Inc. and its predecessor, Vets First Choice, a pharmaceutical company, from February 2016 until September 2019, HD Supply, Inc., an industrial distributor, from September 2013 to April 2018, and SunPower from August 2005 to August 2012. Ms. Atkins received a B.A. from the University of Massachusetts. We believe that Ms. Atkins is qualified to serve on our board of directors based on her public company board experience and corporate governance expertise.
Emmanuel T. Hernandez is the CFO and a director of RSVAC. He is also currently the Chairman of the Board of Directors of BrainChip, Inc. — a publicly-traded Australian artificial intelligence company and is also the chairman of the audit committee of leading Lidar company, Ouster, Inc. and was chairman of the audit committee of transistor stalwart ON Semiconductor Corp. From 2004 to 2009, he was the CFO of SunPower Corporation. From 1993 to 2004, he was the EVP Finance & Administration and CFO of Cypress Semiconductor. Prior to that, from 1976 to 1993, he held a series of positions at National

Semiconductor, a pioneer Silicon Valley semiconductor company. From 2009 to 2017, he served on the boards of EnStorage Inc. and SunEdison, Inc. He holds an MBA degree in Finance from Golden Gate University and a BSC in accounting from the University of Nueva Caceres in the Philippines. We believe that Mr. Hernandez is qualified to serve on our board of directors based on his public company board experience and skills and expertise in strategy, finance and management.
John D. McCranie has served as a director of RSVAC since December 1, 2020 and serves as the compensation committee chairman and a member of the nominating committee. Currently, McCranie is board chairman to NextGen Power systems. After his early career in semiconductor sales, he became the EVP of Sales & Marketing for Harris Corporation, the CEO of SEEQ Technology and Virage Logic. From 1994 to 2001, he joined Cypress Semiconductor as EVP of Sales & Marketing. He has held 10 board positions in the semiconductor industry. From 2017 to 2019, he served on the board of Cypress Semiconductor. From 2001 to 2018, he served on the board of ON Semiconductor. From 2012 to 2017, he served on the board of Mentor Graphics, an electric design automation company. He holds a BS in Electrical Engineering from Virginia Polytechnic Institute. We believe that McCranie is qualified to serve on our board of directors based on his public company board experience and his industry expertise.
Michael J. Petrick has served as a member of Enovix’s board of directors since July 2018. Mr. Petrick is currently a Special Advisor at Riverside Management Group, a boutique merchant bank specializing in capital markets advice, as well as primary capital raises. From 2010 to 2016, Mr. Petrick was Managing Director and head of the Global Market Strategies segment of The Carlyle Group, a global investment firm and for a portion of such time, Mr. Petrick served as a member of The Carlyle Group’s Management Committee. From 1989 to 2010, Mr. Petrick held various positions at Morgan Stanley, an investment banking company. In his last role at Morgan Stanley, Mr. Petrick served as Managing Director and Global Head of Institutional Sales & Trading and as a member of the firm’s Operating and Management Committees. Mr. Petrick previously served as chairperson of the boards of DigitalGlobe, TVN Entertainment, CHI Energy and GMS Finance. He also previously served as a director on the boards of American Household, Marvel Entertainment, Premium Standard Farms, Pacific & Atlantic Shipping and V2 (Virgin) music. Mr. Petrick currently serves on the board of directors of Level All, a private company, and the Cancer Research Institute. In addition, he sits on the Advisory Committee for the University of Chicago Innovation Fund. Mr. Petrick graduated with B.A. in Chemistry and Economics from Grinnell College and earned his M.B.A. in finance from the University of Chicago. We believe that Mr. Petrick is qualified to serve on our board of directors based on his public company experience and his expertise in strategy, finance and management.
Gregory Reichow has served as a member of Enovix’s board of directors since November 2020. Since July 2016, he has served as a Partner at Eclipse Ventures, LLC, a venture capital firm. From June 2013 to July 2016, Mr. Reichow served as Vice President, Production (Manufacturing, Supply Chain and Automation Engineering), at Tesla, Inc., an electric automobile manufacturer. From April 2011 to June 2013, he served as Vice President of Operations, Powertrain, at Tesla. From November 2003 to April 2011, Mr. Reichow served as Senior Vice President of Operations of SunPower Corporation, an energy company. From 1993 to 2003, he served various manufacturing and quality roles at Cypress Semiconductor, a semiconductor company. Mr. Reichow received a B.S. in Mechanical & Industrial Engineering from the University of Minnesota. We believe that Mr. Reichow is qualified to serve on our board of directors based on his executive and leadership experience and technical expertise.
Family Relationships
There are no family relationships among any of the Combined Entity’s directors or executive officers.
Combined Entity’s Board Composition
The Combined Entity’s business and affairs will be organized under the direction of its board of directors. The Combined Entity’s Board will be chaired by Thurman J. “T.J.” Rodgers. The primary responsibilities of the Combined Entity’s Board will be to provide oversight, strategic guidance, counseling and direction to the Combined Entity’s management. The Combined Entity’s Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Combined Entity’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, the board of directors may establish the authorized number of directors from time to time by resolution. The board of directors will consist of seven members upon the consummation of the Business Combination. Each member of the Combined Entity’s Board following the Business Combination will serve a one-year term expiring at the Combined Entity’s next annual meeting of stockholders, subject to his or her office being vacated sooner pursuant to the Combined Entity’s amended and restated bylaws to be in effect upon the Closing.
Director Independence
Prior to the consummation of the Business Combination, the Board will undertake a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, it is expected that the Board will determine that none of the directors, other than Mr. Rust and Mr. Rodgers, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the Board will consider the current and prior relationships that each non-employee director has with the Combined Entity and all other facts and circumstances the Board deems relevant in determining their independence, including the beneficial ownership of securities of the Combined Entity by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Person Transactions.”
Role of the Combined Entity’s Board in Risk Oversight/Risk Committee
Upon the consummation of Business Combination, one of the key functions of the Combined Entity’s Board will be informed oversight of the Combined Entity’s risk management process. The Combined Entity’s Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Entity’s Board as a whole, as well as through various standing committees of the Combined Entity’s Board that address risks inherent in their respective areas of oversight. In particular, the Combined Entity’s Board will be responsible for monitoring and assessing strategic risk exposure and the Combined Entity’s audit committee will have the responsibility to consider and discuss the Combined Entity’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The Combined Entity’s compensation committee will also assess and monitor whether the Combined Entity’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Committees of the Combined Entity’s Board
The Combined Entity’s Board will have the authority to appoint committees to perform certain management and administration functions. RSVAC’s current Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the Combined Entity’s Board. Following the Closing, the charters for each of these committees will be available on Enovix’s website at enovix.com. Information contained on or accessible through Enovix’s website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only.
Audit Committee
The Combined Entity’s audit committee is expected to consist of Emmanuel T. Hernandez, John D. McCranie and Michael J. Petrick. The Board has determined each proposed member is independent under the listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee is Mr. Hernandez. The Board has determined that Mr. Hernandez is an “audit committee financial expert” within the meaning of SEC regulations. The Board has also determined that each member of the proposed audit committee has the requisite financial expertise required under the applicable requirements of the Nasdaq

Capital Market. In arriving at this determination, the Board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to the Combined Entity’s accounting, financial, and other reporting and internal control practices and to oversee the Combined Entity’s independent registered accounting firm. Specific responsibilities of the Combined Entity’s audit committee include:
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helping the board of directors oversee corporate accounting and financial reporting processes;

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managing the selection, engagement and qualifications of a qualified firm to serve as the independent registered public accounting firm to audit the Combined Entity’s financial statements;

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helping to ensure the independence and performance of the independent registered public accounting firm;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the Combined Entity’s interim and year-end operating results;

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developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

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reviewing policies on financial risk assessment and financial risk management;

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reviewing related party transactions;

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obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the Combined Entity’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

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approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee
The Combined Entity’s compensation committee is expected to consist of Betsy Atkins, Mr. McCranie and Mr. Petrick. The Board has determined each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The chairperson of the compensation committee is expected to be Ms. Atkins. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.
Specific responsibilities of the Combined Entity’s compensation committee will include:
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reviewing and approving, or recommending that the Combined Entity’s Board approve, the compensation of the Combined Entity’s executive officers and senior management;

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reviewing and recommending to the Combined Entity’s Board the compensation of the Combined Entity’s directors;

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reviewing and approving, or recommending that the Combined Entity’s Board approve, the terms of compensatory arrangements with the Combined Entity’s executive officers;

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administering the Combined Entity’s stock and equity incentive plans;

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selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

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reviewing, approving, amending and terminating, or recommending that the Combined Entity’s Board approve, amend or terminate, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for the Combined Entity’s executive officers and other senior management, as appropriate;
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reviewing and establishing general policies relating to compensation and benefits of the Combined Entity’s employees; and

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reviewing the Combined Entity’s overall compensation philosophy.

Nominating and Corporate Governance Committee
The Combined Entity’s nominating and corporate governance committee is expected to consist of Ms. Atkins, Mr. McCranie and Mr. Petrick. The Board has determined each proposed member is independent under the listing standards. The chairperson of the nominating and corporate governance committee is Ms. Atkins.
Specific responsibilities of the Combined Entity’s nominating and corporate governance committee include:
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identifying, evaluating and selecting, or recommending that the Combined Entity’s Board approve, nominees for election to the Combined Entity’s Board;

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evaluating the performance of the Combined Entity’s Board and of individual directors;

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evaluating the adequacy of the Combined Entity’s corporate governance practices and reporting;

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reviewing management succession plans; and

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developing and making recommendations to the Combined Entity’s Board regarding corporate governance guidelines and matters.

Code of Business Conduct and Ethics
The Combined Entity will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Following the Closing, the Code of Business Conduct and Ethics will be available on Enovix’s website at enovix.com. Information contained on or accessible through such website is not a part of this proxy statement/prospectus, and the inclusion of the website address in this proxy statement/prospectus is an inactive textual reference only. The Combined Entity intends to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.
Compensation Committee Interlocks and Insider Participation
No member of the Combined Entity’s compensation committee has ever been an officer or employee of either company. None of the Combined Entity’s expected executive officers serve, or have served during the last year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of the Combined Entity’s directors or on either company’s compensation committee.
Non-Employee Director Compensation
During 2020, no director received cash, equity or other non-equity compensation for service on Enovix’s board of directors. Enovix currently has no formal arrangements under which directors receive compensation for their service on Enovix’s board of directors or its committees. Enovix’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Mr. Rust does not receive additional compensation for his services as a director.
Enovix’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that the Combined Entity is able to recruit and retain qualified directors. Following the consummation of the Business Combination, the Combined Entity intends to develop a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling the Combined Entity to attract, retain, incentivize and reward directors who contribute to the long-term success of the Combined Entity.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
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for any transaction from which the director derives an improper personal benefit;

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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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for any unlawful payment of dividends or redemption of shares; or

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for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the amended and restated bylaws provide that the Combined Entity will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, the Combined Entity will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Combined Entity to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.
The Combined Entity plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Certificate of Incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ENOVIX
The following discussion and analysis provide information which Enovix Corporation’s (“Enovix”) management believes is relevant to an assessment and understanding of Enovix’s consolidated results of operations and financial condition. The discussion and analysis should be read together with the section of this proxy statement/prospectus entitled “Selected Historical Condensed Consolidated Financial Information of Enovix”, Enovix’s audited consolidated financial statements as of and for the year ended December 31, 2020 and 2019 and the related notes thereto, and Enovix’s interim unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2021 and the related notes thereto included elsewhere in this proxy statement/prospectus. This discussion and analysis contain forward-looking statements based upon Enovix’s current expectations, estimates and projections that involve risks and uncertainties. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors — Risks Related to Enovix” or elsewhere in this proxy statement/prospectus.
Business Overview
Enovix designs, develops, and plans to commercially manufacture an advanced silicon-anode lithium-ion battery using proprietary 3D cell architecture that increases energy density and maintains high cycle life. This enables Enovix to use silicon as the only active lithium cycling material in the anode. Enovix has applied an equally innovative approach to develop proprietary roll-to-stack production tools that ‘drop-in’ to existing lithium-ion battery manufacturing lines and increase Mega-Watt hour capacity. Enovix’s silicon anode battery architecture allows lithium-ion batteries to be produced smaller, cheaper, and more efficiently than current alternatives.
To date, Enovix has concentrated its operational effort on researching and developing the cutting-edge technology behind its silicon-anode lithium-ion battery. Over the past several years, Enovix has signed agreements to provide engineering and proof of concept samples to blue-chip companies in the consumer electronic industry (smartwatches, augmented reality/virtual reality, smartphones, fire/life/safety radios, laptops). In addition to this industry, Enovix is pursuing the deployment of its technology with leading international automobile manufacturers to develop patented battery technology for the electric vehicle (EV) market.
Enovix currently leases its headquarters, engineering and manufacturing space in Fremont, California under a single operating lease. Enovix is in the process of completing its manufacturing facility build-out in anticipation of commercially manufacturing its batteries.
COVID-19 Impact
For information on Enovix’s operations and risks related to health epidemics, including the coronavirus, please see the section of this proxy statement/prospectus titled “Risk Factors — Risks Related to Enovix.”
Business Combination and Public Company Costs
On February 22, 2021, Enovix entered into the Merger Agreement with RSVAC. Pursuant to the Merger Agreement, and assuming a favorable vote of the RSVAC stockholders and Enovix pre-closing holders and satisfaction or waiver of all other closing conditions, RSVAC Merger Sub will be merged with and into Enovix, with Enovix surviving the merger as a wholly owned subsidiary of RSVAC. Enovix will be deemed the accounting predecessor and the Combined Entity will be the successor SEC registrant, which means that Enovix’s consolidated financial statements for previous periods will be disclosed in the Combined Entity’s future periodic reports filed with the SEC.
While the legal acquirer in the merger agreement is RSVAC, for financial accounting and reporting purposes under generally accepted accounting principles in the U.S. (“GAAP”), Enovix will be the accounting acquirer and the merger will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the Combined Entity will represent the continuation of the consolidated financial statements of Enovix. Under this method of accounting, RSVAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Enovix will become the historical financial statements of the Combined Entity, and RSVAC’s assets, liabilities and results of operations will be consolidated with Enovix beginning on the acquisition date. Operations prior to the closing of the merger will be presented as those of Enovix in future reports. The net assets of RSVAC will be recognized at historical cost (consistent with carrying value), with no goodwill or other intangible assets recorded related to the merger. The most significant change in the Combined Entity’s future reported financial position as a result of the merger is expected to be an estimated increase in cash (as compared to Enovix’s condensed consolidated balance sheet at March 31, 2021) of between approximately $229.8 million and $376.4 million, assuming maximum stockholder redemptions permitted under the merger agreement and assuming no stockholder redemptions, respectively.
Upon consummation of the merger, Enovix will become the successor to RSVAC, an SEC-registered and listed company which will require Enovix to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Enovix expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Comparability of Financial Information
Enovix’s future results of operations and financial position may not be comparable to historical results as a result of the merger.
Key Trends, Opportunities and Uncertainties
Enovix generates revenue from payments received from its customers based on executed engineering revenue contracts (the “Service Revenue”) for the development of silicon-anode lithium-ion battery technology. Enovix has not commenced commercial manufacturing of its batteries, and thus, no product revenue has been generated to date. Enovix’s performance and future success depend on several factors that present significant opportunities, but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors” appearing elsewhere in this this proxy statement/prospectus.
Product Development
Enovix has developed and delivered standardized sample (i.e., prototype) batteries to multiple, industry leading consumer electronic manufacturers. External validation of the performance of these samples has led to several Service Revenue contracts between Enovix and these customers. Pursuant to each of these agreements, Enovix is now developing custom 3D silicon lithium-ion batteries for specific wearable, mobile computing and communication device applications. Enovix designs, develops and manufactures these custom samples at its headquarters in Fremont, California.
Commercialization
Enovix is currently building out its first high volume production line (“Fab-1”) at its headquarters in Fremont, California. The funds available upon the closing of the merger will enable Enovix to complete and further expand Fab-1, pursue a second manufacturing location (“Fab-2”), accelerate research and development, and undertake additional initiatives.
Market Focus
Enovix is initially focused on the consumer electronic market and recognizes that its battery technology has applicability in other large and growing markets, including EV’s.
Access to Capital
Following the merger with RSVAC and assuming Enovix experiences no significant delays in the research and development of its battery, Enovix believes that its cash resources are sufficient to fund the continued build out and production ramp of its Fab-1 manufacturing facility in Fremont, California and purchase and retrofit an existing battery facility elsewhere (Fab-2) for growth.
Regulatory Landscape
Enovix operates in an industry that is subject to many established environmental regulations, which have generally become more stringent over time, particularly in hazardous waste generation and disposal and pollution control. While Enovix expects environmental regulations under a President Biden administration, if adopted, could facilitate market demand and revenue growth, while other potential regulations, if adopted, could result in additional operating costs.
Components of Results of Operations
Service Revenue
Service Revenue contracts generally include the design and development efforts to conform Enovix’s existing battery technology with the customer’s required specifications. Consideration for Service Revenue contracts generally becomes payable when Enovix meets specific contractual milestones, which include the design and approval of custom cells, procurement of fabrication tooling to meet the customer’s specifications, and fabrication and delivery of custom cells from Enovix’s pilot production line. Within the existing Service Revenue contracts, the amount of consideration is fixed, the contracts contain a single performance obligation, and revenue is recognized at the point in time the final milestone is met (i.e., a final working prototype meeting all required specifications) and the customer obtains control of the deliverable. During all periods presented, Enovix did not recognize any Service Revenue as final milestones were not yet met.
Total Cost and Expenses
Cost of Revenue
Cost of revenue includes materials, labor, allocated depreciation expense, and other direct costs related to Service Revenue contracts. Labor consists of personnel-related expenses such as salaries and benefits, and stock-based compensation.
Capitalization of certain costs are recognized as an asset if they relate directly to a customer contract, generate or enhance resources of the entity that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred costs are recognized as cost of revenue in the period when the related revenue is recognized.
Research and Development Expense
Research and development expense consist of engineering services, allocated facilities costs, depreciation, development expenses, materials, labor and stock-based compensation related primarily to Enovix’s (i) technology development, (ii) design, construction, and testing of preproduction prototypes and models, and (iii) certain costs related to the design, construction, and operation of its pilot plant that is not of a scale economically feasible to Enovix for commercial production. Research and development costs are expensed as incurred.
To date, research and development expenses have consisted primarily of personnel-related expenses for scientists, experienced engineers and technicians as well as costs associated with the expansion and ramp up of Enovix’s engineering and manufacturing facility in Fremont, California, including the material and supplies to support the product development and process engineering efforts. As Enovix ramps up its engineering operations to complete the development of batteries and required process engineering to meet customer specifications, Enovix anticipates that research and development expenses will increase significantly for the foreseeable future as it expands hiring of scientists, engineers, and technicians and continues to invest in additional plant and equipment for product development, building prototypes, and testing of batteries.

Selling, General, and Administrative Expense
Selling, general and administrative expenses consist of personnel-related expenses, marketing expenses, allocated facilities expenses, depreciation expenses, executive management travel, and professional services expenses, including legal, human resources, audit, accounting and tax-related services. Personnel related costs consist of salaries, benefits and stock-based compensation. Facilities costs consist of rent and maintenance of facilities.
Enovix is expanding its personnel headcount, in anticipation of planning for and supporting the ramping up of commercial manufacturing and being a public company. Accordingly, in addition to non-recurring costs associated with the Business Combination and anticipated costs of being a public company, Enovix expects its selling, general and administrative expenses to increase significantly in the near term and for the foreseeable future.
Other Income (Expense), net
Other income and expenses, net consists of finance charges and interest expense related to fair value adjustments for outstanding convertible preferred stock warrants and convertible promissory notes, and the issuance of convertible preferred stock warrants.
Income Tax Expense (Benefit)
Enovix’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Enovix maintains a valuation allowance against the full value of its U.S. and state net deferred tax assets because it believes the recoverability of the tax assets is not more likely than not.

Results of Operations
Comparison of Three Months Ended March 31, 2021 to Three Months Ended March 31, 2020 (unaudited)
The following table sets forth Enovix’s historical operating results for the periods indicated:
	Three Months Ended March 31,
	2021	2020	Change ($)	Change (%)
	(in thousands, except share and per share data)
Operating expenses:
Cost of revenue	$1,631	$371	$1,260	340%
Research and development	5,589	2,405	3,184	132%
Selling, general and administrative	4,161	1,000	3,161	316%
Total operating expenses	11,381	3,776	7,605	201%
Loss from operations	(11,381)	(3,776)	(7,605)	201%
Other income (expense):
Change in fair value of convertible preferred stock warrants	(4,781)	66	(4,847)	(7,344)%
Issuance of convertible preferred stock warrants	—	(1,476)	(1,476)	—
Change in fair value of convertible promissory notes	—	(2,422)	(2,422)	—
Interest expense	—	(107)	(107)	—
Other income (expense), net	(3)	33	(36)	(109)%
Total other income (expense), net	(4,784)	(3,906)	(878)	22%
Loss before income taxes	(16,165)	(7,682)	(8,483)	110%
Income tax expense (benefit)	—	—	—	—
Net loss	$(16,165)	$(7,682)	$(8,483)	110%
Basic and diluted net loss per share	$(0.24)	$(0.13)	$(0.11)	85%
Basic and diluted weighted average common shares outstanding	66,618,009	59,716,010	6,901,999	12%
Cost of Revenue
Cost of revenue for the three months ended March 31, 2021 was $1.6 million, compared to $0.4 million during the three months ended March 31, 2020. Between May 2019 and December 2019, Enovix entered into multiple Service Revenue customer contracts. Service Revenue from these customer contracts was deferred as of March 31, 2021 because Enovix had not delivered the final working prototype (the single performance obligation) nor had the customer taken control of the deliverable. The estimated end date of these Service Revenue contracts is between the fourth quarter of 2021 and the first quarter of 2022.
In the execution of satisfying the single performance obligation per the existing Service Revenue contracts, certain costs are recognized as an asset if they relate directly to a customer contract, generate or enhance resources of the entity that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred contract costs are recognized as cost of revenue in the period when the related revenue is recognized.
The increase in cost of revenue of $1.2 million, or 340% was due to the timing of when costs attributable to a specific contract with a customer were incurred. During the three months ended March 31, 2020, Enovix had recently begun incurring costs (with fewer employees compared to the same period in 2021) to satisfy its Service Revenue contracts performance obligation. As of March 31, 2021, Enovix had $4.2 million of deferred contract costs and $5.6 million of deferred revenue on its consolidated balance sheets.

Research and Development Expense
Research and development expense for the three months ended March 31, 2021 was $5.6 million, compared to $2.4 million during the three months ended March 31, 2020. The increase of $3.2 million, or 132% was primarily attributable to an increase in Enovix`s research and development employee headcount from 74 employees as of March 31, 2020 to 126 employees as of March 31, 2021 that drove a $1.8 million increase in salaries and employee benefit expenses. The remaining increase of $1.4 million is due to increased facility, tools and material expenses as well as patent legal fees and software licensing fees. As a result of Enovix entering into the Service Revenue contracts in 2019 as noted above, certain costs that had historically been expensed to research and development since they were not attributable to a specific contract with a customer were recorded as costs of revenue.
Selling, General and Administrative Expense
Selling, general and administrative expense was $4.2 million for the three months ended March 31, 2021, compared to $1.0 million during the three months ended March 31, 2020. The increase of $3.2 million, or 316% was primarily attributable to an increase in Enovix`s employee headcount and related salaries and employee benefit expenses of $0.4 million, increase in professional service of $1.6 million and other expenses of $1.2 million.
Change in Fair Value of Convertible Preferred Stock Warrants
The fair value of the convertible preferred stock warrants as of March 31, 2021 was nil, compared to $2.1 million as of March 31, 2020. On February 22, 2021 in a transaction separate from the Merger Agreement, all 10,160,936 series D convertible preferred stock warrants were exercised at $0.01 per share for a total of $102 thousand. The increase in fair value up to the date of exercise was due to the increase in Enovix’s enterprise value throughout 2020 and the first quarter of 2021. The change in the fair value of the convertible preferred stock warrants of $4.8 million was recorded to earnings at each reporting period.
Issuance of Convertible Preferred Stock Warrants
As part of the March 2020 series P-2 convertible preferred stock issuance, Enovix issued 7,000,000 of series D convertible preferred stock warrants to an existing shareholder at a fair value of $1.5 million. No such event occurred in the period for the three months ended March 31, 2021. Subsequent changes in the fair value of Enovix’s liability classified convertible preferred stock warrants was recorded in Other income (expense).
Change in Fair Value of Convertible Promissory Notes
The change in fair value of the convertible promissory notes of $2.4 million for the three months ended March 31, 2020 was due to the mark to market adjustment of the convertible promissory note, as converted into 19,001,815 shares of series P-2 convertible preferred stock at a conversion price equal to a 30% discount on the cash price paid per share in March 2020. No such event occurred in the period for the three months ended March 31, 2021.
Income Tax Expense / Benefit
Enovix had no tax expense (benefit) for the three months ended March 31, 2021 and 2020 as it is in a net loss position and maintains a full valuation allowance on its deferred tax assets. Enovix’s effective tax rate for each comparable period was zero percent.

Comparison of Fiscal Year Ended December 31, 2020 to Fiscal Year Ended December 31, 2019
The following table sets forth Enovix’s historical operating results for the periods indicated:
	Years Ended December 31,
	2020	2019	Change ($)	Change (%)
	(in thousands, except share and per share data)
Operating expenses:
Cost of revenue	$3,375	$161	$3,214	1,996%
Research and development	14,442	12,147	2,295	19%
Selling, general and administrative	5,713	4,203	1,510	36%
Total operating expenses	23,530	16,511	7,019	43%
Loss from operations	(23,530)	(16,511)	(7,019)	43%
Other income (expense):
Change in fair value of convertible preferred stock warrants	(13,789)	260	(14,049)	(5,403)%
Issuance of convertible preferred stock warrants	(1,476)	—	(1,476)	—
Change in fair value of convertible promissory notes	(2,422)	—	(2,422)	—
Gain on extinguishment of paycheck protection program loan	1,628	—	1,628	—
Interest expense	(107)	(23)	(84)	365%
Other income (expense), net	46	86	(40)	(47)%
Total other income (expense), net	(16,120)	323	(16,443)	(5,091)%
Loss before income taxes	(39,650)	(16,188)	(23,462)	145%
Income tax expense (benefit)	—	—	—	—
Net loss	$(39,650)	$(16,188)	$(23,462)	145%
Basic and diluted net loss per share	$(0.65)	$(0.28)	$(0.37)	132%
Basic and diluted weighted average common shares outstanding	60,645,131	57,735,620	2,909,511	5%
Cost of Revenue
Cost of revenue for 2020 was $3.4 million, compared to $0.2 million during 2019. Between May and December 2019, Enovix entered into multiple Service Revenue contracts with customers. Service Revenue from these customer contracts was deferred as of December 31, 2020 and 2019 because Enovix had not delivered the final working prototype (the single performance obligation) nor had the customer taken control of the deliverable.
In the execution of satisfying the single performance obligation per the existing Service Revenue contracts, certain costs are recognized as an asset if they relate directly to a customer contract, generate or enhance resources of the entity that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred costs are recognized as cost of revenue in the period when the related revenue is recognized.
The increase in cost of revenue of $3.2 million, or 1,996% was due to the timing of when the Service Revenue contracts were entered into during 2019. During 2019, Enovix began incurring costs to satisfy its performance obligation that began in the middle of the year. For 2020, Enovix had a full year of costs incurred on the existing Service Revenue contracts. As of December 31, 2020 and 2019, Enovix had $3.5 million and $1.0 million of deferred costs, and $5.5 million and $5.3 million of deferred revenue on its Consolidated Balance Sheets, respectively.

Research and Development Expense
Research and development expense for 2020 was $14.4 million, compared to $12.1 million during 2019. The increase of $2.3 million, or 19% was primarily attributable to an increase in research and development employee headcount from 59 employees as of December 31, 2019 to 111 employees as of December 31, 2020 that drove a $0.9 million increase in salaries and employee benefit expenses. The remaining increase of $1.4 million is due to increased facility, tools and material expenses. As a result of Enovix entering into the Service Revenue contracts in 2019, certain costs that had historically been expensed to research and development since they were not attributable to a specific contract with a customer were recorded as costs of revenue.
Selling, General and Administrative Expense
Selling, general and administrative expense was $5.7 million for 2020, compared to $4.2 million during 2019. The increase of $1.5 million, or 36% was primarily attributable to an increase in employee headcount and related salaries and employee benefit expenses of $0.4 million and increase in professional service and other expenses of $1.1 million.
Change in Fair Value of Convertible Preferred Stock Warrants
The fair value of the convertible preferred stock warrants as of December 31, 2020 was $16.0 million, compared to $0.7 million as of December 31, 2019. The increase in fair value was due to the increase in Enovix’s enterprise value throughout 2020. The change in the fair value of the convertible preferred stock warrants is recorded to earnings at each reporting period.
Change in Fair Value of Convertible Promissory Notes
The change in fair value of the convertible promissory notes of $2.4 million for 2020 compared to no charge in the comparable period was due to the conversion in March 2020 of all outstanding promissory notes issued in December 2019 into 19,001,815 shares of Series P-2 convertible preferred stock at a conversion price equal to a 30% discount on the cash price paid per share.
Issuance of Convertible Preferred Stock Warrants
The issuance of convertible preferred stock warrants of $1.5 million for 2020 compared to no charge in the comparable period was due to the issuance of additional Series D convertible preferred stock warrants to existing shareholders that are liability classified. Subsequent changes in the fair value of Enovix’s liability classified convertible preferred stock warrants are recorded in a separate Other income (expense) line as discussed above.
Gain on Extinguishment of Paycheck Protection Program Loan
In April 2020, Enovix entered into a loan agreement with the Small Business Administration (“SBA”) pursuant to the Paycheck Protection Program Loan (the “PPP Loan”) established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). Enovix received loan proceeds of $1.6 million. During the year ended December 31, 2020, Enovix used all PPP Loan proceeds for eligible purposes, including payroll, benefits, rent and utilities and was approved for loan forgiveness prior to December 31, 2020. As the entirety of the PPP Loan was forgiven in 2020, the outstanding obligation was extinguished and a gain on extinguishment was recognized in Other income in the Statements of Operations for the year ended December 31, 2020.
Income Tax Expense / Benefit
Enovix had zero tax expense (benefit) for 2020 and 2019 as it is in a net loss position and maintains a full valuation allowance on its deferred tax assets. Enovix’s effective tax rate for 2020 and 2019 was zero.
Non-GAAP Financial Measures
While Enovix prepares its consolidated financial statements in accordance with GAAP, it also utilizes and presents certain financial measures that are not based on GAAP (Enovix refers to these financial measures as “Non-GAAP”). In addition to Enovix’s financial results determined in accordance with GAAP, Enovix believes that EBITDA, Adjusted EBITDA, and Free Cash Flow (each as defined below), are useful measures in evaluating its financial and operational performance distinct and apart from financing costs, certain non-cash expenses and non-operational expenses.
These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP. Enovix endeavors to compensate for the limitation of the Non-GAAP financial measures presented by also providing the most directly comparable GAAP measures.
Enovix uses Non-GAAP financial information to evaluate its ongoing operations and for internal planning, budgeting and forecasting purposes. Enovix believes that Non-GAAP financial information, when taken collectively, may be helpful to investors in assessing its operating performance and comparing its performance with competitors and other comparable companies. You should review the reconciliations below but not rely on any single financial measure to evaluate Enovix’s business.
EBITDA and Adjusted EBITDA
“EBITDA” is defined as earnings (net loss) adjusted for interest expense; income taxes; depreciation expense, and amortization expense. “Adjusted EBITDA” includes additional adjustments to EBITDA such as stock-based compensation expense; and other special items as determined by management which it does not believe to be indicative of its underlying business trends. EBITDA and Adjusted EBITDA are intended as supplemental financial measures of Enovix’s performance that are neither required by, nor presented in accordance with GAAP. Enovix believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results, trends, and in comparing its financial measures with those of comparable companies, which may present similar Non-GAAP financial measures to investors.
However, you should be aware that when evaluating EBITDA, and Adjusted EBITDA, Enovix may incur future expenses similar to those excluded when calculating these measures. In addition, the presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items. Enovix’s computation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA and Adjusted EBITDA in the same fashion.

Below is a reconciliation of net less on a GAAP basis to the Non-GAAP EBITDA and Adjusted EBITDA financial measures for each applicable period:
	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019
	(in thousands)
	(unaudited)
Net loss	$(16,165)	$(7,682)	$(39,650)	$(16,188)
Interest expense	—	107	107	23
Income tax expense (benefit)	—	—	—	—
Depreciation and amortization	141	144	579	509
EBITDA	$(16,024)	$(7,431)	$(38,964)	$(15,656)
Stock-based compensation	1,555	58	666	328
Change in fair value of convertible preferred stock warrants	4,781	(66)	13,789	(260)
Issuance of convertible preferred stock warrants	—	1,476	1,476	—
Change in fair value of convertible promissory notes	—	2,422	2,422	—
Gain on extinguishment of paycheck protection program loan	—	—	(1,628)	—
Adjusted EBITDA	$(9,688)	$(3,541)	$(22,239)	$(15,588)
Free Cash Flow
“Free Cash Flow” is defined as (i) Net cash provided (used) by operating activities (as reported in accordance with GAAP) less (ii) capital expenditures (as reported in accordance with GAAP), net of proceeds from disposals of property, plant and equipment (as reported in accordance with GAAP), all of which are derived from Enovix’s consolidated statements of cash flow. Free Cash Flow is an important liquidity measure for Enovix, as it believes it is useful for management and investors to assess its ability to generate cash, as well as to assess how much cash can be used to reinvest in the growth of the business or to return to shareholders through either stock repurchases or dividends.
Below is a reconciliation of Net cash used in operating activities on a GAAP basis to the Non-GAAP Free Cash Flow financial measures for each applicable period:
	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019
	(in thousands)
	(unaudited)
Net cash used in operating activities (GAAP)	$(8,610)	$(3,729)	$(20,050)	$(10,979)
Capital (expenditures) (GAAP)	(7,141)	(1,860)	(26,953)	(1,650)
Free Cash Flow (Non-GAAP)	$(15,751)	$(5,589)	$(47,003)	$(12,629)
Liquidity and Capital Resources
Enovix has incurred losses and negative cash flows from operations since inception, had a working capital balance of $4.5 million, and an accumulated deficit of $223.4 million at March 31, 2021. Since inception, Enovix has financed its operations primarily from the sales of convertible preferred stock. As of March 31, 2021, Enovix had cash and cash equivalents of $13.3 million.
Enovix’s plan is to seek additional funding through the completion of the merger with RSVAC, per the terms of the Merger Agreement entered into on February 22, 2021. At this time, Enovix is focused on completing the merger with RSVAC, which is subject to approval of the shareholders of both companies, regulatory approval from the SEC and other customary closing conditions and is limited in its efforts to raise additional capital from secondary sources. If Enovix is unable to complete the merger with RSVAC, it would have to pursue an alternative course of action to seek additional capital through other debt and equity financings.
If Enovix is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, it will not have sufficient cash flows and liquidity to fund its planned business for the next 12 months. There can be no assurances that Enovix will be able complete the RSVAC merger or that in the event that the RSVAC merger does not take place, that it will be able to secure alternate forms of financing at terms that are acceptable to management if at all. In that event, Enovix might be forced to limit many of its business plans and consider other means of creating value for its stockholders. Based on the factors described above, and after considering management’s plans, there is substantial doubt about Enovix’s ability to continue as a going concern within one year from the date the interim financial statements were available to be issued. The interim condensed consolidated financial statements included elsewhere in this this proxy statement/prospectus have been prepared assuming Enovix will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.
The following table provides a summary of cash flow data for each applicable period:
	Three Months Ended March 31,			Years Ended December 31,
	2021	2020	Change ($)	2020	2019	Change ($)
	(in thousands)
	(unaudited)
Net cash used in operating activities	$(8,610)	$(3,729)	$(4,881)	$(20,050)	$(10,979)	$(9,071)
Net cash used in investing activities	(7,141)	(1,860)	(5,281)	(26,953)	(1,650)	(25,303)
Net cash (used in) provided by financing activities	(76)	29,012	(29,088)	65,920	5,788	60,132
Change in cash, cash equivalents and restricted cash	$(15,827)	$23,423	$(39,250)	$18,917	$(6,841)	$25,758
Operating Activities
Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020
Enovix’s cash flows used in operating activities to date have been primarily comprised of operating expenses. Enovix continues to ramp up hiring for technical employee positions in order to accelerate engineering efforts ahead of starting commercial manufacturing. Enovix expects its cash used in operating activities to increase significantly before it starts to generate any material cash inflows from commercially manufacturing and selling its batteries (i.e., product revenue).
Net cash used in operating activities was $8.6 million for the three months ended March 31, 2021. Net cash used in operating activities consists of net loss of $16.2 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include stock-based compensation expense of $1.6 million, depreciation expense of $0.1 million and the change in fair value of convertible preferred stock warrants of $4.8 million (increase in ending warrant liability).
Net cash used in operating activities was $3.7 million for the three months ended March 31, 2020. Net cash used in operating activities consists of net loss of $7.7 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include change in the fair value of the convertible promissory notes of $2.4 million, the non-cash issuance of convertible preferred stock warrants of $1.5 million, depreciation expense of $0.1 million, and non-cash interest expense of $0.1 million.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Net cash used in operating activities was $20.1 million for 2020. Net cash used in operating activities consists of net loss of $39.7 million, adjusted for non-cash items and the effect of changes in working capital.

Non-cash adjustments primarily include stock-based compensation expense of $0.7 million, depreciation expense of $0.6 million, change in the fair value of the convertible promissory notes of $2.4 million, gain on extinguishment of the paycheck protection program loan of $1.6 million, the change in fair value of convertible preferred stock warrants of $13.8 million (increase in ending warrant liability), the non-cash issuance of convertible preferred stock warrants of $1.5 million, and non-cash interest expense of $0.1 million.
Net cash used in operating activities was $11.0 million for 2019. Net cash used in operating activities consists of net loss of $16.2 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include stock-based compensation expense of $0.3 million, depreciation expense of $0.5 million, the change in fair value of convertible preferred stock warrants of $0.3 million (decrease in ending warrant liability), and a gain on sale of property and equipment of $0.1 million.
Investing Activities
Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020
Enovix’s cash flows used in investing activities to date have been primarily comprised of purchases of property and equipment. Enovix expects the costs to acquire property and equipment to increase substantially in the near future as it completes its manufacturing facility build-out in anticipation of commercially manufacturing its batteries.
Net cash used in investing activities was $7.1 million and $1.9 million for the three months ended March 31, 2021 and 2020, respectively, and related to purchases of equipment.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Net cash used in investing activities was $27.0 million and $1.7 million for 2020 and 2019, respectively, and related to purchases of equipment.
Financing Activities
Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020
To date, Enovix has financed its operations primarily through the sale of convertible preferred stock. There were no sales of convertible preferred stock for the three months ended March 31, 2021.
Net cash used in financing activities was $0.1 million for the three months ended March 31, 2021 and primarily consisted of $0.3 million related to the transaction costs incurred in connection with the Business Combination which was offset by proceeds from the exercise of stock options and proceeds from the exercise of the convertible preferred stock warrants.
Net cash provided by financing activities was $29.0 million for the three months ended March 31, 2020 and related to proceeds from the issuance of series P-2 convertible preferred stock.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Through December 31, 2020, Enovix has financed its operations primarily through the sale of convertible preferred stock.
Net cash provided by financing activities was $65.9 million for 2020 and related to net proceeds from the issuance of Series P-2 convertible preferred stock of $63.9 million, proceeds from the paycheck protection program loan of $1.6 million, and proceeds of $0.4 million from the exercise of stock options.
Net cash provided by financing activities was $5.8 million for 2019 and related to proceeds from the issuance of convertible promissory notes of $5.7 million, and proceeds of $0.1 million from the exercise of stock options.
Contractual Obligations and Commitments
Enovix currently leases its headquarters, engineering, and manufacturing space in Fremont, California under a single non-cancelable operating lease with an expiration date of August 31, 2030. Enovix also leases a small office in Fremont, California under a noncancelable operating lease that expires in April 2026 with an option to extend the lease for five years. See Note 4, Leases, of the notes to Enovix’s condensed consolidated financial statements for the three months ended March 31, 2021 included elsewhere in this proxy statement/prospectus for further information.
In addition, Enovix enters into agreements in the normal course of business with various vendors which are generally cancelable upon notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation. Those cancellable payments are not included in the table of contractual obligations below. See Note 9, Commitments and Contingencies, of the notes to Enovix’s condensed consolidated financial statements for the three months ended March 31, 2021 included elsewhere in this proxy statement/prospectus for further information.
Off-Balance Sheet Arrangements
During 2020 and 2019 and as of March 31, 2021, Enovix did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Emerging Growth Company Status
Enovix is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, an EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.
In addition, Enovix intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, Enovix intends to rely on such exemptions, it is not required to, among other things: (i) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
Enovix will remain an EGC under the JOBS Act until the earliest of (i) the last day of its first fiscal year following the fifth anniversary of the first sale of its Common Stock in its initial public offering, (ii) the last date of its fiscal year in which it has total annual gross revenue of at least $1.07 billion, (iii) the date on which it is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which is has issued more than $1.0 billion in non-convertible debt securities during the previous three years.
Enovix elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. Enovix has elected to continue to utilize the extended transition period. As a result, Enovix’s consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an EGC from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. Enovix expects to use the extended transition period for any other new or revised accounting standards during the period in which it remains an emerging growth company.
Quantitative and Qualitative Disclosures About Market Risk
Enovix is exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk
The market risk inherent in Enovix’s financial instruments and financial position represents the potential loss arising from adverse changes in interest rates. As of March 31, 2021, Enovix had cash and cash equivalents of $13.3 million, consisting of interest-bearing money market accounts. Enovix’s primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. An immediate 100 basis point change in interest rates would not have a material effect on the fair market value of Enovix’s cash and cash equivalents.
As of March 31, 2021, Enovix has no outstanding interest bearing debt.
Inflation Risk
Inflation generally affects Enovix by increasing its cost of labor. Inflation has not had a material effect on Enovix’s results of operations during the periods presented.
Foreign Currency Risk
There was no material foreign currency risk for the three months ended March 31, 2021 and 2020. Enovix’s activities to date have been limited and were conducted primarily in the U.S.
Critical Accounting Policies and Estimates
The preparation of Enovix’s consolidated financial statements in conformity with GAAP requires Enovix’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the consolidated financial statements and accompanying notes. Enovix bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. These estimates and assumptions include but are not limited to: depreciable lives for property and equipment, the valuation allowance on deferred tax assets, assumptions used in stock-based compensation, and estimates to fair value preferred warrants.
Certain accounting policies have a more significant impact on Enovix’s financial statements due to the size of the financial statement elements and prevalence of their application. The following is a summary of some of the more critical accounting policies and estimates. For further information, see Note 1 to Enovix’s consolidated financial statements included elsewhere in this proxy statement/prospectus.
Revenue Recognition
Enovix determines revenue recognition through the following five-step framework:
•
identification of the contract, or contracts, with a customer;

•
identification of the performance obligations in the contract;

•
determination of the transaction price;

•
allocation of the transaction price to the performance obligations in the contract; and

•
recognition of revenue when, or as, Enovix satisfies a performance obligation.

Service Revenue contracts generally include the design and development efforts to conform Enovix’s existing battery technology with the customer’s required specifications. Consideration for Service Revenue contracts generally becomes payable when Enovix meets specific contractual milestones, which include the design and approval of custom cells, procurement of fabrication tooling to meet the customer’s specifications, and fabrication and delivery of custom cells from Enovix’s pilot production line. Within the existing Service Revenue contracts, the amount of consideration is fixed, the contracts contain a single performance obligation, and revenue is recognized at the point in time the final milestone is met (i.e., a final working prototype meeting all required specifications) and the customer obtains control of the deliverable.

Stock-Based Compensation
Accounting for stock-based compensation is a critical accounting policy due to the broad-based equity awards provided to employees at all levels within Enovix and the use of equity awards as part of the strategy to retain employees as a result of change of control events. Enovix issues stock-based compensation to employees and nonemployees generally in the form of stock options. The fair value of stock options is based on the grant date fair value using the Black-Scholes option pricing model. The awards are accounted for by recognizing the fair value of the related award over the requisite service period, which is generally the vesting period. Forfeitures are accounted for when they occur.
Common Stock Valuations
The fair value of Enovix’s common stock underlying stock awards was determined by the board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of Enovix’s common stock at each board of directors meeting in which stock awards were approved. These factors included, but were not limited to: (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences, and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of Enovix’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of Enovix, given prevailing market conditions. Enovix determined the fair value per share of the underlying common stock by taking into consideration results obtained from third-party valuations and additional factors that were deemed relevant.
Convertible Preferred Stock Warrant Liabilities
Warrants issued by Enovix for the purchase of shares of its convertible preferred stock are classified as liabilities on its Consolidated Balance Sheets at fair value. The fair value of the convertible preferred stock warrants was determined as of December 31, 2020 and 2019 using the Black-Scholes option pricing model, which incorporate assumptions and estimates, to value the convertible preferred stock warrants. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying shares of Enovix’s Series C and D convertible preferred stock, risk free interest rate, expected dividend yield, expected volatility of the price of the underlying preferred stock, and a probability weighted expected term of the warrants. The most significant assumption impacting the fair value of the convertible preferred stock warrants is the fair value of Enovix’s Series D convertible preferred stock as of each remeasurement date. Enovix determined the fair value per share of the underlying preferred stock by taking into consideration the most recent sales of its convertible preferred stock, results obtained from third-party valuations and additional factors that were deemed relevant.
The initial liability recorded is adjusted for changes in the fair value at each reporting date and recorded in the Consolidated Statements of Operations. The warrants are subject to remeasurement at each balance sheet date until the earlier of the exercise or expiration, the completion of a deemed liquidation event, or the completion of an initial public offering or sale of Enovix. Enovix expects the fair value of the warrants to increase leading up to the Business Combination.
Internal Control Over Financial Reporting.
In connection with the preparation and audit of Enovix’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, a material weakness was identified in its internal control over financial reporting. Please see the section of this proxy statement/prospectus titled “Risk Factors — Enovix identified a material weakness in its internal control over financial reporting. If Enovix is unable to remediate this material weakness, or if Enovix identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, Enovix may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect its business and stock price.”

Recent Accounting Pronouncements
See Notes to Enovix’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and unaudited interim condensed consolidated financial statements as of and for the three months ended March 31, 2021 and 2020 for more information about recent accounting pronouncements, the timing of their adoption, and its assessment, to the extent it has made one, of their potential impact on its financial condition and results of operations.

DESCRIPTION OF SECURITIES OF RSVAC
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to RSVAC before the Business Combination.
General
Our Charter currently authorizes the issuance of 100,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock par value $0.0001 per share. As of the date of this proxy statement/prospectus, 28,750,000 shares of Common Stock are issued and outstanding, held by our sponsor, our directors, and affiliates of our management team. No preferred shares are issued or outstanding.
Units
Each Unit consists of one share of Common Stock and one-half of one Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus. Warrants become exercisable on the later of 30 days after the completion of our initial business combination and 12 months from the closing of the RSVAC IPO, and they expire five years after the completion of our initial business combination or earlier upon redemption or liquidation, as described in this proxy statement/prospectus. Pursuant to the warrant agreement, no fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you own a multiple of two units, the number of warrants issuable to you upon separation of the units will be rounded down to the nearest whole number of warrants. As of January 2021, holders of RSVAC’s units may elect to separately trade the shares of common stock and warrants included in its units. Holders have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into shares of common stock and warrants.
Common Stock
Our holders of record of our Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve the Business Combination, our insiders, officers and directors, have agreed to vote their respective shares of Common Stock owned by them in favor of the Business Combination.
We will consummate the Business Combination only if public stockholders do not exercise redemption rights with respect to the Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 and a majority of the outstanding shares of Common Stock voted are voted in favor of the business combination.
Pursuant to our Charter, if we do not consummate our initial business combination within 24 months from the closing of the RSVAC IPO, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The holders of the Founders Shares have agreed to waive their rights to share in any distribution with respect to their Founders Shares.
Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Common Stock, except that public stockholders have the right to sell their shares to us in any tender offer or have their shares of Common Stock redeemed for cash equal to their pro rata share of the Trust Account if they vote on the Business Combination and the Business Combination is completed.
If we hold a stockholder vote to amend any provisions of our certificate of incorporation relating to stockholder rights or pre-business combination activity (including the substance or timing within which we have to complete a business combination), we will provide our public stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding Public Shares, in connection with any such vote. In either of such events, converting stockholders would be paid their pro rata portion of the Trust Account promptly following consummation of the Business Combination or the approval of the amendment to the certificate of incorporation. If the Business Combination is not consummated or the amendment is not approved, stockholders will not be paid such amounts.
Preferred Stock
There are no shares of preferred stock outstanding. Accordingly, our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. However, the underwriting agreement in the RSVAC IPO prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the Common Stock on our initial business combination. We may issue some or all of the preferred stock to effect our initial business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we reserve the right to do so in the future.
Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The Warrants become exercisable on the later of 30 days after the completion of our initial business combination and 12 months from the closing of the RSVAC IPO, and they expire five years after the completion of our initial business combination or earlier upon redemption or liquidation, as described in this proxy statement/prospectus. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within 120 days from the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. Pursuant to the warrant agreement, no fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase a multiple of two units, the number of warrants issuable to you upon separation of the units will be rounded down to the nearest whole number of warrants. As of January 2021, holders of RSVAC’s units may elect to separately trade the shares of common stock and warrants included in the units. Holders have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into shares of common stock and warrants.
The Placement Warrants are identical to the Public Warrants sold in the IPO except that the Placement Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor, the anchor investors or their permitted transferees. Additionally, our Sponsor and anchor investors have agreed not to transfer, assign, or sell any of the Placement Warrants or underlying securities (except in limited circumstances) until the date that is 30 days after the date we complete our initial business combination. Our Sponsor and anchor investors were granted certain demand and piggyback registration rights in connection with the purchase of the Placement Warrants.
We may call the outstanding Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:
•
at any time while the Public Warrants are exercisable,

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•
if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders, and
•
if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for our Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.
If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of our Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.
The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Warrants in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Except as described above, no Public Warrants will be exercisable for cash and we will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of Common Stock issuable upon exercise of such Public Warrants is current and the shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Public Warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Public Warrants until the expiration of the Public Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Public Warrants, holders will be unable to exercise their Public Warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the Public Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Public Warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Public Warrants may have no value, the market for the Public Warrants may be limited and the Public Warrants may expire worthless.
Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of Common Stock outstanding.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.
Contractual Arrangements with respect to the Certain Warrants
We have agreed that so long as the Placement Warrants are still held by the initial purchasers or their affiliates, we will not redeem such warrants and we will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective). However, once any of the foregoing warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply.
Dividends
We have not paid any cash dividends on our shares of Common Stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of a business combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of our then Board. It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future.
Our Transfer Agent and Warrant Agent
The transfer agent for our shares of Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.
Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and By-Laws
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers upon completion of this offering. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
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a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

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an affiliate of an interested stockholder; or

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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
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our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Special meeting of stockholders
Our bylaws provide that special meetings of our stockholders may be called only by may be called by resolution of the Board, or by the Thurman J. Rodgers, or by the holders of not less than one-quarter of all of the shares entitled to vote at the meeting.
Authorized but unissued shares
Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive forum for certain lawsuits
Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of RSVAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of RSVAC to RSVAC or its stockholders, (iii) any action asserting a claim against RSVAC, its directors, officers or employees arising pursuant to any provision of the DGCL or our Charter or bylaws, or (iv) any action asserting a claim against RSVAC, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this section will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Notwithstanding the foregoing, the inclusion of such provision in our Charter will not be deemed to be a waiver by our stockholders of our obligation to comply with federal securities laws, rules and regulations, and the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Furthermore, the enforceability of choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION
The following summary of certain provisions of the Combined Entity’s securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex G, respectively.
Authorized and Outstanding Stock
The proposed Amended Charter authorizes the issuance of 1,010,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value. As of the Record Date, there were 28,750,000 shares of RSVAC Common Stock outstanding. No shares of preferred stock are currently outstanding.
Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of the Combined Entity’s directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Combined Entity’s Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Common Stock unless the shares of Common Stock at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of the Combined Entity’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Common Stock will be entitled to receive an equal amount per share of all of the Combined Entity’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
The holders of the Common Stock have no preemptive rights or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.
Election of Directors
Following the Business Combination, the Combined Entity’s Board will have one class of directors and each director will generally serve for a term of one year. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Preferred Stock
The Combined Entity’s Board has authority to issue shares of the Combined Entity’s preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of the Combined Entity’s preferred stock could have the effect of decreasing the trading price of the Combined Entity’s common stock, restricting dividends on the Combined Entity’s capital stock, diluting the voting power of the Combined Entity’s common stock, impairing the liquidation rights of the Combined Entity’s capital stock, or delaying or preventing a change in control of the Combined Entity.
Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The warrants will become exercisable on the later of 30 days after the completion of our initial business combination or 12 months from the closing of the RSVAC IPO, and will expire five years after the completion of our initial business combination or earlier upon redemption or liquidation, as described in this proxy statement/prospectus. However, no Public Warrants will be exercisable for cash unless the Combined Entity has an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within 120 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when it shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The Public Warrants will expire five years from the Closing at 5:00 p.m., New York City time.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase a multiple of two units, the number of warrants issuable to you upon separation of the units will be rounded down to the nearest whole number of warrants. Pursuant to the warrant agreement, no fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you own a multiple of two units, the number of warrants issuable to you upon separation of the units will be rounded down to the nearest whole number of warrants. As of January 2021, holders of RSVAC’s units may elect to separately trade the shares of common stock and warrants included in the units. Holders have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into shares of common stock and warrants.
The Placement Warrants are identical to the Public Warrants underlying the Units except that (i) each Placement Warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share, and (ii) such Placement Warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The Placement Warrants purchased by our Sponsor will not be exercisable more than five years from the effective date of the RSVAC IPO registration statement, in accordance with FINRA Rule 5110(f)(2)(G)(i), as long as Rodgers Capital, LLC or any of its related persons beneficially own these Placement Warrants.
We may call the outstanding Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:
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at any time while the Public Warrants are exercisable,

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upon not less than 30 days’ prior written notice of redemption to each warrant holder,

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if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

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if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for our Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.
If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of our Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.
The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Except as described above, no Public Warrants will be exercisable for cash and we will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of Common Stock issuable upon exercise of such Public Warrants is current and the shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Public Warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Public Warrants until the expiration of the Public Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Public Warrants, holders will be unable to exercise their Public Warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the Public Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Public Warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Public Warrants may have no value, the market for the Public Warrants may be limited and the Public Warrants may expire worthless.
Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of Common Stock outstanding.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.
Registration Rights
After the Business Combination is consummated, the holders of the Founders Shares issued and outstanding on the date of this proxy statement/prospectus, as well as the holders of the Placement Warrants (and underlying securities) are entitled to registration rights pursuant to an agreement signed in connection with the RSVAC IPO. The holders of a majority of these securities are entitled to make up to three demands that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Business Combination. The Combined Entity will bear the expenses incurred in connection with the filing of any such registration statements.
Following the Business Combination, certain Enovix Equityholders will hold registration rights with respect to the Merger Consideration Shares. Stockholders holding a majority-in-interest of such registrable securities will be entitled to make a written demand for registration under the Securities Act of all or part of their registrable securities. Subject to certain exceptions, such stockholders will also have certain “piggy-back” registration rights with respect to registration statements filed by the Combined Entity, as well additional rights to provide for registration of registrable securities on Form S-3 and any similar short-form registration statement that may be available at such time. See “Proposal 1 — The Business Combination Proposal — Related Agreements — Registration Rights Agreement”
Anti-Takeover Provisions
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Among other things, the Amended Charter and amended and restated bylaws will:
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permit the Combined Entity’s Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

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provide that the authorized number of directors may be changed only by resolution of the Combined Entity’s Board;

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provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least 66 2∕3% of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

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provide that Special Meetings of the Combined Entity’s stockholders may be called by the chairperson of the Combined Entity’s Board, the chief executive officer or by the Combined Entity’s Board pursuant to a resolution adopted by a majority of the total number of authorized directors;

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provide that the Combined Entity’s Board will be divided into three classes of directors, with the classes to be as nearly equal as possible, and with the directors serving three-year terms (see the section titled “Management After the Business Combination”), therefore making it more difficult for stockholders to change the composition of the Combined Entity’s Board; and

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not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2∕3% of all of the then-outstanding capital stock entitled to vote generally in the election of directors.
The combination of these provisions will make it more difficult for the existing stockholders to replace the Combined Entity’s Board as well as for another party to obtain control of the Combined Entity by replacing the Combined Entity’s Board. Because the Combined Entity’s Board has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Combined Entity’s Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Combined Entity’s Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Combined Entity’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Combined Entity’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.
Delaware Anti-Takeover Law
The Combined Entity will opt out of Section 203 of the Delaware General Corporation Law. However, the Amended Charter will contain similar provisions providing that the Combined Entity may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
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prior to the date of the transaction, the Combined Entity’s Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the Combined Entity’s voting stock outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the consummation of the transaction, the business combination is approved by the Combined Entity’s Board and authorized at an annual or Special Meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with its affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 20% or more of our outstanding voting stock. These provisions may encourage companies interested in acquiring the Combined Entity to negotiate in advance with the Combined Entity’s Board because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Combined Entity’s Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Choice of Forum
The Combined Entity’s amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on the Combined Entity’s behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of the Combined Entity’s directors, officers, or other employees to the Combined Entity or its stockholders; (iii) any action or proceeding asserting a claim against the Combined Entity or any of the Combined Entity’s directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, the Proposed Certificate of Incorporation or the Proposed Bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim against the Combined Entity or any of the Combined Entity’s directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Proposed Certificate of Incorporation further provides that, unless the Combined Entity consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Combined Entity’s amended and restated certificate of incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Additionally, the Proposed Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of the Combined Entity’s securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

SHARES ELIGIBLE FOR FUTURE SALE
Business Combination Shares
RSVAC will issue up to 105,000,000 shares of Common Stock to Enovix Equityholders in connection with the Business Combination. All of the shares of Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by RSVAC’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices of the Common Stock.
Lock-up Provisions
The Sponsor will be broadly prohibited from selling, pledging, transferring or otherwise disposing of its ownership interest in the Combined Entity’s common stock or Warrants for a period of 365 days after the Closing, subject to certain customary exceptions and early release upon the occurrence of certain events.
Enovix’s officers and certain employees of Enovix will be broadly prohibited from selling, pledging, transferring or otherwise disposing of its ownership interest in the Combined Entity’s common stock or Warrants for a period of 180 days after the Closing, subject to certain customary exceptions and early release upon the occurrence of certain events.
Enovix’s directors and certain stockholders of Enovix will be broadly prohibited from selling, pledging, transferring or otherwise disposing of its ownership interest in the Combined Entity’s common stock or Warrants for a period of 12 months after the Closing, subject to certain customary exceptions and early release upon the occurrence of certain events. Additional details of these transfer restrictions can be found under the section entitled “Proposal 1 — The Business Combination Proposal — Related Agreements — Lock-up Agreements.”
Registration Rights
RSVAC has agreed to give holders of certain restricted securities, including shares of Common Stock, the Placement Warrants, and the shares purchased in the PIPE Financing, registration rights to facilitate the resale of such restricted securities. Additional details of these rights can be found under the section entitled “Description of Securities After the Business Combination — Registration Rights.”
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock or restricted Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Common Stock or restricted Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the total shares of the Combined Entity’s common stock then outstanding; or

•
the average weekly reported trading volume of the Combined Entity’s Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of RSVAC under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about RSVAC.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 28,750,000 shares of Common Stock outstanding. Of these shares, the 23,000,000 shares sold in the RSVAC IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 5,750,000 shares owned collectively by the Sponsor, officers and directors are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
As of the date of this proxy statement/prospectus, there are a total of 17,500,000 Warrants outstanding, consisting of 11,500,000 Public Warrants and 6,000,000 Placement Warrants. Each Warrant is exercisable for one share of Common Stock, in accordance with the terms of the Warrant Agreement. The Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to file no later than 15 business days after the Closing a registration statement under the Securities Act covering the 6,000,000 shares of the Combined Entity’s common stock that may be issued upon the exercise of remaining Warrants post-Business Combination and use reasonable best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Warrants.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY
Ticker Symbol and Market Price
RSVAC Common Stock, Units and Public Warrants are currently listed on Nasdaq under the symbols “RSVA,” “RSVAU” and “RSVAW,” respectively. The closing price of the RSVAC Common Stock, Units and Public Warrants on February 19, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $15.75, $18.73 and $6.00, respectively. As of June 11, 2021, the record date for the special meeting, the closing price for the RSVAC Common Stock, Units and Public Warrants was $20.00, $24.20 and $8.21, respectively.
Dividend Policy
We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of our then Board. It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding (i) the actual beneficial ownership of RSVAC Common Stock as of May 15, 2021 (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of the Combined Entity’s common stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively, that the maximum number of Public Shares are redeemed, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of RSVAC Common Stock or of the Combined Entity’s common stock;

•
each of our current executive officers and directors;

•
each person who will (or is expected to) become an executive officer or director of the Combined Entity following the Closing; and

•
all executive officers and directors of RSVAC as a group pre-Business Combination and all executive officers and directors of the Combined Entity post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of shares of RSVAC Common Stock pre-Business Combination is based on 28,750,000 issued and outstanding shares of RSVAC Common Stock as of the date hereof. The expected beneficial ownership of shares of the Combined Entity post- Business Combination is based on 141,415,678 shares to be outstanding (after excluding 4,834,322 shares underlying outstanding options and after accounting for certain de minimis rounding adjustments that may occur in the allotment of Merger Consideration Shares to the individual Enovix Equityholders pursuant to the terms of the Merger Agreement) and assumes:
(i)
no exercise of the 11,500,000 Public Warrants that will remain outstanding post-Business Combination, which will become exercisable at the holder’s option at an exercise price of $11.50 per whole share, provided that RSVAC has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available, which are not expected to occur within 60 days of the date of this proxy statement/prospectus;

(ii)
the issuance of the Merger Consideration Shares; and

(iii)
12,500,000 shares of Common Stock that are issued in connection with the PIPE Financing.

The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the Public Shares have been redeemed.
The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes 14,663,847 Public Shares (other than any held by the stockholders listed in the table below), which is the maximum number of shares subject to redemption as of March 31, 2021, have been redeemed.

Unless otherwise indicated, RSVAC believes that all persons named in the table have sole voting and investment power with respect to all RSVAC Common Stock beneficially owned by them.
	Pre-Business Combination		Post Business Combination
	Common Stock		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Outstanding Shares of Common Stock	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of RSVAC:
Thurman J. Rodgers(2)	5,750,000	20.0%	22,687,628	16.0%	22,687,628	17.9%
Emmanuel T. Hernandez(3)	—	*	—	*	—	*
Steven J. Gomo(3)	—	*	—	*	—	*
John D. McCranie(3)	—	*	—	*	—	*
Lisan Hung(3)	—	*	—	*	—	*
Joseph I. Malchow(3)	—	*	—	*	—	*
All Directors and Executive Officers of RSVAC as a Group (six individuals)	5,750,000	20.0%	22,687,628	16.0%	22,687,628	17.9%
Five Percent Holders of RSVAC :
Electron Capital Partners, LLC	3,027,773	10.5%	3,027,773	2.1%	3,027,773	2.4%
Gilder, Gagnant & Howe LLC	3,066,627	10.7%	3,066,627	2.2%	3,066,627	2.4%
Park West Asset Management LLC	4,300,000	15.0%	4,300,000	3.0%	4,300,000	3.5%
Rodgers Capital, LLC(2)	5,750,000	20.0%	22,687,628	16.0%	22,687,628	17.9%
Directors and Executive Officers of Combined Entity After Consummation of the Business Combination:
Harrold Rust(4)	—	—	2,630,132	1.8%	2,630,132	2.0%
Thurman J. Rodgers(2)	5,750,000	20.0%	22,687,628	16.0%	22,687,628	17.9%
Betsy Atkins(5)	—	—	154,327	*	154,327	*
Emmanuel T. Hernández(3)	—	—	—	*	—	*
John D. McCranie(3)	—	—	—	*	—	*
Michael J. Petrick(6)	—	—	3,052,422	2.2%	3,052,422	2.4%
Gregory Reichow(7)	—	—	14,846	*	14,846	*
Ashok Lahiri(8)	—	—	1,433,054	1.0%	1,433,054	1.1%
Cameron Dales(9)	—	—	1,054,013	*	1,054,013	*
Steffen Pietzke(10)	2,000	*	683,268	*	683,268	*
Edward J. Hejlek(11)	—	—	272,509	*	272,509	*
All Directors and Executive Officers of Combined Entity as a Group (eleven individuals)(12)	5,752,000	20.0%	31,982,199	22.2%	31,982,199	24.7%
Five Percent Holders of Combined Entity After Consummation of the Business Combination:
DPIP Enovix Series(13)	—	—	7,827,649	5.5%	7,827,649	6.2%
Eclipse Fund III, L.P.(14)	—	—	16,703,194	11.8%	16,703,194	13.2%
York Distressed Asset Fund III, L.P.(15)	—	—	15,445,317	10.9%	15,445,317	12.2%

*
Less than one percent.

(1)
Unless otherwise indicated, the business address of each of the individuals is c/o Rodgers Silicon Valley Acquisition Corp., 535 Eastview Way, Woodside, California 94062.

(2)
The pre-Business Combination number consists of 5,750,000 shares of RSVAC Common Stock owned by Rodgers Capital, LLC, for which Thurman J. Rodgers is the managing member. The post-Business Combination number consists of (i) the 5,750,000 shares of RSVAC Common Stock owned by Rodgers Capital, LLC, and (ii) 16,937,628 shares of Combined Entity common stock held by the Rodgers Massey Revocable Living Trust dtd 4/4/11 for which Mr. Rodgers is trustee.

(3)
Mr. Hernandez, Mr. McCranie, Mr. Gomo, Mr. Malchow and Ms. Hung are each members of the Sponsor. Upon a distribution after the Business Combination by the manager of the Sponsor of its interests, units of the Sponsor owned by the foregoing directors shall be converted into Combined Entity shares of common stock as follows, (i) Mr. Hernandez will receive 460,000 shares of Combined Entity common stock, (ii) Mr. McCranie will receive 450,000 shares of Combined Entity common stock, (iii) Mr. Gomo will receive 295,000 shares of Combined Entity common stock, (iv) Mr. Malchow will receive 262,500 shares of Combined Entity common stock, and (v) Ms. Hung will receive 262,500 shares of Combined Entity common stock.

(4)
Consists of (i) 887,460 shares of Combined Entity common stock held directly by Mr. Rust, of which 462,910 shares of Combined Entity common stock are unvested and remain subject to a repurchase right, (ii) 419,698 shares of Combined Entity common stock held by the Harrold and Margaret Rust Family Trust UTD May 15, 1996, and (iii) 1,322,974 shares of Combined Entity common stock issuable to Mr. Rust pursuant to options exercisable within 60 days of May 15, 2021, of which 1,265,784 shares of Combined Entity common stock would be unvested as of such date.

(5)
Consists of 105,223 shares of Combined Entity common stock held directly by Ms. Atkins, of which 92,070 shares of Combined Entity common stock are unvested and remain subject to a repurchase right, and (ii) 49,104 shares of Combined Entity common stock issuable to Ms. Atkins pursuant to options exercisable within 60 days of May 15, 2021, of which 47,058 shares of Combined Entity common stock would be unvested as of such date.

(6)
Consists of 2,947,199 shares of Combined Entity common stock held by Michael John Petrick and Leslie Anderson Petrick, as Trustees of the Michael John Petrick Revocable Trust, as amended, and (ii) 105,223 shares of Combined Entity common stock issuable to Mr. Petrick pursuant to options exercisable within 60 days of May 15, 2021, of which 48,227 shares of Combined Entity common stock would be unvested as of such date.

(7)
Consists of 14,846 shares of Combined Entity common stock held directly by Mr. Reichow. Mr. Reichow is a Partner of Eclipse Ventures, LLC. Mr. Reichow disclaims beneficial ownership of the shares held by Eclipse Fund III, L.P. referred to in Footnote 14 below.

(8)
Consists of (i) 1,283,410 shares of Combined Entity common stock held directly by Mr. Lahiri, of which 457,064 shares of Combined Entity common stock are unvested and remain subject to a repurchase right, and (ii) 149,644 shares of Combined Entity common stock issuable to Mr. Lahiri pursuant to options exercisable within 60 days of May 15, 2021, of which 132,061 shares of Combined Entity common stock would be unvested as of such date.

(9)
Consists of (i) 939,122 shares of Combined Entity common stock held directly by Mr. Dales, of which 516,984 shares of Combined Entity common stock are unvested and remain subject to a repurchase right, and (ii) 114,891 shares of Combined Entity common stock issuable to Mr. Dales pursuant to options exercisable within 60 days of May 15, 2021, of which 102,917 shares of Combined Entity common stock would be unvested as of such date.

(10)
Consists of (i) 2,000 shares of Combined Entity common stock held directly by Mr. Pietzke, and (ii) 681,268 shares of Combined Entity common stock issuable to Mr. Pietzke pursuant to options exercisable within 60 days of May 15, 2021, of which 680,144 shares of Combined Entity common stock would be unvested as of such date.

(11)
Consists of (i) 149,067 shares of Combined Entity common stock held directly by Mr. Hejlek, of which 81,109 shares of Combined Entity common stock are unvested and remain subject to a repurchase right, and (ii) 123,442 shares of Combined Entity common stock issuable to Mr. Hejlek pursuant to options exercisable within 60 days of May 15, 2021, of which 121,532 shares of Combined Entity common stock would be unvested as of such date.
(12)
Consists of (i) 23,683,653 shares of Combined Entity common stock held by all directors and executive officers of Combined Entity as a group, of which 1,610,137 shares of Combined Entity common stock are unvested and remain subject to a repurchase price, and (ii) 2,546,546 shares of Combined Entity common stock issuable pursuant to options exercisable within 60 days of May 15, 2021, of which 2,397,723 shares of Combined Entity common stock would be unvested as of such date.

(13)
Consists of 7,827,649 shares of Combined Entity common stock held by DPIP Enovix Series. The address for DPIP Enovix Series is 104 South Tryon Street, Charlotte, North Carolina 28202.

(14)
Consists of 16,703,194 shares of Combined Entity common stock held by Eclipse Fund III, L.P., or Eclipse III. Eclipse GP III, LLC, or Eclipse III GP, is the general partner of Eclipse III and may be deemed to have voting and dispositive power over the shares held by Eclipse III. Lior Susan is the sole managing member of Eclipse III GP and may be deemed to have voting and dispositive power over the shares held by Eclipse III. Eclipse III GP and Mr. Susan disclaim beneficial ownership of the shares held by Eclipse III except to the extent of their pecuniary interest therein, if any. The address for Eclipse Fund III is 514 High Street, Suite 4, Palo Alto, California 94301.

(15)
Consists of 15,445,317 shares of Combined Entity common stock held by York Distressed Asset Fund III, L.P. The address for York Distressed Asset Fund III, L.P. is 767 Fifth Avenue, 17th Floor, New York, New York 10153.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
RSVAC
In September 2020, we issued an aggregate of 5,750,000 founder shares to our sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.004 per share. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of the offering. The founder shares (including the common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
Our sponsor has committed, pursuant to a written agreement, to purchase an aggregate of 6,000,000 Placement Warrants for a purchase price of $1.00 per warrant in a private placement that will occur simultaneously with the closing of the offering. The Placement Warrants are identical to the warrants sold as part of the units in the offering, subject to limited exceptions. The Placement Warrants (including the common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
As more fully discussed in the section of this prospectus titled “Management — Conflicts of Interest,” if any of our officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.
Commencing on the date of this prospectus, we have agreed to pay an affiliate of our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.
In September 2020, our sponsor agreed to loan us $50,000 to be used for a portion of the expenses of the IPO offering pursuant to a promissory note. The outstanding balance under the Promissory Note of $50,000 was repaid on December 8, 2020.
In May 2021, Enovix issued a secured promissory note in the principal amount of $15,000,000 to the Rodgers Massey Revocable Living Trust dtd 4/4/11 (the “Bridge Note”) of which Mr. Rodgers is trustee. The proceeds from the Bridge Note are intended to provide working capital funds to help support the operations of Enovix. The Bridge Note accrues interest on a monthly basis at a rate of 7.5% per annum, payable in kind by adding such amount to the principal amount outstanding under the Bridge Note on each monthly anniversary of the issuance of the Bridge Note. The Bridge Note has a maturity date of the earlier of (i) October 25, 2021 and (ii) the closing of the Business Combination. Upon the closing of the Business Combination, Enovix intends to repay the principal amount and any accrued and unpaid interest under the Bridge Note with funds from the PIPE Financing and the Trust Account. If the Business Combination does not close by October 25, 2021, Enovix may not have sufficient funds to repay the loan and will need to pursue a forbearance arrangement with the lender or some other arrangement to meet its obligations under the Bridge Note.
Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the Combined Entity with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
We have entered into a registration rights agreement with respect to the Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of common stock issuable upon exercise of the foregoing and upon conversion of the founder shares, which is described under the section of this prospectus titled “Description of Securities — Registration Rights.”
Related Party Policy
We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.
We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.
In addition, our audit committee, pursuant to a written charter that we have adopted, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that our initial business combination is fair to our company from a financial point of view. Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by us to our sponsor, officers or directors, or any affiliate of our sponsor or officers, for services rendered to us prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, the following payments will be made to our sponsor, officers or directors, or our or their affiliates, none of which will be made from the proceeds of the IPO held in the trust account prior to the completion of our initial business combination:
•
Payment to an affiliate of our sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support;

•
Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•
Repayment of loans which may be made by our sponsor or an affiliate of our sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,000,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender.

Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates.
Enovix
See “— RSVAC Convergence Acquisition Corp. — Subscription Agreements.”
Enovix Stockholder Support Agreement
On February 22, 2021, RSVAC, Enovix and certain stockholders of Enovix, entered into the Enovix Stockholder Support Agreement, whereby each of the parties thereto agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby. Additionally, certain stockholders of Enovix agreed, among other things, to effect the Enovix Preferred Conversion, not to transfer any of their shares of Enovix common stock and Enovix preferred stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Enovix Stockholder Support Agreement.
Convertible Note Financing
In December 2019, Enovix issued and sold unsecured convertible promissory notes to certain investors up to an aggregate principal amount of $5.7 million (the “Promissory Notes”). The Promissory Notes accrued interest at the rate of 6% per year. In March 2020, at the initial closing of Enovix’s Series P-2 Preferred Stock financing, the outstanding principal amount and accrued and unpaid interest under the Promissory Notes as of such date converted into shares of Enovix’s Series P-2 Preferred Stock at a 30% discount to the cash purchase price of Enovix’s Series P-2 Preferred Stock and were terminated immediately thereafter.
The following table summarizes the participation in the foregoing transaction by Enovix’s directors, executive officers, and holders of more than 5% of any class of Enovix’s capital stock as of the date of such transaction:
Name of Noteholder	Principal Amount of Promissory Notes
Rodgers Massey Revocable Living Trust dtd 4/4/11(1)	$5,000,000
Michael John Petrick Revocable Trust, as amended(2)	350,000
Harrold and Margaret Rust Family Trust UTD May 15, 1996(3)	58,392
Ashok Lahiri(4)	58,392

(1)
Thurman John “TJ” Rodgers is a member of Enovix’s board of directors, and trustee of the Rodgers Massey Revocable Living Trust dtd 4/4/11.

(2)
Michael Petrick is a member of Enovix’s board of directors, and trustee of the Michael John Petrick Revocable Trust, as amended.

(3)
Harrold Rust is Enovix’s President, Chief Executive Officer, a member of Enovix’s board of directors and trustee of the Harrold and Margaret Rust Family Trust UTD May 15, 1996.

(4)
Ashok Lahiri is Enovix’s Chief Technology Officer.

Secured Promissory Note Financing
In May 2021, Enovix issued the Bridge Note to the Rodgers Massey Revocable Living Trust dtd 4/4/11. The proceeds from the Bridge Note are intended to provide working capital funds to help support the operations of Enovix. The Bridge Note accrues interest on a monthly basis at a rate of 7.5% per annum, payable in kind by adding such amount to the principal amount outstanding under the Bridge Note on each monthly anniversary of the issuance of the Bridge Note. The Bridge Note has a maturity date of the earlier of (i) October 25, 2021 and (ii) the closing of the Business Combination. Upon the closing of the Business Combination, the Company intends to repay the principal amount and any accrued and unpaid interest under the Bridge Note with funds from the PIPE Financing and the Trust Account.
The Bridge Note is subject to customary events of default and provides customary remedies upon an event of default. The Bridge Note is secured by a first priority security interest in Enovix’s assets, excluding its intellectual property. Enovix is subject to a negative pledge covenant with respect to its assets, including its intellectual property, and is restricted from selling, licensing or otherwise transferring any material assets or property outside of the ordinary course of business. These covenants may restrict Enovix’s ability to finance its operations and to pursue its business activities and strategies, and its ability to comply with these covenants may be affected by events beyond Enovix’s control.
Preferred Stock Financings
From July through December of 2018, Enovix issued and sold an aggregate of 82,233,867 shares of its Series F Preferred Stock for a cash purchase price of $0.285 per share for aggregate gross proceeds of approximately $23.4 million. Each share of Enovix’s Series F Preferred Stock will be cancelled in exchange for the right to receive shares of the Combined Entity’s common stock upon the Closing.
From March through November of 2020, Enovix issued and sold an aggregate of 151,610,261 shares of Series P-2 Preferred Stock for a cash purchase price of $0.431699 per share for aggregate gross proceeds of approximately $65.5 million. Additionally, at the initial closing of its Series P-2 Preferred Stock financing in March of 2020, Enovix issued 19,001,815 shares of its Series P-2 Preferred Stock upon the conversion of approximately $5.75 million of outstanding principal and accrued and unpaid interest under the Promissory Notes. Each share of Enovix’s Series P-2 Preferred Stock will be cancelled in exchange for the right to receive shares of the Combined Entity’s common stock upon the Closing.
The following table summarizes the participation in the foregoing transactions by Enovix’s directors, executive officers, and holders of more than 5% of any class of Enovix’s capital stock as of the date of such transactions:
Name of Stockholder	Shares of Series F Preferred Stock	Shares of Series P-2 Preferred Stock	Aggregate Purchase Price
Rodgers Massey Revocable Living Trust dtd 4/4/11(1)	26,877,192	23,761,025	15,740,327
Michael John Petrick Revocable Trust, as amended(2)	5,511,648	1,987,571	2,276,443
Harrold and Margaret Rust Family Trust UTD May 15, 1996(3)	—	196,334	59,330
Ashok Lahiri(4)	—	196,334	59,330
Eclipse Fund III, L.P.(5)	—	13,434,650	5,799,725
DPIP Enovix Series	8,542,957	4,432,036	4,348,048
York Distressed Asset Fund III, L.P.	31,228,069	6,949,286	11,899,999

(1)
Thurman John “TJ” Rodgers is a member of Enovix’s board of directors, and trustee of the Rodgers Massey Revocable Living Trust dtd 4/4/11. Includes shares of Series P-2 Preferred Stock issued upon the conversion of an unsecured convertible promissory note issued by Enovix with an aggregate principal amount of $5.0 million.

(2)
Michael Petrick is a member of Enovix’s board of directors, and trustee of the Michael John Petrick Revocable Trust, as amended. Includes shares of Series P-2 Preferred Stock issued upon the conversion of an unsecured convertible promissory note issued by Enovix with an aggregate principal amount of $350,000.

(3)
Harrold Rust is Enovix’s President, Chief Executive Officer, a member of Enovix’s board of directors and trustee of the Harrold and Margaret Rust Family Trust UTD May 15, 1996. Includes shares of

Series P-2 Preferred Stock issued upon the conversion of an unsecured convertible promissory note issued by Enovix with an aggregate principal amount of $58,392.
(4)
Ashok Lahiri is Enovix’s Chief Technology Officer. Includes shares of Series P-2 Preferred Stock issued upon the conversion of an unsecured convertible promissory note issued by Enovix with an aggregate principal amount of $58,392.

(5)
Gregory Reichow, a member of Enovix’s board of directors, is a partner of Eclipse Ventures, an affiliate of Eclipse Fund III, L.P.

Offer Letter Agreements
Enovix has entered into offer letter agreements and severance agreements with certain of its executive officers. For more information regarding these agreements with Enovix’s named executive officers, see the section titled “Executive and Director Compensation of Enovix — Employment Arrangements with Named Executive Officers.”
Stock Option Grants to Directors and Executive Officers
Enovix has granted stock options to certain of its directors and executive officers. For more information regarding the stock options and stock awards granted to Enovix’s directors and named executive officers, see the section titled “Executive and Director Compensation of Enovix.”
Indemnification Agreements
Enovix has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require Enovix to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Combined Entity intends to enter into new indemnification agreements with the directors and officers of the Combined Entity following the Business Combination.
The Combined Entity’s amended and restated certificate of incorporation that will be in effect upon the Closing will contain provisions limiting the liability of directors, and the Combined Entity’s amended and restated bylaws that will be in effect upon the Closing will provide that the Combined Entity will indemnify each of its directors and officers to the fullest extent permitted under Delaware law. The Combined Entity’s amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the Closing will also provide the Combined Entity’s Board with discretion to indemnify the Combined Entity’s employees and other agents when determined appropriate by the Combined Entity’s Board.
Policies and Procedures for Related Person Transactions
Upon the consummation of the Business Combination, the Board will adopt a written related person transactions policy that sets forth the Combined Entity’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Combined Entity policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Entity or any of its subsidiaries are participants involving an amount that exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness, subject to certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Combined Entity’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Combined Entity’s audit committee (or, where review by the Combined Entity’s audit committee would be inappropriate, to another independent body of the Board) for review. To identify related person transactions in advance, the Combined Entity will rely on information supplied by the Combined Entity’s executive officers, directors and certain significant stockholders. In considering a related person transaction, the Combined Entity’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•
the risks, costs, and benefits to the Combined Entity;

•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the extent of the related person’s interest in the transaction;

•
the purpose and terms of the transaction;

•
management’s recommendation with respect to the proposed related person transaction;

•
the availability of other sources for comparable services or products; and

•
whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction.

The Combined Entity’s audit committee will approve only those transactions that it determines are fair to us and in the Combined Entity’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

ADDITIONAL INFORMATION
Submission of Stockholder Proposals
The Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
Future Stockholder Proposals
We anticipate that the 2022 annual meeting of stockholders will be held no later than December 31, 2022. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2022 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Assuming the meeting is held on or about December 31, 2022, such proposals must be received by the Combined Entity at its offices at 3501 W Warren Ave. Fremont, CA 94538, within a reasonable time before the Combined Entity begins to print and send its proxy materials for the meeting.
In addition, the Combined Entity’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Combined Entity not later than the close of business on the 90th day nor earlier than the close of business 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after such anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date such meeting is first made. Thus, for our 2022 annual meeting of stockholders, notice of a proposal must be delivered to our Secretary no later than October 2, 2022 and no earlier than September 2, 2022. The Chairperson of the Combined Entity’s Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
Further, the Combined Entity’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Combined Entity (a) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting was first made. Thus, for our 2022 annual meeting of stockholders, notice of a nomination must be delivered to our Secretary no later than October 2, 2022 and no earlier than September 2, 2022. The Chairperson of the Combined Entity’s Board may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.
Stockholder Communications
Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of the proxy solicitor at MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018, Email: proxy@mackenziepartners.com. Following the Business Combination, such communications should be sent to Edward J. Hejlek, General Counsel of the Combined Entity. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

Legal Matters
The validity of the shares of Common Stock to be issued in connection with the Business Combination will be passed upon by Loeb & Loeb LLP, New York, New York.
Experts
The audited financial statements of RSVAC for the period from September 23, 2020 (inception) to December 31, 2020 and unaudited financial statements of RSVAC for the period ended March 31, 2021 included in this proxy statement/prospectus have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.
The financial statements of Enovix Corporation as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to Enovix Corporation’s ability to continue as a going concern). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
Delivery of Documents to Stockholders
Pursuant to the rules of the SEC, RSVAC and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, RSVAC will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify RSVAC of their requests by calling or writing RSVAC at its principal executive offices at (650)722-1753 or 535 Eastview Way. Woodside, CA 94062.
Transfer Agent; Warrant Agent and Registrar
The registrar and transfer agent for the shares of Common Stock and the warrant agent for the Warrants is Continental Stock Transfer & Trust Company. RSVAC has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read RSVAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact RSVAC by telephone or in writing:
Thurman J. Rodgers
Rodgers Silicon Valley Acquisition Corp.
535 Eastview Way
Woodside, CA 94062
You may also obtain these documents by requesting them in writing or by telephone from RSVAC’s proxy solicitation agent at the following address and telephone number:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Phone: +1 800-322-2885
Fax: +1 212-929-0308
Email: proxy@mackenziepartners.com
If you are a stockholder of RSVAC and would like to request documents, please do so by July 2, 2021, in order to receive them before the Special Meeting. If you request any documents from RSVAC, RSVAC will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to RSVAC has been supplied by RSVAC, and all such information relating to Enovix has been supplied by Enovix. Information provided by either RSVAC or Enovix does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement/prospectus of RSVAC for the Special Meeting. RSVAC has not authorized anyone to give any information or make any representation about the Business Combination, RSVAC or Enovix that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

RODGERS SILICON VALLEY ACQUISITION CORP.
RODGERS SILICON VALLEY ACQUISITION CORP. AUDITED FINANCIAL STATEMENTS
RODGERS SILICON VALLEY ACQUISITION CORP. UNAUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Rodgers Silicon Valley Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Rodgers Silicon Valley Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from September 23, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 23, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of the 2020 Financial Statements
As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements as of December 31, 2020 and for the period September 23, 2020 (inception) through December 31, 2020, has been restated.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 8, 2021, except for the effects of the restatement discussed in Note 2 and the subsequent event discussed in Note 11B as to which the date is May 4, 2021

RODGERS SILICON VALLEY ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020 (As Restated)
ASSETS
Current Assets
Cash	$773,086
Prepaid expenses	166,079
Total Current Assets	939,165
Marketable securities held in Trust Account	229,967,028
TOTAL ASSETS	$230,906,193
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities – accrued expenses	$84,754
Warrant liability	19,780,000
Deferred underwriting payable	8,050,000
Total Liabilities	27,914,754
Commitments
Common stock subject to possible redemption; 19,801,982 shares at redemption value	197,991,430
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 8,948,018 shares issued and outstanding (excluding 19,801,982 shares subject to possible redemption)	895
Additional paid-in capital	7,492,780
Accumulated deficit	(2,493,666)
Total Stockholders’ Equity	5,000,009
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$230,906,193
The accompanying notes are an integral part of the financial statements.

RODGERS SILICON VALLEY ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 23, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (As Restated)
Operating and formation costs	$169,324
Loss from operations	(169,324)
Other income:
Interest income – bank	9
Interest earned on marketable securities held in Trust Account	5,877
Change in fair value of Warrants	(1,590,000)
Transaction costs attributable to Warrants	(701,379)
Unrealized loss on marketable securities held in Trust Account	(38,849)
Other loss, net	(2,324,342)
Net loss	$(2,493,666)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	19,978,262
Basic and diluted net loss per share, Common stock subject to possible redemption	$0.00
Basic and diluted weighted average shares outstanding, Common stock	6,582,520
Basic and diluted net loss per share, Common stock	$(0.37)
The accompanying notes are an integral part of the financial statements.

RODGERS SILICON VALLEY ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM SEPTEMBER 23, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – September 23, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	5,750,000	575	24,425	—	25,000
Sale of 23,000,000 Units, net of underwriting discount and offering expenses	23,000,000	2,300	205,457,805	—	205,460,105
Common stock subject to possible redemption	(19,801,982)	(1,980)	(197,989,450)	—	(197,991,430)
Net loss	—	—	—	(2,493,666)	(2,493,666)
Balance – December 31, 2020	8,948,018	$895	$7,492,780	$(2,493,666)	$5,000,009
The accompanying notes are an integral part of the financial statements.

RODGERS SILICON VALLEY ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 23, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
Cash Flows from Operating Activities:
Net loss	$(2,493,666)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(5,877)
Change in fair value of Warrants	1,590,000
Transaction costs attributable to Warrants	701,379
Unrealized loss on marketable securities held in Trust Account	38,849
Changes in operating assets and liabilities:
Prepaid expenses	(166,079)
Accrued expenses	84,754
Net cash used in operating activities	(250,640)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(230,000,000)
Net cash used in investing activities	(230,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	225,400,000
Proceeds from sale of Private Placement Warrants to Sponsor	6,000,000
Advances from related party	125,000
Repayment of advances from related party	(125,000)
Proceeds from promissory note – related party	50,000
Repayment of promissory note – related party	(50,000)
Payment of offering costs	(401,274)
Net cash provided by financing activities	231,023,726
Net Change in Cash	773,086
Cash – Beginning of period	—
Cash – End of period	$773,086
Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$199,782,620
Change in value of common stock subject to possible redemption	$(1,791,190)
Deferred underwriting fee payable	$8,050,000
The accompanying notes are an integral part of the financial statements.

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Rodgers Silicon Valley Acquisition Corp. (the “Company”) was incorporated in Delaware on September 23, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 23, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of Enovix Corporation, a Delaware corporation (“Enovix”) (see Note 11). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on December 1, 2020. On December 4, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, Rodgers Capital LLC (the “Sponsor”), generating gross proceeds of $6,000,000, which is described in Note 5.
Transaction costs amounted to $13,051,274 consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $401,274 of other offering costs. Total transaction costs were allocated to a component of equity and a component of the public company warrant liability (see footnote 2) based on an allocated proceeds model. Approximately $0.7 million was allocated to the warrant liability component and immediately expensed.
Following the closing of the Initial Public Offering on December 4, 2020, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) , located in the United States and held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund and government bonds selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company intends to only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination and certain amendments to the Amended and Restated Certificate of Incorporation or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until December 4, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
and stockholders do not approve an amendment to the Amended and Restated Certificate of Incorporation to extend this date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive liquidation rights with respect to such shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay the Company’s tax obligation and up to $100,000 for liquidation excepts, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (even if such waiver is deemed to be unenforceable) and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern and Management’s Plan
Prior to the completion of the initial public offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the trust and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations through March 8, 2022 and therefore substantial doubt has been alleviated.

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
The Company previously accounted for its outstanding Public Warrants (as defined in Note 5) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).
In connection with the audit of the Company’s financial statements for the period ended December 31, 2020, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 as described above. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded the tender offer provision included in the warrant agreement fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.
As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.
The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.
	As Previously Reported	Adjustments	As Restated
Balance sheet as of December 4, 2020
Warrant Liability	$—	$18,190,000	$18,190,000
Common Stock Subject to Possible Redemption	217,972,620	(18,190,000)	199,782,620
Common Stock	695	182	877
Additional Paid-in Capital	5,000,411	701,197	5,701,608
Accumulated Deficit	(1,096)	(701,379)	(702,475)
Balance sheet as of December 31, 2020
Warrant Liability	$—	$19,780,000	$19,780,000
Common Stock Subject to Possible Redemption	217,771,437	(19,780,007)	197,991,430
Common Stock	697	198	895
Additional Paid-in Capital	5,201,592	2,291,188	7,492,780
Accumulated Deficit	(202,287)	(2,291,379)	(2,493,666)
Stockholders’ Equity	5,000,002	7	5,000,009

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
	As Previously Reported	Adjustments	As Restated
Statement of Operations for the Period from September 23, 2020 (inception) to December 31, 2020
Change in fair value of Warrants	$—	$(1,590,000)	$(1,590,000)
Transaction costs attributable to Warrants	—	(701,379)	(701,379)
Net loss	(202,287)	(2,291,379)	(2,493,666)
Weighted average shares outstanding, Common stock subject to possible redemption	21,797,262	(1,819,000)	19,978,262
Basic and diluted net income per share, Common stock subject to possible redemption	0.00	—	0.00
Weighted average shares outstanding, Common stock	6,081,367	501,153	6,582,520
Basic and diluted net loss per share, Common stock	(0.03)	(0.34)	(0.37)
Cash Flow Statement for the Period from September 23, 2020 (inception) to December 31, 2020
Net loss	$(202,287)	$(2,291,379)	$(2,493,666)
Change in fair value of Warrants	—	1,590,000	1,590,000
Transaction costs attributable to Warrants	—	701,379	701,379
Initial classification of common stock subject to possible redemption	217,972,620	(18,190,000)	199,782,620
Change in value of common stock subject to possible redemption	(201,183)	(1,590,007)	(1,791,190)
Statement of Changes in Stockholders’ Equity for the Period from September 23, 2020 (inception) to December 31, 2020
	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Common stock subject to possible redemption – As Previously Reported	(21,780,266)	$(2,178)	$(217,769,259)	$—	$(217,771,437)
Common stock subject to possible redemption – Adjustments	1,978,284	198	19,779,809	—	19,780,007
Common stock subject to possible redemption – As Restated	(19,801,982)	(1,980)	(197,989,450)	—	(197,991,430)
Net loss – As Previously Reported	—	—	—	(202,287)	(202,287)
Net loss – Adjustments	—	—	—	(2,291,379)	(2,291,379)
Net loss – As Restated	—	—	—	(2,493,666)	(2,493,666)
Balance at December 31, 2020 – As Previously Reported	6,969,734	697	5,201,592	(202,287)	5,000,002
Balance at December 31, 2020 – Adjustments	1,978,284	198	2,291,188	(2,291,379)	7
Balance at December 31, 2020 – As Restated	8,948,018	895	7,492,780	(2,493,666)	5,000,009

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Marketable Securities Held in Trust Account
At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.
Warrant Liability (see Note 2)
The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants were estimated using a Monte Carlo simulation model. The Private Placement Warrants were valued using a Modified Black Scholes Option Pricing Model.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31 2020, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Net Loss Per Common Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 17,500,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.
Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.
Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest (see Note 2).
For the Period from September 23, 2020 (Inception) through December 31, 2020
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$5,060
Unrealized loss on marketable securities held in Trust Account	(33,449)
Net loss allocable to shares subject to possible redemption	$(28,389)
Denominator: Weighted Average Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	19,978,262
Basic and diluted net income per share	$0.00
Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(2,493,666)
Net loss allocable to Common stock subject to possible redemption	28,389
Non-Redeemable Net Loss	$(2,465,277)
Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding	6,582,520
Basic and diluted net loss per share	$(0.37)

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. The Company has not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4 — PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 5 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,000,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,000,000, from the Company in a private placement. Each Private Placement Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 6 — RELATED PARTY TRANSACTIONS
Founder Shares
On September 24, 2020, the Company issued an aggregate of 5,750,000 shares of Class B common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. The Founder Shares include an aggregate of up 750,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option at the Initial Public Offering, the 750,000 shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Company’s common stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations,

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on December 4, 2020 through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the period from September 23, 2020 (inception) through December 31, 2020, the Company incurred $10,000 in fees for these services. At December 31, 2020, fees of $10,000 is included in accrued expenses in the accompanying balance sheet.
Advances from Related Party
As of December 4, 2020, the Sponsor paid for certain offering costs on behalf of the Company in connection with the Initial Public Offering. As of December 4, 2020, advances amounting to $125,000 were outstanding. The outstanding balance under these advances was repaid subsequent to the closing of the Initial Public Offering, on December 8, 2020.
Promissory Note — Related Party
On September 24, 2020, the Company issued an unsecured promissory note to the Company’s Chief Executive Officer (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $50,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) the consummation of the Initial Public Offering or (iii) the abandonment of the Initial Public Offering. As of December 4, 2020, there was $50,000 outstanding under the Promissory Note, which was due on demand. The outstanding balance under the Promissory Note of $50,000 was repaid subsequent to the Initial Public Offering, on December 8, 2020.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the initial stockholders or an affiliate of the initial stockholders or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
NOTE 7 — COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on December 1, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or $8,050,000. The deferred fee will be payable in cash to the underwriters solely in the event that the Company completes a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.
NOTE 8 — STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per shares. At December 31, 2020 there were no preferred shares issued and outstanding.
Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2020, there were 8,948,018 shares of common stock issued and outstanding, excluding 19,801,982 shares subject to possible redemption (see Note 2).
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the warrants and thereafter will use its best efforts to cause the same to become effective within 60 business days following a Business Combination and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
“cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 9 — INCOME TAX
The Company’s net deferred tax assets at December 31, 2020 is as follows:
December 31, 2020
Deferred tax assets
Net operating loss carryforward	$34,990
Unrealized loss on marketable securities	6,924
Total deferred tax assets	41,914
Valuation Allowance	(41,914)
Deferred tax assets, net allowance	$—
The income tax provision for the period from September 23, 2020 (inception) through December 31, 2020 consists of the following:
December 31, 2020
Federal
Current	$—
Deferred	(41,914)
State and Local
Current	—
Deferred	—
Change in valuation allowance	41,914
Income tax provision	$—
As of December 31, 2020, the Company had U.S. federal net operating loss carryforwards available to offset future taxable income of $166,619 which carryforward indefinitely.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from September 23, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $41,914.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
December 31, 2020
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of Warrants (see Note 2)	(13.4)%
Transaction costs attributable to Warrants	(5.9)%
Meals and entertainment	(0.3)%
Valuation allowance	(1.7)%
Income tax provision	0.0%
The Company files U.S. and California income tax returns. The Company’s tax returns for the year ended December 31, 2020 remain open and subject to examination. The Company considers California to be a significant state tax jurisdiction.
NOTE 10 — FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value (see Note 2):
Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$229,967,028
Liabilities:
Warrant Liability – Public Warrants	3	12,880,000
Warrant Liability – Private Placement Warrants	3	6,900,000

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The Private Placement Warrants were valued using a Modified Black-Scholes Model, which is considered to be a Level 3 fair value measurement. The Modified Black-Scholes Model uses a Black-Scholes Option Pricing Model that is modified for the probability of consummation of the Business Combination.
The Public Warrants were valued using a Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement. The Monte Carlo simulation model uses similar inputs to the Black-Scholes, but considers the redemption features applicable to the contractual redemption terms of the public warrant agreements.
The key inputs into valuing our warrant liabilities is as follows:
	December 4, 2020		December 31, 2020
	(Initial Measurement)
Strike Price	$11.50		$11.50
Risk Free Rate	(a)	0.5%	0.5%
Expected Volatility	(b)	19.0%	19.0%
Term (Years)	(c)	5.75	5.57
Probability of Acquisition	(d)	80%	85%

(a)
Based on the linearly interpolated treasury rate

(b)
Blended volatility based upon weighted average of time pre announcement and post announcement

(c)
As of the measurement date until assumed expiration

(d)
Based upon success of SPACs in completing business combination

The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of September 23, 2020	$—	$—	$—
Initial measurement on December 4, 2020	6,000,000	12,190,000	18,190,000
Change in valuation inputs or other assumptions	900,000	690,000	1,590,000
Fair value as of December 31, 2020	$6,900,000	$12,880,000	$19,780,000
There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.
NOTE 11 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
11A
Merger Agreement
On February 22, 2021, the Company entered into an agreement and plan of merger (as it may be amended and/or restated from time to time, the “Merger Agreement”), by and among the Company, RSVAC Merger Sub Inc., a wholly-owned subsidiary of RSVA (“Merger Sub”) (formed on February 16, 2021), and Enovix.

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub will merge with and into Enovix (the “Merger”) with Enovix surviving the merger as a wholly owned subsidiary of RSVA (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, RSVA will be renamed “Enovix Corporation.”
Under the Merger Agreement, RSVA has agreed to acquire all of the outstanding shares of Enovix common stock (including any options or warrants exercisable therefor) for $1.05 billion in aggregate consideration, comprising 105,000,000 shares of the Company’s common stock, based on a price of $10.00 per share (such shares being referred to herein as the “Merger Consideration”).
At the effective time of the Merger (the “Effective Time”), by virtue of the Merger (defined herein) and without any further action on the part of the Company, Merger Sub or Enovix, each share of Enovix common stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive a number of shares of the Company equal in value to the quotient of the Merger Consideration divided by the fully diluted capitalization of Enovix (the “Exchange Ratio”) without interest. Each outstanding Enovix option and warrant shall be assumed by the Company and automatically converted into an option and warrant to purchase such number of shares of the Company’s common stock, as adjusted based on the Exchange Ratio. No certificates or scrip representing fractional shares of the Company’s common stock will be issued pursuant to the Merger. Stock certificates evidencing the Merger Consideration shall bear restrictive legends as required by any securities laws at the time of the Merger.
The Business Combination with Enovix will be consummated subject to certain conditions as further described in the Merger Agreement.
PIPE Subscription Agreements
RSVA entered into subscription agreements (the “Subscription Agreements”) dated as of February 22, 2021, with certain institutional and accredited investors, pursuant to which, among other things, RSVA agreed to issue and sell, in a private placement to close immediately prior to the closing of the Business Combination, an aggregate of 12,500,000 shares of RSVA common stock for $14.00 per share (the “PIPE Shares”) for a total of $175,000,000.
Pursuant to the Subscription Agreements, RSVA agreed that, within 15 business days after the closing of the Business Combination, RSVA will file with the SEC (at RSVA’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and RSVA shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the PIPE Resale Registration Statement is reviewed by, and comments thereto are provided by, the SEC) following the closing of the Business Combination and (ii) the 10th business day after the date RSVA is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.
11B
Legal Proceedings
Michael Costello v. Rodgers Silicon Valley Acquisition Corp., et al., 21-CV-01536, Superior Court of California, San Mateo County
On March 22, 2021, Michael Costello filed a complaint in the Superior Court of California, San Mateo County, against the Company and the Company’s board of directors. The plaintiff alleges, among other things, that the directors breached their fiduciary duties in connection with the terms of a proposed transaction, and that the disclosures in the Company’s registration statement regarding the proposed

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
transaction are materially deficient. The plaintiff seeks, among other things, unspecified monetary damages and injunctive relief, including enjoining the proposed transaction.
Derek Boxhorn v. Rodgers Silicon Valley Acquisition Corp., et al., 1:21-cv-02900 (SDNY)
On April 5, 2021, Derek Boxhorn filed a complaint in the United States District Court for the Southern District of New York against the “Company and the Company’s board of directors. The plaintiff alleges, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, and that the individual defendants breached their fiduciary duties, in connection with the terms of a proposed transaction, and that the Company’s registration statement contains materially incomplete and misleading information regarding the proposed transaction.
RSVA cannot predict the outcome of the lawsuits or any others that might be filed subsequent to the date of filing of this Amendment and cannot reasonably estimate the possible loss or range of loss with respect to these matters. The Company believes that the lawsuits are without merit and intend to defend against the claims vigorously.

RODGERS SILICON VALLEY ACQUISITION CORP.

RODGERS SILICON VALLEY ACQUISITION CORP.
CONDENSED BALANCE SHEETS
(UNAUDITED)
	March 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash	$305,093	$773,086
Prepaid expenses	179,988	166,079
Total Current Assets	485,081	939,165
Cash and securities held in Trust Account	230,016,101	229,967,028
Total Assets	$230,501,182	$230,906,193
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$187,708	$84,754
Warrant liability	70,625,000	19,780,000
Deferred underwriting fee payable	8,050,000	8,050,000
Total Current Liabilities	78,862,708	27,914,754
Commitments and Contingencies
Common stock subject to possible redemption; 14,663,874 shares at redemption value	146,638,470	197,991,430
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 14,086,153 shares issued and outstanding (excluding 14,663,847 shares subject to possible redemption)	1,409	895
Additional paid in capital	58,845,226	7,492,780
Accumulated deficit	(53,846,631)	(2,493,666)
Total Stockholders’ Equity	5,000,004	5,000,009
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$230,501,182	$230,906,193
The accompanying notes are an integral part of these Condensed Financial Statements.

RODGERS SILICON VALLEY ACQUISITION CORP.
CONDENSED STATEMENT OF OPERATIONS
(UNAUDITED)
March 31, 2021
Operational costs	$579,343
Loss from operations	(579,343)
Other income:
Interest income – bank	13
Change in fair value of warrant liability	(50,845,000)
Interest earned on marketable securities held in Trust Account	61,910
Unrealized gain on marketable securities held in Trust Account	9,455
Other income (loss), net	(50,773,622)
Income (loss) before benefit from (provision for) income taxes	(51,352,965)
Benefit from (provision for) income taxes	—
Net loss	(51,352,965)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	19,801,982
Basic and diluted net loss per share, Common stock subject to possible redemption	$—
Basic and diluted weighted average shares outstanding, Common Stock	8,948,018
Basic and diluted net loss per share, Common stock	$(5.74)
The accompanying notes are an integral part of these Condensed Financial Statements.

RODGERS SILICON VALLEY ACQUISITION CORP.
CONDENSED STATEMENT OF SHAREHOLDERS’ EQUITY
(UNAUDITED)
	Stockholder’s Shares	Common Stock Amount	Additional Paid in Capital	Accumulated Deficit	Total Equity
Balance – December 31, 2020	$8,948,018	$895	$7,492,780	$(2,493,666)	$5,000,009
Change in value of common stock subject to redemption	5,138,135	514	51,352,446	—	51,352,960
Net loss	—	—	—	(51,352,965)	(51,352,965)
Balance March 31, 2021	$14,086,153	$1,409	$58,845,226	$(53,846,631)	$5,000,004
The accompanying notes are an integral part of these Condensed Financial Statements.

RODGERS SILICON VALLEY ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)
Three Months Ended March 31, 2021
Cash Flows from Operating Activities:
Net loss	$(51,352,965)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrants	50,845,000
Interest earned on marketable securities held in Trust Account	(61,910)
Unrealized gain on marketable securities held in Trust Account	(9,455)
Changes in operating assets and liabilities:
Prepaid expenses	(13,909)
Accrued expenses	102,954
Net cash used in operating activities	(490,285)
Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay taxes	22,292
Net cash used in investing activities	22,292
Cash Flows from Financing Activities:
Net cash provided by (used in) financing activities	—
Net Change in Cash	(467,993)
Cash – Beginning of period	773,086
Cash – End of period	$305,093
The accompanying notes are an integral part of these Condensed Financial Statements.

RODGERS SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Rodgers Silicon Valley Acquisition Corp. (the “Company”) was incorporated in Delaware on September 23, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2021, the Company had not commenced any operations. All activity for the period from September 23, 2020 (inception) through March 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of Enovix Corporation, a Delaware corporation (“Enovix”). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on December 1, 2020. On December 4, 2020, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, Rodgers Capital LLC (the “Sponsor”), generating gross proceeds of $6,000,000.
Transaction costs amounted to $13,051,274 consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $401,274 of other offering costs. Total transaction costs were allocated to a component of equity and a component of the public company warrant liability based on an allocated proceeds model. Approximately $0.7 million was allocated to the warrant liability component and immediately expensed.
Following the closing of the Initial Public Offering on December 4, 2020, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) , located in the United States and held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any openended investment company that holds itself out as a money market fund and government bonds selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company intends to only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination and certain amendments to the Amended and Restated Certificate of Incorporation or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or preinitial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until December 4, 2022 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period and stockholders do not approve an amendment to the Amended and Restated Certificate of Incorporation to extend this date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive liquidation rights with respect to such shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay the Company’s tax obligation and up to $100,000 for liquidation excepts, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (even if such waiver is deemed to be unenforceable) and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern and Management’s Plan
Prior to the completion of the initial public offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the trust and/or used to fund offering expenses was released to the Company for general working capital purposes. Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for funding operating expense, including consummating the Business Combination. The Company may need to raise additional capital to meet the Company’s working capital needs. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Unaudited Interim Condensed Financial Statements
The condensed balance sheet as of March 31, 2021 and the condensed statements of operations, condensed statements of shareholders’ equity and the condensed statements of cash flows for the three months ended March 31, 2021 are unaudited. These accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the SEC for interim financial reporting. In the opinion of management, these unaudited condensed financial statements reflect all adjustments, consisting of normal recurring items, considered necessary to present fairly the Company’s financial condition, results of operations, stockholders’ equity and cash flows for the interim periods indicated. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the operating results for the full year, and therefore should not be relied upon as an indicator of future results. The condensed balance sheet as of December 31, 2020 included herein was derived from the audited financial statements as of that date. The accompanying condensed financial statements and related notes should be read in conjunction with the audited financial statements for the year ended December 31, 2020.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Summary of Significant Accounting Policies
There have been no significant changes to the Company’s significant accounting policies in Note 2. “Summary of Significant Accounting Policies,” of the notes to the financial statements for the year ended December 31, 2020 included in the RSVAC Annual Report on Form 10-K and Form 10-K/A filed with the SEC.
NOTE 3 — PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment.
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,000,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,000,000, from the Company in a private placement. Each Private Placement Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On September 24, 2020, the Company issued an aggregate of 5,750,000 shares of Class B common stock (the “Founder Shares”) to the Sponsor, Rodgers Capital LLC, for an aggregate purchase price of $25,000 in cash. The Founder Shares include an aggregate of up 750,000 shares subject to forfeiture to the extent that the underwriters’ overallotment option is not exercised in full or in part, so that the Sponsor will own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriters’ election to fully exercise their over-allotment option at the Initial Public Offering, the 750,000 shares are no longer subject to forfeiture.
Certain directors of RSVAC are members of the Sponsor, Rodgers Capital LLC and own units of the Sponsor that will convert into Founder Shares upon distribution of the Sponsor’s assets to its members. Prior to the IPO, Mr. Hernandez, Mr. McCranie, Mr. Gomo, Mr. Malchow and Ms. Hung received 460,000, 450,000, 295,000, 262,500 and 262,500 units respectively, which are convertible into Founder Shares. The balance of the units in the Sponsor are held by the Rodgers Massey Revocable Trust, of which Mr. Rodgers is trustee and are convertible into 4,020,000 Founder Shares.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Company’s common stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on December 4, 2020 through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three months ended March 31, 2021, the Company incurred $30,000 in fees for these services. At March 31, 2021, fees of $30,000 is included in accrued expenses in the accompanying balance sheet.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the initial stockholders or an affiliate of the initial stockholders or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
NOTE 6 — COMMITMENTS and CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on December 1, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or $8,050,000. The deferred fee will be payable in cash to the underwriters solely in the event that the Company completes a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.
Contingencies
Michael Costello v. Rodgers Silicon Valley Acquisition Corp., et al., 21-CV-01536, Superior Court of California, San Mateo County
On March 22, 2021, Michael Costello filed a complaint in the Superior Court of California, San Mateo County, against the Company and the Company’s board of directors. The plaintiff alleges, among other things, that the directors breached their fiduciary duties in connection with the terms of a proposed transaction, and that the disclosures in the Company’s registration statement regarding the proposed transaction are materially deficient. The plaintiff seeks, among other things, unspecified monetary damages and injunctive relief, including enjoining the proposed transaction.
Derek Boxhorn v. Rodgers Silicon Valley Acquisition Corp., et al., 1:21-cv-02900 (SDNY)
On April 5, 2021, Derek Boxhorn filed a complaint in the United States District Court for the Southern District of New York against the “Company and the Company’s board of directors. The plaintiff alleges, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, and that the individual defendants breached their fiduciary duties, in connection with the terms of a proposed transaction, and that the Company’s registration statement contains materially incomplete and misleading information regarding the proposed transaction.
RSVA cannot predict the outcome of the lawsuits or any others that might be filed subsequent to the date of filing of this Amendment and cannot reasonably estimate the possible loss or range of loss with respect to these matters. The Company believes that the lawsuits are without merit and intend to defend against the claims vigorously.
NOTE 7 — STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per shares. At March 31, 2021 there were no preferred shares issued and outstanding.
Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. At March 31, 2021, there were 14,086,153 shares of common stock issued and outstanding, excluding 14,663,847 shares subject to possible redemption.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the warrants and thereafter will use its best efforts to cause the same to become effective within 60 business days following a Business Combination and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8 — FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and nonfinancial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

he following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2021
Assets:
Marketable securities held in Trust Account	1	$230,016,101
Liabilities:
Warrant Liability – Public Warrants	3	45,425,000
Warrant Liability – Private Placement Warrants	3	25,200,000
The Private Placement Warrants were valued using a Modified Black-Scholes Model, which is considered to be a Level 3 fair value measurement. The Modified BlackScholes Model uses a Black-Scholes Option Pricing Model that is modified for the probability of consummation of the Business Combination.
The Public Warrants were valued using publicly available trading price, which is considered to be a Level 1 fair value measurement.

The key inputs into valuing our warrant liabilities is as follows:
	Level	March 31, 2021
Strike Price		$11.50
Risk Free Rate	(a)	1.00%
Expected Volatility	(b)	28.0%
Terms (Years)	(c)	5.36
Probability of Acquisition	(d)	95.0%

(a)
Based on the linearly interpolated treasury rate

(b)
Blended volatility based upon weighted average of time pre announcement and post announcement

(c)
As of the measurement date until assumed expiration

(d)
Based upon success of SPACs in completing business combination

The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair Value as of December 31, 2020	$6,900,000	$12,880,000.00	$19,780,000
Change in valuation inputs or other assumptions	18,300,000	32,545,000	50,845,000
Fair Value as of March 31, 2021	$25,200,000	$45,425,000	$70,625,000
The public warrants were transferred from Level 3 to Level 1 in the fair value hierarchy.
NOTE 9 — NET LOSS PER SHARE
Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 17,500,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of loss per share for common shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net loss per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.
Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.
Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Nonredeemable common stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest.

Three Months Ended March 31, 2021
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$61,910
Unrealized gain on marketable securities held in Trust Account	9,455
Net loss allocable to shares subject to possible redemption	$71,365
Denominator: Weighted Average Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	19,801,982
Basic and diluted net income per share	$0.00
Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(51,352,965)
Net loss allocable to Common stock subject to possible redemption	(71,365)
Non-Redeemable Net Loss	$(51,424,330)
Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding	8,948,018
Basic and diluted net loss per share	$(5.75)
NOTE 10 — SUBSEQUENT EVENTS
On May 24, 2021, Enovix Corporation issued to a member of the board of directors a secured promissory note (the “Note”) with an aggregate principal balance of $15,000,000 and an interest rate of 7.5% per annum payable monthly and on the maturity date. All unpaid interest and principal shall be due and payable upon request by the holders on or after the earlier of (i) the closing of the Merger Agreement and (ii) October 25, 2021. To secure payment of all amounts due under the Note, Enovix Corporation granted a security interest in all of Enovix Corporation’s personal property, now existing or hereafter arising, including all accounts, inventory, equipment, general intangibles, financial assets, investment property, securities, deposit accounts, and the proceeds thereof (together, the “Collateral”), but which shall not include the intellectual property.

ENOVIX CORPORATION
ENOVIX CORPORATION AUDITED CONSOLIDATED FINANCIAL STATEMENTS
ENOVIX CORPORATION UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020	F-71
Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020	F-72
Condensed Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the three months ended March 31, 2021 and 2020	F-73
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and 2020	F-75
Notes to Unaudited Condensed Consolidated Financial Statements	F-76

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Enovix Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Enovix Corporation and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, convertible preferred stock and shareholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cashflows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses since inception and has an accumulated deficit, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 08, 2021
We have served as the Company’s auditor since 2021

Enovix Corporation
Consolidated Balance Sheet
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$29,143	$10,226
Deferred costs	2,955	—
Prepaid expenses and other current assets	946	369
Total current assets	33,044	10,595
Property and equipment, net	31,290	4,916
Deferred costs, non-current	495	968
Other assets, non-current	135	135
Total assets	$64,964	$16,614
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$2,083	$257
Accrued expenses	1,999	118
Accrued compensation	1,268	556
Deferred revenue	5,410	—
Other liabilities	108	95
Total current liabilities	10,868	1,026
Deferred rent, non-current	1,567	886
Convertible promissory notes	—	5,651
Convertible preferred stock warrants	15,995	730
Deferred revenue, non-current	85	5,310
Other liabilities, non-current	233	33
Total liabilities	28,748	13,636
Commitments and contingencies (see Note 10)
Convertible preferred stock, $0.001 par value:
Authorized shares of 334,713,204 and 157,773,408; Issued and outstanding shares of 324,370,424 and 153,758,348; and Aggregate liquidation preference of $205,372 and $131,719 as of December 31, 2020 and 2019, respectively.	202,056	129,921
Stockholders’ deficit
Common stock, $0.001 par value:
Authorized shares of 497,000,000 and 242,115,979; Issued and outstanding shares of 93,986,381 and 65,196,490 as of December 31, 2020 and 2019, respectively.	65	59
Additional paid in capital	41,373	40,626
Accumulated deficit	(207,278)	(167,628)
Total stockholders’ deficit	(165,840)	(126,943)
Total liabilities, convertible preferred stock and stockholders’ deficit	$64,964	$16,614
The accompanying notes are an integral part of these consolidated financial statements.

Enovix Corporation
Consolidated Statement of Operations
Years Ended December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
	Year Ended December 31,
	2020	2019
Operating expenses:
Cost of revenue	$3,375	$161
Research and development	14,442	12,147
Selling, general and administrative	5,713	4,203
Total operating expenses	23,530	16,511
Loss from operations	(23,530)	(16,511)
Other income (expense):
Change in fair value of convertible preferred stock warrants	(13,789)	260
Issuance of convertible preferred stock warrants	(1,476)	—
Change in fair value of convertible promissory notes	(2,422)	—
Gain on extinguishment of paycheck protection program loan	1,628	—
Interest expense	(107)	(23)
Other income, net	46	86
Total other income (expense), net	(16,120)	323
Loss before income taxes	(39,650)	(16,188)
Income tax expense (benefit)	—	—
Net loss	$(39,650)	$(16,188)
Net loss per share, basic and diluted	$(0.65)	$(0.28)
Weighted-average number of shares outstanding, basic and diluted	60,645,131	57,735,620
The accompanying notes are an integral part of these consolidated financial statements.

Enovix Corporation
Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
	Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2019	153,758,348	$129,921	50,350,684	$50	$40,222	$(151,440)	$(111,168)
Net loss	—	—	—	—	—	(16,188)	(16,188)
Exercise of stock options	—	—	14,845,806	7	60	—	67
Vesting of early exercised stock options	—	—	—	2	16	—	18
Stock-based compensation	—	—	—	—	328	—	328
Balance as of December 31, 2019	153,758,348	$129,921	65,196,490	$59	$40,626	$(167,628)	$(126,943)
Net loss	—	—	—	—	—	(39,650)	(39,650)
Exercise of stock options	—	—	28,807,391	4	63	—	67
Vesting of early exercised stock options	—	—	—	2	18	—	20
Issuance of series P-2 convertible preferred stock	151,610,261	63,932	—	—	—	—	—
Conversion of promissory notes to series P-2 convertible preferred stock	19,001,815	8,203	—	—	—	—	—
Stock-based compensation	—	—	—	—	666	—	666
Repurchase of unvested restricted common stock	—	—	(17,500)	—	—	—	—
Balance as of December 31, 2020	324,370,424	$202,056	93,986,381	$65	$41,373	$(207,278)	$(165,840)
The accompanying notes are an integral part of these consolidated financial statements.

Enovix Corporation
Consolidated Statements of Cash Flows
Years Ended December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
	Year Ended December 31,
	2020	2019
Operating activities:
Net loss	$(39,650)	$(16,188)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	579	509
Stock-based compensation expense	666	328
Changes in fair value of convertible preferred stock warrants	13,789	(260)
Issuance of convertible preferred stock warrants (non-cash)	1,476	—
Change in fair value of convertible promissory notes	2,422	—
Gain on extinguishment of paycheck protection program loan	(1,628)	—
Interest expense (non-cash)	107	23
Gain on sale of property and equipment	—	145
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(577)	(320)
Deferred costs	(2,482)	(968)
Accounts payable	1,826	76
Accrued expenses	1,904	(235)
Accrued compensation	713	543
Deferred revenue	185	5,310
Deferred rent	681	(8)
Other liabilities	(61)	66
Net cash used in operating activities	(20,050)	(10,979)
Investing activities:
Purchase of property and equipment	(26,953)	(1,650)
Net cash used in investing activities	(26,953)	(1,650)
Financing activities:
Proceeds from issuance of convertible preferred stock, net	63,932	—
Proceeds from issuance of convertible promissory notes	—	5,651
Proceeds from the exercise of stock options	360	137
Proceeds from paycheck protection program loan	1,628	—
Net cash provided by financing activities	65,920	5,788
Change in cash, cash equivalents, and restricted cash	$18,917	$(6,841)
Cash and cash equivalents and restricted cash, beginning of the year	$10,301	$17,142
Cash and cash equivalents, and restricted cash, end of the year	$29,218	$10,301
Supplemental disclosures
Conversion of promissory notes to convertible preferred stock (non-cash)	$8,073	$—
Settlement of accrued interest expense through conversion of promissory notes to convertible preferred stock (non-cash)	$130	$—
Gain on extinguishment of the paycheck protection program loan	$1,628	$—
Accrued purchase of property and equipment	$3,181	$155
Issuance of convertible preferred stock warrants (non-cash)	$1,476	$—
The following presents the Company’s cash, cash equivalents and restricted cash by category in the Company’s Consolidated Balance Sheets:
	Year Ended December 31,
	2020	2019
Cash and cash equivalents	$29,143	$10,226
Prepaid expenses and other current assets	75	75
Total cash, cash equivalents, and restricted cash	$29,218	$10,301
The accompanying notes are an integral part of these consolidated financial statements.

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Note 1.   Organization of Business and Summary of Significant Accounting Policies
Organization
Enovix Corporation (“Enovix”, the “Company”, “we”, “our”, or “us”) was incorporated in Delaware in 2006. The Company designs, develops, and manufactures an advanced silicon-anode lithium-ion battery using proprietary 3D cell architecture that increases energy density and maintains a high cycle life. The Company is headquartered in Fremont, California.
The Company is focused on the development and commercialization of its silicon-anode lithium-ion batteries. Planned principal operations of commercial manufacturing have not yet commenced. As of December 31, 2020, the Company has not derived product revenue from its planned principal business activities.
Liquidity and Capital Resources
The Company has incurred losses since its inception, has a working capital balance of $22,176 and an accumulated deficit of $207,278 at December 31, 2020. In 2020, the Company received $1,628 from the United States (“U.S.”) government pursuant to the Paycheck Protection Program Loan (the “PPP Loan”) under the CARES Act, which was forgiven by the U.S. government in the same year. Since inception, the Company has financed its operations primarily from the sales of convertible preferred stock.
The Company’s plan is to seek additional funding through the completion of a merger with Rodgers Silicon Valley Acquisition Corp. (“RSVAC”), per the terms of a definitive merger agreement entered into on February 22, 2021 (the “Merger Agreement”). At this time, the Company is focused on completing the merger with RSVAC, which is subject to approval of the shareholders of both companies, regulatory approval from the SEC and other customary closing conditions and is limited in its efforts to raise additional capital from secondary sources. If the Company is unable to complete the merger with RSVAC, the Company would have to pursue an alternative course of action to seek additional capital through other debt and equity financings.
If the Company is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, the Company will not have sufficient cash flows and liquidity to fund its planned business for the next 12 months. There can be no assurances that the Company will be able complete the RSVAC merger or that in the event that the RSVAC merger does not take place, that the Company will be able to secure alternate forms of financing at terms that are acceptable to management if at all. In that event, the Company might be forced to limit many of its business plans and consider other means of creating value for its stockholders. Based on the factors described above, and after considering management’s plans, there is substantial doubt about the Company’s ability to continue as a going concern within one year from the date the financial statements were available to be issued. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.
Basis of Presentation
The consolidated financial statements and accompanying notes include the accounts of the Company and its wholly-owned subsidiaries and were prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). All intercompany balances and transactions are eliminated in consolidation.

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Comprehensive Loss
The Company did not have any other comprehensive income or loss for the years ended December 31, 2020 and 2019. Accordingly, net loss and comprehensive loss are the same for the periods presented.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the consolidated financial statements and accompanying notes. Estimates and assumptions include but are not limited to: depreciable lives for property and equipment, the valuation allowance on deferred tax assets, assumptions used in stock-based compensation, and estimates to fair value convertible preferred stock warrants. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that management believes to be reasonable under the circumstances. Actual results could differ from those estimates
Segment Reporting
The Company operates in a single segment. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has determined that its Chief Executive Officer is the CODM. To date, the Company’s CODM has made such decisions and assessed performance at the Company level.
As a pre-production revenue business with no commercial operations, the Company’s activities to date have been limited and were conducted primarily in the United States. The Company does not have material activity or assets located outside of the U.S.
Fair Value of Financial Instruments
The Company’s assets and liabilities which require fair value measurement on a recurring basis consist of convertible preferred stock warrants and convertible promissory notes recorded at fair value. Fair value principles require disclosures regarding the manner in which fair value is determined for assets and liabilities and establishes a three-tiered fair value hierarchy into which these assets and liabilities must be grouped, based upon significant levels of inputs as follows:
•
Level 1 — Observable inputs, such as quoted prices (unadjusted) in active markets for identical assets or liabilities at the measurement date;

•
Level 2 — Observable inputs, other than Level 1 prices, such as quoted prices in active markets for similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.
As of December 31, 2020 and 2019, the carrying values of cash and cash equivalents, accounts payable and accrued liabilities approximate fair value based on the short maturity of those instruments. Convertible

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
preferred stock warrants and convertible promissory notes are carried at fair value and are categorized as Level 3 measurements within the fair value hierarchy.
Concentrations of Credit Risk and Major Customers
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains cash and cash equivalent balances in checking, savings, and money market accounts at financial institutions. Amounts held in these accounts may exceed federally insured limits. Through December 31, 2020, the Company has not experienced any losses on such deposits.
One individual customer represented 91% and 94% of the Company’s total deferred revenue for the year ended December 31, 2020 and 2019 respectively.
Cash, Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company maintains cash balances that may exceed federally insured limits.
Restricted cash as of December 31, 2020 and 2019 is comprised of a $75 minimum cash balance required by the Company’s credit card merchant that can be cancelled with thirty days’ notice and is classified within Prepaid expenses and other current assets.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, as follows:
Process equipment	5 – 7
Office equipment	3 – 5
Furniture and fixtures	3 – 5
Leasehold improvements	Shorter of the economic life or the remaining lease term
When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in the Consolidated Statement of Operations in the period of disposition. Maintenance and repairs that do not improve or extend the lives of the respective assets are charged to expense in the period incurred.
Impairment of Long-Lived Assets
The Company evaluates the carrying value of long-lived assets when indicators of impairment exist. The carrying value of a long-lived asset is considered impaired when the estimated separately identifiable, undiscounted cash flows from such an asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. No impairment charges have been recorded in the periods presented.
Leases
Rent expense for non-cancelable operating leases, including rent escalation clauses, tenant improvement allowances, and rent-free periods when applicable, is recognized on a straight-line basis over the term of the

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
lease with the difference between required lease payments and rent expense recorded as deferred rent. The lease term begins on the commencement date as defined in the lease agreement or when the Company takes possession of or begins to control the physical use of the property, whichever is earlier.
Convertible Promissory Notes
In December 2019, the Company issued promissory notes that were convertible into preferred stock which were recorded at fair value at issuance and subject to remeasurement to fair value at each reporting date, with any change in fair value recognized as a separate line item within other income (expense) in the Consolidated Statement of Operations. In March 2020, the promissory notes converted into the Company’s series P-2 preferred stock. See Note 5 for specific information regarding these convertible promissory notes. See Note 3 for information regarding fair value remeasurements of these notes for the reporting periods presented.
Convertible Preferred Stock Warrants
The Company evaluates whether its warrants for shares of convertible preferred stock are freestanding financial instruments. The warrants are separately exercisable as the exercise of the warrants does not settle or extinguish the related convertible preferred stock. Additionally, the warrants are legally detachable from the related convertible preferred stock because the warrants may be transferred to another unaffiliated party without also transferring the related convertible preferred stock. As the warrants are freestanding financial instruments, they are liability classified.
The warrants were recorded at fair value upon issuance as a non-current liability with a corresponding expense recorded as a change in the fair value of convertible preferred warrants in the Consolidated Statement of Operations. The warrants are subject to remeasurement at each balance sheet date until the earlier of the exercise or expiration, the completion of a deemed liquidation event, or the completion of an initial public offering or sale of the Company. Any change in fair value is recognized in the change in fair of convertible preferred stock warrants in the Consolidated Statement of Operations.
Convertible Preferred Stock
The Company records shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock will become redeemable at the option of the holders. In the event of a change of control of the Company, proceeds received from the sale of such shares will be distributed in accordance with the liquidation preferences set forth in the Company’s Amended and Restated Certificate of Incorporation. The Company has not adjusted the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such an event would occur.
Revenue Recognition
As described in Note 2, effective January 1, 2019, the Company adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. This standard applies to all contracts with customers except for contracts that are within the scope of other accounting standards.
Overall
The Company generates revenue from payments received from its customers based on executed engineering revenue contracts (the “Service Revenue”) for the development of silicon-anode lithium-ion

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
battery technology. The Company has not commenced commercial manufacturing of its product, and thus, no product revenue has been generated to date.
Service Revenue contracts generally include the design and development efforts to conform the Company’s existing battery technology with the customer’s required specifications. Consideration for Service Revenue contracts generally becomes payable when the Company meets specific contractual milestones, which include the design and approval of custom cells, procurement of fabrication tooling to meet the customer’s specifications, and fabrication and delivery of custom cells from Enovix’s pilot production line. Within the existing Service Revenue contracts, the amount of consideration is fixed, the contracts contain a single performance obligation, and revenue is recognized at the point in time the final milestone is met (i.e., a final working prototype meeting all required specifications) and the customer obtains control of the deliverable. During 2020 and 2019, the Company did not recognize any Service Revenue as final milestones were not yet met.
The Company does not recognize Service Revenue over-time because: (a) the customer does not simultaneously receive and consume the benefits of the Company’s efforts (only once the final prototype is delivered does the customer consume the benefits); (b) the Company’s performance does not create or enhance an asset that the customer controls as the asset is created or enhanced (because the customer does not have rights to the intellectual property); and (c) the Company’s performance creates an asset with an alternative use to the Company, as the Company could repurpose the work performed for other similar customers with little incremental effort.
The amount and timing of revenue recognized is intended to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To achieve this core principle, the Company applies the following steps:
1.   Identify the contract with the customer
The Company determines a contract with a customer to exist when (i) the contract is approved by the parties to the contract, (ii) each party’s rights regarding the goods or services to be transferred can be identified, (iii) the payment terms for the goods or services can be identified, (iv) the Company has been determined its customer has the intent and ability to pay, and (v) the contract has commercial substance (its expected future cash flows are expected to change as a result of the contract). The term of the Service Revenue contracts generally last from one to three years beginning at the effective date of the contract.
2.   Identify the performance obligations in the contract
A performance obligation is a promise to provide a distinct good or service or a series of distinct goods or services. A good or service that is promised to a customer is distinct if the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer, and a company’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract.
Service Revenue contracts generally contain promises, which include (a) designing battery prototypes to customer specifications (b) status updates (c) testing (d) prototype milestones, and (e) delivery of final battery protypes per the customers specifications. Generally, the Company will own all intellectual property that is developed and directed toward the Company’s silicon-anode lithium-ion battery technology. Accordingly, the customer will only receive prototype units of the Company’s battery technology as well as any design reports that are submitted to them as part of the contract. Prototype units that are delivered throughout the term of the contract provide marginal value to the customers as they are contractually limited in their ability to derive benefit from the prototype units should the contract be

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
terminated. The Company concludes that its performance obligation is the delivery of final protype units which meet the ultimate specifications set forth by the customer.
3.   Determine the transaction price
Transaction price is determined based on the amount of consideration to which the Company expects to be entitled in exchange for the promised goods or services. Service Revenue contracts are for a fixed amount that will be paid to the Company assuming it fulfills milestone obligations under the contract. Generally, there is no consideration within the Service Revenue contracts that are variable.
4.   Allocate the transaction price to the performance obligations in the contract
If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. As the Service Revenue contracts only contains a single performance obligation, the Company will allocate 100% of the contract consideration to the single performance obligation.
5.   Recognize revenue when, or as, a performance obligation is satisfied
Service Revenue is recognized when control of the goods or services is transferred to the customer. For Service Revenue contracts, control transfers upon the shipment of the final production ready prototype unit. Although the Company is entitled to milestone payments as it meets each milestone and such payments are non-refundable, the delivery of the Company’s defined performance obligation does not occur until the final milestone of the contract is met and the final product is accepted by the customer. At that point in time, the Company has generally met all five of the control transfer indicators. Any proceeds received prior to completing the final deliverable are recorded as deferred revenue.
Sales and Transaction Taxes
Sales and other taxes collected from customers and remitted to governmental authorities on revenue-producing transactions are reported on a net basis and are therefore excluded from revenues in the Consolidated Statement of Operations.
Deferred Revenue
Deferred revenue represents situations where the Company has the contractual right to invoice, or  cash is collected, but the related revenue has not yet been recognized. Revenue is subsequently recognized when the revenue recognition criteria are met. Service Revenue is generally invoiced based on pre-defined milestones and Service Revenue per the contract is generally recognized upon completion of the final milestone. At this time, the Company has not commenced commercial manufacturing and does not have deferred product revenue.
Costs to Fulfill a Customer Contract
The revenue recognition standard requires capitalization of certain costs to fulfil a customer contract, such as certain employee compensation for design and development services that specifically relate to customer contracts. Costs are recognized as an asset if they relate directly to a customer contract, generate or enhance resources of the entity that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred costs are recognized as cost of revenue in the period when the related revenue is recognized.

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Cost of Revenues
Cost of revenues includes materials, labor, allocated depreciation expense, and other direct costs related to Service Revenue contracts. Labor consists of personnel-related expenses such as salaries, benefits, and stock-based compensation. During 2020 and 2019, cost of revenue represents costs incurred on certain Service Revenue contracts that was in excess of the amount expected to be recovered.
Research and Development Costs
Research and development expense consist of engineering services, allocated facilities costs, depreciation, development expenses, materials, labor and stock-based compensation related primarily to the Company’s (i) technology development, (ii) design, construction, and testing of preproduction prototypes and models, and (iii) certain costs related to the design, construction, and operation of its pilot plant that is not of a scale economically feasible to the Company for commercial production. Research and development costs are expensed as incurred.
Selling, General and Administrative Expense
Selling, general and administrative expenses consist of personnel-related expenses, marketing expenses, allocated facilities expenses, depreciation expenses, executive management travel, and professional services expenses, including legal, human resources, audit, accounting and tax-related services. Personnel related costs consist of salaries, benefits and stock-based compensation. Facilities costs consist of rent and maintenance of facilities.
Government Grant
In September 2020, the Company entered into a financial assistance agreement totaling $6,458 with the Office of Energy Efficiency and Renewable Energy (“EERE”), an office within the U.S. Department of Energy. Under the agreement, Enovix will perform research and development under a joint project with the EERE, and the EERE will reimbursee the Company for 49.8% of allowable project costs. The remaining 50.2% in costs will be incurred by the Company. The Company accounts for funds which are probable of being received in the same period in which the costs were incurred as an offset to the related expense (Research and development) or capitalized asset (Property and equipment, net). As of December 31, 2020, the Company had a reimbursement receivable from the assistance agreement of $174, which is included in Prepaid expenses and other current assets.
Income Taxes
The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Under the asset and liability method specified by ASC 740, deferred tax assets and liabilities are recognized for the future consequences of differences between the carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are recovered or settled. Valuation allowances for deferred tax assets are established when it is more likely than not that some or all of the deferred tax assets will not be realized.
In addition, ASC 740 provides comprehensive guidance on the recognition and measurement of tax positions in previously filed tax returns or positions expected to be taken in future tax returns. The benefit from an uncertain tax position must meet a more-likely-than-not recognition threshold and is measured at the largest amount of benefit greater than 50% determined by cumulative probability of being realized upon ultimate settlement with the taxing authority. The Company’s policy is to recognize interest and penalties expense, if any, related to uncertain tax positions as a component of income tax expense.

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Stock-Based Compensation
The Company issues stock-based compensation to employees and nonemployees in the form of stock options. The fair value of stock options is based on the date of the grant using the Black-Scholes valuation method. The awards are accounted for by recognizing the fair value of the related award over the period during which services are provided in exchange for the award (referred to as the requisite service period, which typically equals the vesting period of the award). Forfeitures are accounted for when they occur. Compensation expense is recognized using the straight-line attribution method.
The Company uses the simplified calculation of the expected life, which takes into consideration the grant’s contractual life and vesting period and assumes that all options will be exercised between the vesting date and the contractual term of the option. No awards have been issued with a market condition or other non-standard terms.
Prior to January 1, 2019, stock-based awards granted to non-employees were subject to periodic re-measurement over the period that services were rendered. Beginning January 1, 2019 upon the adoption of Accounting Standards Update (“ASU”) 2018-07 Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting as described in Note 2, the measurement of equity-classified nonemployee awards is fixed at the grant date.
Net Loss per Share of Common Stock
Basic net loss per share of common stock is calculated using the two-class method under which earnings are allocated to both common shares and participating securities. The Company considers all series of its convertible preferred stock to be participating securities. Unvested early exercised stock options which are subject to repurchase by the Company are not considered participating securities as those shares do not have non-forfeitable rights to dividends or dividend equivalents. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss is not allocated to the convertible preferred stock as the holders of the convertible preferred stock do not have a contractual obligation to share in any losses.
Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Unvested early exercised stock options are not considered outstanding for purposes of the weighted average outstanding share calculation until they vest.
Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of convertible preferred stock, stock options and warrants. As the Company has reported losses for all periods presented, all potentially dilutive securities including convertible preferred stock, stock options and warrants, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.
Note 2.   Recent Accounting Pronouncements
Emerging Growth Company Status
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Adopted
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), a new standard to achieve a consistent application of revenue recognition within the U.S., resulting in a single revenue model to be applied by reporting companies under U.S. GAAP. Under the new model, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard was adopted by the Company on January 1, 2019 using the full retrospective method. The consolidated financial statements as of and for the years ended December 31, 2020 and 2019 are both presented in accordance with Topic 606. The Company refers to Topic 606 and Subtopic 340-40 collectively as “ASC 606.” The Company adopted this guidance as of January 1, 2019 which did not have an impact to the financial statements upon adoption.
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to align the accounting for share-based payment awards issued to employees and nonemployees, particularly with regard to the measurement date and the impact of performance conditions. The new guidance requires equity-classified share-based payment awards issued to nonemployees to be measured on the grant date, instead of being re-measured through the performance completion date under the current guidance. For public entities, ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, and early adoption is permitted. The Company adopted this guidance as of January 1, 2019 which did not have an impact to the financial statements upon adoption.
Not Adopted
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. Additionally, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326 in April 2019 and ASU 2019-05, Financial Instruments — Credit Losses (Topic 326) — Targeted Transition Relief in May 2019. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. In November 2019, the FASB issued ASU No. 2019-10, which defers the effective date of ASU No. 2016-13 for smaller reporting companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the potential impact of these amendments on its financial statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard is effective for non-public companies for reporting periods beginning after December 15, 2021 and early adoption is permitted. The comprehensive new standard will amend and supersede existing lease accounting guidance and is intended to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet and requiring disclosure of key information about leasing arrangements. The guidance requires lessees and lessors to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the potential impact of this standard on its financial statements and related disclosures.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Note 3.   Fair Value Measurement
The following table details the fair value measurements of liabilities that are measured at fair value on a recurring basis:
	Fair Value Measurement at December 31, 2020
	Level 1	Level 2	Level 3	Total Fair Value
Convertible preferred stock warrants	$—	$—	$15,995	$15,995
	$—	$—	$15,995	$15,995
	Fair Value Measurement at December 31, 2019
	Level 1	Level 2	Level 3	Total Fair Value
Convertible preferred stock warrants	$—	$—	$730	$730
Convertible promissory notes	—	—	5,651	5,651
	$—	$—	$6,381	$6,381
The fair value of the convertible preferred stock warrants was determined as of December 31, 2020 and 2019 using the Black-Scholes option pricing model, which incorporate assumptions and estimates, to value the convertible preferred stock warrants. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying shares of the Company’s Series C and D convertible preferred stock, risk free interest rate, expected dividend yield, expected volatility of the price of the underlying preferred stock, and a probability weighted expected term of the warrants. The most significant assumption impacting the fair value of the convertible preferred stock warrants is the fair value of the Company’s Series D convertible preferred stock as of each remeasurement date. The Company determined the fair value per share of the underlying preferred stock by taking into consideration the most recent sales of its convertible preferred stock, results obtained from third-party valuations and additional factors that were deemed relevant.
The Company’s convertible preferred stock warrants are classified within Level 3 of the fair value hierarchy. A summary of key assumptions for determining the fair value of convertible preferred stock warrants at December 31, 2020 include:
	Expected term (in years)	Expected volatility	Risk-free interest rate	Expected dividend rate
Convertible preferred stock warrants	2.62 – 4.23	63.6%	0.15% – 0.27%	0%
A summary of key assumptions for determining the fair value of convertible preferred stock warrants at December 31, 2019 include:
	Expected term (in years)	Expected volatility	Risk-free interest rate	Expected dividend rate
Convertible preferred stock warrants	0.21 – 3.62	74.6%	1.59% – 1.66%	0%
Fair value measurements categorized within Level 3 are sensitive to changes in the assumptions or methodology used to determine fair value and such changes could result in a significant increase or decrease in the fair value.
As discussed further in Note 5, the Company elected to measure the convertible promissory notes at fair value in accordance with the fair value option. The convertible promissory notes are each a debt host financial instrument containing embedded features and/or options which would otherwise be required to be

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
bifurcated from the debt-host and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC 815, Derivatives and Hedging. Due to the close proximity of the convertible notes issuance on December 13, 2019 to year-end as of December 31, 2019, the fair value of the convertible promissory notes at December 31, 2019 was determined to equal its principal amount, excluding interest to be accrued. See Note 5 for additional information.
The changes for Level 3 items measured at fair value on a recurring basis using significant unobservable inputs are as follows:
	Convertible Promissory Notes	Convertible Preferred Stock Warrants
Fair value as of January 1, 2020	$5,651	730
Additions	—	1,476
Settlements	(8,073)	—
Change in fair value	2,422	13,789
Fair value as of December 31, 2020	$—	15,995
	Convertible Promissory Notes	Convertible Preferred Stock Warrants
Fair value as of January 1, 2019	$—	990
Additions	5,651	—
Settlements	—	—
Change in fair value	—	(260)
Fair value as of December 31, 2019	$5,651	730
Note 4.   Property and Equipment, net
Property and equipment, net, consists of the following as of December 31, 2020 and 2019:
	December 31, 2020	December 31, 2019
Process equipment	$4,085	$2,934
Office equipment	369	365
Furniture and fixtures	65	65
Leasehold improvements	921	921
Construction in progress	29,568	3,770
Total property and equipment	$35,008	$8,055
Less: Accumulated depreciation	(3,718)	(3,139)
Property and equipment, net	$31,290	$4,916
Depreciation expense related to property and equipment was $579 and $509 for the years ended December 31, 2020 and 2019, respectively.

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Note 5.   Debt
At December 31, 2020, the Company had no outstanding debt obligations.
At December 31, 2019, debt was comprised of the following:
	Principal	Fair Value
6% Convertible promissory notes recorded at fair value	$5,651	$5,651
2019 Convertible Promissory Note
On December 13, 2019, the Company issued, to existing shareholders which included members of the board of directors and members of management, convertible promissory notes with an aggregate original principal balance of $5,651, an interest rate of 6% per annum compounded annually, and a maturity date of December 13, 2020. At December 31, 2019, the total amount of unpaid principal and interest under these outstanding convertible debt instruments was $5,675.
Based on the terms of the convertible promissory notes, in the event the Company issues and sells preferred stock on or before the maturity date, the outstanding principal amount and any unpaid accrued interest shall automatically convert into equity securities at a discount of 30%. The Company elected to measure the convertible promissory notes at fair value in accordance with the fair value option. As such, the promissory notes were initially recognized at fair value (i.e., the principal amount) with any changes in fair value recognized in Other income (expense) in the Consolidated Statement of Operations. As such, the fair value of the convertible promissory notes as of December 31, 2019 remained unchanged and there was no change in fair value recorded to earnings for the year ended December 31, 2019.
On March 25, 2020, all outstanding principal and accrued interest were converted into 19,001,815 shares of Series P-2 preferred stock at a conversion price equal to the cash price paid per shares and a 30% discount. Upon conversion, the Company recorded a change in the fair value of the promissory notes of $2,422 which is included in Other income in the Consolidated Statement of Operations for the year ended December 31, 2020.
As of December 31, 2019, the Company classified the convertible promissory notes as non-current on the consolidated balance because the Company had both the intent and ability to refinance the convertible promissory notes by issuing long-term equity securities.
2020 Paycheck Protection Program Loan
In April 2020, the Company entered into a loan agreement with the Small Business Administration (“SBA”) pursuant to the Paycheck Protection Program Loan (the “PPP Loan”) established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The Company received loan proceeds of $1,628.
During 2020, the Company used all PPP Loan proceeds for eligible purposes, including payroll, benefits, rent and utilities and was approved for loan forgiveness prior to December 31, 2020. As the entirety of the PPP Loan was forgiven in 2020, the outstanding obligation was extinguished and a gain on extinguishment was recognized in Other income in the Statement of Operations for the year ended December 31, 2020.
Note 6.   Common Stock and Convertible Preferred Stock
The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Convertible Preferred Stock.” The total number of shares which the Company is authorized to

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
issue is 831,713,204 shares, 497,000,000 shares which shall be common stock and 334,713,204 which shall be convertible preferred stock.
Common Stock
The Company had authorized 497,000,000 shares of common stock, par value $0.001 and issued 93,986,381 shares as of December 31, 2020. Each holder of a share of common stock is entitled to one vote for each share held and is entitled to receive dividends whenever funds are legally available and when declared by the board of directors, subject to preferential rights of holders of other classes of stock outstanding. Such dividends shall be payable only when, as and if declared by the board of directors and shall be non-cumulative. As of December 31, 2020, the Company has not declared any dividends.
The following shares of common stock have been reserved for future issuance at December 31, 2020:
Conversion of all series of convertible preferred stock	328,049,004
Exercise of outstanding common stock options	7,740,610
Common stock options available for future grants	32,283,643
Exercise of outstanding convertible preferred stock warrants	10,941,986
Total shares of common stock reserved for future issuance	379,015,243
Convertible Preferred Stock
The Company had authorized 334,713,204 shares of preferred stock with a par value of $0.001 and issued 324,370,424 shares as of December 31, 2020. The Company has designated eight outstanding series of convertible preferred stock (“Series A”, “Series B”, “Series C”, “Series D”, “Series E”, “Series E-2”, “Series F”, and “Series P-2”, collectively the “convertible preferred stock”).
During 2020, the Company issued 151,610,261 shares of Series P-2 at a purchase price of $0.43 per share. The Series P-2 issuance resulted in $63,932 cash proceeds, net of $1,518 of issuance costs. In conjunction with the Series P-2 issuance, the convertible promissory notes converted to 19,001,815 shares of Series P-2. See Note 5 “Convertible Promissory Notes” for additional information.
Details related to convertible preferred shares as of December 31, 2020 are as follows:
Series	Authorized	Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
Series A convertible preferred stock	705,000	705,000	$226	$235
Series B convertible preferred stock	66,300	66,300	50	50
Series C convertible preferred stock	181,844	—	—	—
Series D convertible preferred stock	58,016,741	47,855,805	84,927	85,100
Series E convertible preferred stock	4,862,376	4,862,376	4,783	4,862
Series E-2 convertible preferred stock	18,035,000	18,035,000	17,063	18,035
Series F convertible preferred stock	82,233,867	82,233,867	22,872	23,437
Series P-2 convertible preferred stock	170,612,076	170,612,076	72,135	73,653
Total convertible preferred stock	334,713,204	324,370,424	$202,056	$205,372
Series D convertible preferred stock warrants, as-if converted basis	—	10,160,936	N/A	17,957
	334,713,204	334,531,360	$202,056	$223,329

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Details related to convertible preferred shares as of December 31, 2019 are as follows:
Series	Authorized	Issue and Outstanding	Carrying Value	Aggregate Liquidation Preference
Series A convertible preferred stock	705,000	705,000	$226	$235
Series B convertible preferred stock	66,300	66,300	50	50
Series C convertible preferred stock	181,844	—	—	—
Series D convertible preferred stock	51,016,741	47,855,805	84,927	85,100
Series E convertible preferred stock	4,862,376	4,862,376	4,783	4,862
Series E-2 convertible preferred stock	18,035,000	18,035,000	17,063	18,035
Series F convertible preferred stock	82,906,147	82,233,867	22,872	23,437
Total convertible preferred stock	157,773,408	153,758,348	$129,921	$131,719
Series D convertible preferred stock warrants, as-if converted basis	—	3,160,936	N/A	5,586
Series C convertible preferred stock warrants, as-if converted basis	—	181,844	N/A	200
	157,773,408	157,101,128	$129,921	$137,505
The conversion, liquidation preference, dividend, voting terms of the convertible preferred stock Series A, Series B, Series C, Series D, Series E, Series E-2, Series F, and Series P-2, as of December 31, 2020 are discussed below.
Conversion
Any shares of convertible preferred stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of common stock. The number of shares of common stock to which a holder of convertible preferred stock shall be entitled upon conversion shall be the product obtained by multiplying the Series Preferred Conversion Rate (defined below) then in effect for such series by the number of shares of Series Preferred being converted.
The conversion rate in effect at any time for conversion of any series of Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the original issue price of such series of convertible preferred stock by the applicable Series Preferred Conversion Price (define below).
The Series Preferred Conversion Price for Series A shall initially be $0.3333, Series B shall initially be $0.7541, Series C shall be $1.0829, Series D shall be $1.6411, Series E shall be $1.00, Series E-2 shall be $1.00, Series F shall be $0.2850, and Series P-2 shall be $0.4317.
Liquidation Preference
In a liquidation event, after payments in satisfaction of creditors and the management incentive plan, the proceeds will be distributed first, to the holders of the Series P-2 who shall be entitled to receive an amount equal to the greater of their (i) original purchase price per share plus any declared but unpaid dividends or (ii) the amount per share calculated by dividing the net proceeds into the total fully diluted shares outstanding on an as-if-converted to common stock basis.
After the payment of full liquidation preference of the Series P-2, the holders of Series E and Series F (the “Senior Preferred”) will be entitled to be paid on a pari passu basis an amount per share equal to the applicable original purchase price per share plus all declared and unpaid dividends.

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
After the payment of full liquidation preference of Series P-2 and Senior Preferred set forth above, the holders of the Series F shall be entitled to receive an amount per share equal to the legal proceeds multiplied by the Series F percentage.
After the payment of full liquidation preference of the Series P-2, Senior Preferred, and Series F, the holders of Series A, Series B, Series C, Series D, and Series E-2 (the “Junior Preferred”) will be entitled to be paid on a pari passu basis an amount per share equal to the applicable original purchase price per share plus all declared and unpaid dividends.
After the payment of the full liquidation preference of the Series P-2, the Senior Preferred, the Series F and the Junior Preferred, the assets available for distribution shall be distributed ratably to the holders of the common stock, Senior Preferred and Junior Preferred on an as-if-converted to common stock basis, until such time as when, (i) the holders of the Series A have received an aggregate amount per share of Series A equal to three times their applicable original issue price; and (ii) the holders of Series B, the Series C, Series D, Series E and Series E-2 have received an aggregate amount per share of the Series A, Series B, Series C, Series D, Series E and Series E-2, as the case may be, equal to two times the respective original issue price; thereafter, the remaining assets available for distribution shall be ratably distributed to the holders of common stock, on a per share basis and Series F on an as-if converted to common stock basis.
Dividends
Holders of convertible preferred stock, in preference to the holders of the common stock, shall be entitled to receive, when, as and if declared by the board of directors, but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the original series share issue price per annum on each outstanding share of convertible preferred stock, respectively. Such dividends shall be payable only when, as and if declared by the board of directors and shall be non-cumulative.
The original issue price of the Series A shall be $0.333333, Series B shall be $0.754133, Series C shall be $1.09984, Series D shall be $1.767214, Series E shall be $ 1.00, Series E-2 shall be $1.00, Series F shall be $0.2850, and Series P-2 shall be $0.431699 (each as adjusted for any stock dividends, combinations, splits, recapitalizations and the like).
The holders of the convertible preferred stock shall be entitled to receive non-cumulative dividends at a rate of 8%, if, when and as declared by the board of directors (“Preferred Dividends”). Preferred dividends shall be paid in full, prior and in preference to any payment of any dividend on the common stock. After the preferred dividends have been paid in full, the convertible preferred stock will participate pro-rata with any other series or class of Company stock in additional dividends, including in-kind and stock dividends, on an as converted basis. As of December 31, 2020, the Company has not declared any dividends.
In the event dividends are paid on any share of common stock, the Company shall pay an additional dividend on all outstanding shares of convertible preferred stock in a per share amount equal (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of common stock. Subject to the preferences applicable to the convertible preferred stock outstanding at any time, the holders of common stock shall be entitled to share equally, on a per share basis, in dividends and other distributions of cash, property or shares of stock of the Company as may be declared by the board of directors from time to time with respect to the common stock.
Voting
Each holder of convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of convertible preferred stock could be converted.
At each election of or action written by consent to elect directors (i) for so long as at least 250,000 shares of Series A remain outstanding, Series A, voting as a separate class, are entitled to elect one director of the

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Company; (ii) for so long as at least 250,000 shares of Series D remain outstanding, Series D, acting as a separate class, are entitled to elect one director of the Company; (iii) for so long as 250,000 shares of Series E remain outstanding, Series E, voting separately as a separate class, are entitled to elect one director of the Company; (iv) for so long as 250,000 shares of Series F remain outstanding, Series F, voting separately as a separate class, are entitled to elect one director of the Company; (v) the holders of common stock and preferred stock, voting together as a single class, are entitled to elect two members to the board directors of the Company.
Warrants
The Company periodically issues convertible preferred stock warrants (collectively, “warrants”) in connection with equity financing transactions. Warrants are typically granted with a contractual term of 10 years. The exercise price and other terms of the instrument are determined by the board of directors. See Note 3 for assumptions utilized to estimate the fair value of warrants.
As part of the March 2020 Series P-2 issuance, the Company also issued 7,000,000 of Series D convertible preferred stock warrants to an existing shareholder. Each warrant entitles the holder to purchase one share of the Company’s Series D convertible preferred stock at an exercise price of $0.01 for a period of 5 years from the issuance of the warrant.
As part of an August 2016 Series D issuance, the Company also issued 3,160,936 of Series D convertible preferred stock warrants to an existing shareholder. Each warrant entitles the holder to purchase one share of the Company’s Series D convertible preferred stock at an exercise price of $0.01 for a period of 7 years from the issuance of the warrant.
In March 2010, the Company issued 181,844 of Series C convertible preferred stock warrants to an existing lender. Each warrant entitles the holder to purchase one share of the Company’s Series C convertible preferred stock at an exercise price of $1.10 for a period of 10 years from the issuance of the warrant. In March 2020, the Series C convertible preferred stock warrants expired.
Detail related to warrant activity for the year ended December 31, 2020, is as follows:
	Convertible Preferred Stock Warrants
	Number of Warrants	Weighted- Average Exercise Price
Balances as of January 1, 2020	3,342,780	$0.07
Warrants granted	7,000,000	0.01
Warrants exercised	—	—
Warrants cancelled	(181,844)	1.10
Balances as of December 31, 2020	10,160,936	$0.01
The number of Series D convertible preferred stock warrants as of December 31, 2020 on an ‘as-converted basis’ totaled 10,941,986. The ‘as-converted basis’ assumes a conversion of the Series D convertible stock warrant into one share of Series D convertible preferred stock that then converts into common stock at a ratio of 1.08 per share.

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Detail related to warrant activity for the year ended December 31, 2019, is as follows:
	Convertible Preferred Stock Warrants
	Number of Warrants	Weighted- Average Exercise Price
Balances as of January 1, 2019	3,342,780	$0.07
Warrants granted	—	—
Warrants exercised	—	—
Warrants cancelled	—	—
Balances as of December 31, 2019	3,342,780	$0.07
The number of convertible preferred stock warrants as of December 31, 2019 on an ‘as-converted basis’ totaled 3,588,605. The ‘as-converted basis’ assumes; (i) a conversion of the Series D convertible stock warrant into one share of Series D convertible preferred stock that then converts into common stock at a ratio of 1.08 per share, and (ii) a conversion of the Series C convertible stock warrant into one share of Series C convertible preferred stock that then converts into common stock at a ratio of 1.02 per share.
The weighted-average remaining contractual term for outstanding warrants to purchase convertible preferred stock warrants is 3.5 and 3.7 years at December 31, 2020 and 2019, respectively.
7.   Stock-Based Compensation
For the years ended December 31, 2020 and 2019, the Company incurred stock-based compensation expense of $666 and $328.
2016 Equity Incentive Plan
The Company’s 2016 Equity Incentive Plan (the “2016 Plan”) was adopted by its board of directors on April 6, 2016 (the “Effective Date”) and was most recently amended by its board of directors on December 17, 2020. The 2016 Plan is intended as the successor to and continuation of the Company’s 2006 Equity Incentive Plan (the “Prior Plan”). No additional stock awards may be granted under the Prior Plan. Any unallocated shares remaining available for issuance pursuant to the exercise of options or issuance or settlement of stock awards not previously granted under the Prior Plan (the “Prior Plan’s Available Reserve”) ceased to be available under the Prior Plan and were added to the share reserve (as defined below) available for issuance pursuant to awards granted under the 2016 Plan.
Under the 2016 Plan, employees, directors and consultants of the Company (“Participants”), are eligible for grants of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, and restricted stock units, collectively referred to as “Stock Awards”. Incentive stock and nonstatutory stock options are collectively referred to as “Option(s).”
Plan Administration
The 2016 Plan is administered by the Company’s board of directors. Subject to the provisions of the 2016 Plan, the board of directors has full authority and discretion to take any actions it deems necessary or advisable for the administration of the 2016 Plan. Within the limitations of the 2016 Plan, the board of directors may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options in return for the grant of new Options for the same or a different number of shares and at the same or a different exercise price, provided that no modification of an option shall, without the consent of

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
the applicable participant, impair the participant’s rights or increase the participant’s obligations under such option. The Common Stock shares subject to the 2016 Plan that may be issued shall not exceed in the aggregate 84,953,793 shares of common stock.
Share Reserve
At December 31, 2020, there were 7,740,610 options outstanding and 32,283,643 available for issuance under the Equity Plan.
Reversion of Shares to the Share Reserve
If a stock award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such stock award having been issued or (ii) is settled in cash (i.e., the participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of common stock that may be available for issuance under the 2016 Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased by the Company then the shares that are forfeited or repurchased will revert to and again become available for issuance under the 2016 Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a stock award or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the 2016 Plan.
Early Exercise of Options
The terms of the 2016 Plan permit the exercise of options granted prior to vesting, subject to required approvals. The unvested shares are subject to the Company’s repurchase right, upon termination of employment, at the lower of (i) the fair market value of the shares of common stock on the date of repurchase or (ii) their original exercise price. The repurchase right lapses 90 days after the termination of the employee’s employment. Shares purchased by employees pursuant to the early exercise of stock options are not deemed, for accounting purposes, to be issued until those shares vest according to their respective vesting schedules. Cash received for early exercised stock options is recorded as other current and non-current liabilities on the Consolidated Balance Sheet and is reclassified to common stock and additional paid in capital as such shares vest.
At December 31, 2020 and 2019, 29,164,989 and 5,755,004 shares, respectively, remained subject to the Company’s right of repurchase as a result of the early exercised stock options. The remaining liability related to early exercised shares as of December 31, 2020 and 2019 was $327 and $53, respectively, and was recorded in other current and non-current liabilities in the Consolidated Balance Sheets
Unvested early exercised Options which are subject to repurchase by the Company are not considered participating securities as those shares do not have non-forfeitable rights to dividends or dividend equivalents. Unvested early exercised stock options are not considered outstanding for purposes of the weighted average outstanding share calculation until they vest.
Stock-Based Compensation
Options granted under the 2016 Plan to employees typically vest 25% of the shares one year after the options’ vesting commencement date and the remainder ratably on a monthly basis over the following three years. Other vesting terms are permitted and are determined by the Company’s board of directors. Options have a term of no more than ten years from the date of grant and vested options are generally cancelled three months after termination of employment if unexercised.

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Detail related to stock option activity for the year ended December 31, 2020 is as follows:
	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balances as of January 1, 2020	5,261,674	$0.03
Granted	31,306,940	0.01
Exercised	(28,807,391)	0.01		$18,464
Forfeited	(10,613)	0.01
Expired	(10,000)	0.21
Balances as of December 31, 2020	7,740,610	$0.02	8.8	5,116
Vested and exercisable at December 31, 2020	1,362,206	$0.06	5.8	846
Unvested and exercisable at December 31, 2020	5,549,514	$0.01	9.8	$3,724
Detail related to stock option activity for the year ended December 31, 2019 is as follows:
	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balances as of January 1, 2019	18,679,677	$0.01
Granted	1,663,220	0.01
Exercised	(14,845,806)	0.01		$10
Forfeited	(230,834)	0.01
Expired	(4,583)	0.01
Balances as of December 31, 2019	5,261,674	$0.03	7.5	$—
Vested and exercisable at December 31, 2019	2,528,714	$0.05	6.8	$—
Unvested and exercisable at December 31, 2019	674,343	$0.01	9.1	$—
The estimated weighted-average grant date fair value of options granted to employees during the years ended December 31, 2020 and 2019, was $0.59 and $0.003 per share, respectively. The fair value of stock options that vested during the years ended December 31, 2020 and 2019, was $339 and $333, respectively.
The total amount of unrecognized compensation cost for options granted to employees and nonemployees as of December 31, 2020, is approximately $18,164 and is expected to be recognized over a weighted-average period of 3.9 years.
Significant Assumptions in Estimating Option Fair Value
The Company uses the Black-Scholes model for estimating the fair value of options granted and used the following assumptions for options:
	2020	2019
Risk-free interest rate	0.52%	2.09%
Expected term (years)	5.99	5.67
Dividend yield	0%	0%
Volatility	37.8%	34.9%

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Fair Value of Common Stock
The fair value of the Company’s common stock underlying Stock Awards was determined by the Company’s board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each board of directors meeting in which Stock Awards were approved. These factors included, but were not limited to: (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences, and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering, or sale of the Company, given prevailing market conditions. The Company determined the fair value per share of the underlying common stock by taking into consideration results obtained from third-party valuations and additional factors that were deemed relevant.
Expected Term — The expected term of the options represents the average period the share options are expected to remain outstanding. As the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the expected term of options granted is derived from the average midpoint between the weighted average vesting and the contractual term, also known as the simplified method.
Risk-Free Interest Rate — The risk-free interest rate is based on the yield of U.S. Treasury notes as of the grant date with terms commensurate with the expected term of the option.
Dividend Yield — The expected dividends assumption is based on the Company’s expectation of not paying dividends in the foreseeable future and not having paid any dividends in the past.
Volatility — As the Company is private and does not have any trading history for its ordinary shares, the expected volatility is based on the historical volatilities of the common stock of comparable publicly traded companies. The Company selected companies with comparable characteristics, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the Company’s stock-based awards.
Total stock-based compensation expense recognized in the Consolidated Statement of Operations for the years ended December 31, 2020 and 2019 are as follows:
	2020	2019
Cost of revenue	$102	$6
Research and development	485	274
Selling, general and administrative	79	48
Total stock-based compensation expense	$666	$328
8.   Income Taxes
For financial reporting purposes, components of loss before income taxes for the years ended December 31, 2020 and 2019 are as follows:
	2020	2019
United States	$(39,637)	$(15,984)
Foreign	(13)	(204)
Loss before income taxes	$(39,650)	$(16,188)

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
During the years ended December 31, 2020 and December 31, 2019, there was no provision for income taxes recorded as the Company generated net operating losses.
The difference between the effective tax rate and the U.S. federal statutory tax rate for the years ended December 31, 2020 and 2019 are as follows:
	2020	2019
Federal statutory tax rate	21%	21%
State and local income taxes, net of federal benefit	4.3%	7.8%
Tax impact of foreign operations	—	(0.3)%
Change in fair value of convertible promissory notes	(1.3)%	—
Non-deductible convertible preferred stock warrant expense	(8.1)%	0.3%
Federal tax credits	0.5%	1.2%
Share-based compensation	(0.3)%	(0.4)%
Extinguishment of PPP Loan	0.9%	—
Impact of changes in valuation allowance	(16.9)%	(29.7)%
Other	(0.1)%	0.1%
Effective tax rate	0%	0%
Deferred tax assets (liabilities) as of December 31, 2020 and 2019 consist of the following:
	2020	2019
Gross deferred tax assets:
Deferred rent	$442	$269
Deferred revenue	1,538	1,486
Share-based compensation	346	343
Federal and state credit carryovers	3,994	3,640
Federal and state net operating losses	48,934	42,688
Total gross deferred tax assets	55,254	48,426
Valuation allowance	(54,734)	(48,022)
Total deferred tax assets, net of valuation allowance	520	404
Deferred tax liabilities:
Depreciation and amortization	(520)	(404)
Total deferred tax liabilities	(520)	(404)
Net deferred tax assets	$—	$—
As of December 31, 2020, the Company had $174,707 of state and $174,919 of federal loss carryovers that could be utilized to reduce the tax liabilities of future years. The tax-effected loss carryovers were $15,444 for state before federal effect, and $36,733 for federal as of December 31, 2020. The Company also had $3,565 of state tax credit carryforwards and $5,170 of federal tax credit carryovers as of December 31, 2020.
The state losses expire between 2028 and 2040. Approximately $127,880 of the federal losses expire between 2026 and 2037 and the remainder do not expire. The federal credit carryovers expire between 2027 and 2040. The state credit carryovers do not expire.

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Utilization of net operating losses and tax credit carryforwards are subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, in the event of a change in the Company’s ownership, as defined in current income tax regulations.
Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized. Significant judgement is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event the Company changes its determination as to the amount of deferred tax assets that can be realized, it will adjust the valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
As of December 31, 2020, the Company has recognized a full valuation allowance against its U.S. federal and state net deferred tax assets, including operating loss carryovers and credit carryovers. The Company evaluated the realizability of its net deferred tax assets based on all available evidence, both positive and negative, which existed as of December 31, 2020. The Company’s conclusion to maintain a full valuation allowance against its net deferred tax assets is based upon the assessment of its ability to generate sufficient future taxable income in future periods.
The activity related to unrecognized tax benefits for the years ended December 31, 2020 and 2019 are as follows:
	2020	2019
Balance at beginning of fiscal year	$3,974	$3,580
Increases related to current year tax positions	394	394
Balance at end of fiscal year	$4,368	$3,974
As of December 31, 2020 and December 31, 2019, none of the amounts of unrecognized tax benefits would favorably affect the effective income tax rate in future periods if recognized, since the tax benefits would increase a deferred tax asset that is currently offset by a full valuation allowance.
As of December 31, 2020, the Company has not identified any unrecognized that benefits where it is reasonably possible that it will recognize a decrease within the next 12 months. If the Company does recognize such a decrease, the net impact on the Consolidated Statement of Operations would not be material.
The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense on the Consolidated Statement of Operations. For the years ended December 31, 2020 and 2019, no interest expense was recognized relating to income tax liabilities. There were no accrued interest or penalties related to income tax liabilities as of December 31, 2020 and 2019.
The Company files income tax returns in the U.S. federal jurisdiction and in the California state jurisdiction. In the normal course of business, the Company is subject to examination by taxing authorities in the U.S. The Company is not currently under examination by any taxing authority.
Note 9.   401(k) Savings Plan
The Company has established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. The plan allows participants to defer a portion of their annual compensation on a pre-tax basis. Additionally, the Company provides a match for employees who contribute. The Company’s matching contributions for the year’s ended December 31, 2020 and 2019 were $49 and $50, respectively.
Note 10.   Commitments and Contingencies
Operating lease commitments
The Company leases its headquarters, engineering and manufacturing space in Fremont, California under a single non-cancelable liability classified operating lease with an expiration date of August 31, 2030.

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Monthly lease payments range from $103 to $138. Total rental expense for the years ended December 31, 2020 and 2019 was $1,371 and $849, respectively.
Minimum commitments under noncancelable operating lease agreements as of December 31, 2020 is as follows:
2020
2021	$1,267
2022	1,305
2023	1,344
2024	1,384
2025	1,426
Thereafter	7,243
$13,969
Purchase Commitments
The Company has not entered into noncancelable purchase obligations and therefore has no minimum commitments of this type as of December 31, 2020.
Litigation
From time to time, and in the ordinary course of business, the Company may be subject to certain claims, charges and litigation concerning matters arising in connection with the conduct of the Company’s business activities. The Company is not currently aware of any matters that it expects will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.
Note 11.   Basic and Diluted Net Loss Per Share
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its convertible preferred stock to be participating securities. Unvested early exercised Options which are subject to repurchase by the Company are not considered participating securities as those shares do not have non-forfeitable rights to dividends or dividend equivalents. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the convertible preferred stock do not have a contractual obligation to share in any losses.
Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.
Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of stock options, convertible preferred stock, convertible preferred stock warrants, and convertible promissory notes. Unvested early exercised Options are not considered outstanding for purposes of the weighted average outstanding share calculation until they vest. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.
The following table sets forth the computation of the Company’s basic and diluted net loss attributable per share to common stockholders for the years ended December 31, 2020 and 2019:

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
	2020	2019
Numerator:
Net loss attributable to common stockholders	$(39,650)	$(16,188)
Denominator:
Shares used in computing net loss attributable per share to common stockholders, basic and diluted	60,645,131	57,735,620
Net loss attributable per share to common stockholders:
Basic and diluted	$(0.65)	$(0.28)
The following table discloses securities as of December 31, 2020 and 2019 that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share because to do so would have been antidilutive for all periods presented:
	2020	2019
Options issued and outstanding	7,740,610	5,261,674
Convertible preferred stock	324,370,424	153,758,348
Convertible promissory notes	—	19,911,664
Convertible preferred stock warrants	10,941,986	3,588,605
See Note 5 for additional information regarding convertible promissory notes. See Note 7 for additional information regarding the terms of the convertible preferred stock and convertible preferred stock warrants. See Note 7 for additional information regarding stock options.
Note 12.   Related Party
In 2019, existing shareholders which included members of the board of directors and members of management purchased the convertible promissory notes as disclosed in Note 5. In 2020, the convertible promissory notes having an aggregate original principal balance of $5,651 and accrued interest of $130 converted into 19,001,815 shares of Series P-2 convertible preferred stock.
Note 13.   Participation Units
Effective July 30, 2018, the Company established the Management Incentive Plan (“2018 MIP”) in order to induce certain employees (the “Participants”) to continue their employment with the Company through the completion of a change in control transaction. The maximum amount, subject to certain equity offsets, to be paid to all Participants (the “Bonus Pool”) in connection with a change in control transaction pursuant to the 2018 MIP will be equal to 10% of the sum of any cash and the fair market value of any securities or other property, reduced by expenses, actually available for payment (the “Net Proceeds”).
As of and for the years ended December 31, 2020 and 2019, there was no accounting impact from the 2018 MIP Units because payment of the Bonus Pool is contingent on a change of control event that cannot be considered probable until it occurs.
The Merger Agreement with RSVAC was not deemed a change in control transaction in accordance with the 2018 MIP and therefore, no obligations under the 2018 MIP will be owed to the Participants as a result of this transaction.
Bonus Pool
The bonus pool is subject to reduction by the amount of any equity offset. Equity offset means the pre-tax sum of any cash and the fair market value of any securities (or other property), as determined by the

Enovix Corporation
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
(all numbers in thousands, except share amounts)
Company’s board of directors in its sole discretion, to be received by a participant with respect to common stock, options to purchase common stock, or other equity awards measured in reference to Company common stock held by such participant in connection with the change in control transaction less the amount of any purchase or exercise price paid or payable for such securities or rights, as applicable; provided, that, any cash and the fair market value of any securities (or other property) to be received by a participant with respect to convertible preferred stock or common stock issued or issuable on conversion of convertible preferred stock will be excluded from the equity offset.
The 2018 MIP operates through a pool of 1,000,000 participating units (the “2018 MIP Units”). The 2018 MIP Units are used to determine a participant’s allocable share of the bonus pool as of immediately prior to the change of control transaction closing and calculate the amount of a participant’s bonus (the “Retention Bonus”). The number of authorized 2018 MIP units may be increased or decreased (but not below the number of 2018 MIP units then outstanding) by the Company’s board of directors at any time prior to the closing of a change in control transaction in its sole discretion.
Retention Bonus
A Participant’s total retention bonus will be an amount equal to: (i) the quotient of (x) the number of 2018 MIP units held by such participant as of the closing, divided by (y) the total number of 2018 MIP units authorized under the 2018 MIP, multiplied by (ii) the bonus pool. The retention bonus will be paid to a participant in a lump sum within thirty days after the closing of the transaction.
The retention bonus will be paid in the same form of consideration paid by the acquirer; provided, however, that if all or any portion of the net proceeds is paid in a form other than cash, the board of directors as administrator has the authority to determine, in its sole discretion, to pay all or a portion of the retention bonus in cash using the fair market value of such non-cash consideration.
Termination of the Plan
The 2018 MIP, and any rights granted hereunder, will terminate on the earliest of: (i) immediately prior to the Company’s consummation of an initial public offering; (ii) the date all amounts to be paid to participants hereunder are paid following a change in control transaction; (iii) the dissolution or liquidation of the Company other than in connection with a change in control transaction; and (iv) December 31, 2028. Following a termination of the 2018 MIP, the Company will have no further obligations under the 2018 MIP, including the obligation to make the payment of any retention bonus, except with respect to a change in control transaction for which a definitive agreement was entered into prior to termination of the 2018 MIP.
Note 14.   Subsequent Events
The Company has evaluated subsequent events through March 8, 2021, which is the date these financial statements were available to be issued.
On February 22, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with RSVAC. Pursuant to the terms of the Merger Agreement, subject to customary closing conditions of the merger, including shareholder approval, a business combination between RSVAC and the Company will be effected through the merger of a subsidiary of RSVAC into the Company, with the Company surviving as the surviving company and a wholly-owned subsidiary of RSVAC (the “Merger”). Once effective, all equity securities of the Company will be converted into the right to receive the applicable portion of merger consideration pursuant to the terms and subject to the conditions set forth in the Merger Agreement. Under the terms of the Merger Agreement, the aggregate equity consideration to the Company is expected to be approximately $1,050,000.
On February 22, 2021 in a transaction separate from the Merger Agreement, all 10,160,936 Series D preferred stock warrants were exercised at $0.01 per share for a total of $102.

ENOVIX CORPORATION
ENOVIX CORPORATION UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020	F-71
Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020	F-72
Condensed Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the three months ended March 31, 2021 and 2020	F-73
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and 2020	F-75
Notes to Unaudited Condensed Consolidated Financial Statements	F-76

ENOVIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(all numbers in thousands, except share amounts)
	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$13,266	$29,143
Deferred contract costs	4,266	2,955
Prepaid expenses and other current assets	2,309	946
Total current assets	19,841	33,044
Property and equipment, net	36,641	31,290
Operating lease, right-of-use assets	7,044	—
Deferred contract costs, non-current	—	495
Deferred transaction costs	3,911	—
Other assets, non-current	141	135
Total assets	$67,578	$64,964
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$4,970	$2,083
Accrued expenses	2,578	1,999
Accrued compensation	2,166	1,268
Deferred revenue	5,495	5,410
Other liabilities	136	108
Total current liabilities	15,345	10,868
Deferred rent, non-current	—	1,567
Convertible preferred stock warrants	—	15,995
Operating lease liabilities, non-current	9,402	—
Deferred revenue, non-current	—	85
Other liabilities, non-current	294	233
Total liabilities	25,041	28,748
Commitments and contingencies (Note 9)
Convertible preferred stock, $0.001 par value:
Authorized shares of 334,713,204; Issued and outstanding shares of 334,531,360 and 324,370,424; and Aggregate liquidation preference of $222,799 and $205,372 as of March 31, 2021 and December 31, 2020, respectively.	222,933	202,056
Stockholders’ deficit
Common stock, $0.001 par value:
Authorized shares of 497,000,000; Issued and outstanding shares of 104,953,326 and 93,986,381 as of March 31, 2021 and December 31, 2020, respectively.	68	65
Additional paid-in capital	42,979	41,373
Accumulated deficit	(223,443)	(207,278)
Total stockholders’ deficit	(180,396)	(165,840)
Total liabilities, convertible preferred stock and stockholders’ deficit	$67,578	$64,964
See accompanying notes to these condensed consolidated financial statements.

ENOVIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(all numbers in thousands, except share amounts)
	Three Months Ended March 31,
	2021	2020
Operating expenses:
Cost of revenue	$1,631	$371
Research and development	5,589	2,405
Selling, general and administrative	4,161	1,000
Total operating expenses	11,381	3,776
Loss from operations	(11,381)	(3,776)
Other income (expense):
Change in fair value of convertible preferred stock warrants	(4,781)	66
Issuance of convertible preferred stock warrants	—	(1,476)
Change in fair value of convertible promissory notes	—	(2,422)
Interest expense	—	(107)
Other (expense) income, net	(3)	33
Total other income (expense), net	(4,784)	(3,906)
Loss before income taxes	(16,165)	(7,682)
Income tax expense (benefit)	—	—
Net loss	$(16,165)	$(7,682)
Net loss per share, basic and diluted	$(0.24)	$(0.13)
Weighted-average number of shares outstanding, basic and diluted	66,618,009	59,716,010
See accompanying notes to these condensed consolidated financial statements.

ENOVIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(Unaudited)
(all numbers in thousands, except share amounts)
	Three Months Ended March 31, 2021
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	324,370,424	$202,056	93,986,381	$65	$41,373	$(207,278)	$(165,840)
Net loss	—	—	—	—	—	(16,165)	(16,165)
Exercise of stock options	—	—	11,442,363	1	29	—	30
Vesting of early exercised stock options	—	—	—	2	22	—	24
Repurchase of unvested restricted common stock	—	—	(475,418)	—	—	—	—
Exercise of Series D convertible preferred stock warrants	10,160,936	20,877	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,555	—	1,555
Balance as of March 31, 2021	334,531,360	$222,933	104,953,326	$68	$42,979	$(223,443)	$(180,396)
	Three Months Ended March 31, 2020
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	153,758,348	$129,921	65,196,490	$59	$40,626	$(167,628)	$(126,943)
Net loss	—	—	—	—	—	(7,682)	(7,682)
Exercise of stock options	—	—	28,498	—	—	—	—
Vesting of early exercised stock options	—	—	—	1	5	—	6
Issuance of Series P-2 convertible preferred stock	67,644,302	29,012	—	—	—	—	—
Conversion of promissory notes to Series P-2 convertible preferred stock	19,001,815	8,203	—	—	—	—	—
Stock-based compensation	—	—	—	—	58	—	58
Balance as of March 31, 2020	240,404,465	$167,136	65,224,988	$60	$40,689	$(175,310)	$(134,561)
See accompanying notes to these condensed consolidated financial statements.

ENOVIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(all numbers in thousands, except share amounts)
	Three Months Ended March 31,
	2021	2020
Operating activities:
Net loss	$(16,165)	$(7,682)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	141	144
Stock-based compensation expense	1,555	58
Changes in fair value of convertible preferred stock warrants	4,781	(66)
Issuance of convertible preferred stock warrants	—	1,476
Change in fair value of convertible promissory notes	—	2,422
Interest expense (non-cash)	—	107
Changes in operating assets and liabilities:
Prepaid expenses and other assets	1,039	50
Deferred contract costs	(816)	(697)
Accounts payable	1,172	318
Accrued expenses and compensation	1,260	(56)
Other liabilities	(1,577)	197
Net cash used in operating activities	(8,610)	(3,729)
Investing activities:
Purchase of property and equipment	(7,141)	(1,860)
Net cash used in investing activities	(7,141)	(1,860)
Financing activities:
Proceeds from issuance of convertible preferred stock, net	—	29,012
Proceeds from exercise of convertible preferred stock warrants	102	—
Proceeds from the exercise of stock options	159	—
Repurchase of unvested restricted common stock	(5)	—
Payments of transaction costs	(332)	—
Net cash (used in) provided by financing activities	(76)	29,012
Change in cash, cash equivalents, and restricted cash	$(15,827)	$23,423
Cash and cash equivalents and restricted cash, beginning of period	$29,218	$10,301
Cash and cash equivalents, and restricted cash, end of period	$13,391	$33,724
See accompanying notes to these condensed consolidated financial statements.

ENOVIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(all numbers in thousands, except share amounts)
	Three Months Ended March 31,
	2021	2020
Supplemental disclosures
Accrued purchase of property and equipment	$1,690	$2,889
Accrued purchase of transaction costs	$3,579	$—
Conversion of promissory notes to convertible preferred stock	$—	$8,073
Settlement of accrued interest expense through conversion of promissory notes to convertible preferred stock	$—	$130
Issuance of convertible preferred stock warrants	$—	$1,476
The following presents the Company’s cash, cash equivalents and restricted cash by category in the Company’s condensed consolidated balance sheets:
	Three Months Ended March 31,
	2021	2020
Cash and cash equivalents	$13,266	$33,649
Prepaid expenses and other current assets	125	75
Total cash, cash equivalents, and restricted cash	$13,391	$33,724
See accompanying notes to these condensed consolidated financial statements.

ENOVIX CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(all numbers in thousands, except share amounts)
Note 1.   Organization and Basis of Presentation
Organization
Enovix Corporation (“Enovix”, the “Company”) was incorporated in Delaware in 2006. The Company designs, develops, and manufactures an advanced silicon-anode lithium-ion battery using proprietary 3D cell architecture that increases energy density and maintains a high cycle life. The Company is headquartered in Fremont, California.
The Company is focused on the development and commercialization of its silicon-anode lithium-ion batteries. Planned principal operations of commercial manufacturing have not yet commenced. As of March 31, 2021, the Company has not derived product revenue from its planned principal business activities.
Liquidity and Capital Resources
The Company has incurred losses since its inception, has a working capital balance of $4,496 and an accumulated deficit of $223,443 at March 31, 2021. Since inception, the Company has financed its operations primarily from the sales of convertible preferred stock.
The Company’s plan is to seek additional funding through the completion of a merger with Rodgers Silicon Valley Acquisition Corp. (“RSVAC”), per the terms of a definitive merger agreement entered into on February 22, 2021 (the “Merger Agreement”). At this time, the Company is focused on completing the merger with RSVAC, which is subject to approval of the shareholders of both companies, regulatory approval from the Securities and Exchange Commission (“SEC”) and other customary closing conditions and is limited in its efforts to raise additional capital from secondary sources. If the Company is unable to complete the merger with RSVAC, the Company would have to pursue an alternative course of action to seek additional capital through other debt and equity financings.
If the Company is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, the Company will not have sufficient cash flows and liquidity to fund its planned business activities for the next 12 months. There can be no assurances that the Company will be able complete the RSVAC merger or that in the event that the RSVAC merger does not take place, that the Company will be able to secure alternate forms of financing at terms that are acceptable to management if at all. In that event, the Company might be forced to limit many of its business plans and consider other means of creating value for its stockholders. Based on the factors described above, and after considering management’s plans, there is substantial doubt about the Company’s ability to continue as a going concern within one year from the date the financial statements were available to be issued. The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.
Basis of Presentation and Consolidation
The accompanying condensed consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
The Company did not have any other comprehensive income or loss for the three months ended March 31, 2021 and 2020. Accordingly, net loss and comprehensive loss are the same for the periods presented.

ENOVIX CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(all numbers in thousands, except share amounts)
Unaudited Interim Condensed Consolidated Financial Statements
The condensed consolidated balance sheet as of March 31, 2021 and the condensed consolidated statements of operations, condensed consolidated statements of convertible preferred shares and shareholders’ deficit and the condensed consolidated statements of cash flows for the three months ended March 31, 2021 and March 31, 2020 are unaudited. These accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC for interim financial reporting. In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring items, considered necessary to present fairly the Company’s financial condition, results of operations, stockholders’ deficit and cash flows for the interim periods indicated. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the operating results for the full year, and therefore should not be relied upon as an indicator of future results. The condensed consolidated balance sheet as of December 31, 2020 included herein was derived from the audited consolidated financial statements as of that date. The accompanying condensed consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the condensed consolidated financial statements and accompanying notes. Estimates and assumptions include but are not limited to: depreciable lives for property and equipment, the valuation allowance on deferred tax assets, assumptions used in stock-based compensation, incremental borrowing rate for right-of-use assets and lease liabilities, and estimates to fair value convertible preferred stock warrants. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that it believes to be reasonable under the circumstances. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ materially from management’s estimates using different assumptions or under different conditions.
Summary of Significant Accounting Policies
There have been no significant changes, other than those disclosed within these interim condensed consolidated financial statements, to the Company’s significant accounting policies in Note 1. “Organization of Business and Summary of Significant Accounting Policies,” of the notes to the consolidated financial statements for the year ended December 31, 2020 included in the RSVAC Form S-4 Registration Statement under the Securities Act of 1933 filed with the SEC.
Recent Accounting Pronouncements
Emerging Growth Company Status
The Company is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC’s can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.
Adopted
In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is

ENOVIX CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(all numbers in thousands, except share amounts)
intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Accounting Standards Codification (“ASC”) 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted this guidance as of January 1, 2021 which did not have an impact to the condensed consolidated financial statements upon adoption.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires an entity to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. The guidance requires lessees to recognize all leases, with certain exceptions, on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. The guidance states that a lessee must recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. On January 1, 2021, the Company early adopted ASU 2016-02 using the modified retrospective transition option of applying the new standard at the adoption date for all leases with terms greater than 12 months. The Company elected certain practical expedients upon adoption and as such did not reassess the following: 1) whether any expired or existing contracts are or contain leases; 2) lease classification for any expired or existing leases; 3) initial direct costs for any expired or existing leases; 4) whether existing or expired land easements are or contain leases; and 5) regarding the lease term, from a hindsight perspective, whether or not the Company is reasonably certain to exercise the lease options. The Company also elected the practical expedient to not separate lease and non-lease components.
The effect of the adoption of ASC 842 on the condensed consolidated balance sheet as of January 1, 2021 was as follows:
	December 31, 2020	Adjustments from Adoption of ASC 842	January 1, 2021
Operating lease, right-of-use assets	$—	$6,873	$6,873
Deferred rent, current (Other liabilities, current)	$14	$(14)	$—
Deferred rent, non-current	$1,567	$(1,567)	$—
Operating lease liabilities, non-current	$—	$8,551	$8,551
There was no impact from the adoption of ASC 842 on the Company’s condensed consolidated statement of operations. See Note 4 “Leases” for additional details.
Leases
The Company determines if an arrangement contains a lease at inception. For arrangements where the Company is the lessee, operating leases are included in operating lease right-of-use (ROU) assets; current operating lease liabilities; and non-current operating lease liabilities on its condensed balance sheets. The Company currently does not have any finance leases.
Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. ROU assets also include any initial direct costs incurred and any lease payments made on or before the lease commencement date, less lease incentives received. The Company uses its incremental borrowing rate based on the information available at the commencement date in determining the lease liabilities as the Company’s leases generally do not provide an implicit rate. Lease terms may include options to extend or terminate the lease when the Company is reasonably certain that the option will be exercised. The Company combines the lease and non-lease components in determining the operating lease assets and liabilities. Lease expense is recognized on a straight-line basis over the lease term.

ENOVIX CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(all numbers in thousands, except share amounts)
Periods prior to the January 1, 2021 adoption of ASC 842 were not adjusted and continue to be reported in accordance with the legacy lease accounting guidance under ASC 840, Leases. Under ASC 840, rent expense for non-cancelable operating leases, including rent escalation clauses, tenant improvement allowances, and rent-free periods when applicable, was recognized on a straight-line basis over the term of the lease with the difference between required lease payments and rent expense recorded as deferred rent. The lease term began on the commencement date as defined in the lease agreement or when the Company took possession of or began to control the physical use of the property, whichever was earlier.
Merger Transaction Costs
The Company incurred significant direct and incremental transaction costs for the three months ended March 31, 2021 related to the contemplated merger with RSVAC. Transaction costs of $3,911 were deferred and capitalized to the Deferred transaction costs, non-current line item in the condensed consolidated balance sheet as of March 31, 2021. After consummation of the merger, these costs are recorded in shareholders’ deficit as a reduction of additional paid-in capital generated as a result of the merger. If the merger with RSVAC is subsequently aborted, the Company will review the deferred transaction costs for impairment. Cash payments for the merger transaction costs are classified in the condensed consolidated statement of cash flows as a financing activity.
Note 2.   Revenue Recognition
The Company generates revenue from payments received from its customers based on executed engineering revenue contracts (the “Service Revenue”) for the development of silicon-anode lithium-ion battery technology. The Company has not commenced commercial manufacturing of its product, and thus, no product revenue has been generated to date.
Service Revenue contracts generally include the design and development efforts to conform the Company’s existing battery technology with the customer’s required specifications. Consideration for Service Revenue contracts generally becomes payable when the Company meets specific contractual milestones, which include the design and approval of custom cells, procurement of fabrication tooling to meet the customer’s specifications, and fabrication and delivery of custom cells from Enovix’s pilot production line. Within the existing Service Revenue contracts, the amount of consideration is fixed, the contracts contain a single performance obligation, and revenue is recognized at the point in time the final milestone is met (i.e., a final working prototype meeting all required specifications) and the customer obtains control of the deliverable.
During the three month periods ended March 31, 2021 and 2020, the Company did not recognize any Service Revenue as final milestones were not yet met.
The Company does not recognize Service Revenue over-time because: (a) the customer does not simultaneously receive and consume the benefits of the Company’s efforts (only once the final prototype is delivered does the customer consume the benefits); (b) the Company’s performance does not create or enhance an asset that the customer controls as the asset is created or enhanced (because the customer does not have rights to the intellectual property); and (c) the Company’s performance creates an asset with an alternative use to the Company, as the Company could repurpose the work performed for other similar customers with little incremental effort.
Deferred Revenue
Deferred revenue represents situations where the Company has the contractual right to invoice, or  cash is collected, but the related revenue has not yet been recognized. Revenue is subsequently recognized when the revenue recognition criteria are met. Service Revenue is generally invoiced based on pre-defined milestones

ENOVIX CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(all numbers in thousands, except share amounts)
and Service Revenue per the contract is generally recognized upon completion of the final milestone. At this time, the Company has not commenced commercial manufacturing and does not have deferred product revenue.
Costs to Fulfill a Customer Contract
The revenue recognition standard requires capitalization of certain costs to fulfil a customer contract, such as certain employee compensation for design and development services that specifically relate to customer contracts. Costs are recognized as an asset if they relate directly to a customer contract, generate or enhance resources of the entity that will be used in satisfying future performance obligations, and are expected to be recovered. If these three criteria are not met, the costs are expensed in the period incurred. Deferred contract costs are recognized as cost of revenue in the period when the related revenue is recognized. During the three month periods ended March 31, 2021 and 2020, cost of revenue represents costs incurred on certain Service Revenue contracts that was in excess of the amount expected to be recovered.
Note 3.   Fair Value Measurement
There were no assets or liabilities measured at fair value on a recurring basis as of March 31, 2021. The following table details the fair value measurements of liabilities that were measured at fair value on a recurring basis as of December 31, 2020:
	Fair Value Measurement at December 31, 2020
	Level 1	Level 2	Level 3(1)	Total Fair Value
Convertible preferred stock warrants	$—	$—	$15,995	$15,995
	$—	$—	$15,995	$15,995

(1)
Level 3 fair values are based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The changes for Level 3 items measured at fair value on a recurring basis using significant unobservable inputs are as follows:
Convertible Preferred Stock Warrants
Fair value as of December 31, 2020	$15,995
Additions	—
Settlements	(20,776)
Change in fair value	4,781
Fair value as of March 31, 2021	$—
	Convertible Promissory Notes	Convertible Preferred Stock Warrants
Fair value as of December 31, 2019	$5,651	$730
Additions	—	1,476
Settlements	(8,073)	—
Change in fair value	2,422	(66)
Fair value as of March 31, 2020	$—	$2,140

ENOVIX CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(all numbers in thousands, except share amounts)
A summary of key assumptions for determining the fair value of convertible preferred stock warrants that were exercised on February 22, 2021 include:
	Expected term (in years)	Expected volatility	Risk-free interest rate	Expected dividend rate
Convertible preferred stock warrants	2.5 – 4.1	75.0%	0.2% – 0.4%	0%
A summary of key assumptions for determining the fair value of convertible preferred stock warrants that were outstanding as of March 31, 2020 include:
	Expected term (in years)	Expected volatility	Risk-free interest rate	Expected dividend rate
Convertible preferred stock warrants	3.4 – 5.0	74.6%	0.3% – 0.4%	0%
Note 4.   Leases
The Company leases its headquarters, engineering and manufacturing space in Fremont, California under a single non-cancelable operating lease, right of use asset with an expiration date of August 31, 2030. During the three month period ended March 31, 2021, the Company entered into a new agreement to lease office space in Fremont, California under a noncancelable operating lease that expires in April 2026, which the Company has the option to extend for five years.
The components of lease costs were as follows:
Three Months Ended March 31, 2021
Operating lease cost	$292
Supplemental lease information:
March 31, 2021
Weighted average remaining lease term	9.3 years
Weighted average discount rate	6.8%
Other information related to operating leases, are as follows:
Three Months Ended March 31, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$312
Non-cash investing activities:
Lease liabilities arising from obtaining right-of-use assets	$8,763

ENOVIX CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(all numbers in thousands, except share amounts)
Undiscounted cash flows of operating lease liabilities as of March 31, 2021 are as follows:
Lease Amounts
2021 (remaining nine months)	$994
2022	1,366
2023	1,407
2024	1,449
2025	1,492
Thereafter	7,265
Total	13,973
Less imputed lease interest	(4,571)
Total lease liabilities	$9,402
ASC 840 Disclosure
Rent expense for the three month period ended March 31, 2020 recorded under legacy ASC 840 was $260.
Minimum commitments under noncancelable operating lease agreements as of December 31, 2020 is as follows:
2020
2021	$1,267
2022	1,305
2023	1,344
2024	1,384
2025	1,426
Thereafter	7,243
$13,969
Note 5.   Debt
On December 13, 2019, the Company issued, to existing shareholders which included members of the board of directors and members of management, convertible promissory notes with an aggregate original principal balance of $5,651, an interest rate of 6% per annum compounded annually, and a maturity date of December 13, 2020. The Company elected to measure the convertible promissory notes at fair value in accordance with the fair value option. As such, the promissory notes were initially recognized at fair value (i.e., the principal amount) with any changes in fair value recognized in Other income (expense).
On March 25, 2020, all outstanding principal and accrued interest were converted into 19,001,815 shares of Series P-2 preferred stock at a conversion price equal to the cash price paid per shares and a 30% discount. Upon conversion, the Company recorded a change in the fair value of the promissory notes of $2,422 which is included in Other income (expense).

ENOVIX CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(all numbers in thousands, except share amounts)
Note 6.   Convertible Preferred Stock and Warrants
Convertible Preferred Stock
The Company has designated eight outstanding series of convertible preferred stock (“Series A”, “Series B”, “Series C”, “Series D”, “Series E”, “Series E-2”, “Series F”, and “Series P-2”, collectively the “convertible preferred stock”).
Details related to convertible preferred shares as of March 31, 2021 are as follows:
Series	Authorized	Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
Series A	705,000	705,000	$226	$235
Series B	66,300	66,300	50	50
Series C	181,844	—	—	—
Series D	58,016,741	58,016,741	105,804	102,527
Series E	4,862,376	4,862,376	4,783	4,862
Series E-2	18,035,000	18,035,000	17,063	18,035
Series F	82,233,867	82,233,867	22,872	23,437
Series P-2	170,612,076	170,612,076	72,135	73,653
Total convertible preferred stock	334,713,204	334,531,360	$222,933	$222,799
For the three month period ended March 31, 2020, the Company issued 67,644,302 shares of Series P-2 at a purchase price of $0.43 per share. The Series P-2 issuance resulted in $29,012 cash proceeds, net of $190 of issuance costs. In conjunction with the Series P-2 issuance, the convertible promissory notes converted to 19,001,815 shares of Series P-2. See Note 5 “Debt” for additional information.
Warrants
As part of the March 25, 2020 Series P-2 convertible preferred stock issuance, the Company also issued 7,000,000 of Series D convertible preferred stock warrants to an existing shareholder. Each warrant entitled the holder to purchase one share of the Company’s Series D convertible preferred stock at an exercise price of $0.01 for a period of 5 years from the issuance of the warrant.
As part of an August 2016 Series D convertible preferred stock issuance, the Company also issued 3,160,936 shares of Series D convertible preferred stock warrants to an existing shareholder. Each warrant entitled the holder to purchase one share of the Company’s Series D convertible preferred stock at an exercise price of $0.01 for a period of 7 years from the issuance of the warrant.
On February 22, 2021 in a transaction separate from the Merger Agreement, all 10,160,936 Series D convertible preferred stock warrants were exercised at $0.01 per share for a total of $102.
The number of Series D convertible preferred stock warrants as of December 31, 2020 on an ‘as-converted basis’ totaled 10,941,986. The ‘as-converted basis’ assumes a conversion of the Series D convertible stock warrant into one share of Series D convertible preferred stock that then converts into common stock at a ratio of 1.08 per share.
Note 7.   Stock-Based Compensation
Stock-based compensation expense for all stock-based awards expected to vest is measured at fair value on the date of grant and recognized ratably over the requisite service period. The following table summarizes

ENOVIX CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(all numbers in thousands, except share amounts)
the components of total stock-based compensation expense included in the condensed consolidated statements of operations for the periods presented.
	March 31, 2021	March 31, 2020
Cost of revenue	$274	$15
Research and development	959	35
Selling, general and administrative	185	8
At March 31, 2021 and December 31, 2020, $137 and $0 of stock based compensation was capitalized to Deferred contract costs in the condensed consolidated balance sheets, respectively.
As of March 31, 2021, there was approximately $22,375 of total unrecognized stock-based compensation expense related to unvested equity awards, which are expected to be recognized over a weighted-average period of 3.6 years.
Fair Value of Common Stock
The fair value of the Company’s common stock underlying stock awards was determined by the Company’s board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each board of directors meeting in which stock awards were approved. These factors included, but were not limited to: (i) contemporaneous third-party valuations of common stock; (ii) the rights, preferences, and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering, or sale of the Company, given prevailing market conditions. The Company determined the fair value per share of the underlying common stock by taking into consideration results obtained from third-party valuations and additional factors that were deemed relevant.
•
Expected Term — The expected term of the options represents the average period the share options are expected to remain outstanding. As the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the expected term of options granted is derived from the average midpoint between the weighted average vesting and the contractual term, also known as the simplified method.

•
Risk-Free Interest Rate — The risk-free interest rate is based on the yield of U.S. Treasury notes as of the grant date with terms commensurate with the expected term of the option.

•
Dividend Yield — The expected dividends assumption is based on the Company’s expectation of not paying dividends in the foreseeable future and not having paid any dividends in the past.

•
Volatility — As the Company is private and does not have any trading history for its ordinary shares, the expected volatility is based on the historical volatilities of the common stock of comparable publicly traded companies. The Company selected companies with comparable characteristics, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the Company’s stock-based awards.

ENOVIX CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(all numbers in thousands, except share amounts)
The following table presents the weighted-average grant date fair value of options granted and the assumptions used to estimate those values using a Black-Scholes option pricing model for the three months ended March 31, 2021:
Risk-free interest rate	0.67%
Expected term (years)	6.0
Dividend yield	0%
Volatility	48.6%
Stock Option Activity
The following is a summary of stock option activity for the three months ended March 31, 2021:
	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value(1)
Balances as of January 1, 2021	7,740,610	$0.02
Granted	8,065,686	0.06
Exercised	(11,442,363)	0.01		$8,771
Forfeited	(408,766)	0.01
Balances as of March 31, 2021	3,955,167	$0.12	8.2	$6,277
Vested and exercisable at March 31, 2021	1,135,135	$0.05	6.1	$1,881
Unvested and exercisable at March 31, 2021	2,288,016	$0.18	9.6	$3,491

(1)
The intrinsic value of options exercised is based upon the value of the Company’s stock at exercise.

The estimated weighted-average grant date fair value of options granted to employees during the three months ended March 31, 2021 was $0.76 per share. The fair value of stock options that vested during the three months ended March 31, 2021 was $1,167.
Unvested early exercised stock options which are subject to repurchase by the Company are not considered participating securities as those shares do not have non-forfeitable rights to dividends or dividend equivalents. Unvested early exercised stock options are not considered outstanding for purposes of the weighted average outstanding share calculation until they vest.
At March 31, 2021, 37,166,177 shares remained subject to the Company’s right of repurchase as a result of early exercised stock options. The remaining liability related to early exercised shares at March 31, 2021 was $424 and was recorded in other current and non-current liabilities in the condensed consolidated balance sheets.
Note 8.   Income Taxes
To calculate the interim tax provision, at the end of each interim period the Company estimates the annual effective tax rate and applies that to its ordinary quarterly earnings. The effect of changes in the enacted tax laws or rates is recognized in the interim period in which the change occurs. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and judgments including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in foreign jurisdictions, permanent differences between book and tax amounts, and

ENOVIX CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(all numbers in thousands, except share amounts)
the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, additional information is obtained, or the tax environment changes.
Income tax expense was immaterial for the three months ended March 31, 2021 and 2020, respectively.
Note 9.   Commitments and Contingencies
Purchase Commitments
The Company has not entered into noncancelable purchase obligations and therefore has no minimum commitments of this type as of March 31, 2021.
Litigation
From time to time, and in the ordinary course of business, the Company may be subject to certain claims, charges and litigation concerning matters arising in connection with the conduct of the Company’s business activities. The Company is not currently aware of any matters that it expects will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.
Guarantees and Indemnifications
In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations. The Company also has indemnification obligations to its officers and directors for specified events or occurrences, subject to some limits, while they are serving at the Company’s request in such capacities. There have been no claims to date and the Company has director and officer insurance that may enable the Company to recover a portion of any amounts paid for future potential claims. The Company believes the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities for these agreements as of March 31, 2021.
Note 10.   Basic and Diluted Net Loss Per Share
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its convertible preferred stock to be participating securities. Unvested early exercised stock options which are subject to repurchase by the Company are not considered participating securities as those shares do not have non-forfeitable rights to dividends or dividend equivalents. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the convertible preferred stock do not have a contractual obligation to share in any losses.
Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.
Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of stock options, convertible preferred stock, and convertible preferred stock warrants. Unvested early exercised stock options are not considered outstanding for purposes of the

ENOVIX CORPORATION
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(all numbers in thousands, except share amounts)
weighted average outstanding share calculation until they vest. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.
The following table sets forth the computation of the Company’s basic and diluted net loss attributable per share to common stockholders for the three month ended March 31, 2021 and 2020:
	March 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(16,165)	$(7,682)
Denominator:
Shares used in computing net loss attributable per share to common stockholders, basic and diluted	66,618,009	59,716,010
Net loss attributable per share to common stockholders:
Basic and diluted	$(0.24)	$(0.13)
The following table discloses securities as of March 31, 2021 and 2020 that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share because to do so would have been antidilutive for all periods presented:
	March 31,
	2021	2020
Stock options issued and outstanding	3,955,167	5,387,927
Convertible preferred stock	334,531,360	240,404,465
Convertible preferred stock warrants	—	10,941,986
Note 11.   Related Party
In 2019, existing shareholders which included members of the board of directors and members of management purchased the convertible promissory notes as disclosed in Note 5. In 2020, the convertible promissory notes having an aggregate original principal balance of $5,651 and accrued interest of $130 converted into 19,001,815 shares of Series P-2 convertible preferred stock.
Note 12.   Subsequent Events
On May 24, 2021, the Company issued, to an existing shareholder who is a member of the board of directors, a secured promissory note (the “Note”) with an aggregate principal balance of $15,000 and an interest rate of 7.5% per annum payable monthly and on the maturity date. All unpaid interest and principal shall be due and payable upon request by the holders on or after the earlier of (i) the closing of the Merger Agreement and (ii) October 25, 2021. To secure payment of all amounts due under the Note, the Company granted the holder a security interest in all of the Company’s personal property, now existing or hereafter arising, including all accounts, inventory, equipment, general intangibles, financial assets, investment property, securities, deposit accounts, and the proceeds thereof (together, the “Collateral”), but which shall not include the intellectual property. The Company incurred $90 in fees. Upon the closing of the Business Combination, the Company intends to repay the principal amount and any accrued and unpaid interest under the Bridge Note with funds from the sale of the PIPE Shares and the Trust Account.

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and among
RODGERS SILICON VALLEY ACQUISITION CORP.
RSVAC MERGER SUB INC.,
AND
ENOVIX CORPORATION
Dated as of February 22, 2021

EXHIBITS
Exhibit A	Form of Company Stockholder Support Agreement
Exhibit B	Form of Parent Stockholder Support Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D-1	Form of Lock-up Agreement
Exhibit D-2	Form of Lock-up Agreement
Exhibit D-3	Form of Lock-up Agreement
Exhibit E	Form of Second Amended and Restated Certificate of Incorporation of Parent
Exhibit F	Form of Amended and Restated Bylaws of Parent
Exhibit G	Form of Amended and Restated Registration Rights Agreement
Exhibit H	Equity Incentive Plan
Exhibit I	Employee Stock Purchase Plan
SCHEDULES
Disclosure Schedules
Schedule 1.7 – Directors and Officers of the Surviving Corporation
Schedule 2.1 – Equityholder Allocation Schedule
Schedule 5.1 – Conduct of Business of the Company
Schedule 5.5(b)(i) – List of Company Stockholders
Schedule 5.5(b)(ii) – List of Company Stockholders
Schedule 6.1(b) – Required Consents for Conduct of Business of Parent
Schedule 7.2(e) – Required Consents
Schedule 8.2(g) – List of Key Stockholders
Schedule 8.2(j) – Third Party Consents
Schedule 10.13(a) – RSVAC Insiders
Schedule 10.13(b) – Persons Having Knowledge

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 22, 2021, is entered into by and among Rodgers Silicon Valley Acquisition Corp., a Delaware corporation (“Parent”), RSVAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Enovix Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties”. Certain terms used in this Agreement are used as defined in Section 10.13.
RECITALS:
WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;
WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, it is intended, for U.S. federal income Tax purposes, that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). By executing this Agreement, the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a);
WHEREAS, it is anticipated that, prior to the consummation of the Merger, all shares of Company Preferred Stock will be converted into shares of Company Common Stock;
WHEREAS, upon consummation of the Merger, Merger Sub will cease to exist, the Company will become a wholly owned subsidiary of Parent and the outstanding (i) shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), (ii) Company Options and (iii) Company Warrants will be converted into the right to receive the consideration described in this Agreement;
WHEREAS, in connection with the Transactions, Parent will enter into subscription agreements, in all cases on terms and conditions and pursuant to forms acceptable to the Company in its discretion (each, as amended or modified from time to time, a “Subscription Agreement”), with the Parent Investors providing for aggregate investments in Parent of Parent Common Stock in a private placement of an amount not to exceed $175,000,000 and valued at $14.00 per share of Parent of Common Stock on terms and conditions acceptable to the Company (the “PIPE Financing”);
WHEREAS, the Board of Directors of the Company has determined that this Agreement, the Merger and the Transactions are fair and advisable to, and in the best interests of the Company and the Stockholders;
WHEREAS, the Board of Directors of the Parent has determined that this Agreement, the Merger and the Transactions are fair and advisable to, and in the best interests of Parent and its stockholders;
WHEREAS, the Board of Directors of the Parent has approved the Merger and adopted this Agreement as the sole stockholder of Merger Sub and has determined to recommend that the stockholders of the Parent adopt, authorize and approve this Agreement, the Merger and the Transactions;
WHEREAS, in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Merger and the Transactions, Parent shall provide an opportunity to its Parent Public Stockholders who purchased Parent Units in the IPO to have their shares redeemed for the consideration, on the terms and subject to the conditions and limitations, set forth in the Prospectus and the Certificate of Incorporation of Parent;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent and the Company’s directors and executive officers are entering into Company Stockholder support agreements, dated as of the date hereof, substantially in the form attached hereto as Exhibit A, providing that, among other things, such persons will vote their Company Shares in favor of this Agreement, Merger and the other Transactions; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company and certain stockholders of Parent (including the Rodgers Capital, LLC (the “Sponsor”) and the others Insiders) are entering into Parent Stockholder support agreements, dated as of the date hereof (the “Parent Stockholder Support Agreements”), substantially in the form attached hereto as Exhibit B, providing that, among other things, the Parent stockholders party to the Parent Stockholder Support Agreements will vote their shares of Parent Common Stock in favor of this Agreement and the Transactions.
NOW, THEREFORE, in consideration of the premises, covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the Parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I
THE MERGER
Section 1.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.
Section 1.2   Closing.   The closing of the Merger (the “Closing”) shall take place as promptly as practicable, but in no event later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law and the Organizational Documents of Parent) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date, or both, are agreed in writing by the Company and Parent. The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will take place remotely via exchange of documents and signature pages via electronic transmission.
Section 1.3   Effective Time.   Subject to the provisions of this Agreement, at the Closing, the Company shall file a certificate of merger in the form attached hereto as Exhibit C with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
Section 1.4   Effects of the Merger.   The Merger shall have the effects set forth herein and in the DGCL.
Section 1.5   Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)   From and after the Effective Time and until further amended in accordance with applicable Law, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation provided, that such Certificate of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be “Enovix Operations Inc.”.
(b)   From and after the Effective Time and until further amended in accordance with applicable Law, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.
Section 1.6   Post-Closing Board of Directors and Officers.
(a)   Immediately after the Closing, the initial slate of directors of Parent’s board of directors after the Closing (the “Post-Closing Board of Directors”) will consist of nine (9) directors, three (3) of whom shall be designated by Parent and six (6) of whom shall be designated by the Company. At least a majority of the Post-Closing Board of Directors shall qualify as independent directors under the Securities Act and the Nasdaq rules. If, at or after the Effective Time, a vacancy shall exist on the Post-Closing Board of Directors, such vacancy shall be filled in the manner provided in the Parent Organizational Documents as in effect as of the Closing and applicable Law.
(b)   Parent shall take all action necessary, including causing the executive officers of Parent to resign, so that the individuals serving as executive officers of Parent immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.
(c)   Prior to the Closing, the Parent’s board of directors shall review the Amended and Restated Bylaws of Parent in the form set forth in Exhibit F (the “Parent Amended and Restated Bylaws”), and thereafter shall adopt the Parent Amended and Restated Bylaws, with effect from the Closing.
Section 1.7   Directors and Officers of the Surviving Corporation.   From and after the Effective Time, the directors and the officers of the Surviving Corporation shall be those persons set forth on Schedule 1.7 (or such other Persons as designated by the Company prior to the Closing). The directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Surviving Corporation’s Organizational Documents and applicable Law.
Section 1.8   Preferred Stock Conversion.   The Company shall take all actions necessary to cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted immediately prior to the Effective Time into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to and in accordance with the Company’s Organizational Documents (the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall be canceled, shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of shares of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.
Section 1.9   No Further Ownership Rights in Company Common Stock.   At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.
Section 1.10   Rights Not Transferable.   The rights of the Stockholders as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except (i) in the case of an entity, by operation of Law or (ii) in the case of a natural person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
Section 1.11   Taking of Necessary Action; Further Action.   Parent, Merger Sub and the Company, respectively, shall each use its respective best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL at the time specified in Section 1.3. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the constituent corporations, the officers of Parent and the Surviving Corporation are fully authorized in the name of each constituent corporation or otherwise to take, and shall take, all such lawful and necessary action.
Section 1.12   Section 368 Reorganization Matters.   (a) The Parties intend that, for United States federal, and applicable state and local, income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Each of Parent, Merger Sub, and the Company shall cooperate and use its respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and none of Parent, Merger Sub or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would be reasonably expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(b)   Each of Parent, Merger Sub, the Company and their respective Affiliates shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, including filing all Tax Returns consistent with the Intended Tax Treatment (and attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger), and shall take no position or action inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters. Each Party shall promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment).
(c)   In the event the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor (or advisors) in form and substance reasonably satisfactory to the advisor (or advisors) delivering such opinion and the Party delivering such tax representation letter; provided, however, that in the event that the SEC requests or requires such a tax opinion, then Parent will use its reasonable best efforts to cause Loeb & Loeb to deliver such tax opinion to Parent, and the Company shall use its reasonable best efforts to cause Cooley LLP to deliver such tax opinion to the Company.
Section 1.13   Withholding.   Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law, provided, however, that in the event that Parent or the Surviving Corporation, as applicable, determines that it is so required to deduct or withhold any such amounts (except in the case of any compensatory payments made to employees subject to wage withholding), Parent or the Surviving Corporation, as applicable, shall provide at least five Business Days’ prior written notice thereof to the Company, including a reasonably detailed explanation therefor, and shall reasonably cooperate with the Company in responding to any requests for information or clarification made by the Company in respect thereof. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authorities in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent and the Surviving Corporation shall use commercially reasonable efforts to reduce or eliminate any such withholding including requesting and providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.
Section 1.14   Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the aggregate Merger Consideration in accordance with Section 2.1 without interest thereon, upon transfer of such shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE II
MERGER CONSIDERATION
Section 2.1   Conversion of Company Common Stock.
(a)   At the Effective Time (after giving effect to the consummation of the Company Preferred Stock Conversion), by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Options or Company Warrants (which shall be respectively subject to Section 2.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder, and (iii) any Dissenting Shares), shall be canceled and converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio.
(b)   Two Business Days prior to the anticipated Closing Date (by 8:00PM Eastern Time), the Company shall deliver to Parent a schedule setting forth each Stockholder, Optionholder and Warrantholder as of the Closing, such Stockholder’s, Optionholder’s or Warrantholder’s respective percentage of the Merger Consideration (the “Equityholder Allocation Schedule”). If there is any change to the Equityholder Allocation Schedule between the time of such delivery and the Closing, the Company shall promptly deliver an updated Equityholder Allocation Schedule to Parent. Schedule 2.1 sets forth a non-binding example of the Equityholder Allocation Schedule assuming the inputs set forth therein.
Section 2.2   Effect on Capital Stock of the Company.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company, any shares of Company Common Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
Section 2.3   Company Options; Company Warrants.
(a)   As of the Effective Time, each Company Option and each Company Warrant that is then outstanding shall be converted into the right to receive, an option relating to shares of Parent Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Parent Option” or “Parent Warrant,” as applicable) except that (a) such Parent Option or Parent Warrant, as applicable, shall relate to that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock (it being understood that any Company Warrants shall become exercisable for Company Common Stock prior to the Effective Time by virtue of the Company Preferred Stock Conversion) subject to such Company Option or Company Warrant, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Parent Option or Parent Warrant shall be equal to the exercise price per share of such Company Option or Company Warrant in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.
(b)   The Company shall take all necessary actions to effect the treatment of Company Options pursuant to Section 2.3(a) in accordance with the Company Stock Plan and the applicable award agreements and to ensure that no Parent Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-3) of Parent.
Section 2.4   Capital Stock of Merger Sub.   Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of Parent, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will, as of the Effective Time, evidence ownership of such share of common stock of the Surviving Corporation.
Section 2.5   Issuance of the Merger Consideration.
(a)   No Issuance of Fractional Shares.   No certificates or scrip representing fractional shares of Parent Common Stock will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share, with a Stockholder’s portion of the Merger Consideration that would result in a fractional share of 0.50 or greater rounding up and a Stockholder’s portion of the Merger Consideration that would result in a fractional share of less than 0.50 rounding down.
(b)   Exchange Fund.   On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (“Continental”) for the benefit of the Stockholders, for exchange in accordance with this Article II, the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration payable pursuant to this Agreement (such shares of Parent Common Stock, the “Exchange Fund”). Parent shall cause Continental, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with the Equityholder Allocation Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.
(c)   Exchange Procedures.   As soon as practicable following the Effective Time, and in any event within two Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause Continental to deliver to each Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Stockholder’s shares of Company Common Stock for such Stockholder’s applicable portion of the Merger Consideration from the Exchange Fund (a “Letter of Transmittal”), and promptly following receipt of a Stockholder’s properly executed Letter of Transmittal, deliver such Stockholder’s applicable portion of the Merger Consideration to such Stockholder.
(d)   Adjustments.   The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring prior to the date the Merger Consideration is issued.
(e)   Termination of Exchange Fund.   Any portion of the Exchange Fund relating to the Merger Consideration that remains undistributed to the Stockholders for one year after the Effective Time shall be delivered to Parent, upon demand, and any Stockholders who have not theretofore complied with this Section 2.5 shall thereafter look only to Parent for their portion of the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.
Section 2.6   No Liability.   The Parties agree that Parent shall be entitled to rely conclusively on information set forth in the Equityholder Allocation Schedule and any amounts delivered by Parent to an applicable Stockholder in accordance with the Equityholder Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Stockholder in full satisfaction of the obligations of Parent under this Agreement and Parent shall not be responsible or liable for the calculations or the determinations regarding such calculations set forth therein.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in Disclosure Schedule (which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company represents and warrants to Parent as hereafter set forth in this Article III, that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):
Section 3.1   Organization, Qualification and Standing.
(a)   The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power and authority to own, lease and operate its Assets and to conduct its business as presently conducted, and is duly registered, qualified and authorized to transact business and in good standing in every jurisdiction in which the conduct of its business or the nature of its properties requires such registration qualification or authorization. The Organizational Documents of the Company, true, complete and correct copies of which have been made available to Parent, are in full force and effect. The Company is not in violation of its Organizational Documents.
(b)   Schedule 3.1 sets forth a true, complete and correct list of each Subsidiary of the Company, and except as set forth on Schedule 3.1, the Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person. Each Subsidiary of the Company has been duly incorporated or formed and, except as set forth on Schedule 3.1, is validly existing as a corporation or limited liability company in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and the jurisdictions in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, and has the corporate power and authority to own, lease and operate its Assets and to conduct its business as presently conducted. All of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable, and is owned by the Company free and clear of any Lien (except for Permitted Liens). None of the Company’s Subsidiaries is in violation of its Organizational Documents.
Section 3.2   Authority; Enforceability.   The Company’s board of directors has declared the Merger, this Agreement and the Transactions contemplated herein advisable. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document and to consummate the Transactions, other than the Company Stockholder Approval. The execution and delivery of this Agreement, the other Transaction Documents to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, other than the Company Stockholder Approval. This Agreement has been, and the other Transaction Documents to which the Company is a party will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and, as to enforceability, subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). The (i) affirmative vote of (A) holders of a majority of the Company Capital Stock, (B) holders of a majority of the Company Common Stock, (C) holders of a majority of the Company Preferred Stock and (D) holders of a majority of the Company’s Series F Preferred Stock (collectively, the “Requisite Company Vote”) having voting power present in person or represented by proxy at a meeting of the Company’s stockholders at which a quorum is present or (ii) written consent of the Requisite Company Vote, is the only vote or consent of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions (the “Company Stockholder Approval”).
Section 3.3   Consents; Required Approvals.   Assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7, no notices to, filings with, or authorizations, consents or approvals from any Governmental Authority are necessary for the execution, delivery or performance by the Company of this Agreement, each other Transaction Document or the consummation by the Company of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the Hart-Scott-Rodino Act (“HSR Act”) pre-merger notification filing with the Federal Trade Commission and the Department of Justice (the “HSR Filing”) and filings as may be required under any other applicable antitrust Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.4   Non-contravention.   Except as set forth in Schedule 3.4, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party by the Company and the consummation of the Merger and compliance with the provisions hereof and thereof do not and will not with or without notice or lapse of time or both (a) violate any Law or Order to which the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ Assets are subject, (b) violate any provision of the Organizational Documents of the Company, any Subsidiary thereof or any Affiliate thereof (subject to obtaining the Company Stockholder Approval), (c) violate, conflict with, result in a breach of, constitute (or with due notice or lapse of time or both would become) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any Liability under, any Material Contract, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the properties or Assets of the Company or its Subsidiaries, except, in the case of each of clauses (a), (c), and (d), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.5   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 497,000,000 shares of Company Common Stock, of which 105,167,870 shares are issued and outstanding as of the date of this Agreement, and (y) 33,670,811 shares of Company Preferred Stock (of which (i) 705,000 shares are designated Series A Preferred Stock, par value $0.001 per share, 705,000 of which are issued and outstanding as of the date of this Agreement (the “Series A Preferred Stock”), (ii) 66,300 shares are designated Series B Preferred Stock, par value $0.001 per share, 66,300 of which are issued and outstanding as of the date of this Agreement (the “Series B Preferred Stock”), (iii) 181,844 shares are designated Series C Preferred Stock, par value $0.001 per share, none of which are issued and outstanding as of the date of this Agreement (the “Series C Preferred Stock”), (iv) 58,016,741 shares are designated Series D Preferred Stock, par value $0.001 per share, 47,855,805 of which are issued and outstanding as of the date of this Agreement (the “Series D Preferred Stock”), (v) 4,862,376 shares are designated Series E Preferred Stock, par value $0.001 per share, 4,862,376 of which are issued and outstanding as of the date of this Agreement (the “Series E Preferred Stock”), (vi) 18,035,000 shares are designated Series E-2 Preferred Stock, par value $0.001 per share, 18,035,000 of which are issued and outstanding as of the date of this Agreement (the “Series E-2 Preferred Stock”), (vii) 82,233,867 shares are designated Series F Preferred Stock, par value $0.001 per share, 82,233,867 of which are issued and outstanding as of the date of this Agreement (the “Series F Preferred Stock”), and (viii) 169,569,683 shares are designated Series P-2 Preferred Stock, par value $0.001 per share, 170,612,076 of which are issued and outstanding as of the date of this Agreement (the “Series P-2 Preferred Stock”), and there are no other authorized equity interests of the Company that are issued and outstanding. As of the date of this Agreement, all outstanding shares of the Company Common Stock are owned of record by the Persons set forth on Schedule 3.5(a) in the amounts set forth opposite their respective names. Schedule 3.5(a) sets forth for each outstanding Company Option, the name of the Person holding such Company Option and the number of shares of Company Common Stock issuable upon the exercise of such Company Option, and whether such Company Option is subject to acceleration as a result of the Transactions. All of the outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable with no personal Liability attaching to the ownership thereof.
(b)   As of the date hereof, there are (other than the Company Options and Company Warrants set forth in Schedule 3.5(a)), and immediately after consummation of the Closing there will be, no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company’s Organizational Documents or any Contract to which the Company is a party, or (vi) Lien (other than a Permitted Lien) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).
(c)   With respect to the Company Options that were issued and remain outstanding as of the date of this Agreement, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company board of directors, or a committee thereof and (ii) each Company Option was granted in compliance in all material respects with all applicable Laws and the terms and conditions of the Company Stock Plan. Except as described on Schedule 3.5(c) or as set forth in a Benefit Arrangement, no employee or other Person has an offer letter or other Contract or Benefit Arrangement that contemplates a grant of, or right to purchase or receive: (A) options, restricted stock unit awards or other equity awards with respect to the equity of the Company or (B) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement. The treatment of Company Options under this Agreement, complies in all respects with applicable Law and with the terms and conditions of the Company Stock Plan and the applicable Company Option or award agreements.
(d)   Upon the consummation of the Merger, Parent will own all of the issued and outstanding capital stock and equity securities of the Company free and clear of all Liens (other than Permitted Liens).
Section 3.6   Bankruptcy.   Neither the Company nor any of its Subsidiaries is involved in any Proceeding by or against it as a debtor before any Governmental Authority under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Assets of the Company or any of its Subsidiaries. Neither the Company nor or any of its Subsidiaries is, and after giving effect to the consummation of the Transactions, will be “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Law.
Section 3.7   Financial Statements.   Attached hereto as Schedule 3.7 are true, complete and correct copies of, (a) the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal year ended December 31, 2019 (collectively, the “Annual Financial Statements”) and (b) the unaudited consolidated balance sheet of the Company as of December 31, 2020 (the “Interim Balance Sheet” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared on an accrual basis in conformity with U.S. GAAP (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) but have not been prepared in accordance with the requirements of the Public Company Accounting Oversight Board (the “PCAOB”) for public companies. The Company Financial Statements are complete and accurate in all material respects and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein, subject, in the case of the Company Financial Statements, to normal and year-end adjustments as permitted by GAAP. Except as otherwise noted therein, the Company Financial Statements (i) were prepared from the Books and Records of the Company; (ii) contain and reflect all necessary adjustments and accruals for a fair presentation in all material respects of the Company’s financial condition as of their dates; and (iii) contain and reflect adequate provisions for all material liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Company has delivered to Parent true, complete and correct copies of all “management letters” received by it from its accountants and all responses by lawyers engaged by the Company to inquiries from its accountant or any predecessor accountants since January 1, 2019. Since December 31, 2020 (the “Balance Sheet Date”), except as required by applicable Law or GAAP, there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.
Section 3.8   Liabilities.
(a)   Except (i) as set forth in the Company Financial Statements, (ii) for Liabilities incurred since the Balance Sheet Date in the Ordinary Course that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) as set forth in Schedule 3.8(a), (iv) Liabilities under Contracts that relate to obligations that have not yet been performed, and are not yet required to be performed, or (v) for Liabilities incurred in connection with the Transactions, the Company has no Liabilities of a nature required to be reflected on a balance sheet of the Company prepared in accordance with GAAP.
(b)   Set forth in Schedule 3.8(b) is a list of all Indebtedness of the Company and its Subsidiaries for borrowed money. Neither the Company nor any of its Subsidiaries has guaranteed any other Person’s Indebtedness for borrowed money.
Section 3.9   Internal Accounting Controls.   The Company and its Subsidiaries have established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations in all material respects; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company’s historical practices and to maintain asset accountability in all material respects; (c) access to material assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Section 3.10   Absence of Certain Developments.   Between the Balance Sheet Date and the date hereof, neither the Company nor any of its Subsidiaries has taken any action that, if such action were taken between the Balance Sheet Date and the date hereof, would have required Parent consent pursuant to Section 5.1. Neither the Company nor any of its Subsidiaries has received any grant or other financial support, financial benefits or relief from any Governmental Authority, including pursuant to any COVID-19 Law programs or under any COVID-19 Law.
Section 3.11   Accounts Receivable.   All notes and accounts receivable of the Company or any of its Subsidiaries reflected on the Interim Financial Statements are current and collectible in amounts not less than the aggregate amount thereof (net of reserves that are established in accordance with GAAP applied consistently with prior practice) carried (or to be carried) on the books of the Company and represent bona fide transactions that arose in the Ordinary Course and are properly reflected on the Company’s books and records. As of the date of this Agreement, except as set forth on Schedule 3.11, none of such notes or accounts receivable that relate to a Material Customer are (i) past due more than ninety (90) days and there is no contest, claim, defense or right of setoff with any account debtor of an accounts receivable relating to the amount or validity of such accounts receivable, and to the Knowledge of the Company, all such notes or accounts receivable that relate to a Material Customer (net of reserves that are established in accordance with GAAP applied consistently with prior practice) are collectable in the Ordinary Course and (ii) to the Knowledge of the Company, no request for or an agreement for deduction or discount has been made with respect to such accounts receivable that relate to a Material Customer.
Section 3.12   Compliance with Law.
(a)   Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has been since January 1, 2018, is in, nor has any Liability in respect of any, violation of, and no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would constitute or result in a violation by the Company or any of its Subsidiaries of, or failure on the part of the Company or any of its Subsidiaries to comply with, or any Liability suffered or incurred by the Company or any of its Subsidiaries in respect of any violation of or material noncompliance with, any Laws and Orders or policies by Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its Assets, and no Proceeding is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance.
(b)   The Company and each of its Subsidiaries has all Permits necessary for the conduct of its business as presently conducted, and (i) each of the Permits is in full force and effect; (ii) the Company and each of its Subsidiaries are in compliance with the terms, provisions and conditions thereof; (iii) there are no outstanding violations, notices of noncompliance, Orders or Proceedings adversely affecting any of the Permits; and (iv) no condition (including the execution of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of the Permits other than by expiration of the term set forth therein, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.13   Title to Properties.
(a)   Section 3.13(a) of the Disclosure Schedules sets forth as of the date hereof the address of each real property owned by the Company (the “Owned Real Property”). The Company and its Subsidiaries have good and marketable title to all Owned Real Property and valid leasehold interests in all Leased Real Property (as defined below), except where the failure to have such good and marketable title or valid leasehold interests would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. None of the Owned Real Property or Leased Real Property is subject to any Lien, except Permitted Liens.
(b)   Schedule 3.13(b) hereto includes a true, complete and correct list, as of the date hereof, of (i) all Contracts under which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise uses or occupies any real property as a lessee, sublessee, licensee or occupant thereof, whether in the Company’s or any Subsidiary’s capacity as lessee, sublessee, licensee, lessor, sublessor, or licensor, as the case may be (such Contracts are hereby referred to individually as a “Real Property Lease” and collectively, as the “Real Property Leases”) and (ii) the street address of the real property that is leased, subleased, licensed or otherwise used or occupied pursuant to each Real Property Lease (each, a “Leased Real Property” and collectively, the “Leased Real Properties”). The Company has made available to Parent true, complete and correct copies of all Real Property Leases. To the Knowledge of the Company, no Person other than the Company or any of its Subsidiaries has any option or right to terminate any of the Real Property Leases other than as expressly set forth in such Real Property Leases. There are no parties physically occupying or using any portion of any of the Leased Real Properties nor, to the Knowledge of the Company, do any other parties have the right to physically occupy or use any portion of the Leased Real Properties, in each case, other than the Company or its Subsidiaries.
(c)   As of the date hereof, (i) all required deposits and additional rents due to date pursuant to each Real Property Lease have been paid in full; (ii) neither the Company nor any Subsidiary has prepaid rent or any other amounts due under any Real Property Lease more than 30 days in advance; and (iii) no party has any rights of offset against any rents, required security deposits or additional rents payable under any Real Property Lease.
(d)   The Company and each of its Subsidiaries owns good, valid and marketable title, free and clear of all Liens (other than Permitted Liens), to all of their respective material Assets which are tangible in nature. The Company and each of its Subsidiaries owns, leases under valid leases or has use of and/or valid access under valid agreements to all material facilities, machinery, equipment and other tangible Assets necessary for the conduct of their respective businesses as presently conducted, and all such facilities, machinery and equipment are in good working condition and repair and generally are adequate and suitable in all material respects for their present use, Ordinary Course wear and tear excepted.
Section 3.14   International Trade Matters; Anti-Bribery Compliance.
(a)   The Company and its Subsidiaries currently are and, since January 1, 2018 have been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable applicable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any applicable Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable applicable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including applicable Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable applicable Laws of other countries (collectively, “International Trade Control Laws”).
(b)   Neither the Company, its Subsidiaries, nor any director or officer, nor any employee or, to the Knowledge of the Company, agent of the Company or its Subsidiaries (acting on behalf of the Company or its Subsidiaries), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the target of Sanctions Laws or identified on any sanctions or prohibited party lists administered by a an applicable Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person 50% or more owned or otherwise controlled by any of the foregoing (collectively, “Prohibited Party”); or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria. Neither the Company, its Subsidiaries, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company or its Subsidiaries (acting on behalf of the Company or its Subsidiaries), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.
(c)   Neither the Company nor its Subsidiaries has received written notice of, nor, to the Knowledge of the Company, any of their respective officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.
Section 3.15   Tax Matters.
(a)   Since January 1, 2018, (i) the Company and its Subsidiaries have filed all material Tax Returns required by applicable Law to be filed by the Company and each of its Subsidiaries, (ii) all material Taxes (whether or not shown on any Tax Returns) due and owing by the Company and its Subsidiaries have been paid other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP, and (iii) all such Tax Returns described in clause (i) were true, complete and correct in all material respects.
(b)   There is no material Proceeding, audit or claim now in progress against the Company or any of its Subsidiaries in respect of any Tax, nor has any Proceeding for additional Tax been asserted in writing by any Tax authority since January 1, 2018 that has not been resolved or settled in full.
(c)   Since January 1, 2018, no written claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.
(d)   Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes).

(e)   Since January 1, 2018, the Company and each of its Subsidiaries have withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.
(f)   Neither the Company nor any of its Subsidiaries has an outstanding request for any extension of time within which to pay any material Taxes or file any material Tax Returns (other than extensions requested in the Ordinary Course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of the Company or any of its Subsidiaries made since January 1, 2018 that will remain outstanding as of the Closing Date.
(g)   Since January 1, 2018, neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(h)   There are no Liens for Taxes upon any Assets of the Company or its Subsidiaries other than Permitted Liens.
(i)   Since January 1, 2018, neither the Company nor any of its Subsidiaries has been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any similar agreement with any Tax authority in respect of which the Company could have any material Tax Liability after the Closing. Neither the Company nor any of its Subsidiaries has any request for a ruling in respect of Taxes pending between the Company or its Subsidiaries and any Tax authority.
(j)   Neither the Company nor any of its Subsidiaries (i) has, since January 1, 2018, been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or other comparable group for state, local or foreign Tax purposes and (ii) has Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes), or otherwise by Law.
(k)   Since January 1, 2018, neither the Company nor any of its Subsidiaries has participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).
(l)   Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) use of an improper or change in method of accounting for a Tax period beginning on or after January 1, 2018 and ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or after January 1, 2018 and prior to the Closing; (iii) installment sale or open transaction disposition made on or after January 1, 2018 and prior to the Closing; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law) arising on or after January 1, 2018 and prior to the Closing; or (v) prepaid amount received or deferred revenue accrued on or after January 1, 2018 and prior to the Closing outside the Ordinary Course.
(m)   Neither the Company nor any of its Subsidiaries is required to make any deferred payments with respect thereto including pursuant to Section 965(h) of the Code.
(n)   Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
Section 3.16   Intellectual Property.
(a)   Schedule 3.16(a) sets forth a true, accurate and complete list of all (i) issued patents and pending patent applications, (ii) trademark registrations and pending trademark applications, (iii) registered copyrights and pending copyright applications, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (“Scheduled Intellectual Property” and collectively, and together with other Intellectual Property owned by or purported to be owned by the Company or any of its

Subsidiaries, the “Owned Intellectual Property”). All of the registrations, applications, and issuance within the Scheduled Intellectual Property are subsisting, in full force and effect, and to the Knowledge of the Company, all such registrations and issuances within the Scheduled Intellectual Property are valid.
(b)   Except for any licenses granted to Owned Intellectual Property, the Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. The Owned Intellectual Property that is licensed to a Material Customer pursuant to a Contract is valid, subsisting and enforceable. Except as set forth on Schedule 3.16(b), (i) no Owned Intellectual Property is the subject of any current opposition, cancellation, or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) neither the Company nor any of its Subsidiaries is subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property. To the Knowledge of the Company no Proceedings described in this Section 3.16(b) are or have been threatened in writing.
(c)   To the Knowledge of the Company, the Company or its Subsidiaries owns all right, title and interest in and to, or has valid, sufficient, subsisting and enforceable rights to use all Intellectual Property material to its business as currently conducted. The Company and each of its Subsidiaries is in compliance with all material contractual obligations in a Contract set forth on Schedule 3.25(f) and to the Knowledge of the Company is in compliance with all material contractual obligations in all applicable Contracts involving open source software. The consummation of the Transactions will not, by itself, directly and immediately materially impair any rights of the Company or any of its Subsidiaries to any Owned Intellectual Property or any licensed Intellectual Property.
(d)   To the Knowledge of the Company, the conduct of the business of the Company, including its Subsidiaries, as is currently conducted or conducted in the six (6) year period immediately preceding the date hereof, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries, does not infringe, misappropriate, or violate any Intellectual Property or other proprietary right of any Person. Schedule 3.16(d) sets forth a true, accurate, and complete list of all Proceedings that are pending in which it is alleged that the Company or any of its Subsidiaries is infringing, misappropriating, or violating the Intellectual Property of any Person.
(e)   Schedule 3.16(e) sets forth a true, accurate, and complete list, as of the date of this Agreement, of pending Proceedings in which it is alleged that any Person is infringing, misappropriating or violating rights of the Company or any of its Subsidiaries to Owned Intellectual Property. Except as would not have a Company Material Adverse Effect or except as set forth in Schedule 3.16(e), to the Knowledge of the Company, no Person is infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property.
(f)   Each current and former officer, employee or contractor of the Company or any of its Subsidiaries who in the regular course of such Person’s employment or engagement with the Company or Subsidiary would reasonably be expected to create or contribute to the creation of Owned Intellectual Property, has executed an assignment or similar agreement with the Company or Subsidiary assigning to the Company or Subsidiary all right, title, and interest in and to such Owned Intellectual Property. No Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.
(g)   The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

(h)   The Company and its Subsidiaries have established and implemented, and, to the Knowledge of the Company, are operating in material compliance with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain security controls for all material information technology systems owned by the Company and/or its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby. For the past twenty-four (24) months, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Computer Systems). The Computer Systems are sufficient in all material respects for the current operations of the Company and its Subsidiaries.
(i)   The Company and its Subsidiaries have in place policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ personal data. To the Knowledge of the Company, the Company has materially complied with the Privacy Policy and applicable Laws regarding the collection, use, storage and transfer of personal data.
(j)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of personal data.
(k)   None of the Software within the Owned Intellectual Property is currently or was in the past distributed or used by the Company or any Subsidiary with any open source software in a manner that requires any such Software within the Owned Intellectual Property to be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered.
Section 3.17   Insurance.
(a)   Schedule 3.17 sets forth, as of the date hereof, a true, complete and correct list of all fidelity bonds, letters of credit, cash collateral, performance bonds and bid bonds issued to or in respect of the Company and its Subsidiaries (collectively, the “Bonds”) and all policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant’s insurance, workers’ compensation, life insurance, disability insurance, excess or umbrella insurance and any other type of insurance insuring the properties, Assets, employees and/or operations of the Company and its Subsidiaries (collectively, the “Policies”), including in each case the applicable coverage limits, deductibles and the policy expiration dates. All Policies and Bonds are of at least like character and amount as are carried by like businesses similarly situated, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
(b)   All such Policies and Bonds are in full force and effect and will not in any way be affected by or terminated or lapsed by reason of the consummation of the Transactions. Neither (i) the Company nor any of its Subsidiaries is in default under any provisions of the Policies or Bonds, except as would not reasonably be expected to have a Company Material Adverse Effect, and there is no claim by the Company or any of its Subsidiaries or any other person, corporation or firm pending under any of the Policies or Bonds as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies or Bonds; and (ii) the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies or Bonds that insurance rates or other annual premium or fee in effect as of the date hereof will hereafter be substantially increased (except to the extent that insurance rates or other fees may be increased for all similarly situated risks), that there will be a non-renewal, cancellation or increase in a deductible (or an increase in premiums in order to maintain an existing deductible) of any of the Policies or Bonds in effect as of the date hereof.
Section 3.18   Litigation.   As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened by or against the Company or its Subsidiaries or any of their predecessors or against any officer, director, shareholder, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment services or relationship with the Company, its Subsidiaries, or any of their Affiliates, and neither the Company nor any of its Subsidiaries is bound by any Order. As of the date hereof, the Company does not have any Proceeding pending against any Governmental Authority or other Person. To the Knowledge of the Company, there is no basis for any Material Customer to assert a claim against the Company or any of its Subsidiaries based upon the Company entering into of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transactions.
Section 3.19   Bank Accounts; Powers of Attorney.   Schedule 3.19 sets forth, as of the date hereof, a true, complete and correct list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company and each of its Subsidiaries has an account or safe deposit box, including the names and identification of all Persons authorized to draw thereon or have access thereto.
Section 3.20   Material Partners.   Schedule 3.20 sets forth the two (2) largest customers of the Company and its Subsidiaries by revenue and the twenty (20) largest vendors (including, without limitation, suppliers and manufacturers) of the Company and its Subsidiaries by expense, in each case for the 12-month period ended December 31, 2020 (each a “Material Customer”). No such Material Customer has terminated or adversely changed its relationship with the Company nor has the Company received written notification that any such Material Customer intends to terminate or materially and adversely change such relationship or that such Material Customer is not solvent. There are no currently pending or, to the Knowledge of the Company, threatened disputes between the Company and any of its Material Partners that (a) could reasonably be expected to materially and adversely affect the relationship between the Company and any Material Customer or (b) could reasonably be expected to materially and adversely affect the Company.
Section 3.21   Labor Matters.
(a)   Since January 1, 2018, the Company and each of its Subsidiaries has complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. Since January 1, 2018, the Company and each of its Subsidiaries has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification, and neither the Company nor any of its Subsidiaries currently employs, and has never employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Since January 1, 2018, to the Knowledge of the Company, the Company and each of its Subsidiaries has complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Company and its Subsidiaries, and no employee has ever brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.
(b)   To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is delinquent in material payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.
(c)   There is no unfair labor practice complaint pending, or to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other Governmental Authority.

(d)   There is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. Since January 1, 2018, neither the Company nor any of its Subsidiaries has engaged in any location closing or employee layoff activities that would trigger notice or liability under the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.
(e)   No labor union represents any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. Since January 1, 2018, to the Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company or any of its Subsidiaries regarding their employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or union contract.
(f)   To the Knowledge of the Company, (i) no Key Employee or officer of the Company or any of its Subsidiaries is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such officer or Key Employee of any of his or her duties or responsibilities as an officer or employee of the Company or any of its Subsidiaries or (B) the Company’s business or operations; or (ii) no Key Employee or officer of the Company or any of its Subsidiaries, or any group of officers of the Company, has given written notice of their interest to terminate their employment with the Company, nor does the Company have any intention to terminate the employment of any of the foregoing.
(g)   Except as set forth on Schedule 3.21(g), the employment of each of the Key Employees is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All material sums due for employee compensation and benefits and all vacation time owing to any employees of the Company or any of its Subsidiaries have been duly and adequately accrued on the accounting records of the Company and its Subsidiaries.
(h)   Since January 1, 2018, with regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company and each of its Subsidiaries, to the Knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Benefit Arrangement purposes and, to the Knowledge of the Company, neither the Company nor any Subsidiary has any Liability by reason of any individual who performs or performed services for the Company or any Subsidiary, in any capacity, being improperly excluded from participating in any Benefit Arrangement. Since January 1, 2018, to the Knowledge of the Company, each of the employees of the Company and the Subsidiaries has been properly classified by the Company and the Subsidiaries as “exempt” or “non-exempt” under applicable Law except as would not be material and adverse to the Company.
(i)   Except as set forth on Schedule 3.21(i), since January 1, 2018 neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee.
Section 3.22   Employee Benefits.
(a)   Schedule 3.22(a) sets forth an accurate and complete list of all material “Benefit Arrangements.” For purposes of this Agreement, “Benefit Arrangements” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and any other bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries on behalf of any employee, officer, director, consultant or other service provider of the Company or any Subsidiary or under which the Company or any of its subsidiaries has any material Liability.

(b)   With respect to each Benefit Arrangement, the Company has provided to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto, (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by the Company or any Subsidiary from the IRS regarding the tax-qualified status of such Benefit Arrangement and (vi) the most recent written results of all required compliance testing.
(c)   With respect to each Benefit Arrangement, (i) each Benefit Arrangement has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of applicable Law; (ii) there are no pending or threatened actions, claims or lawsuits against or relating to the Benefit Arrangement or, to the Knowledge of the Company, against any fiduciary of the Benefit Arrangement with respect to the operation of such arrangements (other than routine benefits claims); (iii) each Benefit Arrangement intended to be qualified under Section 401(a) of the Code has received a favorable determination, or may rely upon a favorable opinion letter, from the Internal Revenue Service that it is so qualified and, to the Knowledge of the Company, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Benefit Arrangement; (iv) no such Benefit Arrangement is under audit or investigation by any Governmental Authority or regulatory authority; (v) all payments required to be made by the Company or any of its subsidiaries under any Benefit Arrangement, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) since January 1, 2018 have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Benefit Arrangement, applicable Law and GAAP, in each case, in all material respects; and (vi) to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to subject the Company to any assessable payment under Section 4980H of the Code with respect to any period prior to the Closing Date.
(d)   Since January 1, 2018, no Benefit Arrangement is, and none of the Company, any of its Subsidiaries, any corporation, trade, business, or entity that would be deemed a “single employer” with the Company or any Subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any Liability with respect to any plan subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), a “multiple employer plan” (as defined in Section 413 of the Code), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Since January 1, 2018, no event has occurred and no condition exists that would subject the Company or the Subsidiaries by reason of its affiliation with any current or former ERISA Affiliate to any material (i) Tax, penalty, fine, (ii) Lien or (iii) other Liability imposed by ERISA, the Code or other applicable Laws. None of the Benefit Arrangements provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.
(e)   Except as specified in Schedule 3.22(e), neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company and its Subsidiaries; (ii) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.
(f)   Neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) on account of the Transactions. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.
Section 3.23   Environmental and Safety.   Since January 1, 2016, to the Knowledge of the Company, the Company and its Subsidiaries have complied and are in compliance with all, and have not received any written notice alleging or otherwise relating to any violation of any, Environmental and Safety Requirements, and there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any failure to so comply, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2016, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice or report with respect to it or its facilities regarding any (a) actual or alleged violation of Environmental and Safety Requirements, or (b) actual or potential Liability arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.24   Related Party Transactions.
(a)   Schedule 3.24 sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between January 1, 2018 and the date hereof, between the Company or any of its Subsidiaries, on the one hand, and any current or former Affiliate of the Company or any of its Subsidiaries on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed during the period beginning January 1, 2018 and ended on the date hereof by any current or former Affiliate to the Company or any of its Subsidiaries.
(b)   None of the Stockholders nor any of their Affiliates own or have any rights in or to any of the material Assets, properties or rights used by the Company.
Section 3.25   Material Contracts.   Schedule 3.25 sets forth a true, complete and correct list, as of the date hereof, of each of the following Contracts (other than Benefit Arrangements) to which the Company or any of its Subsidiaries is a party (each such Contract of the type required to be set forth thereon, whether or not actually set forth thereof, a “Material Contract”):
(a)   Collective bargaining agreement or other Contract with any labor organization, union or association or Contract with a professional employer organization, or other Contract providing for co-employment of employees of the Company or any of its Subsidiaries, or Contract with a professional employer organization or co-employer organization or other Contract provision for co-employment of employees of the Company or its Subsidiaries;
(b)   Contract that provides for a payment or benefit, accelerated vesting, upon the execution of this Agreement, the other Transaction Documents to which the Company is a party or the Closing in connection with any of the Transactions;
(c)   Contract relating to Indebtedness, including the mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any Asset or group of Assets of the Company or any of its Subsidiaries and issuance of any Indebtedness by the Company or its Subsidiaries in excess of $150,000;
(d)   any Real Property Lease or Contract under which the Company or any of its Subsidiaries is the lessee of or the holder or operator of any material personal property owned by any other Person;
(e)   Contract under which the Company or any of its Subsidiaries is the lessor of or permits any third Person to hold or operate any Owned Real Property, Leased Real Property or material personal property owned or controlled by the Company or any of its Subsidiaries;

(f)   Contracts (i) under which the Company or any of its Subsidiaries is currently: (A) licensing or otherwise providing the right to use to any third party any Owned Intellectual Property, or (B) licensing or otherwise receiving the right to use from any third party any material Intellectual Property, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company, with a dollar value individually not in excess of $150,000, (2) any Contract related to open source software, or (3) any Contract under which the Company licenses any of its Intellectual Property in the Ordinary Course, and (ii) under which the Company or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;
(g)   Affiliate Contracts;
(h)   Contracts involving any Governmental Authority other than Contracts for the sale of the Company’s products in the Ordinary Course;
(i)   Contracts related to joint ventures, partnerships, relationships for joint marketing (other than co-marketed items) or joint development with another Person; and
(j)   Contracts with Material Partners.
Each Material Contract (x) is valid, binding and enforceable against the Company and its Subsidiaries, as the case may be, and, to the Knowledge of the Company, against each other party thereto, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity, and (y) is in full force and effect on the day hereof and the Company and its Subsidiaries, as the case may be, has performed all obligations, including the timely making of all payments, required to be performed by it under, and is not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, each other party to each Material Contract has performed all obligations required to be performed by it under, including, but not limited to, the timely making of any payments, and is not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. There has been made available to Parent a true, complete and correct copy of each of the Material Contracts listed on Schedule 3.25.
Section 3.26   SEC Matters.   The information relating to the Company supplied by the Company for inclusion in the Form S-4 or the Proxy Statement, as applicable, will not as of the Form S-4 Effective Date and date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of Parent Stockholder Meeting contain any statement which, at such time and in light of the circumstances under which they were made, are false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.
Section 3.27   Brokers and Other Advisors.   No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company.
Section 3.28   Disclaimer of Other Representations and Warranties.   Except for the representations and warranties contained in this Article III, none of the Company, the Company Subsidiaries or any other Person makes any express or implied representation or warranty, either written or oral, with respect the Company or any Company Subsidiary, and the Company and the Company Subsidiaries expressly disclaim any other representations or warranties, whether made by the Company, any Company Subsidiary or any other Person (including their respective Affiliates, officers, directors, managers, employees, agents, representatives or advisors). Without limiting the generality of the foregoing, except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedules), the Company hereby expressly disclaims any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection or advice that may heretofore have been or may hereafter be made available to Parent or its Affiliates or representatives, whether in any “data rooms,” “management presentations,” or “break-out sessions”, in response to questions submitted by or on behalf of Parent or otherwise by any director, manager, officer, employee, agent, advisor, consultant, or representative of the Company or any of their respective Affiliates).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the Parent SEC Documents, filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:
Section 4.1   Organization, Qualification and Standing.   Each of Parent and Merger Sub are duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and each is qualified to do business and in good standing in every jurisdiction in which its operations require it to be so qualified. The Organizational Documents of each of Parent and Merger Sub are in full force and effect. Neither Parent nor Merger Sub is not in violation of its Organizational Documents.
Section 4.2   Authority; Enforceability.   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which either is a party, and the consummation by Parent and Merger Sub of the Transactions, has been duly authorized and approved by their respective boards of directors and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent or Merger Sub of this Agreement, the other Transaction Documents to which either is a party, and the consummation by them of the Transactions. This Agreement and the other Transaction Documents to which either is a party have been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 4.3   Non-contravention.   Neither the execution and delivery of this Agreement or the other Transaction Documents to which either is a party by Parent or Merger Sub, nor the consummation by Parent and Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (a) conflict with or violate any provision of the Organizational Documents of Parent or Merger Sub or (b) assuming that the authorizations, consents and approvals referred to in Section 4.7 are obtained and the filings referred to in Section 4.7 are made, (i) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets, (ii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub under, any of the terms, conditions or provisions of any contract or other agreement to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, Losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
Section 4.4   Brokers and Other Advisors.   Except for the deferred underwriting commissions in the amount of $8,050,000, payable to Oppenheimer & Co. Inc. (“Oppenheimer”), as described in the Parent SEC Documents (the “Business Combination Fees”), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent or its Affiliates who might be entitled to any fee or commission from the Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.
Section 4.5   Capitalization.
(a)   The authorized share capital of Parent consists of 101,000,000 shares of Parent Common Stock, of which 28,750,000 shares of Parent Common Stock are issued and outstanding as of the date hereof and 1,000,000 shares of Parent Preferred Stock, of which none are issued and outstanding as of the date hereof. 34,500,000 shares of Parent Common Stock are reserved for issuance upon the exercise of the Parent Rights. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Stock or any capital equity of Parent. Other than as set forth in the Parent SEC Documents, and any promissory notes that may be issued by the Sponsor to the Parent for working capital purposes that are set forth on Schedule 4.5 there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Parent or obligating Parent to issue or sell any shares of capital stock of, or any other interest in, Parent. Parent does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in the Parent SEC Documents, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Parent Common Stock. There are no outstanding contractual obligations of the Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
(b)   Other than Merger Sub, Parent does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person.
Section 4.6   Issuance of Shares.   The Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable.
Section 4.7   Consents; Required Approvals.   Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance of this Agreement, the other Transaction Documents to which either is a party or the consummation by Parent and/or Merger Sub of the Transactions, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware by the Company, and (b) the HSR Filing.
Section 4.8   Trust Account.   As of January 31, 2021, Parent has $229,983,191.621 in the trust account established by Parent for the benefit of its Parent Public Stockholders at Oppenheimer (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental pursuant to the Investment Management Trust Agreement, dated as of December 1, 2020, between the Parent and Continental (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Parent has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, by Continental. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than the payment of the Business Combination Fees payable to Oppenheimer, for deferred underwriting commissions as described in the Parent SEC Documents and the Parent Public Stockholders who elect to redeem their shares of Parent Common Stock pursuant to Parent’s Certificate of Incorporation), to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem Parent Common Stock in accordance with the provisions of the Parent’s Organizational Documents. There are no claims or proceedings pending or, to the knowledge of Parent, threatened with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date.
Section 4.9   Employees.
(a)   Other than any officers as described in the Parent SEC Documents and consultants and advisors in the Ordinary Course, Parent and Merger Sub have never employed any employees or retained any contractors.
(b)   Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, neither Parent nor Merger Sub has any unsatisfied material Liability with respect to any officer or director.
(c)   Parent and Merger Sub have never, and do not currently, maintain, sponsor, or contribute to or have any Liability pursuant to any plan, program or arrangement that would fall under the definition of “Benefit Arrangement” determined as if such definition referenced Parent instead of the Company (“Parent Benefit Arrangement”).
Section 4.10   Tax Matters.   For purposes of this Section 4.10, any reference to “Parent” shall also include Merger Sub.
(a)   Parent has filed all material Tax Returns required by applicable Law to be filed by Parent, all material Taxes (whether or not shown on any Tax Returns) due and owing by Parent have been paid, and all such Tax Returns were complete and correct in all material respects.
(b)   There is no material Proceeding, audit or claim now in progress against Parent in respect of any Tax, nor has any Proceeding for additional Tax been asserted in writing by any Tax authority that has not been resolved or settled in full.
(c)   No written claim has been made by any Tax authority in a jurisdiction where Parent has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.
(d)   Parent is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes).
(e)   Parent has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.
(f)   There is no outstanding request for any extension of time within which to pay any material Taxes or file any material Tax Returns (other than extensions requested in the Ordinary Course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of Parent that will remain outstanding as of the Closing Date.
(g)   Parent has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(h)   There are no Liens for Taxes upon any Assets of Parent other than Permitted Liens.
(i)   Parent has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any similar agreement with any Tax authority in respect of which Parent could have any material Tax Liability after the Closing. Parent does not have any request for a ruling in respect of Taxes pending between Parent and any Tax authority.

(j)   Parent (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other comparable group for state, local or foreign Tax purposes and (ii) has no Liability for the Taxes of any Person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes), or otherwise by Law.
(k)   Parent has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).
(l)   Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) use of an improper or change in method of accounting for a Tax period ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law); or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing.
(m)   Parent is not required to include in income any amounts determined pursuant to Section 965 of the Code, or to make any deferred payments with respect to Section 965(h) of the Code.
(n)   Parent is not aware of the existence of any fact, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
Section 4.11   Listing.   Parent Units, Parent Common Stock and Parent Rights are listed on Nasdaq, with trading tickers RSVAU, RSVA and RSVAW. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Parent Units, Parent Common Stock and Parent Rights on Nasdaq.
Section 4.12   Reporting Company.   Parent is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of Parent Common Stock, Parent Units and Parent Rights are registered pursuant to Section 12(b) of the Exchange Act. There is no Proceeding pending or, to Parent’s Knowledge, threatened in writing against Parent by the SEC with respect to the deregistration of Parent Common Stock under the Exchange Act. Parent has taken no action in an attempt to terminate the registration of Parent Common Stock, Parent Units or Parent Rights under the Exchange Act.
Section 4.13   Undisclosed Liabilities.   Parent has no Liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except: (a) Liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, and (b) such Liabilities arising in the ordinary course of Parent’s business since the date of the most recent Parent Financial Statement, none of which, individually or in the aggregate, would have a Parent Material Adverse Effect taken as a whole.
Section 4.14   Parent SEC Documents and Parent Financial Statements.
(a)   Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Parent SEC Documents”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has heretofore furnished to the Company true and correct copies of all amendments and modification that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.14, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act.
(b)   Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Documents and Additional Parent SEC Documents is in conformity with GAAP (applied on a consistent basis), Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated and each is complete and fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.
(c)   Parent has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Document (the “Parent Certifications”). Each of the Parent Certifications is true and correct.
(d)   Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.
(e)   Parent maintains a standard system of accounting established and administered in accordance with GAAP. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has delivered to the Company, to the extent applicable, a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Parent to Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize and report financial data.
(f)   Parent has no off-balance sheet arrangements. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.
(g)   Neither Parent nor, to the Knowledge of Parent, any manager, director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices or fraud. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent board of directors (or any committee thereof) or to any director or officer of Parent. Since Parent’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent board of directors or any committee thereof.
(h)   Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
(i)   There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(j)   Except as and to the extent set forth in Parent SEC Documents, neither Parent nor Merger Sub has any Liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Parent’s and Merger Sub’s business.
(k)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
(l)   Except with respect to information about the Company supplied by the Company for inclusion in the Form S-4 or the Proxy Statement, neither the Form S-4 or the Proxy Statement will as of the Form S-4 Effective Date and date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Company Stockholders or at the time of Company Stockholder Meeting contain any statement which, at such time and in light of the circumstances under which they were made, are false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.
Section 4.15   Business Activities.   Since its incorporation, Parent has not conducted any business activities other than activities directed toward completing a business combination (as defined in Parent’s Organizational Documents). Merger Sub was formed solely for the purpose of engaging in the Transactions and have not engaged in any business activities or conducted any operations or incurred any obligation or Liability, other than as contemplated by this Agreement. Except as set forth in Parent’s Organizational Documents, there is no agreement, commitment, or Order binding upon Parent or to which Parent is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing. Other than Merger Sub, Parent does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
Section 4.16   Parent Contracts.   Except as disclosed in the Parent SEC Documents, as of the date hereof, Parent is not party to any Contract (other than nondisclosure agreements (containing customary terms) to which Parent is a party that were entered into in the Ordinary Course).
Section 4.17   PIPE Financing.   Parent has delivered to the Company a true, correct and complete copy of each Subscription Agreement executed on or prior to the date hereof, pursuant to which certain Persons who have committed to purchasing Parent Common Stock in connection with the Transactions prior to the Closing (each, a “Parent Investor”). To the Knowledge of Parent, each Subscription Agreement is in full force and effect and is legal, valid and binding upon Parent and the applicable Parent Investor, enforceable in accordance with its terms. As of the date hereof, each Subscription Agreement has not been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of Parent, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in each Subscription Agreement have not been withdrawn, terminated or rescinded by the applicable Parent Investor in any respect. As of the date hereof, there are no side letters or Contracts to which Parent or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by each Subscription Agreement or the Transactions other than as expressly set forth in this Agreement, each Subscription Agreement or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Parent has, and to the Knowledge of Parent, each Investor has, complied with all of its obligations under each Subscription Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in each Subscription Agreement, other than as expressly set forth in each Subscription Agreement. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent or, to the Knowledge of Parent as of the date hereof, any Parent Investor, (ii) assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, constitute a failure to satisfy a condition on the part of Parent or, to the Knowledge of Parent as of the date hereof, the applicable Parent Investor or (iii) assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, to the Knowledge of Parent as of the date hereof, result in any portion of the amounts to be paid by each Parent Investor in accordance with each Subscription Agreement being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, Parent has no reason to believe that any of the conditions to the consummation of the purchases under each Subscription Agreement will not be satisfied, and, as of the date hereof, Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.
Section 4.18   Litigation.   (a) There is no Proceeding pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties or rights, and (b) none of Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there are no Proceedings (at Law or in equity) or investigations pending or, to the Knowledge of Parent, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Transactions.
Section 4.19   Independent Investigation.   Parent acknowledges that it has conducted its own independent review and analysis of the business, operations, enrollment, assets, liabilities, results of operations, financial condition and prospects of the Company, and acknowledges that the Company has provided Parent with adequate access to the personnel, properties, premises and books and records of the Company for this purpose.
Section 4.20   Information Supplied.   None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC Documents).
Section 4.21   Investment Company.   Parent is not as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
Section 4.22   Lockup.   All existing lock up agreements between Parent and any of its stockholders or holders of any other securities of Parent entered into in connection with the IPO provide for a lock up period that is in full force and effect.
Section 4.23   Insider Letter Agreement.   The letter agreement, dated December 1, 2020, between Parent, Oppenheimer and the Insiders, pursuant to which the Insiders agreed that if Parent solicits approval of its stockholders of an initial business combination the Insiders will vote all shares of Parent Common Stock beneficially owned by such Insider whether acquired before, in or after the IPO, in favor of such business combination, is in full force and effect (the “Insider Letter Agreement”).
Section 4.24   Board Approval.   Parent’s board of directors (including any required committee or subgroup of such boards but excluding any interested directors) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Merger and other transactions contemplated by this Agreement, (b) determined that the Merger and other transactions contemplated hereby are in the best interests of the stockholders of Parent, (c) determined that the transactions contemplated hereby constitutes a “business combination” as such term is defined in Parent’s Organizational Documents and (d) resolved to recommend that the stockholders of Parent approve each of the matters requiring the Parent Required Vote and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Parent.
Section 4.25   Vote Required.   The affirmative vote of the holders of a majority of the shares of Parent Common Stock entitled to vote thereon and present in person, virtually or by proxy at a meeting in which a quorum is present (the “Parent Required Vote”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to obtain approval of the Merger and this Agreement.
Section 4.26   No Foreign Person.   Neither Parent nor Merger Sub is a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
Section 4.27   Disclaimer of Other Representations and Warranties.   Except for the representations and warranties contained in this Article IV, none of Parent, Parent’s Affiliates or any other Person makes any express or implied representation or warranty with respect to Parent, and Parent expressly disclaims any other representations or warranties, whether made by Parent or any other Person (including its Affiliates, officers, directors, employees, agents, representatives or advisors).
ARTICLE V
COVENANTS AND AGREEMENTS OF THE COMPANY
Section 5.1   Conduct of Business of the Company.   Except as contemplated by this Agreement, set forth on Schedule 5.1, or as required by applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time or valid termination of this Agreement pursuant to Article IX, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and may be given as set forth below), the Company and each of its Subsidiaries (a) shall use commercially reasonable efforts to (i) conduct its business in the Ordinary Course, and (ii) preserve its goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with customers and vendors and (b) shall not:
(i)   amend its Organizational Documents;
(ii)   adopt a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization, or otherwise merge or consolidate with or into any other Person;
(iii)   (A) issue, sell, pledge, grant, or authorize the issuance, sale or pledge, any equity interests of the Company or any of its Subsidiaries, or Company Options, convertible securities, or other commitments or instruments pursuant to which the Company or any of its Subsidiaries may become obligated to issue or sell any of its shares of capital stock or other securities, or the holders may have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or its Subsidiaries may vote, other than the issuance of shares of Company Capital Stock upon the exercise, exchange or conversion of Company Options, Company Warrants convertible securities or other commitments or instruments; (B) split, combine, subdivide or reclassify any of its shares of capital stock, (C) declare, set aside or pay any dividend or other distribution with respect to shares of its capital stock other than dividends from a Subsidiary of the Company, or (D) redeem, purchase or otherwise acquire any of its shares of capital stock, other than (1) forfeitures of unvested Company Options or Company Warrants, (2) redemptions, repurchases or acquisitions from former employees, non-employee directors and consultants, (3) in connection with the payment or withholding of Taxes in connection with the exercise of Company Options or (4) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options;
(iv)   (A) make, cancel or compromise any loans, advances, guarantees or capital contributions to any Person other than (1) a Subsidiary of the Company or (2) not in excess of $100,000 in the aggregate or (B) incur, assume, accelerate or guarantee any Indebtedness other than (1) Indebtedness under the

Credit Agreement as amended as of the date hereof and as amended or restated from time to time with respect to any amendment or restatement of the Credit Agreement for purposes of funding any activity of the Company or its Subsidiaries that does not require Parent consent pursuant to this Section 5.1 or (2) not in excess of $100,000 in the aggregate;
(v)   make or commit to make any capital expenditures except (A) as contemplated by the Company’s current budget, (B) in the Ordinary Course, or (C) such expenditures as do not exceed $500,000 in the aggregate;
(vi)   acquire, transfer, mortgage, assign, sell, lease, create a Lien upon (other than Permitted Liens) or otherwise dispose of or pledge, any Asset of the Company or any of its Subsidiaries other than (A) in the Ordinary Course. (B) any such tangible Assets at the end of their useful lives, (C) out of redundancy, (D) pursuant to Contracts in effect as of the date hereof, or (E) in the aggregate up to $200,000;
(vii)   commence any Proceeding or release, assign, compromise, settle, waive or abandon any pending or threatened Proceeding, other than any such Proceeding that would not reasonably be expected to result in damages or otherwise have a value, individually in excess of $200,000;
(viii)   except as required under the terms of any Benefit Arrangement disclosed in Schedule 3.22(a), applicable Law or in the Ordinary Course (1) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former employee, or (2) adopt, establish or enter into any plan, policy or arrangement that would constitute a Benefit Arrangement if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans;
(ix)   enter into, amend, terminate or extend any collective bargaining agreement or any other agreement with, a labor or trade union, employee association or works council;
(x)   change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;
(xi)   terminate (other than expiration in accordance with its terms) or amend any material term of any Material Contract;
(xii)   assign, transfer, abandon, modify, waive, terminate, fail to renew, let lapse or otherwise fail to maintain or otherwise change any material Permit, except in the Ordinary Course;
(xiii)   make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file an amended material Tax Return, enter into any closing agreement or settlement, settle any material Tax claim or assessment, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment in each case, unless such action: (x) would not have the effect of materially increasing the Tax Liability of Parent, the Company or their Affiliates for any taxable period (or portion thereof) beginning after the Closing Date or of materially reducing any Tax asset or attribute of the Company or any of its Subsidiaries, (y)is required as a result of a final determination by a Governmental Authority within the meaning of Section 1313 of the Code or (z) is otherwise required by applicable Law;
(xiv)   grant, modify, abandon, dispose of or terminate any rights relating to any Intellectual Property of the Company and its Subsidiaries, other than in the Ordinary Course, or otherwise permit any of its rights relating to any Intellectual Property to lapse (other than in the Ordinary Course or registrations for trademarks that are no longer in use by, are not planned to be used in the future by, and are no longer being maintained by Company and its Subsidiaries);
(xv)   take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment; or
(xvi)   agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing, or take any action or omission that would result in any of the foregoing.

Provided, however, that nothing in the Section 5.1 shall require Company to do or not do anything that would be reasonably expected to violate applicable antitrust or competition Law, including the HSR Act.
The Company shall be permitted to request consent from Parent in writing (including by electronic mail) by delivering written notice (including by electronic mail) to any of the individuals specified on Schedule 5.1. For purposes of this Section 5.1, Parent shall respond (including by return email) to such request as promptly as practicable, and if Parent does not respond (including by return email) to any request within three Business Days after the Company delivers such written request for consent to Parent (including at the email addresses set forth in Schedule 5.1 or such other email addresses as Parent shall specify in a notice delivered in accordance with Section 10.9), Parent shall be deemed to have provided its prior written consent to the taking of such action.
Section 5.2   Access to Information.   Subject to confidentiality obligations that may be applicable to information furnished to the Company by third parties from time to time, and any information that is subject to attorney-client privilege and, in all cases, solely to the extent permitted by applicable law, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide to Parent and its authorized Representatives reasonable access (which access will be under the supervision of the Company’s personnel) to the personnel, books, records, properties, financial statements, internal and external audit reports, regulatory reports, Contracts, Permits, commitments and any other reasonably requested documents and other information of the Company and its Subsidiaries during normal business hours (in a manner so as to not interfere with the normal business operations of the Company or any of its Subsidiaries) and use commercially reasonable efforts to cause the employees, legal counsel, accountants and representatives of the Company to reasonably cooperate with the Parent in its investigation of the Company; provided that no investigation pursuant to this Section 5.2 shall affect any representation or warranty given by the Company. All of such information shall be treated as confidential information pursuant to the terms of the Non-Disclosure Agreement. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, without the prior written consent of the Company, make inquiries of Persons having business relationships with the Company (including suppliers, customers and vendors) regarding the Company or such business relationships. From and after the Closing, the Non-Disclosure Agreement shall terminate and be of no force and effect with respect to any information relating to the Company and its Subsidiaries.
Section 5.3   Employees of the Company.   The Company shall use commercially reasonable efforts to cause those key employees mutually agreed between Parent and the Company to enter into a new employment agreement with Parent to be effective as of the Closing, in form and substance reasonably satisfactory to Parent and Company (the “Employment Agreement”).
Section 5.4   Additional Financial Information.   The Company shall provide Parent with the Company’s audited financial statements for the twelve month periods ended, December 31, 2020 and 2019 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date (the “Year End Financials”) on or before March 31, 2021, or such other date that may be mutually agreed between the Parties. If the Company does not deliver the Year End Financials on or before March 31, 2021, or such other agreed date, Parent shall have the right to terminate this Agreement in accordance with Article IX. Subsequent to the delivery of the Year End Financials, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than 40 calendar days following the end of each quarterly period (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 5.4, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Year End Financials and the Required Financial Statements shall be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide additional Company financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

Section 5.5   Lock-Up.
(a)   Prior to the Closing, the Company shall cause the Key Stockholders to enter into an agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration shall be subject to a lock-up on the terms and conditions set forth therein (the “Lock-Up Period”) from the Closing Date (the “Lock-up Agreement”) in substantially the form attached hereto as Exhibit D-1 or Exhibit D-2, as applicable.
(b)   After the date hereof, but prior to the Form S-4 being declared effective by the SEC, the Company shall use commercially reasonable efforts to cause (i) those persons set forth on Schedule 5.5(b)(i) to promptly enter into a Company Stockholder support agreement in the form attached hereto as Exhibit A, (ii) prior to Closing, those persons set forth on Schedule 5.5(b)(ii) to enter into a Lock-Up Agreement in substantially the form attached hereto as Exhibits D-1, Exhibit D-2 or Exhibit D-3, as applicable; and (iii) prior to Closing, any person that is currently an Affiliate of the Company that will be deemed an Affiliate of Parent after Closing to enter into the Registration Rights Agreement.
Section 5.6   Notice of Changes.   The Company shall give prompt written notice to Parent of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied, (b) any breach of any covenant or agreement of the Company contained in this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied (c) any event, circumstance or development that would reasonably be expected to have a Company Material Adverse Effect and (d) any Proceeding initiated by or against the Company or its Subsidiaries or any of their predecessors or against any officer or director of the Company or any of its Subsidiaries in their capacity as such in an amount in controversy equal to or greater than $100,000 as set out in the filings related to such Proceeding; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.
Section 5.7   D&O Insurance; Indemnification of Officers and Directors.
(a)   From and after the Closing Date through the sixth anniversary of the Closing Date, Parent shall cause (i) the Organizational Documents of Parent to contain provisions no less favorable to the current or former directors, managers, officers or employees of the Company or Parent (collectively, “D&O Indemnitees”) with respect to limitation of certain liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of the Company or Parent, as applicable, which provisions in each case, except as required by Law, shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees with respect to any acts or omissions occurring at or prior to the Closing.
(b)   Prior to the Closing Date, Parent shall purchase, at the expense of the Surviving Corporation, a directors’ and officers’ liability tail insurance policy on terms and conditions satisfactory to Parent for all of the officers and directors of Parent as of immediately prior to the Merger, with respect to claims arising from facts and events that occurred prior to the Closing Date.
(c)   The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.
(d)   On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the post-Closing directors and officers of Parent, which indemnification agreements shall continue to be effective following the Closing.
ARTICLE VI
COVENANTS OF PARENT AND MERGER SUB
Section 6.1   Operations of Parent Prior to the Closing.   Between the date hereof and the Closing, and except as contemplated by this Agreement or with the prior written approval of the Company (which consent shall not be unreasonably withheld, conditioned or delayed and may be given as set forth below), Parent shall, and shall cause Merger Sub (a) to use commercially reasonable efforts to (i) conduct their respective businesses in the Ordinary Course and (ii) keep available the services of their respective officers, and (b) to not take any of the following actions:
(i)   make any amendment or modification to any of Parent’s Organizational Documents or Merger Sub’s Organizational Documents, other than in connection with an amendment to extend the date by which the Merger may be consummated;
(ii)   take any action in violation or contravention of any of Parent’s Organizational Documents, Merger Sub’s Organizational Documents, applicable Law or any applicable rules and regulations of the SEC or Nasdaq;
(iii)   terminate or amend or waive any provision of any Contract to which Parent is a party including the Insider Letter;
(iv)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests, other than in connection with the PIPE Financing;
(v)   make any redemption or purchase of its equity interests, except pursuant to the Offer;
(vi)   amend, modify, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, the Trust Agreement or any other Contract related to the Trust Account;
(vii)   make or allow to be made any reduction or increase in the Trust Amount, other than as expressly required by Parent’s Organizational Documents and the Trust Agreement;
(viii)   amend, modify, waive any provision of, terminate, or otherwise compromise in any way, any Subscription Agreement;
(ix)   incur any loan or Indebtedness (other than the promissory notes that may be issued by the Sponsor to the Parent for working capital purposes) or issue or sell any debt securities or warrants or rights to acquire any debt securities of Parent or Merger Sub or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person for Indebtedness or any other liabilities, debts or obligations;
(x)   merge or consolidate with or acquire any other Person or business or be acquired by any other Person or enter into any joint venture, partnership, joint marketing or joint development with another Person;
(xi)   take any action or enter into any transaction, the effect of which might reasonably be expected to impair, delay, or prevent any required approvals, including expiration of the waiting period of the HSR Act, under antitrust or competition Law;
(xii)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xiii)   adopt any Parent Benefit Arrangements not in existence as of the date hereof (excluding any renewal or replacement of any Parent Benefit Arrangements in existence as of the date hereof in the ordinary course), other than the Equity Incentive Plan;
(xiv)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, except for redemptions from the Trust Account that are required pursuant to Parent’s Organizational Documents;
(xv)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, except for redemptions from the Trust Account that are required pursuant to Parent’s Organizational Documents;
(xvi)   change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;
(xvii)   make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file an amended material Tax Return, enter into any material closing agreement, settlement or settle any material Tax claim or assessment or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment in each case, unless such action would not have the effect of materially increasing the Tax Liability of Parent, the Company or their Affiliates for any taxable period (or portion thereof) beginning after the Closing Date or of materially reducing any Tax asset or attribute of Parent or such action is required as a result of a final determination by a Governmental Authority or as otherwise required by applicable Law;
(xviii)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;
(xix)   enter into, renew or amend in any respect, any transaction or Contract with an Affiliate of Parent or Merger Sub (including, for the avoidance of doubt, (a) the Sponsor and (b) any Parent in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater);
(xx)   enter into, renew or amend any Contract that would be required to be disclosed under Section 4.16 if and to the extent such Contract had been outstanding as of the date of this Agreement;
(xxi)   (a) increase or accelerate the vesting, or create new rights to accelerated vesting, or increase the payment of any compensation or other benefits or make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants or to Persons providing services, (b) make, enter into or amend any employment, bonus, change of control, severance, consulting, termination or other agreement or arrangement, or employee benefit plan or (c) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons; or
(xxii)   agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing, or take any action or omission that would result in any of the foregoing.
Parent shall be permitted to request consent from the Company in writing (including by electronic mail) by delivering written notice (including by electronic mail) to any of the individuals specified on Schedule 6.1(b). For purposes of this Section 6.1, the Company shall respond (including by return email) to such request as promptly as practicable, and if the Company does not respond (including by return email) to any request within three Business Days after Parent delivers such written request for consent to the Company (including at the email addresses set forth in Schedule 6.1(b) or such other email addresses as Parent shall specify in a notice delivered in accordance with Section 10.9), the Company shall be deemed to have provided its prior written consent to the taking of such action.
Section 6.2   Listing.   Parent shall use its commercially reasonable efforts: (i) to maintain its existing listing on The Nasdaq Capital Market until the Closing Date and to obtain approval of the listing of the combined company on The Nasdaq Capital Market; (ii) without derogating from the generality of the requirements of clause “(i)” and to the extent required by the rules and regulations of Nasdaq, to (x) prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in the Merger and (y) to cause such shares to be approved for listing (subject to notice of issuance)

on The Nasdaq Capital Market; and (iii) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this section.
Section 6.3   Trust Account.   Parent has established the Trust Account from the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO for the benefit of the Parent Public Stockholders and certain parties (including the underwriters of the IPO). Prior to the Closing, Parent shall disburse monies from the Trust Account only (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem Parent Common Stock in accordance with the provisions of Parent’s Organizational Documents. The Trust Agreement will not be amended or modified prior to the Effective Time.
Section 6.4   Insider Letter Agreement.   Parent shall ensure that the Insider Letter Agreement shall not be amended, modified, terminated, waived or supplemented and shall remain in full force and effect, and that the Insiders shall vote in favor of this Agreement and the Merger and the other Parent Proposals in accordance with the terms thereof. Notwithstanding the foregoing, Parent shall cause the Insider Letter to be amended promptly after the date of this Agreement such that the reference to “$12.00” in Section 7(a) thereof becomes a reference to “$14.00” (the “Insider Letter Amendment”).
Section 6.5   Parent Public Filings.   From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 6.6   Section 16 Matters.   Prior to the Closing, the board of directors of Parent, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Merger Consideration pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Parent following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.
Section 6.7   Notice of Changes.   Parent shall give prompt written notice to the Company of (a) any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, (b) any breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied, (c) any event, circumstance or development that would reasonably be expected to have a Parent Material Adverse Effect; and (d) any Proceeding initiated by or against the Parent or its Subsidiaries or any of their predecessors or against any officer or director of the Parent or any of its Subsidiaries in their capacity; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.
Section 6.8   Adoption of Equity Incentive Plan.   Prior to the Closing Date, Parent shall approve and adopt an Equity Incentive Plan in substantially the form attached hereto as Exhibit H (with such changes as may be agreed in writing by Parent and the Company, the “Equity Incentive Plan”) and an employee stock purchase plan in substantially in the form attached hereto as Exhibit I (with such changes as may be agreed in writing by Parent and the Company, the “ESPP”) with share reserves and shares issuable to be included in the respective plans (as applicable) as are mutually agreed to by the parties.
ARTICLE VII
ACTIONS PRIOR TO THE CLOSING
Section 7.1   No Shop.   From the date hereof through the earlier of (a) the Closing Date, and (b) the date that this Agreement is properly terminated in accordance with Article VIII, neither the Company, on the one hand, nor the Parent, on the other hand, shall, and such Persons shall use commercially reasonable efforts to cause each of their respective members, officers, directors, Affiliates, managers, consultants, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with, or make any proposal to, any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction (including, without limitation, providing any due diligence materials), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. In the event that there is an unsolicited proposal for, or an indication of an interest in entering into, an Alternative Transaction, communicated orally or in writing to the Company or Parent or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one Business Day after receipt) advise the other Party orally and in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto). The Company and Parent shall keep the other Party informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. From and after the date hereof, the Company, on the one hand, and the Parent, on the other hand, shall, instruct their officers and directors to, and such parties shall instruct and cause its representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Transaction.
Section 7.2   Efforts to Consummate the Transactions.
(a)   Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger (including the satisfaction, but not waiver, of the closing conditions set forth in Article VIII). Without limiting the foregoing, Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement. Each of Parent, Merger Sub and the Company shall use reasonable best efforts to obtain consents of any Governmental Authority necessary to consummate the Transactions, including to make all filings contemplated under the HSR Act as promptly as practicable and, in any event, shall each file the Notification and Report Form under the HSR Act, if required, no more than ten (10) Business Days after the as of the date of this Agreement. The parties agree to request at the time of filing early termination of the applicable waiting period under the HSR Act.
(b)   Without limiting the foregoing, the Parties agree to use reasonable best efforts to (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the this Agreement or the Transactions contemplated hereby, (2) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority, (3) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein, (4) furnish the other Party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to this Agreement and the transactions contemplated hereby; provided that such material may (a) be redacted as necessary (I) to comply with contractual arrangements, (II) to address legal privilege concerns, or (III) to remove references concerning the valuation of the parties or (b) be designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials; and (5) furnish the other Party’s outside legal counsel with such necessary information and reasonable assistance as the other Party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority.
(c)   In the event any Proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or seeks damages in connection therewith, Parent, Merger

Sub and the Company agree to cooperate and use their reasonable best efforts to defend against such Proceeding and, if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Merger.
(d)   Notwithstanding the foregoing, nothing in this Section 7.2 shall require, or be construed to require, Parent, Merger Sub or the Company or any of their respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, Merger Sub or the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any modification or waiver of the terms and conditions of this Agreement.
(e)   The Company shall use its commercially reasonable efforts to obtain or provide, as applicable, at the earliest practicable date, all consents, approvals and notices listed in Schedule 7.2(e). The Company shall keep Parent apprised of its efforts undertaken by reason of this Section 7.2(e) and the results of such efforts including by giving Parent copies of consents obtained and notices provided.
Section 7.3   PIPE Financing.   Unless otherwise approved in writing by the Company, which approval shall not be unreasonably withheld, Parent shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than as a result of any assignment or transfer contemplated therein or permitted thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Parent shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its commercially reasonable efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Parent the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.
Section 7.4   Cooperation with Proxy Statement; Other Filings.
(a)   The Company shall promptly provide to Parent such information concerning the Company and the Stockholders as is either required by the federal securities Laws, or reasonably requested by Parent for inclusion in the Form S-4 (as hereinafter defined) and Offer Documents (as hereinafter defined). As promptly as practicable after the receipt by Parent from the Company of all such information relating to the Company, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, a Registration Statement on Form S-4 (the “Form S-4”), which shall include proxy materials in the form of a proxy statement (the “Proxy Statement”) for the purpose of soliciting proxies from holders of Parent Common Stock to, among other things, vote in favor of the adoption the Parent Proposals at the Parent Stockholder Meeting. All Parent Common Stock issuable in the Merger shall be registered in the Form S-4. Parent shall promptly respond to any SEC comments on the Form S-4.
(b)   Parent (i) shall permit the Company and its counsel to review and comment on the Form S-4/Proxy Statement, and all exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not file the Form S-4/Proxy Statement, or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a complete summary thereof), including any comments from the SEC or its staff, between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Form S-4/Proxy Statement, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4/Proxy Statement or any amendment or supplement thereto has been filed with the SEC, when all SEC comments to the Form S-4/Proxy Statement have been cleared and when the Form S-4/Proxy Statement will be, and is, declared effective.
(c)   Promptly following the date on which the Form S-4/Proxy Statement is declared effective by the SEC (the “Form S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call a Parent Stockholder Meeting in accordance with its Organizational Documents and the DGCL to (i) solicit proxies from such holders to vote in favor of the adoption of this Agreement and the Merger and the approval of the other matters presented to Parent Stockholders for approval or adoption at Parent Stockholder Meeting, including, without limitation, the Parent Proposals (as hereinafter defined), and (ii) provide its stockholders the opportunity to elect to effect a redemption as contemplated in Section 7.4(f) below. The prospectus included in the Form S-4 shall be distributed to the Company Stockholders in connection with the solicitation of the Company Stockholder Approval.
(d)   Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and Nasdaq, in the preparation, filing and distribution of the Form S-4/Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that the Form S-4, as of the Form S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders, and as of the date of Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Form S-4/Proxy Statement). If at any time prior to Closing, a change in the information relating to Parent or any other information furnished by Parent for inclusion in the Form S-4/Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, it shall promptly notify the Company of such change. If at any time prior to Closing, a change in the information relating to the Company or any other information furnished by the Company for inclusion in the Form S-4/Proxy Statement, which would make the preceding sentence incorrect, should be discovered by the Company, it shall promptly notify Parent of such change. In connection therewith, the Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to reasonably cooperate with Parent as relevant if required to achieve the foregoing.
(e)   In the Proxy Statement, Parent shall seek, in accordance with Parent’s Organizational Documents and applicable securities Laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq, from the holders of Parent Common Stock, approval of certain proposals, including (i) adoption and approval of the Second Amended and Restated Certificate of Incorporation of Parent set forth in Exhibit E, with effect from the Closing, increasing the number of authorized shares of Parent Common Stock for issuance, and changing Parent’s name to “Enovix Corporation” (including any separate or unbundled proposals as may be required to implement the foregoing); (ii) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Stockholders in connection with the Merger as well as any other approval that may be required under the Nasdaq rules; (iii) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock in connection with the PIPE Financing; (iv) approval of the appointment of the Company’s Designees to the Post-Closing Board of Directors as contemplated by Section 1.6; (v) approval of the Equity Incentive Plan and the ESPP as provided in Section 6.8; (vi) approval to adjourn the Parent Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to either establish a quorum or to approve and adopt any of the foregoing; and (vii) approval to obtain any and all other mutually agreed upon approvals necessary or advisable to effect the consummation of the Merger (the proposals set forth in the forgoing clauses (i) through (vii) are referred to as the “Parent Proposals”).
(f)   Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Form S-4/Proxy Statement to “clear” comments from the SEC and the Form S-4 to become effective as promptly as reasonably practicable. Concurrently with the dissemination of the Proxy Statement, Parent shall commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to the Parent Public Stockholders to redeem all or a portion of their Parent Public Shares, up to that number of Parent Public

Shares that would permit Parent to maintain net tangible assets of at least $5,000,001, all in accordance with and as required by Parent’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC (the “Offer”). In accordance with Parent’s Organizational Documents, the proceeds held in the Trust Account will be used for the redemption of Parent Public Shares held by Parent Public Stockholders who have elected to redeem such Parent Public Shares.
(g)   Parent shall extend the Offer for any minimum period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer, and pursuant to Parent’s Organizational Documents. Nothing in this Section 7.4(g) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article VIII.
(h)   Notwithstanding anything else to the contrary in this Agreement or any Transaction Document, Parents may make any public filing with respect to the Merger to the extent required by applicable Law; provided, however, Parent (i) shall permit the Company and its counsel to review and comment on any such filing and all exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not file any such filing or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.
Section 7.5   Stockholder Vote; Recommendation of Parent’s Board of Directors.   Parent, through Parent’s board of directors, shall recommend that Parent’s stockholders vote in favor of adopting and approving all Parent Proposals, and Parent shall include such recommendation in the Proxy Statement. Parent’s board of directors shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Parent that they vote in favor of the Parent Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Parent, a “Modification in Recommendation”).
Section 7.6   Parent Stockholders’ Meeting.
(a)   Parent shall take all action necessary under applicable Law to, in consultation with the Company, establish a record date for, call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote on Parent Proposals at the Parent Stockholders’ Meeting. Parent Stockholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and Parent’s Organizational Documents, after the Form S-4 Effective Date, but in no event later than 30 days following the Form S-4 Effective Date. . Parent shall take reasonable measures to ensure that all proxies solicited in connection with Parent Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholders’ Meeting, or a date preceding the date on which the Parent Stockholders’ Meeting is scheduled, Parent (after consultation with the Company) reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Required Vote for each Parent Proposal, whether or not a quorum would be present or (ii) it will not have sufficient Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting in compliance with the DGCL and Parent’s Organizational Documents, as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.
(b)   Promptly following the execution of this Agreement, Parent shall approve and adopt this Agreement and approve the Merger and the Transactions, in its capacity as the sole stockholder of Merger Sub.
Section 7.7   Form 8-K; Press Releases.
(a)   As promptly as practicable after execution of this Agreement, but no later than four Business Days thereafter, Parent will file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, a copy of which will be provided to the Company at least two Business Days before its filing deadline and which the Company may review and comment upon prior to filing. Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to Parent and the Company.
(b)   Prior to the Closing, Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Merger (the “Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release and, as soon as practicable thereafter, file a Current Report on Form 8-K with the SEC.
Section 7.8   Fees and Expenses.   Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Parent shall pay or cause to be paid, the Company Transaction Expenses and the Parent Transaction Expenses related to the Merger and the Transactions. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 7.8 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account. Notwithstanding the foregoing, all SEC filing fees, and NASDAQ filing fees, shall be paid one-half by the Company and one-half by Parent. For avoidance of doubt, fees for the HSR Filing (“HSR Filing Fee”) shall be paid by the Company.
Section 7.9   Section 368 Reorganization.   Notwithstanding any other provision in this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule to the contrary, each of the Parties shall, and shall cause each of their respective Affiliates to, not take any action that would reasonably be expected to prevent or impede the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 7.10   Stockholder Litigation.   In the event that any litigation related to this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Parent, threatened in writing, against Parent or the Board of Directors of Parent by any of Parent’s stockholders prior to the Closing, Parent shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Parent shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.
ARTICLE VIII
CONDITIONS PRECEDENT
Section 8.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)   There shall not be any Order or Law in effect that restrains, enjoins, prevents, prohibits or make illegal the consummation of the Merger;
(b)   The Merger and each of the Parent Proposals (other than the Parent Proposals described in Section 7.4(e)(v)-(vii)) have been approved by the Parent Required Vote in accordance with the provisions of Parent’s Organizational Documents and the DGCL;
(c)   The Parent’s initial listing application in connection with the Transactions shall have been approved by Nasdaq so that immediately following the Merger, Parent satisfies any applicable initial and continuing listing requirements of Nasdaq;
(d)   After giving effect to all redemptions of Parent Public Shares pursuant to the Offer, Parent shall have net tangible assets of at least $5,000,001 upon consummation of the Merger;
(e)   All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the Transactions shall have been made or obtained;

(f)   The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement; and
(g)   All required filings under the HSR Act shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.
Section 8.2   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)   The Fundamental Representations (other than Section 3.5(a)) set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, except the Fundamental Representations (other than Section 3.5(a)) made as of an earlier date or time, which need be true and correct only as of such earlier date or time. Section 3.5(a) shall be true and correct in all material respects as of the date hereof and as of the Closing, except (i) for the portions of Section 3.5(a) made as of an earlier date or time, which need be true and correct only as of such earlier date or time and (ii) for breaches of Section 3.5(a) that, in the aggregate, would not result in a misrepresentation as to securities of the Company valued at less than $1,000,000. The representations of the Company set forth in this Agreement other than the Fundamental Representations shall be true and correct as of the date hereof and as the Closing except (i) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (ii) for breaches of the representations and warranties of the Company set forth in ARTICLE III (other than the Fundamental Representations) that, in the aggregate, would not have a Company Material Adverse Effect;
(b)   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;
(c)   Since the date of this Agreement, here shall not be any event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
(d)   Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c);
(e)   The Company Preferred Stock Conversion shall have been consummated;
(f)   The Company shall have executed and delivered to the Parent a copy of each Transaction Document to which it is a party;
(g)   The Stockholders set forth on Schedule 8.2(g) (the “Key Stockholders”) shall have executed and delivered to Parent the applicable Lock-Up Agreements;
(h)   The Company shall have delivered to Parent executed copies of the Employment Agreements; provided that this condition shall apply if and only if the Parent and the Company have mutually agreed in writing as to the key employees required to enter into such employment agreements as set forth in Section 5.3;
(i)   Parent shall have received a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, as in effect on the Closing Date, are attached to such certificate;
(j)   Parent shall have received copies of third party consents set forth on Schedule 8.2(j) in form and substance reasonably satisfactory to the Parent, and no such consents have been revoked and the PIPE Financing and such listing shall have been approved by Nasdaq subject to official notice of issuance;
(k)   Parent shall have received a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of the resolutions of the directors of the Company authorizing the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and performance by the Company of the Transactions, including the Merger, having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate; and

(l)   The Company shall have delivered to Parent a certificate of good standing with respect to the Company from State of Delaware.
Section 8.3   Conditions to Obligation of the Company.   The obligation of the Company and the Stockholders to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)   The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, on and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent of changes or developments contemplated by the terms of this Agreement and (ii) for such representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time);
(b)   Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;
(c)   Since the date of this Agreement, here shall not be any event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;
(d)   Parent shall have executed and delivered to the Company copy of each Transaction Document to which it is a party;
(e)   Parent shall have delivered to the Company a certificate, signed by an officer of the Company, certifying true, complete and correct copies of (i) the resolutions duly adopted by the Parent Required Vote at the Parent Stockholders’ Meeting and by the sole stockholder of the Merger Sub approving the Merger and the consummation of the Transactions contemplated by this Agreement and the other Transaction Documents; (ii) certified copies of the resolutions duly adopted by Parent’s board of directors and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and performance by Parent and the Merger Sub of the Transactions, including the Merger, each having been duly and validly adopted and being in full force and effect as of the Closing Date; and (iii) written resignations, in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by (X) all officers of Parent and (Y) all persons serving as directors of Parent immediately prior to the Closing;
(f)   Parent shall have delivered to the Company a certificate, signed by an officer of Parent, certifying that true, complete and correct copies of the Organizational Documents of Parent and Merger Sub, as in effect on the Closing Date, are attached to such certificate;
(g)   Parent shall have delivered to the Company certificates of good standing with respect to Parent and Merger Sub from their respective applicable jurisdictions of incorporation;
(h)   Parent and any person that is currently an Affiliate of the Company that will be deemed an Affiliate of Parent after Closing shall have entered into an amended and restated registration rights agreement in substantially the form attached hereto as Exhibit G (the “Registration Rights Agreement”);
(i)   A supplemental listing shall have been filed with Nasdaq as of the Closing Date to list the shares constituting the Merger Consideration and such listing shall have been approved by Nasdaq, subject to official notice of issuance;
(j)   Except for shares of Parent Common Stock (i) issued pursuant to the PIPE Financing, and (ii) to be issued pursuant to this Agreement, from the date of this Agreement through the Closing, no shares of Parent Common Stock shall have been issued to any Person in an amount or on terms other than those approved with the prior written consent of the Company;
(k)   The Company shall have received the Resignation Letters of each of the directors and officers of Parent;
(l)   The Parent board of directors shall have adopted and approved the Parent Amended and Restated Bylaws;

(m)   The Closing Parent Cash shall be no less than $175,000,000;
(n)   Parent has received from Parent Investors in the PIPE Financing at least $150,000,000;
(o)   The Company shall have received the Insider Letter Amendment and it shall be in full force and effect; and
(p)   Parent shall have taken all action necessary, including causing the executive officers of Parent to resign, so that the individuals serving as executive officers of Parent immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.
If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by Company.
ARTICLE IX
TERMINATION
Section 9.1   Termination.   This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:
(a)   by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors;
(b)   by Parent, if any of the representations or warranties of the Company set forth in Article III shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 8.2(a), Section 8.2(b) or Section 8.2(c) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by Parent) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.
(c)   by the Company, if any of the representations or warranties of Parent or Merger Sub set forth in Article IV shall not be true and correct, or if either Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 8.3(a) or Section 8.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to Parent; provided that the Company is not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 8.3(a) or Section 8.3(b) from being satisfied;
(d)   by either the Company or Parent:
(i)   on or after July 31, 2021 (the “Outside Date”), if the Merger shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;
(ii)   if any Order having the effect set forth in Section 8.1 shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iii)   if any of the Parent Proposals (other than the Parent Proposals described in Section 7.4(e)(v)-(vii)) shall fail to receive the Parent Required Vote for approval at the Parent Stockholders’ Meeting (unless such Parent Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or
(e)   by the Company if there has been a Modification in Recommendation.
(f)   by Parent if the Company Stockholder Approval shall not have been obtained within five (5) Business Days of the delivery to the Company Stockholders of the prospectus that is part of the Form S-4, provided that the termination right under this Section 9.1(f) shall be of no further force or effect if such Company Stockholder Approval is delivered to Parent prior to the termination of the Agreement (even if after the five (5) Business Day period provided above).
Section 9.2   Effect of Termination.   In the event of the termination of this Agreement as provided in Section 9.1 (other than termination pursuant to Section 9.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void (other than the provisions of Section 7.2 (excluding the last sentence of Section 7.2(a), Article X and this Section 9.2)), and there shall be no Liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates; provided, however, that nothing in this Agreement will relieve any Party from Liability for any fraud, intentional misrepresentation or Willful Breach. For avoidance of doubt, the termination of this Agreement shall not affect the obligations of Parent or its Affiliates under the Non-Disclosure Agreement.
ARTICLE X
MISCELLANEOUS
Section 10.1   Amendment or Supplement.   This Agreement may only be amended, modified or supplemented by a duly authorized written agreement signed by each of the Parties.
Section 10.2   Extension of Time, Waiver, Etc.   At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto or (c) waive compliance by the other Party with any of the agreements contained herein or any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.
Section 10.3   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.3 shall be null and void.
Section 10.4   Counterparts; Facsimile; Electronic Transmission.   This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
Section 10.5   Entire Agreement; No Third-Party Beneficiaries.   This Agreement, the Confidentiality Agreement and the Transaction Documents (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer any rights upon any Person other than the Parties.
Section 10.6   Governing Law.   This Agreement, and all claims or causes of action that may be based upon, arise out of, or related to this Agreement, the transactions contemplated hereby or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
Section 10.7   Specific Enforcement.
(a)   The Parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with Section 10.8, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy).
(b)   Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.
Section 10.8   Consent to Jurisdiction.   Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.8.
Section 10.9   Notices.   Except as otherwise permitted by Section 2.1, Section 2.2, Section 5.1 and Section 6.1, all notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), by 5:00PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery, (b) when sent by email (with written confirmation of transmission) if by 5:00PM Eastern Time on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such written confirmation; (c) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepared; or (d) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this Section 10.9):

If to Parent or Merger Sub:
Rodgers Silicon Valley Acquisition Corp.
535 Eastview Way
Woodside, CA 94062
Attention: Emmanuel Hernandez
E-mail: mannyhernandez111@gmail.com
with a copy to (which shall not constitute notice):
Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com
If to the Company:
Enovix Corporation
3501 W Warren Ave.
Fremont, CA 94538
Attention: General Counsel
E-mail: legal@enovix.com
with a copy to (which shall not constitute notice):
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: Matthew Hemington
Email: hemingtonmb@cooley.com
Attention: Miguel J. Vega
Email: mvega@cooley.com
Section 10.10   Severability.   If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Section 10.11   Remedies.   Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
Section 10.12   Waiver.   The Company understands that the Parent has established the Trust Account for the benefit of the Public Stockholders and the underwriters of the IPO pursuant to the Trust Agreement and that Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement and the Parent Organizational Documents. For and in consideration of the Parent agreeing to enter into this Agreement, the Company and the Stockholders hereby agree that they do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agree that they will not seek recourse against the Trust Account for any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent.
Section 10.13   Definitions.   As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any (i) officer or director of such Person, (ii) spouse, parent, sibling or descendant (including adopted or stepchildren) of such Person (or a spouse, parent, sibling or descendant (including adopted or stepchildren) of any director or officer of such Person), and (iii) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Fully Diluted Company Common Stock” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time after giving effect to the Company Preferred Stock Conversion or (ii) issuable upon, or subject to, the settlement of Company Options and Company Warrants (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time calculated using the treasury stock method of accounting, minus (b) the shares of Company Common Stock held in treasury outstanding immediately prior to the Effective Time.
“Alternative Transaction” mean any of the following transactions involving the Company or the Parent (other than the transactions contemplated by this Agreement): (i) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, public investment or public offering, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the Ordinary Course) or any class or series of the capital stock, membership interests or other equity interests of the Company or Parent in a single transaction or series of transactions (other than the PIPE Financing).
“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned, leased, subleased or licensed by such Person.
“Base Purchase Price” means $1,050,000,000.00.
“Business Day” means a day except a Saturday, a Sunday or any other day on which the Securities and Exchange Commission or banks in the City of New York are authorized or required by Law to be closed.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116-136 (2020).
“Closing Company Indebtedness” shall mean the Indebtedness of the Company as of the Closing.
“Closing Parent Cash” means the Trust Amount plus the PIPE Investment Amount actually received by the Parent prior to or substantially concurrently with Closing (net of Parent Transaction Expenses).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means shares of the Company’s common stock, par value $0.001 per share.
“Company Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to: (i) conditions affecting the economy, financial, credit, debt, capital, or securities markets generally (including with respect to or as a result of COVID-19), (ii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (iii) changes or proposed changes in GAAP, (iv) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (v) general conditions in the industry in which the Company and its Subsidiaries operate (including with respect to or as a result of COVID-19), (vi) actions or omissions taken by Parent or its Affiliates, (vii) actions or omissions taken by the Company or any of its Subsidiaries that is required by this Agreement or any Transaction Document or taken with the prior written consent of Parent, (viii) the public announcement of the Transactions or the identity of Parent or the Company in connection with the Transaction, (ix) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the event that caused such failure may be taken into account in determining whether a “Company Material Adverse Effect” has occurred), (x) pandemics, earthquakes, hurricanes, tornados or other natural disasters, or (xi) the failure by the Company to take any action that is prohibited by this Agreement unless Parent has consented in writing to the taking thereof, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred, unless, such change, development, circumstance, effect, event or fact has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other Persons in the industry or geographic regions in which the Company or its Subsidiaries conducts business, but only to the extent of such disproportionate effect.
“Company Option” means any option to purchase shares of Company Common Stock issued under the Company Stock Plan, whether vested or unvested.
“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock, the Company Series E Preferred Stock, the Company Series E-2 Preferred Stock, the Company Series F Preferred Stock and the Company Series P-2 Preferred Stock.
“Company Stockholders” means the holders of the Company Capital Stock.
“Company Stock Plan” means 2016 Equity Incentive Plan, as amended from time to time.
“Company Transaction Expenses” means (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors, accountants and other service providers engaged by the Company in connection with the Transactions.
“Company Warrants” means any warrant to purchase shares of Company Capital Stock, whether vested or unvested.
“Contracts” means any and all written and oral agreements, contracts, deeds, arrangements, purchase orders, binding commitments and understandings, and other instruments and interests therein, and all amendments thereof.
“COVID-19 Law” shall mean the CARES Act, the Families First Coronavirus Response Act of 2020 or any other Law intended to address the consequences of COVID-19.
“Disclosure Schedules” means the Disclosure Schedules delivered to Parent on the date hereof.
“Environmental and Safety Requirements” means all Laws and Orders concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the quotient obtained by dividing (a) the Per Share Merger Consideration by (b) $10.00.
“Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Organization, Qualification and Standing.), Section 3.2 (Authority; Enforceability), Section 3.5(a) (Capitalization), and Section 3.27 (Brokers and Other Advisors).
“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization or (v) any official of any of the foregoing acting in such capacity.
“Indebtedness” means without duplication, the following obligations of a Person, whether or not contingent, in respect of: (a) any indebtedness for borrowed money, (b) any obligation evidenced by bonds, debentures, notes, or other similar instruments, (c) any reimbursement obligation with respect to mortgages, letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company or its Subsidiaries (inclusive of any current portion thereof), and (d) any obligation of the type referred to in clauses (a) through (c) of another Person the payment of which the Company or any of its Subsidiaries has guaranteed or for which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor. For purposes of calculating “Indebtedness”, any amount that is conditioned upon the Closing shall be included in the calculation of Indebtedness as though the Closing occurred immediately prior to such calculation. For the avoidance of doubt, Indebtedness shall not include any deferred revenue of the Company or any Taxes.
“Insiders” means the Parent’s Sponsor, officers, directors and any holder of Parent Common Stock as set forth on Schedule 10.13(a).
“Intellectual Property” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) discoveries, ideas, Know-How, systems, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, extensions, and other extension of legal protestation pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; and (g) internet websites, domain names and applications and registrations pertaining thereto.
“IPO” means the initial public offering of the Parent pursuant to a prospectus dated December 1, 2020 (the “Prospectus”).
“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.
“Knowledge” means, (a) in the case of any Person other than the Company that is not an individual, with respect to any matter in question, the actual knowledge, after due inquiry, of such Person’s executive officers and (b) in the case of the Company, the actual knowledge, after due inquiry, of the persons set forth on Schedule 10.13(b).
“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, third-party-claim, encroachment, encumbrance, right-of-way, option, or other similar arrangement or interest in real or personal property, but excluding Intellectual Property licenses and covenants not to sue.
“Losses” mean any claims, losses, royalties, Liabilities, damages, deficiencies, interest and penalties, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding).
“Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00.
“Nasdaq” means The Nasdaq Capital Market.
“Non-Disclosure Agreement” means that certain Non-Disclosure and Confidentiality Agreement dated as of January 8, 2021 by and between the Parent and the Company.
“Optionholder” means the holder of any Company Options.
“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, award or binding determination issued, promulgated or entered by or with any Governmental Authority.
“Ordinary Course” means in the ordinary course of business of the Person, consistent with past practice before the date hereof.
“Organizational Documents” means the certificate or articles of incorporation and bylaws of a Person, as in effect from time to time including any amendments thereto.
“Parent Common Stock” means the shares of common stock, par value $0.0001 per share of Parent.
“Parent Financial Statements” means the audited financial statements of the Parent as of September 30, 2020 for the period from September 23, 2020 (date of inception) through September 30, 2020.
“Parent Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to: (i) conditions affecting the economy, financial, credit, debt, capital, or securities markets generally (including with respect to or as a result of COVID-19), (ii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (iii) changes or proposed changes in GAAP, (iv) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (v) general conditions in the industry in which Parent and its Subsidiaries operate (including with respect to or as a result of COVID-19), (vi) actions or omissions taken by the Company or its Affiliates, (vi) actions or omissions taken by Parent or any of its Subsidiaries that is required by this Agreement or any Transaction Document or taken with the prior written consent of the Company, (vii) the public announcement of the Transactions or the identity of Parent or the Company in connection with the Transaction, (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the event that caused such failure may be taken into account in determining whether a “Parent Material Adverse Effect” has occurred) or (ix) the failure by Parent to take any action that is prohibited by this Agreement unless the Company has consented in writing to the taking thereof, shall not be taken into account in determining whether a “Parent Material Adverse Effect” has occurred, unless, such change, development, circumstance, effect, event or fact has a disproportionate effect on Parent and its

Subsidiaries, taken as a whole, compared to other Persons in the industry or geographic regions in which Parent or its Subsidiaries conducts business, but only to the extent of such disproportionate effect.
“Parent Preferred Stock” means the preferred stock of Parent, par value $0.0001.
“Parent Public Shares” means the shares of Parent Common Stock issued as a component of the Parent Units.
“Parent Public Stockholders” the stockholders of Parent who purchased Parent Units in the IPO.
“Parent Right” means the right to receive one-half (1/2) of one redeemable warrant included as component of the Parent Units.
“Parent Share Redemption” means the election of an eligible (as determined in accordance with Parent’s Governing Documents) holder of Parent Common Stock to redeem all or a portion of the shares of Parent Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Parent’s Governing Documents) in connection with the Parent Proposals.
“Parent Share Redemption Amount” means the aggregate amount payable with respect to all Parent Share Redemptions.
“Parent Stockholder” means the holders of the Parent Common Stock.
“Parent Stockholder Meeting” the meeting of stockholders of Parent Common Stock to be called for the purpose of soliciting proxies from the stockholders of Parent Common Stock to, among other things, vote in favor of the adoption of this Agreement, the approval of the Merger and the Parent Proposals.
“Parent Transaction Expenses” means all fees, expenses and disbursements incurred by or on behalf of Merger Sub or Parent for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Parent or Merger Sub in connection with the Transactions.
“Parent Unit” means a unit of the Parent comprised of (a) one share of Parent Common Stock, and (b) one-half Parent Right.
“Per Share Merger Consideration” means the quotient obtained by dividing (a) the Base Purchase Price, by (b) the number of Aggregate Fully Diluted Company Common Stock.
“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained for the conduct of the Company’s business as currently conducted, from any Governmental Authority.
“Permitted Liens” means only (a) Liens for Taxes not yet due and delinquent or being contested in good faith by appropriate proceedings and for which appropriate and adequate reserves have been created in the applicable financial statements; (b) workers or unemployment compensation Liens arising in the Ordinary Course; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course securing amounts that are past due and being contested in good faith, and for which appropriate and adequate reserves have been created in the applicable financial statements, or not delinquent; (d) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the respective businesses of the Company or any of its Subsidiaries as presently conducted; (e) title of a lessor under a capital or operating lease; (f) Liens arising under Indebtedness to be paid at Closing; (g) Liens imposed by applicable securities Laws; (h) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or its Subsidiary’s Assets that are subject thereto; and (i) rights of first refusal, rights of first offer, proxy, voting trusts, voting agreements or similar arrangements.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, joint stock company, joint venture, a trust or any other entity, including a Governmental Authority.

“PIPE Investment Amount” means the purchase of shares of Parent Common Stock pursuant to the Subscription Agreements.
“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.
“Representative” means, with respect to any Person, each of such Person’s Affiliates and its and their directors, officers, and employees, shareholders (if such Person is a corporation, a company limited by shares or similar entity), participants or members (if such Person is a limited liability company or similar entity), partners (if such person is a partnership or similar entity), attorneys-in-fact, financial advisers, counsel, and other agents and third-party representatives, including independent contractors such as sales representatives, consultants, intermediaries, contractors, and distributors and anyone acting on behalf of the Person.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes “personal data”, which is information held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company or its Subsidiaries that is defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Laws.
“Stockholders” means the holders of Company Capital Stock.
“Subsidiary” when used with respect to any Party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.
“Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind in the nature of a tax (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, utility, unemployment compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not.
“Tax Return” means all returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax, including any amendment or attachment thereto.
“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Lock-up Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.
“Transactions” refers collectively to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger and the transactions contemplated thereby.
“Trust Amount” means the amount of cash available in the Trust Account following the Parent Stockholder Meeting, after deducting the amount required to satisfy the Parent Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and

(y) any Parent Transaction Expenses (including transaction expenses incurred, accrued, paid or payable by Parent’s Affiliates on Parent’s behalf), as contemplated by Section 7.8).
“Warrantholder” means the holder of any Company Warrants.
“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
Section 10.14   Interpretation.
(a)   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and all rules and regulations promulgated thereunder, unless the context requires otherwise. References to a Person are also to its permitted successors and assigns. The word “or” shall not be exclusive. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” shall mean United States Dollars.
(b)   The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Section 10.15   Publicity.   Except as required by any Governmental Authority or Law including any applicable securities Law or stock exchange rule, in which case the party making the announcement shall use commercially reasonable efforts to consult with the other party in advance as to its form, content and timing, or as contemplated by this Agreement, the Parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Party hereto, which approval shall not be unreasonably withheld. If a Party is required to make such a disclosure as required by Law, the Parties will use their commercially reasonable efforts to cause a mutually agreeable release or public disclosure to be issued. Notwithstanding the foregoing, no party shall be required to obtain consent pursuant to this Section 10.15 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.15.
Section 10.16   Nonsurvival of Representations.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing and (b) this Article X.
Section 10.17   Non-Recourse.   Except in the case of claims against a Person in respect of such Person’s actual fraud:
(a)   Solely with respect to the Company, Parent and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub as named parties hereto; and
(b)   except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Parent or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written. Enovix is
RODGERS SILICON VALLEY ACQUISITION CORP.
By:
/s/ Emmanuel T. Hernandez

Name: Emmanuel T. Hernandez
Title: Chief Financial Officer
RSVAC MERGER SUB INC.
By:
/s/ Emmanuel T. Hernandez

Name: Emmanuel T. Hernandez
Title: President
ENOVIX CORPORATION
By:
/s/ Harrold Rust

Name: Harrold Rust
Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

ANNEX B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RODGERS SILICON VALLEY ACQUISITION CORP.
Rodgers Silicon Valley Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, does hereby certify that:
ONE:   The original Certificate of Incorporation of Rodgers Silicon Valley Acquisition Corp. was filed with the Secretary of State of the State of Delaware on September 23, 2020 (the “Certificate of Incorporation”).
TWO:   The Certificate of Incorporation was subsequently amended upon the filing of an Amended and Restated Certificate of Corporation with the Secretary of State of Delaware on December 1, 2020 (the “Amended Certificate”).
THREE:   This Second Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Amended Certificate.
FOUR:   The Amended Certificate is hereby amended and restated to read as follows:
I.
The name of this corporation is Enovix Corporation (the “Company”).
II.
The address of the registered office of the Company in the State of Delaware is 3411 Silverside Road, Tatnall Building #104, in the City of Wilmington, in the County of New Castle, Delaware 19810. The name of its registered agent at that address is Corporate Creations Network Inc.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
IV.
A.   This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares of which shall be Common Stock, having a par value per share of $0.0001. 10,000,000 shares of which shall be Preferred Stock, having a par value per share of $0.0001.
B.   The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
C.   Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Common Stock are as follows:
1.   Definitions.
a.   “Acquisition” means (A) any consolidation or merger of the Company with or into any other Entity, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.
b.   “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.
c.   “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended or restated from time to time, including the terms of any certificate of designation filed with respect to any series of Preferred Stock.
d.   “Entity” means any corporation, partnership, limited liability company or other legal entity.
e.   “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.
f.   “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.
g.   “Securities Act” means the Securities Act of 1933, as amended.
2.   Rights relating to Dividends, Subdivisions and Combinations.
a.   Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor. Except as permitted in Section 2(b) of this Article IV(D), any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis.
b.   The Company shall not declare or pay any dividend or make any distribution to the holders of Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock.

3.   Voting Rights.   Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).
4.   Liquidation Rights.   In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.
V.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.   Management of Business.   The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.
B.   Election of Board of Directors.
1.   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Company shall be fixed from time to time by resolution of the Board.
2.   No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.
3.   The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
4.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

5.   Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
C.   Removal of Directors.
1.   Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.
2.   Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
D.   Vacancies.   Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
VI.
A.   The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.
B.   To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
C.   Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
VII.
A.   Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
B.   Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
C.   Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.
VIII.
A.   The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Second Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
B.   No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.
IX.
A.   The Company reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article IX, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B.   Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Company required by law or by this Second Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII and IX.
* * * *
FIVE:   This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.
SIX:   This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

In Witness Whereof, the Company has caused this Second Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this [•] day of [•], 2021.
By:

Harrold Rust
President and Chief Executive Officer

ANNEX C
Enovix Corporation
2021 Equity Incentive Plan
Adopted by the Board Of Directors:            , 2021
Approved by the Stockholders:            , 2021
1.   General.
(a)   Plan Purpose.   The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(b)   Available Awards.   The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(c)   Adoption Date; Effective Date.   The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2.   Shares Subject to the Plan.
(a)   Share Reserve.   Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [•]1 shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to [•]2% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(b)   Aggregate Incentive Stock Option Limit.   Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [•]3 shares.
(c)   Share Reserve Operation.
(i)   Limit Applies to Common Stock Issued Pursuant to Awards.   For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii)   Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve.   The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by

1
[NTD: To be equal to 9% of the fully-diluted capitalization of the Company.]

2
[NTD: To be equal to 4%.]

3
[NTD: To be equal to 3x the share reserve.]

such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.
(iii)   Reversion of Previously Issued Shares of Common Stock to Share Reserve.   The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.
3.   Eligibility and Limitations.
(a)   Eligible Award Recipients.   Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b)    Specific Award Limitations.
(i)    Limitations on Incentive Stock Option Recipients.   Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii)    Incentive Stock Option $100,000 Limitation.   To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii)   Limitations on Incentive Stock Options Granted to Ten Percent Stockholders.   A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv)   Limitations on Nonstatutory Stock Options and SARs.   Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.
(c)   Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $$1,000,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $$1,500,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.
4.   Options and Stock Appreciation Rights.
Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock

Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a)   Term.   Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b)   Exercise or Strike Price.   Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c)   Exercise Procedure and Payment of Exercise Price for Options.   In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i)   by cash or check, bank draft or money order payable to the Company;
(ii)   pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii)   by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv)   if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
(v)   in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d)   Exercise Procedure and Payment of Appreciation Distribution for SARs.   In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e)   Transferability.   Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i)   Restrictions on Transfer.   An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii)   Domestic Relations Orders.   Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f)   Vesting.   The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g)   Termination of Continuous Service for Cause.   Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h)   Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause.   Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i)   three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);
(ii)   12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii)   18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)   18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i)   Restrictions on Exercise; Extension of Exercisability.   A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j)   Non-Exempt Employees.   No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k)   Whole Shares.   Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5.   Awards Other Than Options and Stock Appreciation Rights.
(a)   Restricted Stock Awards and RSU Awards.   Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i)   Form of Award.
(1)   Restricted Stock Awards:   To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)   RSU Awards:   A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii)   Consideration.
(1)   Restricted Stock Awards:   A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.
(2)   RSU Awards:   Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii)   Vesting.   The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv)   Termination of Continuous Service.   Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v)   Dividends and Dividend Equivalents.   Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.
(vi)   Settlement of RSU Awards.   A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b)   Performance Awards.   With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c)   Other Awards.   Other Awards may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.
6.   Adjustments upon Changes in Common Stock; Other Corporate Events.
(a)   Capitalization Adjustments.   In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b)   Dissolution or Liquidation.   Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c)   Corporate Transaction.   The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.
(i)   Awards May Be Assumed.   In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii)   Awards Held by Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock

Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.
(iii)   Awards Held by Persons other than Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv)   Payment for Awards in Lieu of Exercise.   Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.
(d)   Appointment of Stockholder Representative.   As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e)   No Restriction on Right to Undertake Transactions.   The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.   Administration.
(a)   Administration by Board.   The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b)   Powers of Board.   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To determine from time to time:   (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii)   To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii)   To settle all controversies regarding the Plan and Awards granted under it.
(iv)   To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v)   To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.
(vi)   To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii)   To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii)   To submit any amendment to the Plan for stockholder approval.
(ix)   To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x)   Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi)   To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(xii)   To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.
(c)   Delegation to Committee.
(i)   General.   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)   Rule 16b-3 Compliance.   To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.
(d)   Effect of Board’s Decision.   All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e)   Delegation to an Officer.   The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.
8.   Tax Withholding
(a)   Withholding Authorization.   As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agree to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b)   Satisfaction of Withholding Obligation.   To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.
(c)   No Obligation to Notify or Minimize Taxes; No Liability to Claims.   Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d)   Withholding Indemnification.   As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.
9.   Miscellaneous.
(a)   Source of Shares.   The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b)   Use of Proceeds from Sales of Common Stock.   Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c)   Corporate Action Constituting Grant of Awards.   Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d)   Stockholder Rights.   No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e)   No Employment or Other Service Rights.   Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f)   Change in Time Commitment.   In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g)   Execution of Additional Documents.   As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h)   Electronic Delivery and Participation.   Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(i)   Clawback/Recovery.   All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j)   Securities Law Compliance.   A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k)   Transfer or Assignment of Awards; Issued Shares.   Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(l)   Effect on Other Employee Benefit Plans.   The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
(m)   Deferrals.   To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
(n)   Section 409A.   Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(o)   Choice of Law.   This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10.   Covenants of the Company.
(a)   Compliance with Law.   The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11.   Additional Rules for Awards Subject to Section 409A.
(a)   Application.   Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.
(b)   Non-Exempt Awards Subject to Non-Exempt Severance Arrangements.   To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.
(i)   If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.
(ii)   If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iii)   If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
(c)   Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants.   The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.
(i)   Vested Non-Exempt Awards.   The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:
(1)   If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2)   If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.
(ii)   Unvested Non-Exempt Awards.   The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.
(1)   In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.
(2)   If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.
(3)   The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d)   Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors.   The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.
(i)   If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)   If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.
(e)   If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:
(i)   Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii)   The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).
(iii)   To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iv)   The provisions in this subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
12.   Severability.
If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13.   Termination of the Plan.
The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.   Definitions.
As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a)   “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.
(b)   “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.
(c)   “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d)   “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e)   “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).
(f)   “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(g)   “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants
(h)   “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(i)   “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(j)   “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)   there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)   there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)   individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(k)   “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(l)   “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(m)   “Common Stock” means the common stock of the Company.
(n)   “Company” means Enovix Corporation, a Delaware corporation.
(o)   “Compensation Committee” means the Compensation Committee of the Board.
(p)   “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(q)   “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(r)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii)   a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger,

consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(s)   “Director” means a member of the Board.
(t)   “determine”or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(u)   “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(v)   “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Rodgers Silicon Valley Acquisition Corp., RSVAC Merger Sub Inc. and the Company, dated as of [•], 2021, provided that this Plan is approved by the Company’s stockholders prior to such date.
(w)   “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(x)   “Employer” means the Company or the Affiliate of the Company that employs the Participant.
(y)   “Entity” means a corporation, partnership, limited liability company or other entity.
(z)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(aa)   “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(bb)   “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)   If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)   In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(cc)   “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(dd)   “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(ee)   “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(ff)   “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.
(gg)   “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(hh)   “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company or (ii) the terms of any Non-Exempt Severance Agreement.
(ii)   “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(jj)   Non-Exempt Severance Arrangement means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.
(kk)   “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(ll)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(mm)   “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(nn)   “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(oo)   “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(pp)   “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Options, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.
(qq)   “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(rr)   “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(ss)   “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(tt)   “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(uu)   “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels;

operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.
(vv)   “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.
(ww)   “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(xx)   “Plan” means this Enovix Corporation 2021 Equity Incentive Plan.
(yy)   “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
(zz)   “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
(aaa)   “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(bbb)   “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ccc)   “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ddd)   “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(eee)   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(fff)   “Rule 405” means Rule 405 promulgated under the Securities Act.
(ggg)   “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(hhh)   “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(iii)   “Securities Act” means the Securities Act of 1933, as amended.
(jjj)   “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(kkk)   “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(lll)   “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(mmm)   “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(nnn)   “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(ooo)   “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(ppp)   “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.
(qqq)   “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

ANNEX D
Enovix Corporation
2021 Employee Stock Purchase Plan
Adopted by the Board of Directors:         , 2021
Approved by the Stockholders:        , 2021
1.
General; Purpose.

(a)    The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b)    The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
(c)    The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2.
Administration.

(a)    The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.
(b)    The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)    To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)    To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii)    To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv)    To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v)    To suspend or terminate the Plan at any time as provided in Section 12.
(vi)    To amend the Plan at any time as provided in Section 12.
(vii)    Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.
(viii)    To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.
(c)    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)    All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.
Shares of Common Stock Subject to the Plan.

(a)    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [•]1 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) [•]2% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (ii) [•]3 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b)    If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c)    The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

1
[NTD: To be equal to 3% of the fully-diluted capitalization of the Company.]

2
[NTD: To be equal to 1%.]

3
[NTD: To come.]

4.
Grant of Purchase Rights; Offering.

(a)    The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)    If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)    The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
5.
Eligibility.

(a)    Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b)    The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)    the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;
(ii)    the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)    the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c)    No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)    As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)    Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f)    Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.
6.
Purchase Rights; Purchase Price.

(a)    On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b)    The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)    In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)    The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:
(i)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
7.
Participation; Withdrawal; Termination.

(a)    An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
(b)    During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)    Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.
(d)    Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e)    During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(f)    Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
8.
Exercise of Purchase Rights.

(a)    On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)    Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).
(c)    No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).
9.
Covenants of the Company.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.
10.
Designation of Beneficiary.

(a)    The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b)    If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11.
Adjustments upon Changes in Common Stock; Corporate Transactions.

(a)    In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b)    In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
12.
Amendment, Termination or Suspension of the Plan.

(a)    The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.
(b)    The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
13. Tax Qualification; Tax Withholding.
(a)   Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)   Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
(c)    The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
14.
Effective Date of Plan.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.
15.
Miscellaneous Provisions.

(a)    Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)    A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)    The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.
(d)    The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.
(e)    If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f)    If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.
Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)    “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b)   “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c)    “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).
(d)    “Board” means the board of directors of the Company.
(e)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)    “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(g)    “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(h)    “Common Stock” means the common stock of the Company.
(i)    “Company” means Enovix Corporation, a Delaware corporation.
(j)   “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.
(k)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)    a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii)    a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger,

consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(l)   “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.
(m)   “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.
(n)   “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.
(o)    “Director” means a member of the Board.
(p)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Rodgers Silicon Valley Acquisition Corp., RSVAC Merger Sub Inc. and the Company, dated as of [•], 2021, provided that this Plan is approved by the Company’s stockholders prior to such date.
(q)    “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(r)    “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(s)    “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(t)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(u)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code
(v)    “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

(w)    “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(x)    “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(y)    “Offering Date” means a date selected by the Board for an Offering to commence.
(z)    “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(aa)    “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(bb)    “Plan” means this Enovix Corporation 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(cc)    “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(dd)    “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(ee)    “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(ff)    “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(gg)    “Securities Act” means the U.S. Securities Act of 1933, as amended.
(hh)    “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(ii)    “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

ANNEX E
February 23, 2021
STRICTLY CONFIDENTIAL
The Special Committee of the Board of Directors
Rodgers Silicon Valley Acquisition Corp.
Attn: Mr. Emmanuel Hernandez
Ladies and Gentlemen:
In your capacity as members of the Special Committee of the Board of Directors (the “Board”) of Rodgers Silicon Valley Acquisition Corp. (“RSVA”), you have requested the opinion (the “Opinion”) of ThinkEquity, a division of Fordham Financial Management (“ThinkEquity”) as investment bankers, as to the fairness to RSVA, from a financial point of view, of the consideration to be paid by RSVA pursuant to a signed Letter of Intent between RSVA and Enovix (the “LOI”) and Agreement and Plan of Merger last provided to us on February 22, 2021 (the “Merger Agreement”). The LOI and Merger Agreement propose a business combination transaction (the “Transaction”) between RSVA, Enovix Corporation (together with its subsidiaries, “Enovix”), and RSVAC Merger Sub Inc., a wholly owned subsidiary of RSVA (the “Merger Sub”). RSVA, Enovix and the Merger Sub intend effect a merger of the Merger Sub with and into Enovix (the “Merger”). Upon consummation of the Merger, the Merger Sub will cease to exist, Enovix will become the surviving corporation in the Merger, and the surviving corporation shall be a wholly-owned subsidiary of RSVA. In connection with the Transaction, RSVA has entered into (or will enter into prior to the Merger) subscription agreements, with investors of RSVA providing for aggregate investments in RSVA’s common stock in a private placement with gross proceeds of approximately $175 million (the “PIPE Financing”). The Transaction consideration is (i) $1.05 billion in common shares, valued at $10.00 per share; (ii) approximately $230 million in cash held in the Trust Account of RSVA (iii) approximately $175 million cash from the PIPE Financing. The total equity value ascribed to Enovix for purposes of the Transaction is approximately $1.52 billion (the “Equity Value”) and enterprise value of approximately $1.13 billion (the “Enterprise Value”); both assuming approximately $20 million in Transaction and PIPE Financing related expenses and $57.5 million for the 5,750,000 shares allocated to the sponsors of RSVA. The Equity Valuation and Enterprise Valuation are subject to adjustment resulting from the gross proceeds of the PIPE Financing and the amount held in the Trust Account of RSVA after payment for any redemptions of RSVA’s public shares.
This Opinion is limited to whether the consideration to be paid by RSVA pursuant to the LOI and Merger Agreement is fair to RSVA, from a financial point of view, and does not address any other terms, aspects or implications of the Transaction contemplated by the LOI and Merger Agreement, including, without limitation, the form or structure of the Merger, any consequences of the Merger on Enovix, RSVA, or their respective stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the transactions contemplated by the LOI or Merger Agreement or otherwise. ThinkEquity is not expressing any opinion herein as to what the value, price or trading range of the shares of RSVA’s common stock will be following public announcement or consummation of the Merger. We have not been requested to opine as to, and our Opinion does not in any manner address or include: (i) the legal, tax or accounting consequences of the Merger on Enovix, RSVA or their respective security holders; (ii) the fairness of the amount or nature of any compensation to any of Enovix’s or RSVA’s officers, directors or employees, or class of such persons; (iii) the fairness of the Merger to holders of any class of securities, creditors or other constituencies of RSVA, or any class of securities, creditors or other constituencies of any other party to any transaction contemplated by the LOI or Merger Agreement (including Enovix); (iv) any advice or opinions provided by any other advisor to Enovix or RSVA; (v) the treatment of, or effect of the Merger on, any securities of Enovix or RSVA (including, without limitation, any Enovix option securities, RSVA option securities or RSVA restricted stock) or the holders of any such securities; (vi) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or RSVA or the relative merits of the Transaction as compared to any alternative business strategy that may exist; or (vii) whether RSVA has sufficient cash, available lines of credit or other sources of funds to enable it to consummate the Merger. ThinkEquity did not engage in negotiations and are not aware of any alternative transactions. As such, this is not an opinion as to the merits of the Transaction relative to any alternative transaction or business strategy (including liquidation).
In arriving at our Opinion, we have:
•
reviewed the LOI and Merger Agreement made available to us and analyzed the value of the consideration;

•
reviewed certain publicly available financial and other information for RSVA and certain other relevant financial and operating data furnished by management of RSVA;

•
reviewed historical and projected financial information prepared by Enovix and RSVA management concerning Enovix;

•
reviewed publicly available non-financial information concerning Enovix and RSVA;

•
conducted discussions with RSVA and Enovix senior management concerning Enovix’s historical financial results, business prospects and projected financial information;

•
conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our Opinion, including discounted cash flow analyses and comparable public company valuation analyses and certain cash requirements for Enovix prepared by its RSVA and Enovix management, in each case, as approved for our use by RSVA.

•
analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Enovix; and

•
conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our Opinion.

In arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information that was made available, supplied or otherwise communicated to us by or on behalf of RSVA or Enovix or that was otherwise used by us without assuming any responsibility for the accuracy, completeness or reasonableness of, or the independent verification of such information, and we have relied upon such information being complete and correct in all material respects and further relied upon the assurances of RSVA management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading and that such information does not contain any material omissions or misstatements of material fact. We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct; (b) and each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed that obtaining all regulatory approvals and third party consents, including the approval by RSVA’s shareholders if applicable, required for the consummation of the Transaction will not have a materially adverse impact on RSVA or on the anticipated benefits of the Transaction.
In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the LOI and Merger Agreement without any waiver, amendment or delay of any material terms or conditions thereof. In arriving at our Opinion, we did not conduct an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Enovix, nor were we furnished with any such evaluations or appraisals, other than the financial statements of Enovix. We relied upon the assurances of RSVA management that the audited financial statements of Enovix will not materially differ from the versions. We have also relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of RSVA or Enovix since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Our Opinion set forth herein is therefore necessarily based upon financial, market, economic and other conditions and circumstances as they exist and have been disclosed, and can be evaluated, as of the date hereof without independent verification. It should be understood that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction, and this Opinion does not purport to address potential developments in any such markets. In addition, at your direction, we have assumed that the financial projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the RSVA and Enovix as to the future financial results and condition of the combined companies. At your direction, we have assumed that the financial projections provide a reasonable basis on which to evaluate the combined companies and the Transaction and we have, at your direction, used and relied upon the financial projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the financial projections or the assumptions on which they are based.
The preparation of this Opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at this Opinion, we did not attribute any particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached herein. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying this opinion. The conclusion reached by us, therefore, is based on the application of our own experience and judgment to all analyses and factors considered by us, taken as a whole.
RSVA has agreed to indemnify us for certain liabilities that may arise out of the rendering of this Opinion. We have been engaged by RSVA to render this Opinion and will receive a fee in connection therewith upon delivery of this Opinion, which is not contingent upon the consummation of the Transaction. No part of our fee is conditioned upon the conclusion expressed in this Opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of RSVA. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion that may come or be brought to our attention after the date of this Opinion. No limitations were imposed upon us by RSVA with respect to the investigations made or procedures followed by us in rendering this Opinion.
This Opinion is provided for the use and benefit of the Board of RSVA and is rendered to the Board for its information and assistance in connection with its consideration of the Merger and may not be used for any other purpose. In addition, our Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to RSVA and does not address the underlying business decision of the Board or RSVA to proceed with or effect the Merger. This Opinion is not intended and does not constitute a recommendation as to any action the Board should take in connection with the Transaction or to any stockholder of RSVA as to how a stockholder should vote with respect to the Transaction if, in fact, a shareholder vote is deemed necessary by RSVA. This Opinion is not to be, reprinted, reproduced, summarized, quoted, described, or disseminated in whole or in part, or referred to or disclosed to any other person, nor shall any public reference to ThinkEquity be made, without ThinkEquity’s prior written consent; provided that we understand and agree that RSVA may, without our prior written consent, include the full text of this Opinion in any proxy statement or registration statement filed by RSVA with the SEC in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions, limitations, and qualifications set forth herein, and after approval from our Fairness Committee, we are of the opinion that, as of the date hereof, the consideration to be paid by RSVA in connection with the Transaction is fair from a financial point of view.
Respectfully submitted,

ThinkEquity, a division of Fordham Financial Management, Inc.

Annex F
February 15, 2021
The Board of Directors of
Enovix Corporation
3501 W. Warren Avenue
Freemont, CA 94538
Ladies and Gentlemen:
The board of directors (the “Board”) of Enovix Corporation (“Enovix” or the “Company”) has engaged Valuation Research Corporation (“VRC”) to provide certain valuation advisory services to the Board with respect to a potential financial or strategic transaction of Enovix with a prospective strategic partner.
On February 9, 2021, Enovix received a letter of intent (“LOI”) from Rodgers Silicon Valley Acquisition Corp. (“RSVAC”) at a pre-money valuation of $1.050 billion. RSVAC’s potential acquisition of Enovix for $1.05 billion is the Transaction.
In connection with the Transaction, the Board has requested that VRC render this opinion letter (the “Fairness Opinion”) expressing VRC’s view as to whether the consideration to be received by the Company in the Transaction (the “Consideration”) is fair from a financial point of view to Enovix and its shareholders.
The Fairness Opinion does not address (i) the fairness of the Transaction, in whole or in part, or any terms associated therewith, in each case to the Company’s or any other person’s or entity’s creditors or other parties not addressed in the Opinion Documents; (ii) the relative risks or merits of the Transaction, or any other business strategies or transactional alternatives that may be available to the Company or any other person or entity; (iii) the underlying business decisions of the Company or any other person or entity to enter into or consummate the Transaction; (iv) any specific legal, tax, accounting, or financial reporting matters related to or associated with the Transaction; (v) the fair value of the Transaction in each case under any state, federal, or international laws relating to appraisal rights or similar matters; (vi) the book value of the assets and liabilities of, or otherwise associated with or comprising, the Company; (vii) the value or amount of any liabilities that are retained by the Company; (viii) the projections provided by the Company or the Company’s management for periods before or after the consummation of the Transaction; (ix) any employment or other agreements entered into in connection with the Transaction; or (x) any matters relating to fees paid by the Company or any other person or entity in connection with the Transaction.
In rendering the Fairness Opinion, VRC conducted only such reviews, analyses, and inquiries, and considered such information, data and other materials as are, in VRC’s judgment, customary for evaluation of transactions similar to the Transaction and otherwise for engagements of this type and necessary and appropriate based on the facts and circumstances of the Transaction and the engagement. In conducting its reviews and analyses, and as a basis for arriving at the opinion expressed herein, VRC utilized methodologies, procedures and considerations it deemed relevant and customary under the circumstances; and took into account its assessment of general economic, industry, market, financial and other conditions, which may or may not prove to be accurate, as well as its experience as a valuation financial advisor in general. Further, in rendering the Fairness Opinion, VRC did not conduct any due diligence whatsoever on the prospective investors or participants in the Transaction or the purchasers of any securities or interests involved in the Transaction.
Valuation Research Corporation 100 Park Avenue, 20th Floor New York, New York Phone 917.338.5613 valuationresearch.com
Without limiting the generality of the foregoing, we have reviewed, among other things,

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In rendering the Opinion, VRC conducted such reviews, analyses and inquiries reasonably deemed necessary or appropriate under the circumstances, including the following:
•
Reviewed the Company’s quarterly financial forecast through fiscal year 2025;

•
Reviewed and analyzed the Company’s financial forecast as provided in electronic format;

•
Reviewed the Company’s 3D Silicon™ Lithium-ion Battery Investor Deck for VRC dated January 2021;

•
Reviewed the Company’s 3D Silicon™ Lithium-ion Battery Enovix Overview dated February 2021;

•
Reviewed the Company’s “A Strategy for U.S. Leadership in Advanced Lithium-ion Battery Development and Production” presentation dated December 2020;

•
Reviewed the Company’s summary of terms for the business combination between Rodgers Silicon Valley Acquisition Corp. (“RSVAC”) and Enovix Corporation (“Enovix”);

•
Reviewed the Company’s slides of transaction overview;

•
Reviewed the Company’s slides of Key Terms of Preferred Stock;

•
Reviewed the Company’s Capitalization Table dated January 15, 2021;

•
Reviewed the Company’s pre-money valuation;

•
Reviewed the Company’s percentage of ownership information;

•
Reviewed the industry in which the Company operates, which included a review of (i) certain industry research in which the Company operates, (ii) certain publicly traded companies deemed comparable to the Company and (iii) certain mergers and acquisitions involving businesses deemed comparable to the Company;

•
Had discussions with certain members of Management and its advisors with respect to the past, present and future operating and financial conditions of the Company, among other subjects;

•
Received written representation from a responsible officer of the Company that the financial forecast provided to VRC reflects Management’s good faith estimates and assumptions believed by Management to have been reasonable at the time made;

•
Received written representation from Management that there are no material Identified Contingent Liabilities that have not been identified or disclosed in the notes on the December 31, 2020 balance sheet for the Company;

•
Developed indications of value for the Company using generally accepted valuation methodology; and

•
Conducted such other reviews, analyses and inquiries and considered such other economic, industry, market, financial and other information (including, without limitation, information relating to the Company’s capital markets experience) and data deemed appropriate by VRC.

With your permission, VRC assumed and relied upon, without independent verification or independent appraisal, the accuracy and completeness of all information provided to VRC by or on behalf of the Company or the Board (collectively, “Information”), and all other information, data and other material (including, without limitation, financial forecasts and projections) furnished or otherwise made available to, or discussed with or reviewed by, VRC in connection with the Fairness Opinion, or that was publicly available.
In addition, VRC assumed and relied upon the assumption, without independent verification, that any financial forecasts and projections provided to VRC by or on behalf of the Board or the Company in connection with the Fairness Opinion have been reasonably and prudently prepared in good faith and were based upon assumptions that are reasonable and reflect the best then currently available estimates and judgments of the Company’s management as to the matters covered thereby. VRC further assumed that any Information provided by or on behalf of the Board or the Company in connection with the Fairness Opinion did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements were made.

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With your permission, VRC further assumed, without independent verification, (i) that all procedures required by law to be taken in connection with the Transaction have been, or will be, duly, validly and timely taken and that the Transaction will be consummated in a manner that complies with all applicable laws and regulations and that conforms in all material respects to the description thereof set forth herein; (ii) that the Transaction is consummated in a timely manner in accordance with the terms and conditions set forth in the related definitive agreements and other documents provided to VRC; and (iii) that each of the Board and the Company is in compliance in all material respects (and will remain in compliance in all material respects) with any and all applicable laws, rules or regulations of any and all relevant legal or regulatory authorities. VRC is a financial advisor only and has relied upon, without independent verification, the assessment of the Board and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. VRC has not been asked to, nor does it, offer any opinion with respect to any ongoing obligations of the Company or any of its respective affiliates (including any obligations with respect to governance or otherwise, contained in any agreement related to the Transaction or under applicable law).
VRC did not make any independent evaluation of the Company’s (or any other party’s) solvency or creditworthiness nor did we make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party. VRC does not express herein any opinion regarding the liquidation value of any entity or business. In addition, VRC did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company is or may be a party or of which it may be the subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or otherwise may be subject.
VRC relied upon and assumed, without independent verification, that, other than as expressly disclosed to VRC in writing by the Board or the Company, there was no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company between the date of the most recent financial statements of or relating to the Company provided to VRC by or on behalf the Board or the Company in connection with the Fairness Opinion and the date of the Fairness Opinion; and that there are no facts or other information that would make any of the information (including without limitation, the Information) reviewed by VRC incomplete or misleading. VRC further assumed that there will be no subsequent events that would materially affect the views set forth in the Fairness Opinion.
The Fairness Opinion is not intended to constitute a recommendation to the Board, the Company or any other party as to how they should vote, approve, disapprove, or otherwise act with respect to any matters relating to the Transaction. The Fairness Opinion does not represent an assurance, warranty, or guarantee that the price to be paid in the Transaction is the highest or best amount that can be obtained in connection with the Transaction or any other transaction.
VRC did not initiate any discussions, or solicit any indications of interest, with any third parties with respect to the Company or the Transaction. The Fairness Opinion speaks only as of the date thereof and addresses only the Transaction, and does not speak to or address any period thereafter or any subsequent business transaction, acquisition, dividend, share repurchase, debt or equity financing, recapitalization, restructuring or other actions, transactions or events not specifically referred to in the Fairness Opinion. Furthermore, the Fairness Opinion does not represent an assurance, guarantee, or warranty that the Company will not breach, or default on or under, any of its debt or other obligations or liabilities, nor does VRC make any assurance, guarantee, or warranty that any covenants, financial or otherwise, associated with any financing or existing indebtedness will not be breached in the future.
The Fairness Opinion is necessarily based on economic, industry, market, financial and other conditions and circumstances as they exist and to the extent that they can be evaluated by VRC as of the date hereof. VRC assumes no responsibility to update or revise the Fairness Opinion based upon any events or circumstances occurring subsequent to the date hereof.
VRC is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions and other transactions for corporate and other purposes. Except for our engagement in connection with the Fairness Opinion, we have not acted as financial advisor to the Board or the Company in connection with the Company’s consideration of the Transaction

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and have not participated in the negotiations leading to the Transaction. We will receive a fee in connection with the delivery of this opinion and the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement. No portion of our fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Transaction is successfully consummated. We may provide valuation advisory services to the Company in the future, in connection with which we may receive compensation.
The Fairness Opinion is intended solely for the benefit, use, and reliance of the Board in connection with the Transaction, and, except as may be required by law, or regulation, may not be publicly disclosed without the express written consent of VRC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Company in the Transaction is fair from a financial point of view to Enovix and its shareholders.
This Fairness Opinion has been approved by the opinion review committee of VRC.
Respectfully submitted,
/s/ Valuation Research Corporation
VALUATION RESEARCH CORPORATION

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Annex G
AMENDED AND RESTATED BYLAWS
OF
ENOVIX CORPORATION
(A DELAWARE CORPORATION)

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F-ii

BYLAWS
OF
ENOVIX CORPORATION
(A DELAWARE CORPORATION)
ARTICLE I
OFFICES
Section 1.   Registered Office.   The registered office of the corporation shall be located in such place as may be provided from time to time in the Certificate of Incorporation.
Section 2.   Other Offices.   The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
CORPORATE SEAL
Section 3.   Corporate Seal.   The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS’ MEETINGS
Section 4.   Place of Meetings.   Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).
Section 5.   Annual Meetings.
(a)   The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.
(b)   At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.
(i)   For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must

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deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(ii)   Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).
(iii)   To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.
(iv)   The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case

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may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
For purposes of this Section 5, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:
(w)   the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,
(x)   which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,
(y)   the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or
(z)   which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.
(c)   A stockholder providing written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.
(d)   A person shall not be eligible for election or re-election as a director, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a). Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

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(e)   Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii).
(f)   For purposes of this Section 5,
(i)   “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and
(ii)   “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).
Section 6.   Special Meetings.
(a)   Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).
(b)   The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.
(c)   Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.
(d)   Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c).

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Section 7.   Notice of Meetings.   Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 8.   Quorum.   At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.
Section 9.   Adjournment And Notice Of Adjourned Meetings.   Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 10.   Voting Rights.   For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

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Section 11.   Joint Owners of Stock.   If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Section 12.   List of Stockholders.   The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.
Section 13.   Action Without Meeting.
No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.
Section 14.   Organization.
(a)   At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.
(b)   The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, with consultation by the Lead Independent Director (as defined below), rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
ARTICLE IV
DIRECTORS
Section 15.   Number And Term Of Office.   The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless

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so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 16.   Powers.   The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.
Section 17.   Board of Directors.   Notwithstanding the provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 18.   Vacancies.   Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.
Section 19.   Resignation.   Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.
Section 20.   Removal.
(a) Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances neither the Board of Directors nor any individual director may be removed without cause.
(b)   2.   Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.
Section 21.   Meetings.
(a)   Regular Meetings.   Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system

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designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b)   Special Meetings.   Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the authorized number of directors.
(c)   Meetings by Electronic Communications Equipment.   Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)   Notice of Special Meetings.   Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(e)   Waiver of Notice.   The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
Section 22.   Quorum and Voting.
(a)   Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 44 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b)   At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.
Section 23.   Action Without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 24.   Fees and Compensation.   Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing

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herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 25.   Committees.
(a)   Executive Committee.   The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.
(b)   Other Committees.   The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
(c)   Term.   The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d)   Meetings.   Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any Director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.
Section 26.   Lead Independent Director.   The Chairman of the Board of Directors, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: serve as chairman of Board of Directors meetings in the

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absence of the Chairman of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and coordinate the activities of the other independent directors and perform such other duties as may be established or delegated by the Chairman of the Board of Directors.
Section 27.   Organization.   At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director or other person directed to do so by the Chairman of the Board, the Lead Independent Director or the President, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 28.   Officers Designated.   The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.
Section 29.   Tenure And Duties Of Officers.
(a)   General.   All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
(b)   Duties of Chief Executive Officer.   The Chief Executive Officer shall preside at all meetings of the stockholders (subject to Section 14) and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c)   Duties of President.   The President shall preside at all meetings of the stockholders (subject to Section 14) and at all meeting of the Board of Directors, unless the Chairman of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

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(d)   Duties of Vice Presidents.   The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e)   Duties of Secretary.   The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
(f)   Duties of Chief Financial Officer.   The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
(g)   Duties of Treasurer.   Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
Section 30.   Delegation Of Authority.   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 31.   Resignations.   Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section 32.   Removal.   Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous

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written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION
Section 33.   Execution Of Corporate Instruments.   The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.
Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 34.   Voting Of Securities Owned By The Corporation.   All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
SHARES OF STOCK
Section 35.   Form And Execution Of Certificates.   The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section 36.   Lost Certificates.   A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 37.   Transfers.
(a)   Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

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(b)   The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 38.   Fixing Record Dates.
(a)   In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(b)   In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 39.   Registered Stockholders.   The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 40.   Execution Of Other Securities.   All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

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ARTICLE IX
DIVIDENDS
Section 41.   Declaration Of Dividends.   Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.
Section 42.   Dividend Reserve.   Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X
FISCAL YEAR
Section 43.   Fiscal Year.   The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 44.   Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.
(a)   Directors and Executive Officers.   The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).
(b)   Other Officers, Employees and Other Agents.   The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.
(c)   Expenses.   The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such

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indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to subsection (e), no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.
(d)   Enforcement.   Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.
(e)   Non-Exclusivity of Rights.   The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
(f)   Survival of Rights.   The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g)   Insurance.   To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.
(h)   Amendments.   Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.
(i)   Saving Clause.   If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director

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and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.
(j)   Certain Definitions.   For the purposes of this Bylaw, the following definitions shall apply:
(i)   The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(ii)   The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(iii)   The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
(iv)   References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(v)   References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
ARTICLE XII
NOTICES
Section 45.   Notices.
(a)   Notice To Stockholders.   Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by US mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.
(b)   Notice To Directors.   Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

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(c)   Affidavit Of Mailing.   An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d)   Methods of Notice.   It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e)   Notice To Person With Whom Communication Is Unlawful.   Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)   Notice to Stockholders Sharing an Address.   Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.
ARTICLE XIII
AMENDMENTS
Section 46.   Amendments.   Subject to the limitations set forth in Section 44(h) or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE XIV
LOANS TO OFFICERS
Section 47.   Loans To Officers.   Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Our Current Charter provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.
Section 145. Indemnification of officers, directors, employees and agents; insurance.
(a)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c)   To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d)   Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)   Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
(f)   The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
(g)   A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
(h)   For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(i)   For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
(j)   The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k)   The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
In accordance with Section 102(b)(7) of the DGCL, our Current Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Current Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Current Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Current Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.
Our Current Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.
Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Current Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.
The right to indemnification which will be conferred by our Current Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Current Charter or otherwise.
The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Current Charter may have or hereafter acquire under law, our Current Charter, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
Any repeal or amendment of provisions of our Current Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Current Charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Current Charter.
Our current bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Current Charter. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
We have entered into indemnification agreements with each of our officers and directors a form that was filed as Exhibit 10.5 of our Registration Statement on Form S-1, filed with the SEC on April 16, 2020. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 21.   Exhibits and Financial Statement Schedules.
(a)
The following exhibits are filed as part of this Registration Statement:

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
2.1*	Merger Agreement, dated as of February 22, 2021, by and among Rodgers Silicon Valley Acquisition Corp., RSVAC Merger Sub and Enovix Corporation (Included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).	8-K	001-39753	2.1	February 22, 2021
3.1	Amended and Restated Certificate of Incorporation of Rodgers Silicon Valley Acquisition Corp.	8-K	001-39753	3.1	December 7, 2020
3.2	Bylaws of Rodgers Silicon Valley Acquisition Corp.	S-1/A	333-250042	3.3	November 25, 2020
3.3	Form of Second Amended and Restated Certificate of Incorporation (Included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).
3.4	Form of Amended and Restated Bylaws (Included as Annex G to the proxy statement/prospectus forming a part of this Registration Statement).
4.1	Specimen Unit Certificate.	S-1/A	333-250042	4.1	November 25, 2020

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
4.2	Specimen Common Stock Certificate.	S-1/A	333-250042	4.2	November 25, 2020
4.3	Specimen Warrant Certificate.	S-1/A	333-250042	4.3	November 25,2020
4.4	Warrant Agreement, dated December 1, 2020, between Continental Stock Transfer & Trust Company and Rodgers Silicon Valley Acquisition Corp.	8-K	001-39753	4.1	December 7, 2020
4.5	Specimen Common Stock Certificate of the Combined Entity.
5.1+	Opinion of Loeb & Loeb LLP as to the validity of the shares of Common Stock of Rodgers Silicon Valley Acquisition Corp.
5.2+	Tax Opinion of Loeb & Loeb LLP
5.3+	Tax Opinion of Cooley LLP
10.1	Letter Agreements, dated December 1, 2020, among Rodgers Silicon Valley Acquisition Corp. and its officers, directors and Initial Stockholders.	8-K	001-39753	10.1	December 7, 2020
10.2	Investment Management Trust Agreement, dated December 1, 2020, by and between Continental Stock Transfer & Trust Company and Rodgers Silicon Valley Acquisition Corp.	8-K	001-39753	10.2	December 7, 2020
10.3	Registration Rights Agreement, dated December 1, 2020, by and between Rodgers Silicon Valley Acquisition Corp. and Initial Stockholders.	8-K	001-39753	10.3	December 7, 2020
10.4	Indemnity Agreements, dated December 1, 2020, by and among Rodgers Silicon Valley Acquisition Corp. and the directors and officers of the Registrant	8-K	001-39753	10.5	December 7, 2020
10.5	Subscription Agreement, dated September 24, 2020, by and between Rodgers Silicon Valley Acquisition Corp. and Rodgers Capital, LLC	8-K	001-39753	10.7	December 7, 2020
10.6†+	Enovix Corporation 2006 Equity Incentive Plan
10.7†+	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2006 Stock Plan
10.8†+	Enovix Corporation 2016 Equity Incentive Plan

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
10.9†+	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2016 Equity Incentive Plan
10.10†	Form of 2021 Equity Incentive Plan (Included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement).
10.11†+	Form of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice under the 2021 Equity Incentive Plan.
10.12†+	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the 2021 Equity Incentive Plan.
10.13†	Form of 2021 Employee Stock Purchase Plan (Included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).
10.14	Form of Subscription Agreement, dated as of February 22, 2021, by and among Rodgers Silicon Valley Acquisition Corp. and certain institutional and accredited investors.	8-K	001-39753	10.1	February 22, 2021
10.15	Form of Company Support Agreement by and among Rodgers Silicon Valley Acquisition Corp., certain stockholders of Enovix Corporation and Enovix Corporation.	8-K	001-39753	10.2	February 22, 2021
10.16	Form of Parent Support Agreement by and between Enovix Corporation, certain stockholders of Rodgers Silicon Valley Acquisition Corp. and Rodgers Silicon Valley Acquisition Corp.	8-K	001-39753	10.3	February 22, 2021
10.17	Form of Amended and Restated Registration Rights Agreement	8-K	001-39753	10.4	February 22, 2021
10.18	Form of Lock-Up Agreement	8-K	001-39753	10.5	February 22, 2021
10.19	Form of Stockholder Lock-Up Agreement	8-K	001-39753	10.6	February 22, 2021
10.20	Form of Additional Lock-Up Agreement	8-K	001-39753	10.7	February 22, 2021
10.21+	Office Lease by and between M West Propco XX, LLC and Enovix Corporation
10.22+	Amendment No. 1 to Office Lease

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
10.23+	Amendment No. 2 to Office Lease
10.24+	Form of Amendment to Insider Letter by and among Rodgers Silicon Valley Acquisition Corp. and its officers, directors and initial stockholders.
10.25	Secured Promissory Note, dated May 24, 2021, by and between Enovix Corporation and Rodgers Massey Revocable Living Trust dtd 4/4/11.
21.1+	List of Subsidiaries.
23.1	Consent of Marcum LLP, independent registered public accounting firm of Rodgers Silicon Valley Acquisition Corp.
23.2	Consent of Deloitte & Touche, independent registered public accounting firm of Enovix.
23.3+	Consent of Loeb & Loeb LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
23.4+	Consent of Loeb & Loeb LLP (included as part of the opinion filed as Exhibit 5.2 hereto and incorporated herein by reference)
23.5+	Consent of Cooley LLP (included as part of the opinion filed as Exhibit 5.3 hereto and incorporated herein by reference)
24.1+	Power of Attorney (contained on signature page to the registration statement).
99.1+	Form of Proxy Card.
99.2+	Consent of Harrold Rust to be named as a director
99.3+	Consent of Thurman J. “T.J.” Rodgers to be named as a director
99.4+	Consent of Betsy Atkins to be named as a director
99.5+	Consent of Emmanuel T. Hernandez to be named as a director
99.6+	Consent of John D. McCranie to be named as a director
99.7+	Consent of Michael J. Petrick to be named as a director

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
99.8+	Consent of Gregory Reichow to be named as a director
99.9	Consent of ThinkEquity (Included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement)
99.10+	Consent of Valution Research Corporation
101.INS	XBRL Instance Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*
The annexes, schedules, and certain exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. RSVAC hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

**
To be filed by amendment.

†
Indicates a management contract or compensatory plan.

+
Previously filed.

Item 22.   Undertakings.
(a)
The undersigned registrant hereby undertakes as follows:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
The registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodside, State of California, on June 21, 2021.
RODGERS SILICON VALLEY ACQUISITION CORP.
/s/ Thurman J. Rodgers

Thurman J. Rodgers
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Thurman J. Rodgers Thurman J. Rodgers	Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2021
/s/ Emmanuel T. Hernandez Emmanuel T. Hernandez	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 21, 2021
*Steven J. Gomo	Director	June 21, 2021
*John D. McCranie	Director	June 21, 2021
*Lisan Hung	Director	June 21, 2021
*Joseph I. Malchow	Director	June 21, 2021
* By: /s/ Thurman J. Rodgers Thurman J. Rodgers Attorney-in-Fact